    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 1994

                                                     REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                  ROHR, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              95-1607455
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)
                               850 LAGOON DRIVE
                         CHULA VISTA, CALIFORNIA 91910
                                (619) 691-4111
  (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 R. W. MADSEN
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                  ROHR, INC.
                               850 LAGOON DRIVE
                         CHULA VISTA, CALIFORNIA 91910
                                (619) 691-2025
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  COPIES TO:
        RHONDA S. WAGNER, ESQ.                  THOMAS C. SADLER, ESQ.
        GIBSON, DUNN & CRUTCHER                   LATHAM & WATKINS
       750 B STREET, SUITE 3300           633 WEST FIFTH STREET, SUITE 4000
      SAN DIEGO, CALIFORNIA 92101        LOS ANGELES, CALIFORNIA 90071-2007


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                                    PROPOSED
                                                     PROPOSED       MAXIMUM
                                       AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE      OFFERING PRICE    OFFERING     REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED     PER UNIT(1)     PRICE(1)         FEE
- ---------------------------------  -------------- -------------- -------------- --------------
  % Senior Notes due 2003........   $100,000,000       100%       $100,000,000     $34,483
  % Convertible Subordinated
 Notes due 2004..................  57,500,000(2)       100%      57,500,000(2)      19,828
Common Stock.....................       (3)             --             --             --
Total............................   $157,500,000                  $157,500,000     $54,311
- ---------------------------------  -------------- -------------- -------------- --------------

- -------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee.
(2) Includes $7,500,000 aggregate principal amount of Convertible Subordinated Notes that the Underwriter has an option to purchase to cover over-allotments, if any.
(3) Such indeterminate number of shares of Common Stock as may be issuable upon the conversion of the Convertible Subordinated Notes registered hereby.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                EXPLANATORY NOTE

  The Prospectus relating to the Senior Notes being registered hereby (the "Senior Notes Prospectus") is set forth following this page. The Prospectus to be used in connection with a concurrent offering by Rohr, Inc. of Convertible Subordinated Notes consists of the alternative pages set forth following the Senior Notes Prospectus and the balance of the pages included in the Senior Notes Prospectus for which no alternative is provided.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                                 APRIL 13, 1994
PROSPECTUS
$100,000,000
ROHR, INC.                                                     [LOGO OF ROHR]
  % SENIOR NOTES DUE 2003

The   % Senior Notes due 2003 (the "Senior Notes") are being issued by Rohr,
Inc. ("Rohr" or the "Company") and will mature on          , 2003. Interest on
the Senior Notes is payable semiannually, on        and         of each year,
commencing          , 1994. The Senior Notes are redeemable at the option of
the Company, in whole or in part, at any time on and after          , 1999, at
the redemption prices specified herein, plus accrued interest. The Senior Notes do not provide for any sinking fund. Upon a Change of Control (as defined), the holders of the Senior Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

In connection with the offering of the Senior Notes (the "Offering"), the Company is concurrently offering, pursuant to a separate prospectus (together with the Offering, the "Offerings"), $50 million aggregate principal amount
(assuming no exercise of the Underwriter's over-allotment option) of its   %
Convertible Subordinated Notes due 2004 (the "Convertible Subordinated Notes" and, together with the Senior Notes, the "Securities"). See "Description of Concurrent Financing."

The Senior Notes will be general unsecured obligations of the Company, senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all other existing and future senior indebtedness of the Company. The Senior Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. As of January 30, 1994, after giving effect to the Offerings and the anticipated use of the proceeds therefrom, the Company would have had approximately $157.8 million of pari passu indebtedness (excluding the Senior Notes), and $315.0 million of subordinated indebtedness, outstanding (assuming no exercise of the Underwriter's over-allotment option). In addition, there would have been approximately $32.7 million of indebtedness and other liabilities of the Company's subsidiaries at such date.

AN INVESTMENT IN THE SENIOR NOTES INVOLVES A SIGNIFICANT DEGREE OF RISK. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SENIOR NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                                              PRICE TO   UNDERWRITING PROCEEDS TO
                                              PUBLIC(1)  DISCOUNT     COMPANY(2)
Per Note.....................................       %          %            %
Total........................................ $          $            $

- --------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from          , 1994 to the date of
    delivery.
(2) Before deducting expenses payable by the Company, estimated at $      .

The Senior Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Senior Notes will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through
the facilities of The Depository Trust Company, on or about          , 1994.

_____________________
SALOMON BROTHERS INC
- --------------------------------------------------------

The date of this Prospectus is          , 1994.

                                INSERT PICTURES

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Rohr pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and made a part hereof:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1993; and

    (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 1993 and January 30, 1994.

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF SENIOR NOTES, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO: ROHR, INC., ATTN.: SHAREHOLDER SERVICES, P.O. BOX 878, CHULA VISTA, CALIFORNIA 91912-0878, (619) 691-2808.

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following regional offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and The Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                                      3--1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors." Market discussions and references to aircraft production exclude consideration of markets in the former U.S.S.R.

                                  THE COMPANY

  Rohr, Inc. ("Rohr" or the "Company") designs, develops, manufactures, sells and supports complete nacelle and pylon systems for large aircraft engines. The Company has over 50 years of experience in the aerospace industry and is the leading independent supplier of nacelle and pylon systems to the world's major commercial airframe and engine manufacturers ("OEMs"). Rohr manages projects from the early design stage through production and systems integration to lifetime customer support. In addition, the Company has the right to provide customer and product support directly to approximately 145 airlines around the world, including on-site field services and the sale of spare parts.

  Nacelles are aerodynamic structures which surround jet engines. A nacelle system generally includes the nose cowl or inlet, fan cowl, nozzle systems, thrust reverser and engine build-up ("EBU"). Pylons (sometimes referred to as struts) are the structures that attach the jet engines to the aircraft. Nacelle and pylon systems are highly engineered, critical to fuel efficiency and integral to all of the key interfaces between the jet engine and the airframe.

  The Company believes that it is competitively well-positioned in its core business. Management estimates that the Company supplied approximately 45% of the nacelle systems and 25% of the pylons for all large commercial aircraft produced worldwide in 1993, including products represented on the Boeing 737, 747, 757 and 767, the Airbus A300, A310, A320, A321, A330 and A340, and the
McDonnell Douglas MD-80 and MD-11. The Company attributes its strong market position to its leading technologies, its focus on a specific product line and its competitive cost structure. Management believes that this market position is protected by (i) Rohr's long-term contracts, including some "life-of-program" agreements, (ii) the substantial costs required for the airframe or engine OEMs to change supply sources, (iii) the significant up-front design, development, tooling and certification costs which must be borne before production on a program may begin and (iv) a strong reluctance by airlines to support different nacelle systems manufactured by more than one supplier.

  Rohr's management intends to maintain the Company's leading market position by supplying its customers with high-quality, technically-advanced products at competitive prices while improving profitability and returns to investors. Management plans to accomplish this goal by (i) focusing on its core product line and on customer satisfaction, (ii) continuing to reduce costs and improve productivity, (iii) capitalizing on past investments in product lines and fixed assets and (iv) implementing a financing plan to improve the Company's capital structure and liquidity.

  Focus on Core Business: Over the past year, the Company has increased its focus on its core business within the commercial aerospace industry--the design and manufacture of nacelle and pylon systems for large commercial aircraft. The Company intends to focus exclusively on these products and to be the low cost producer in this segment. The Company is currently in negotiations to sell two non-core businesses, its business jet product line and its overhaul and repair business. These two businesses generated approximately $35 million of revenue in fiscal 1993.

  In April 1993, Robert H. Rau was recruited from outside the Company and appointed President and Chief Executive Officer. Under his leadership, new management has placed increased emphasis on enhancing its customers' satisfaction. Management believes these efforts have contributed to the strong relationships that the Company currently has with customers.

  Cost Improvement Program: New management has taken aggressive actions to increase competitiveness, improve earnings, maximize cash flow and reduce debt. From April 30, 1993 (the end of the third quarter of fiscal 1993) to January 30, 1994 (the end of the second quarter of fiscal 1994), total employment was reduced over 30% from 7,450 employees to 5,154. The ratio of indirect employees to direct employees has improved from 1-to-2.0 to 1-to-2.6 over this same time frame. Management has targeted a ratio of 1-to-2.8 by July 31, 1994. Management has established a total overhead expense budget equal to 29% of sales for fiscal 1994, which compares to a high of 41% of sales in fiscal 1989 and 32% of sales for the 12 months ended January 30, 1994. Total overhead peaked at $477 million in fiscal 1991, was reduced to $327 million for the 12 months ended January 30, 1994, and is budgeted for $267 million in fiscal 1994.

  Coincident with these overhead reductions, the Company has increased its effort to streamline its operations and reduce material costs. To reduce excess capacity and to increase overall production efficiencies through higher utilization of its remaining facilities, the Company has closed the Auburn, Washington plant, is closing the Hagerstown, Maryland plant and has deferred completion of a new facility in Arkadelphia, Arkansas.

  Modest Future Investment Requirements: During the five-year period ended July 31, 1993, the Company invested significantly in the design, development, tooling, certification and other start-up costs associated with new aircraft programs. Although the Company intends to aggressively pursue all important new nacelle programs, management anticipates that few program introductions will be made by airframe and engine manufacturers during the next five years. Management believes that this slow down in new product introductions will enable the Company to focus on efficiencies in existing programs, protect its current market share and generate increased cash flow without the investments required for new product development.

  In addition, capital expenditures (including expenditures funded by industrial revenue bonds and capital leases) averaged $45 million per year over the past five fiscal years. During that period, the Company spent $109 million for upgraded production and office facilities. No new facilities will be required over the next five years. Management anticipates that capital expenditures will total approximately $7 million in fiscal 1994 and that capital expenditures over the subsequent four years will average less than $20 million per year.

  Financing Plan: The Company has adopted a financing plan to enhance its liquidity, extend the maturity of its bank credit facility and improve its financial flexibility. The financing plan is comprised of three components: (i) amendments to a three-year revolving credit agreement (the "Revolving Credit Agreement"), providing an initial commitment of $110 million, (ii) amendments to certain other financing agreement and (iii) the offering of $100 million of Senior Notes and the offering of $50 million of Convertible Subordinated Notes (assuming no exercise of the Underwriter's over-allotment option).

                          RECENT FINANCIAL PERFORMANCE

  The Company believes that its performance for the three most recent fiscal quarters represents meaningful evidence of the Company's financial turnaround. For the nine-month period ended January 30, 1994, the Company recorded an operating profit margin of 6.0%, net income margin of 1.1% and EBITDA of $62.7 million. During the same nine-month period, the Company generated $78.1 million in cash from operating activities and reduced total financings (debt plus off-balance sheet financings) by $94.4 million from $681.4 million at May 2, 1993 to $587.0 million at January 30, 1994.

               SELECTED UNAUDITED QUARTERLY FINANCIAL INFORMATION

                          FISCAL YEAR ENDED
                            JULY 31, 1994     FISCAL YEAR ENDED JULY 31, 1993
                          ----------------- ----------------------------------------
                           SECOND   FIRST    FOURTH   THIRD        SECOND    FIRST
                          QUARTER  QUARTER  QUARTER  QUARTER      QUARTER   QUARTER
                          -------- -------- -------- --------     --------  --------
                                         (DOLLARS IN THOUSANDS)
Operating Income (Loss).  $ 14,594 $ 17,064 $ 12,710 $(23,367)    $ (7,534) $ 16,503
Operating Margin........      6.1%     7.0%     5.0%   (7.9)%       (2.2)%      5.8%
EBITDA(1)...............  $ 20,642 $ 22,709 $ 19,314 $  7,959 (2) $ (1,330) $ 22,947
Capital Expenditures....     1,474    1,475    4,647    4,011        6,993    11,885
Cash Provided by (Used
 In) Operating Activi-
 ties...................    27,284   17,644   33,168   81,071      (19,814)  (15,757)
Total Financings(3).....  $586,982 $618,380 $643,855 $681,412     $740,490  $601,987
Employee Data:
 Direct Employees.......     3,727    4,081    4,334    4,994        5,823     6,047
 Indirect Employees.....     1,427    1,705    2,130    2,456        2,678     2,795
                          -------- -------- -------- --------     --------  --------
   Total Employees......     5,154    5,786    6,464    7,450        8,501     8,842

- --------
(1) EBITDA represents earnings before the cumulative effect of the accounting changes, interest and other income, interest expense, taxes on income (benefit), depreciation, amortization and the impact of the special provisions referred to in note (2) below. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure, and working capital requirements and should not be construed as a substitute for or a better indicator of results of operations or liquidity than net income or cash flow from operating activities computed in accordance with generally accepted accounting principles.
(2) EBITDA is adjusted for the impact of the net provision of $25.0 million for plant closure, inventory obsolescence and other asset valuation, other costs related to the planned consolidation process and various items of litigation.
(3) Includes off-balance sheet financings. See "Capitalization."

                                ----------------

  The Company's principal executive offices are located at 850 Lagoon Drive, Chula Vista, California. The Company's mailing address is P. O. Box 878, Chula Vista, California 91912-0878, and its telephone number is (619) 691-4111.

                                  THE OFFERING

Issue.......................  $100,000,000 principal amount of     % Senior
                              Notes due 2003.

Maturity....................            , 2003.

Interest Payment Dates......             and            of each year,
                              commencing           , 1994.

Optional Redemption.........  The Senior Notes are redeemable, at the Company's option, in whole or from time to time in part, on and after , 1999, at the redemption prices specified herein, plus accrued interest. See "Description of Senior Notes--Optional Redemption."

Ranking.....................  The Senior Notes will be general unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with the Company's other existing and future senior indebtedness. The Senior Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. As of January 30, 1994, after giving effect to the Offerings and the anticipated use of proceeds therefrom, the Company would have had approximately $157.8 million of pari passu indebtedness (excluding the Senior Notes) and $315 million of subordinated indebtedness outstanding (assuming no exercise of the Underwriter's over-allotment option). In addition, there would have been approximately $32.7 million of indebtedness and other liabilities of the Company's subsidiaries at such date.

Change of Control...........  In the event of a Change of Control, the Company will be required, subject to certain conditions and limitations, to offer to purchase all Senior Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount of the Senior Notes plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient cash to pay the Change of Control purchase price in the event that a Change of Control occurs. See "Description of Senior Notes--Change of Control."

Sale of Assets..............  The Company may be required, subject to certain conditions and limitations, to offer to purchase certain of the Senior Notes at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, in the event of an Asset Sale (as defined). See "Description of Senior Notes--Certain Covenants--Limitation on Sale of Assets."

Certain Covenants...........  The Indenture will contain certain covenants, which, among other things, will limit the Company's ability to incur additional indebtedness, pay dividends, make certain other distributions and create liens, sell assets, enter into certain transactions with affiliates or merge, consolidate or transfer substantially all of its assets. The provisions of the Indenture would not necessarily afford holders of the Senior Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect the holders of Senior Notes. See "Description of Senior Notes--Certain Covenants."

Use of Proceeds.............  Proceeds from the sale of the Senior Notes will be used to repay all outstanding amounts under the Company's Revolving Credit Agreement to the extent necessary after application of the net proceeds of the offering of Convertible Subordinated Notes, and for general corporate purposes. See "Use of Proceeds."

Risk Factors................  An investment in the Senior Notes involves a significant degree of risk. For a discussion of certain material factors to be considered by potential investors, see "Risk Factors."

Concurrent Offering.........  The Company is concurrently offering, pursuant to a separate prospectus, $50 million in aggregate principal amount of Convertible Subordinated Notes (assuming no exercise of the Underwriter's over-allotment option). See "Description of Concurrent Financing." The sale of the Senior Notes will be conditioned on the simultaneous sale of the Convertible Subordinated Notes.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth a summary of selected financial and operating data of the Company for each of the periods indicated in the five-year period ended July 31, 1993, which were derived, except as otherwise noted, from the audited Consolidated Financial Statements of the Company. The table also sets forth selected financial and operating data for the six-month periods ended January 30, 1994, and January 31, 1993, which were derived from unaudited interim Consolidated Financial Statements of the Company.

                                  SIX MONTHS ENDED                     FISCAL YEAR ENDED JULY 31,
                                 -------------------     ---------------------------------------------------------------
                                 JAN. 30,  JAN. 31,
                                   1994      1993         1993(A)          1992          1991        1990        1989
                                 --------  ---------     ----------     ----------    ----------  ----------  ----------
                                    (UNAUDITED)
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Sales.........................  $484,823   $626,004     $1,175,152     $1,279,656    $1,385,086  $1,078,712  $1,044,677
 Operating Income (Loss).......    31,658      8,969         (1,688)(b)     45,558(c)    100,578      31,605      75,044
 Income (Loss) Before Taxes and
  Cumulative Effect of
  Accounting Changes...........     7,977    (13,801)       (49,571)       (17,815)       46,877      (9,001)     46,080
 Income (Loss) Before
  Cumulative Effect of
  Accounting Changes...........     7,735     (8,515)       (30,581)         1,455        30,517          39      33,480
 Net Income (Loss).............     7,735   (232,465)(d)   (254,531)(d)      1,455        30,517          39      33,480
 Net Income (Loss) Per Share:
  Income (Loss) Before
   Cumulative Effect of
   Accounting Changes..........  $   0.43  $   (0.48)    $    (1.71)    $     0.08    $     1.74  $     0.00  $     1.90
  Net Income (Loss)(d).........  $   0.43  $  (13.00)    $   (14.21)    $     0.08    $     1.74  $     0.00  $     1.90
BALANCE SHEET DATA AT
 PERIOD END:
 Working Capital...............  $358,453  $ 447,476     $  350,321     $  700,774    $  712,520  $  640,461  $  549,799
 Property, Plant and Equipment,
  Net..........................   230,849    245,948        239,045        270,283       237,434     234,166     204,911
 Total Assets..................   967,566  1,130,164      1,017,786      1,363,958     1,411,498   1,329,308   1,166,828
 Total Debt(e).................   483,425    628,243        531,608        572,594       636,070     551,227     426,390
 Total Shareholders' Equity....   190,229    217,336        182,243        448,866       441,401     413,713     412,387
OTHER DATA:
 EBITDA(f).....................  $ 43,351  $  21,617     $   48,890     $  123,413    $  128,299  $   58,645  $   99,880
 Capital Expenditures(g).......     2,949     18,878         27,536         62,933        32,383      28,923      39,005
 Ratio of Earnings to Fixed
  Charges(h)...................      1.31x      0.40x          0.01x          0.72x         1.81x       0.83x       2.27x
 EBITDA to Interest Expense(f).      1.79x      0.93x          1.00x          1.84x         2.34x       1.09x       3.13x
PRO FORMA DATA TO REFLECT
 ACCOUNTING CHANGES
 (UNAUDITED)(I):
 Pro Forma Net Income
  (Loss)(i)....................  $  7,735  $  (8,515)    $  (30,581)    $  (36,271)   $  (22,898) $  (58,469) $   (8,680)
 Pro Forma Net Income (Loss)
  per Share....................      0.43      (0.48)         (1.71)         (2.05)        (1.31)      (3.29)      (0.49)
 Pro Forma EBITDA(f)(j)........    43,351     21,617         48,890         62,269        41,727     (36,182)     31,549
ADJUSTED DATA TO REFLECT
 OFFERINGS BEFORE CUMULATIVE
 EFFECT OF ACCOUNTING CHANGES
 (UNAUDITED)(K):
 Net Income (Loss).............  $  4,679                $  (35,955)
 Net Income (Loss) per Share...      0.26                     (2.01)
 Ratio of Earnings to Fixed
  Charges(h)(l)................      1.09x                     0.01x
 EBITDA to Interest Expense(f).      1.50x                     0.86x

- --------
(a) Fiscal 1993 results reflect the Company's adoption, in the third quarter, of changes to certain elements in the application of accounting principles relating to long-term programs and contracts, including the expensing of general and administrative costs that were previously carried in inventory for amortization over future deliveries. The amounts also reflect the Company's adoption of SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The accounting changes described above were effective August 1, 1992. As a result, periods prior to August 1, 1992 are not comparable.
(b) Includes the impact of net provisions of $25.0 million for plant closure, inventory obsolescence and other asset valuations, other costs related to the planned consolidation process and various items of litigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Fiscal 1993 Compared to Fiscal 1992." The impact of the accounting change on fiscal 1993 was a reduction to operating profit of $39.9 million.
(c) Includes the impact of special provisions approximately $50.0 million for the termination of the Lockheed C-5 spare pylon program, the Valsan 727 re-engining program, an investigation by government agencies concerning production of parts and a provision for the closing of the Auburn plant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Fiscal 1992 Compared to Fiscal 1991."
(d) In the third quarter of fiscal 1993, the Company changed certain of its accounting principles as described in note (a) above. These changes required the Company to calculate the effect of the change in accounting principles on retained earnings as of the first day in the fiscal year of change.
(e) Excludes off-balance sheet financing. See "Capitalization."
(f) EBITDA is defined as earnings before the cumulative effect of the accounting changes, interest and other income, interest expense and taxes on income (benefit) and depreciation, amortization and the impact of the special provisions referred to in notes (b) and (c) above. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure, and working capital requirements and should not be construed as substitute for or a better indicator of results of operations or liquidity than net income or cash flow from operating activities computed in accordance with generally accepted accounting principles.
(g) Includes capitalized interest; excludes additions to property, plant and equipment financed by industrial revenue bonds and capital leases.
(h) For purposes of determining the ratio of earnings to fixed charges, the term "earnings" represents income (loss) before cumulative effect of accounting changes, plus income tax (benefit) and fixed charges excluding capitalized interest. The term "fixed charges" represents interest expense, capitalized interest, amortization of debt issue expense and the portion of operating lease rental expense considered to be representative of an interest factor. Historical earnings were insufficient to cover fixed charges by $14,886 for the six months ended January 31, 1993 and $51,184 for fiscal 1993, $19,312 for fiscal 1992 and $9,604 for fiscal 1990.
(i) The Pro Forma Data to Reflect Accounting Changes (Unaudited) assumes the changes in the application of accounting principles for long-term programs and contracts adopted by the Company effective August 1, 1992, are applied retroactively. The pro forma amounts presented also reflect the retroactive application of SFAS No. 109, "Accounting for Income Taxes" to the periods presented--periods which predate both the Company's adoption of SFAS No. 109 and the release of that standard. Tax benefits arising pursuant to SFAS No. 109, "Accounting for Income Taxes", are allocated ratably over the pro forma restated periods. The pro forma restated effect of the Company's adoption of SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions" are not material and are not presented. The pro forma financial data should not be considered indicative of actual results that would have been achieved had the accounting changes adopted by the Company effective August 1, 1992 been in effect for the periods indicated and do not purport to indicate results of operations as of any future date or for any future period. The following information should be read in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the "Consolidated Financial Statements of Rohr, Inc. and Subsidiaries" and the Notes thereto, included elsewhere in this Prospectus.

                         SIX MONTHS ENDED                 FISCAL YEAR ENDED JULY 31,
                         -----------------  ----------------------------------------------------------------
                         JAN. 30, JAN. 31,
                           1994     1993       1993           1992           1991        1990        1989
                         -------- --------  ----------     ----------     ----------  ----------  ----------
PRO FORMA INCOME STATE-
 MENT DATA (UNAUDITED):
 Sales.................. $484,823 $626,004  $1,175,152     $1,279,656     $1,385,086  $1,078,712  $1,044,677
 Cost and Expenses......  439,719  594,568   1,133,040      1,242,240      1,321,792   1,092,150     996,313
 General and Adminis-
  trative Expenses(a)...   13,446   22,467      43,800         53,002         49,288      49,784      41,651
                         -------- --------  ----------     ----------     ----------  ----------  ----------
 Operating Income
  (Loss)................   31,658    8,969      (1,688)(b)    (15,586)(c)     14,006     (63,222)      6,713
 Interest Net...........   23,681   22,770      47,883         63,373         53,701      40,606      28,964
                         -------- --------  ----------     ----------     ----------  ----------  ----------
 Income (Loss) before
  Taxes.................    7,977  (13,801)    (49,571)       (78,959)       (39,695)   (103,828)    (22,251)
 Taxes (Benefit) on
  Income................      242   (5,286)    (18,990)       (42,688)       (16,797)    (45,359)    (13,571)
                         -------- --------  ----------     ----------     ----------  ----------  ----------
   Net Income (Loss).... $  7,735 $ (8,515) $  (30,581)    $  (36,271)    $  (22,898) $  (58,469) $   (8,680)
                         ======== ========  ==========     ==========     ==========  ==========  ==========

- --------
(j) The calculation of pro forma EBITDA is shown below (unaudited):

                          SIX MONTHS ENDED          FISCAL YEAR ENDED JULY 31,
                          ----------------- ---------------------------------------------------
                          JAN. 30, JAN. 31,
                            1994     1993    1993         1992         1991     1990     1989
                          -------- -------- -------     --------     -------- --------  -------
Operating Income, as
 Reported...............  $31,658  $ 8,969  $(1,688)(b) $ 45,558 (c) $100,578 $ 31,605  $75,044
 Less Changes in the Ap-
  plication of Account-
  ing Principles for
  Long-Term Programs and
  Contracts.............     --       --      --          61,144       86,572   94,827   68,331
                          -------  -------  -------     --------     -------- --------  -------
Pro Forma Operating In-
 come (Loss)............   31,658    8,969   (1,688)     (15,586)      14,006  (63,222)   6,713
Add Depreciation and
 Amortization...........   11,693   12,648   25,578       27,855       27,721   27,040   24,836
                          -------  -------  -------     --------     -------- --------  -------
Pro Forma Earnings......   43,351   21,617   23,890       12,269       41,727  (36,182)  31,549
Add Special Provisions..     --       --     25,000       50,000        --       --       --
                          -------  -------  -------     --------     -------- --------  -------
Pro Forma EBITDA........  $43,351  $21,617  $48,890     $ 62,269     $ 41,727 $(36,182) $31,549
                          =======  =======  =======     ========     ======== ========  =======

- --------
(k) The unaudited adjusted data to reflect the Offerings assumes the financial data has been adjusted for the effect of the Offerings and the corresponding repayment of the outstanding balance under the Revolving Credit Agreement and short-term bank debt as of the first day of each fiscal period, and assumes no exercise of the Underwriter's over-allotment option.
(l) Ratio of earnings to fixed charges as adjusted to reflect the Offerings, reflects the issuance of Senior Notes and the Convertible Subordinated Notes (assuming no exercise of the underwriter's over-allotment option) and the application of proceeds therefrom, as if the Offerings had been consummated as of the first day of each fiscal period. On such basis, earnings were insufficient to cover the pro forma fixed charges by $59,894 for fiscal 1993.

                                  RISK FACTORS

  An investment in the Securities involves a significant degree of risk. A prospective investor should consider carefully all of the information contained in this Prospectus before deciding whether to purchase the Securities and, in particular, should consider the following:

HIGH LEVERAGE; DEBT SERVICE REQUIREMENTS

  The Company is highly leveraged. At January 30, 1994, after giving pro forma effect to the sale of the Securities and the repayment of certain indebtedness with a portion of the estimated net proceeds of the Offerings, the Company would have had consolidated total financings of approximately $687.0 million (including $583.4 million of indebtedness and $103.6 million of off-balance sheet sale-leaseback and accounts receivable financings and assuming no exercise of the Underwriter's over-allotment option) and $123.1 million of cash. See "Capitalization" and "Use of Proceeds." At January 30, 1994, the Company's shareholders' equity was approximately $190.2 million, which does not reflect certain anticipated charges to shareholders' equity in connection with the Company's underfunded pension plans. In addition, at January 30, 1994, the Company had a $102.6 million net deferred tax asset recorded in accordance with SFAS No. 109, "Accounting for Income Taxes." See "--Deferred Tax Assets" and"-- Underfunded Pension Plans."

  The Company has reported net income for each of the last three fiscal quarters. On a pro forma basis, however, after giving effect to the accounting changes adopted by the Company effective August 1, 1992, the Company would have reported losses for each of the last five fiscal years and its pro forma earnings would have been insufficient to cover fixed charges for each of such fiscal years. See "Selected Consolidated Financial and Operating Data." The Company's ability to make interest payments on the Securities and its other financing obligations depends upon its future financial performance, including earnings and cash flow from operations. On an adjusted basis, after giving effect to the issuance of the Securities and the application of the proceeds therefrom (assuming no exercise of the Underwriter's over-allotment option), earnings (pre-tax income plus fixed charges) would have been $59.9 million less than the adjusted fixed charges (which represent interest expense, capitalized interest, amortization of debt issue expense and the portion of operating lease rental expense considered to be representative of an interest factor) in fiscal 1993. For the six months ended January 30, 1994, however, adjusted earnings would have been $2.7 million greater than adjusted fixed charges. Available cash flow to service debt could be adversely affected by certain pension funding requirements. See "--Underfunded Pension Plans." The degree to which the Company is leveraged could have important consequences to holders of the Securities, including the following: (1) the Company's ability to obtain additional financing in the future for working capital, capital expenditures or general corporate purposes may be impaired; (2) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness; and (3) the Company's leverage may make it more vulnerable to future economic downturns and may limit its ability to withstand competitive pressures. Based upon current levels of operations and anticipated future business, the Company believes that cash flow from operations together with available cash, borrowings under the Revolving Credit Agreement and other sources of liquidity, will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNDERFUNDED PENSION PLANS

  The Company has substantial obligations related to its defined benefit pension plans (the "Pension Plans"). As of July 31, 1993, the Company's actuaries have determined that the Pension Plans were underfunded by $65.6 million on an ongoing plan basis. The underfunding resulted from a combination of factors, including benefit increases, increased levels of early retirement, less than actuarially-assumed returns on plan assets and a reduction in the discount rate used to calculate the present value of future liabilities of the Pension Plans for financial reporting purposes. The Company is currently assessing certain additional decisions and actions affecting the Pension Plans. It is anticipated that the unfunded liabilities with respect to the Pension Plans will be increased by approximately $75 million on an ongoing basis due to an anticipated reduction in the discount rate used to calculate the present value of future liabilities under the Pension Plans from 8.5% to 7.5% and to a higher-than-previously-expected level of early retirements. As a result of the anticipated increase in the unfunded liabilities, the Company expects to take a direct charge to shareholders' equity estimated at $45 million and to increase its deferred tax account by approximately $30 million. In addition, the Company and its actuaries are evaluating the extent to which the downsizing of personnel may necessitate the expensing of certain unamortized pension benefit past service costs related to the terminated employees. This would not increase the underfunded status of the Pension Plans, but would result in an additional charge to earnings for financial statement purposes. The Company expects that the evaluation of the above described items and the recognition of the financial impact will be completed by the end of the third quarter of fiscal 1994. Concurrent with the consummation of the Offerings, the financial covenants in several of the Company's principal financing agreements will be amended to accommodate the anticipated impact of these matters on its reported financial results. See "Description of Certain Financings."

  IRS regulations will require the Company to increase its contribution to the Pension Plans. Consistent with these IRS requirements, it is the Company's current intention to have the Pension Plans fully funded within approximately five years. The Company's minimum cash contributions to its Pension Plans, based on current IRS regulations, are therefore expected to increase from the current level of approximately $17 million in fiscal 1994 to an average of approximately $35 million per year in fiscal years 1995, 1996 and 1997 and to decline thereafter. The Company expects to have sufficient liquidity to make these contributions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, minimum cash contributions for these years may increase as a result of legislation which has been introduced in Congress. The prospects for the passage of such legislation are uncertain.

  The calculation of the amount of underfunding of the Pension Plans for financial reporting and IRS minimum funding purposes assumes continued employment with projections for retirements, mortality, resignations and discharges and also includes assumptions relating to the discount rate, plan asset values and other matters. The Company and its actuaries review these assumptions on a regular basis. If it were to become necessary to make additional reductions in the discount rate, or to make certain other changes in the existing assumptions, the Pension Plans' liabilities and underfunded status might be increased. Such changes could adversely affect the Company because of the increase in recorded liabilities, decreases in shareholders' equity and increases in IRS minimum funding requirements.

INDUSTRY CYCLES; CURRENT BUSINESS OUTLOOK

  The commercial aerospace industry is a cyclical business and the demand by commercial airlines for new aircraft is highly dependent upon a variety of factors, which historically have been related to the stability and health of the United States and world economies. The industry typically lags behind the general economic cycle because it can take up to two years to manufacture an aircraft. Although the United States economy entered a period of slow growth and recession in 1989 and 1990, the aerospace industry made record deliveries of large commercial aircraft, by revenue, during these years. In fact, aircraft deliveries continued to grow through 1991 and only decreased slightly in 1992.

  In 1990 through 1992, United States scheduled airlines suffered record operating losses of more than $2 billion per year. Non-United States scheduled airlines also reported significantly reduced profits during this period. As a result of the losses incurred by the airlines, the high levels of debt incurred to purchase new aircraft and the excess capacity within the commercial airline sector, airlines and leasing companies deferred existing orders for new aircraft to an unprecedented extent and, to a lesser degree, canceled such orders. All of the Company's major customers received numerous requests for deferrals and cancellations from the airlines and leasing companies and slowed their aircraft delivery rates. In response to the deferrals and cancellations from their customers, airframe and engine manufacturers reacted by rescheduling future production levels, laying off workers and passing production slow-downs on to their customers, including the Company. The large number of aircraft delivered over the last several years has created an excess capacity in the air carrier system, as evidenced by the fact that a substantial number of new and used aircraft are currently inactive. Reactivated aircraft could replace or postpone new aircraft deliveries in the future. The Company expects that orders from and deliveries of large commercial aircraft will continue to be affected through calendar 1995 by the adverse United States and world economic conditions which have existed in recent periods. It appears, however, that the health of the airline industry is improving. In calendar 1993, United States scheduled airlines reported operating income of approximately $1 billion. There can be no assurance that the improved operating health of the commercial airlines will continue or that deliveries of large commercial aircraft will not continue to be affected beyond calendar 1995.

  In connection with the current contraction in the commercial aircraft industry, subcontractors such as Rohr have been experiencing pressures from their customers to reduce prices. The Company, in turn, is exerting similar pressure on its own suppliers to reduce prices and thus enable the Company to manufacture products at lower costs. There can be no assurance that such reductions in prices by Rohr's suppliers will be achieved. See "Business-- Markets."

RECOVERY OF PROGRAM INVESTMENTS

  The development of a new aircraft, or a variation of an existing aircraft, requires significant investments for pre-production costs such as design and engineering, tooling, testing and certification. Competitive pressures forced suppliers such as the Company to bear a significant amount of the cost and investment risk associated with the large number of new programs under development in the 1980s. During this period, the Company also experienced substantial production inventory increases as it began to produce and deliver products under new programs.

  In response to these competitive market pressures, the Company agreed on several of its significant contracts to finance a substantial portion of its pre-production costs, with such costs to be recovered ratably as a specified number of units, including spare equivalents, are sold. As a result of these agreements, the Company's inventory included $199.4 million of capitalized pre-production costs at January 30, 1994. See "Notes to the Consolidated Financial Statements--Note 4." On some of these contracts, the prime contractor has agreed to pay the Company for a portion of its pre-production costs if a specified number of units is not sold by an agreed upon date or if the contract is terminated before the specified number of units is delivered. However, on other programs, the Company agreed, based upon its market analysis, to amortize its pre-production costs over a specified number of units without receiving such reimbursement protections from its customer if the specified number of units is not sold. Based on its analysis of the demand for specific products, the Company has also agreed on certain programs to a unit price which may not be profitable, even after recovery of pre-production costs, if fewer units are sold than the Company assumed for pricing purposes. If the Company's market analysis with respect to these programs is incorrect, the Company could incur substantial losses with respect to these programs. See "Business--Contracts," "Business--Program Funding" and "Notes to the Consolidated Financial Statements--Notes 1.c and 4."

DEFERRED TAX ASSET

  SFAS No. 109, "Accounting for Income Taxes," requires businesses to recognize possible future tax benefits if it is "more likely than not" that the tax benefits will be realized. Under this standard, on January 30, 1994, the Company had a net deferred tax asset of $102.6 million, consisting of $85.4 million for federal tax purposes and $17.2 million for state tax purposes. (This net deferred tax asset is anticipated to increase by an additional $30 million in the third quarter of the current fiscal year as a result of an increase in the Company's underfunded pension liabilities.) Based on current tax rates, the Company must generate approximately $286 million of future taxable income (net of $240 million of taxable income that the Company will report as a result of the automatic reversal of existing taxable temporary differences between asset and liability values for financial reporting and income tax purposes) prior to the expiration of the Company's net operating loss carryforwards ("NOLs") in 2003 through 2008 for full realization of the net deferred tax asset. After the anticipated third quarter increase in the net deferred tax asset, the amount of future taxable income the Company must generate will be approximately $360 million. As with its other assets, the Company will regularly re-evaluate the value of its net deferred tax asset. If the Company were to determine that full realization of this asset is no longer "more likely than not," it would be required to reduce the value of the asset by establishing a valuation allowance. Such an allowance would reduce the Company's earnings in the relevant period and, if it causes a loss in such period, would reduce shareholders' equity. In addition, reductions in state or federal tax rates, or limitations on the use of NOLs, as well as adjustments resulting from any audit of the Company's tax returns, could reduce the value of the Company's net deferred tax asset, again affecting earnings and shareholders' equity. See "--Underfunded Pension Plans," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Income Taxes" and "Notes to the Consolidated Financial Statements--Note 6."

RESTRICTIVE COVENANTS

  The Company's major financing agreements, as amended effective upon the completion of the Offerings, require it to maintain specified financial covenants, including a minimum Consolidated Tangible Net Worth (as defined in such agreements to include the Company's net deferred tax asset), a minimum ratio of Consolidated Net Income Available for Fixed Charges to Fixed Charges (as defined in such agreements) and a maximum ratio of Debt (as defined in such agreements to include the Company's underfunded pension liabilities) to Consolidated Tangible Net Worth (each as defined in such agreements). Covenants in these agreements also impose additional requirements on the Company, including restrictions on its ability to create liens, enter into leases, engage in mergers, consolidations and acquisitions, sell assets, declare and pay dividends, acquire company securities, and change the nature of its business. A failure by the Company to maintain such financial ratios or to comply with the restrictions contained in its Revolving Credit Agreement or other financing agreements could result in a default thereunder, which in turn could cause such indebtedness (and by reason of cross-default provisions, other indebtedness) to become immediately due and payable, and would prevent the Company from drawing any further amounts under its Revolving Credit Agreement. As a result, any such default could have a material adverse effect on the Company and its ability to make principal and interest payments on the Securities. See "Description of Certain Financings" and "Description of Senior Notes."

ENVIRONMENTAL MATTERS

  As an international aerospace manufacturing corporation, the Company is subject to foreign, federal, state and local laws and regulations that limit the discharge of pollutants into the air, soil and water and establish standards for the treatment, storage and disposal of hazardous wastes. As a result, the Company is involved from time to time in administrative and judicial proceeding and inquiries related to environmental matters. These include several currently pending matters. The Company does not believe that its environmental risks are materially different from those of comparable manufacturing companies. Nevertheless, the Company cannot provide assurances that environmental issues will not adversely affect the Company's operations and financial condition in the future. Environmental risks are generally excluded from coverage under the Company's current insurance policies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal and Environmental Matters."

LIMITED CUSTOMER BASE

  The Company conducts substantial business with each of the three major commercial airframe manufacturers: The Boeing Company ("Boeing"), Airbus Industrie ("Airbus") and McDonnell Douglas Corporation ("McDonnell Douglas"). In addition, the Company conducts business with each of the major commercial jet engine manufacturers: General Electric Company ("General Electric"), Rolls-Royce, plc ("Rolls-Royce"), United Technologies Corporation ("Pratt & Whitney"), CFM International, Inc. (a corporation jointly owned by General Electric and Societe Nationale d'Etude et de Construction de Moteurs d'Aviation; "CFM International"), and International Aero Engines AG (a corporation owned by Rolls-Royce, Pratt & Whitney, Fiat Aviazione, SpA, Japanese Aero Engines Corporation and MTU Motoren-und Turbinen-Union Munchen GmbH; "International Aero Engines"). Commercial products sold by the Company to jet engine manufacturers are installed ultimately on aircraft produced by one of the three major commercial airframe manufacturers. The Company's financial condition and operations could be materially adversely affected if one or more of its major customers were to reduce operations materially, shift a significant amount of work from the Company or cease conducting operations. See "Business."

COMPETITION

  The Company's principal competition is Boeing (which, in addition to being a customer, also manufactures nacelle systems and pylons for its own aircraft), other significant aerospace companies who have development and production experience with respect to portions of the nacelle system and the companies to whom the Company has subcontracted various components and who could (and have) bid on contracts in competition with the Company. See "Business-- Subcontractors." Military aerospace contractors are also potential competitors, as excess capacity created by reductions in defense spending could cause some of these contractors to look to expand in commercial markets.

  Because of recent reductions in demand in the aircraft manufacturing industry, excess production capacity exists in the market for a number of the Company's principal products. While the Company has a significant share of the market for commercial aircraft nacelles and pylons, there can be no assurance that the Company can maintain its share of the market at existing levels. See "Business-- Market Share and Competition."

REDUCED GOVERNMENT SALES

  Government (military and space) sales accounted for approximately 12% of the Company's total sales in the six months ended January 30, 1994, and 13% in the fiscal year ended July 31, 1993. The Company expects that the percentage of Company revenues attributable to government sales will continue to decline in future years. The production rate for the Titan rocket motor casing program, which accounted for 5.9% of revenues in fiscal 1993, is expected to decline substantially in response to market demand. In addition, another company's alternative technology casing approach may allow it to become a leading competitor in the market for this product in the future. The Company's military sales are primarily associated with older programs which are being phased out of production.

RANKING OF THE SENIOR NOTES

  The Senior Notes will be general unsecured obligations of the Company ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with the Company's other existing and future senior indebtedness. The Senior Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. As of January 30, 1994, after giving effect to the Offerings and the anticipated use of the proceeds therefrom, the Company would have had approximately $157.8 million of pari passu indebtedness (excluding the Senior Notes) and $315 million of subordinated indebtedness outstanding (assuming no exercise of the Underwriter's over-allotment option). None of the pari passu indebtedness which was outstanding at January 30, 1994 was secured by assets of the Company. In addition, there would have been approximately $32.7 million of indebtedness and other liabilities of the Company's subsidiaries

(excluding certain subsidiary indebtedness guaranteed by Rohr which is included in the amount of pari passu indebtedness) and $103.6 million of off-balance sheet sale-leaseback and accounts receivable financings outstanding. The Company will have the ability to incur additional pari passu indebtedness, including pursuant to its Revolving Credit Agreement under which no borrowings are expected to be outstanding upon the completion of the Offerings.

  In the event of any bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay the obligations under the Senior Notes and any other unsecured pari passu indebtedness only after all secured indebtedness of the Company and any other secured or priority claims, including secured claims relating to the Company's underfunded pension liabilities, as described below, have been paid in full. See "--Underfunded Pension Plans" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." After such payments, there may not be sufficient assets remaining to pay amounts outstanding under the Senior Notes, other unsecured pari passu indebtedness and the Company's other unsecured and unsubordinated liabilities. In addition, the assets of the Company's subsidiaries will be available to creditors of the Company only after such subsidiaries obligations are satisfied in full.

  Certain rights of the Pension Benefit Guaranty Corporation (the "PBGC") could also affect the Company in connection with any such bankruptcy, liquidation or reorganization. In general, the PBGC (an agency of the federal government) guarantees certain benefits provided under defined benefit plans, such as the Company's Pension Plans. If a plan is terminated (by either the sponsor or the PBGC) and the sponsor of such plan does not pay the guaranteed benefits, the PBGC will pay those benefits and then seek recovery of all unfunded benefits from any company which contributes to such a plan and certain of its affiliates. If the PBGC has a right to such a recovery, it also has a statutory lien on all assets of such companies, up to a maximum of 30% of the net worth of all companies liable for such amounts. Any claim in excess of the PBGC's secured claim would be a general unsecured claim. The actuarial assumptions used by the PBGC in assessing funding liabilities reflect a termination of the plan rather than continued funding by the plan sponsor. This may result in a substantially greater liability for benefits under the Company's Pension Plans than is reflected in actuarial valuations for such plans prepared on an ongoing basis.

ABSENCE OF PUBLIC MARKET FOR THE SECURITIES

  The Securities comprise new issues of securities for which there is currently no public market. If the Securities are traded after their initial issuance, they may trade at a discount from their initial offering price as a result of prevailing interest rates, the market for similar securities, the performance of the Company and other factors. The Company does not intend to apply for the listing of the Senior Notes on any securities exchange. Salomon Brothers Inc (the "Underwriter") has informed the Company that its current intent is to make a market in the Senior Notes. The Underwriter is not obligated to do so, however, and any such market making may be discontinued at any time without notice. The Company, therefore, cannot provide assurances as to whether an active trading market will develop or will be maintained for the Securities. See "Underwriting."

                                 FINANCING PLAN

  The Company has adopted a financing plan to enhance its liquidity, extend the maturity of its Revolving Credit Agreement and improve its financial flexibility. To meet these objectives, the Company is offering the Senior Notes and the Convertible Subordinated Notes and, effective upon the completion of the Offerings, amending its Revolving Credit Agreement and certain of its other principal financing agreements.

  Upon completion of the Offerings, the Company's existing unsecured Revolving Credit Agreement will be amended to provide for an extended three-year term. As part of this amendment, the principal financial covenants in the Revolving Credit Agreement will be modified to provide the Company with greater financial flexibility and to eliminate the previous requirement that the Company sell additional subordinated debt. For a summary of the principal covenants to be contained in the amended Revolving Credit Agreement, see "Description of Certain Financings--Revolving Credit Agreement."

  The Company will also amend, effective upon the completion of the Offerings, the financial covenants in the agreements governing its existing 9.35% and 9.33% Senior Notes in substantially the same manner as the financial covenants in the Revolving Credit Agreement. For a summary of the principal covenants contained in such agreements, see "Description of Certain Financings--9.35% Senior Notes due 2000 and 9.33% Senior Notes due 2002."

                                USE OF PROCEEDS

  The Company intends to use all of the net proceeds of the Convertible Subordinated Notes offering and, to the extent necessary, a portion of the net proceeds of the Senior Notes offering to repay, on the date of issuance of the Securities, all of the amounts outstanding under the Company's Revolving Credit Agreement. This repayment will not reduce the lenders' three-year commitment under that agreement. The Revolving Credit Agreement will have an initial availability of $110 million. As of February 28, 1994, the Company had $60 million borrowed under its Revolving Credit Agreement. The Company intends to use the remaining net proceeds for general corporate purposes. For additional information concerning the term, interest rate and other provisions of the Revolving Credit Agreement, see "Description of Certain Financings--Revolving Credit Agreement."

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company and its subsidiaries as of January 30, 1994, and as adjusted to give effect to
(i) the sale of the Senior Notes, (ii) the sale of the Convertible Subordinated Notes and (iii) the repayment of amounts outstanding under the Revolving Credit Agreement. This table should be read in conjunction with the financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                                           JANUARY 30, 1994
                                                          -------------------
                                                                        AS
                                                          ACTUAL(1)  ADJUSTED
                                                          ---------  --------
                                                             (DOLLARS IN
                                                              THOUSANDS)
Cash and Short-Term Investments.......................... $ 28,768   $123,068
                                                          ========   ========
Debt:
  Revolving Credit Agreement(2).......................... $ 50,000   $  --
  9.35% Senior Notes due 2000............................   75,000     75,000
  9.33% Senior Notes due 2002............................   62,000     62,000
  Senior Notes due 2003..................................     --      100,000
  Capital leases.........................................   11,102     11,102
  Convertible Subordinated Notes due 2004................     --       50,000(3)
  9.25% Subordinated Debentures due 2017.................  150,000    150,000
  7.00% Convertible Subordinated Debentures due 2012.....  115,000    115,000
  Other debt.............................................   20,323     20,323
                                                          --------   --------
    Total Debt(4)........................................  483,425    583,425(3)
Shareholders' Equity:
  Preferred Stock, $1 par value, 10,000,000 shares
   authorized, no shares issued..........................     --        --
  Common Stock, $1 par value, 50,000,000 shares autho-
   rized, 18,017,930 shares issued(5)....................   18,018     18,018
  Additional paid-in capital.............................  102,541    102,541
  Retained earnings......................................   82,976     82,976
  Minimum pension liability adjustment(6)................  (13,306)   (13,306)
                                                          --------   --------
    Total Shareholders' Equity...........................  190,229    190,229
                                                          --------   --------
    Total Capitalization................................. $673,654   $773,654
                                                          ========   ========

- --------
(1) See "Notes to the Consolidated Financial Statements--Notes 7 and 10" for additional information concerning indebtedness and shareholders' equity.
(2) Borrowings under the Revolving Credit Agreement were $60 million as of February 28, 1994. All outstanding amounts under the Revolving Credit Agreement will be repaid with a portion of the net proceeds of the Offerings. See "Use of Proceeds."
(3) Assuming the Underwriter does not exercise any part of its over-allotment option.
(4) The Company's total financings include indebtedness, shown in the table above, and off-balance sheet financings consisting of a $60 million accounts receivable sales facility, which is reported as a reduction to accounts receivable, and certain sale-leaseback transactions, accounted for as operating leases, with an outstanding balance of $50.5 million as of January 30, 1994. At January 31, 1994, the Company had deposited approximately $7 million of cash into a reserve fund to support the accounts receivable facility. See "Description of Certain Financings." The Company's total financings were $587 million at January 30, 1994, and $687 million as adjusted for the Offerings.
(5) Excludes 2,674,418 shares reserved for issuance upon conversion of the 7.00% Convertible Subordinated Debentures due 2012, 3,058,175 shares reserved for issuance upon exercise of outstanding or issuable stock options, and 600,000 shares reserved for issuance upon exercise of outstanding warrants.
(6) See "Notes to the Consolidated Financial Statements--Note 9a" and "Risk Factors--Underfunded Pension Plan."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth the selected financial and operating data of the Company for each of the periods indicated in the five-year period ended July 31, 1993, which were derived, except as otherwise noted, from the audited Consolidated Financial Statements of the Company. The table also sets forth selected financial and operating data for the six-month periods ended January 30, 1994, and January 31, 1993, which were derived from unaudited interim Consolidated Financial Statements of the Company.

                          SIX MONTHS ENDED                   FISCAL YEAR ENDED JULY 31,
                         --------------------  -------------------------------------------------------------
                         JAN. 30,   JAN. 31,
                           1994       1993       1993(A)         1992        1991        1990        1989
                         --------  ----------  ----------     ----------  ----------  ----------  ----------
                             (UNAUDITED)
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Sales.................. $484,823  $  626,004  $1,175,152     $1,279,656  $1,385,086  $1,078,712  $1,044,677
 Cost and Expenses......  439,719     594,568   1,133,040      1,223,931   1,275,269   1,038,501     969,240
 General and Adminis-
  trative Expenses(b)...   13,446      22,467      43,800         10,167       9,239       8,606         393
                         --------  ----------  ----------     ----------  ----------  ----------  ----------
 Operating Income
  (Loss)................   31,658       8,969      (1,688)(c)   45,558(d)    100,578      31,605      75,044
 Interest--Net..........   23,681      22,770      47,883         63,373      53,701      40,606      28,964
                         --------  ----------  ----------     ----------  ----------  ----------  ----------
 Income (Loss) Before
  Taxes and Cumulative
  Effect of Accounting
  Changes...............    7,977     (13,801)    (49,571)       (17,815)     46,877      (9,001)     46,080
 Taxes (Benefit) on In-
  come..................      242      (5,286)    (18,990)       (19,270)     16,360      (9,040)     12,600
                         --------  ----------  ----------     ----------  ----------  ----------  ----------
 Income (Loss) Before
  Cumulative Effect of
  Accounting Changes....    7,735      (8,515)    (30,581)         1,455      30,517          39      33,480
 Cumulative Effect
  Through July 31, 1992
  of Accounting
  Changes--Net of
  Taxes(e)..............    --       (223,950)   (223,950)        --          --          --          --
                         --------  ----------  ----------     ----------  ----------  ----------  ----------
 Net Income (Loss)...... $  7,735  $ (232,465) $ (254,531)    $    1,455  $   30,517  $       39  $   33,480
                         ========  ==========  ==========     ==========  ==========  ==========  ==========
 Net Income (Loss) Per
  Share:
   Income (Loss) Before
    Cumulative Effect of
    Accounting Changes.. $   0.43  $    (0.48) $    (1.71)    $     0.08  $     1.74  $     0.00  $     1.90
   Cumulative Effect
    Through July 31,
    1992 of Accounting
    Changes--Net of
    Taxes...............    --         (12.52)     (12.50)        --          --          --          --
                         --------  ----------  ----------     ----------  ----------  ----------  ----------
   Net Income (Loss).... $   0.43  $   (13.00) $   (14.21)    $     0.08  $     1.74  $     0.00  $     1.90
                         ========  ==========  ==========     ==========  ==========  ==========  ==========
BALANCE SHEET DATA AT
 PERIOD END:
 Working Capital........ $358,453  $  447,476  $  350,321     $  700,774  $  712,520  $  640,461  $  549,799
 Property, Plant and
  Equipment, Net........  230,849     245,948     239,045        270,283     237,434     234,166     204,911
 Total Assets...........  967,566   1,130,164   1,017,786      1,363,958   1,411,498   1,329,308   1,166,828
 Total Debt(f)..........  483,425     628,243     531,608        572,594     636,070     551,227     426,390
 Total Shareholders'
  Equity................  190,229     217,336     182,243        448,866     441,401     413,713     412,387
OTHER DATA:
 EBITDA(g).............. $ 43,351  $   21,617  $   48,890     $  123,413  $  128,299  $   58,645  $   99,880
 Depreciation and Amor-
  tization..............   11,693      12,648      25,578         27,855      27,721      27,040      24,836
 Net Cash Provided by
  (Used in)
  Operating Activities..   44,928     (35,571)     78,668        110,342     (62,770)   (155,644)   (106,747)
 Capital
  Expenditures(h).......    2,949      18,878      27,536         62,933      32,383      28,923      39,005
 Ratio of Earnings to
  Fixed Charges(i)......     1.31x       0.40x       0.01x          0.72x       1.81x       0.83x       2.27x
 EBITDA to Interest
  Expense(g)............     1.79x       0.93x       1.00x          1.84x       2.34x       1.09x       3.13x

                              SIX MONTHS ENDED            FISCAL YEAR ENDED JULY 31,
                              ------------------  -----------------------------------------------
                              JAN. 30,  JAN. 31,
                                1994      1993     1993(A)    1992      1991      1990     1989
                              --------  --------  --------  --------  --------  --------  -------
                                 (UNAUDITED)
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA DATA TO REFLECT
 ACCOUNTING CHANGES:
 (UNAUDITED)(j):
 Pro Forma Net Income
  (Loss)(j).................. $ 7,735   $(8,515)  $(30,581) $(36,271) $(22,898) $(58,469) $(8,680)
 Pro Forma Net Income (Loss)
  per Share.................. $  0.43   $ (0.48)  $  (1.71) $  (2.05) $  (1.31) $  (3.29) $ (0.49)
 Pro Forma EBITDA(g)(k)...... $43,351   $21,617   $ 48,890  $ 62,269  $ 41,727  $(36,182) $31,549
 Pro Forma EBITDA to Inter-
  est Expense................    1.79x     0.93x      1.00x     0.93x     0.76x   (l)        0.99x
ADJUSTED DATA TO REFLECT
 OFFERINGS BEFORE CUMULA-
 TIVE EFFECT OF ACCOUNTING
 CHANGES: (UNAUDITED)(m)
 Net Income (Loss)(m)........ $ 4,679             $(35,955)
 Net Income (Loss) per
  Share...................... $  0.26             $  (2.01)
 Ratio of Earnings to Fixed
  Charges(n).................    1.09x                0.01x
 EBITDA to Interest
  Expense(g).................    1.50x                0.86x

- --------

(a) Fiscal 1993 results reflect the Company's adoption, in the third quarter, of changes to certain elements in the application of accounting principles relating to long-term programs and contracts, including the expensing of general and administrative costs that were previously carried in inventory for amortization over future deliveries. The amounts also reflect the Company's adoption of SFAS No. 106, "Employers Accounting for Post-Retirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." The accounting changes described above were effective August 1, 1992. As a result, periods prior to August 1, 1992 are not comparable.

(b) Fiscal 1993 results reflect the Company's changed accounting policy to expense general and administrative expenses as incurred; these expenses were previously inventoried.

(c) Includes the impact of net provisions of $25.0 million for plant closure, inventory obsolescence and other asset valuations, other costs related to the planned consolidation process and various items of litigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Fiscal 1993 Compared to Fiscal 1992." The impact of the accounting change on fiscal 1993 was a reduction to operating profit of $39.9 million.

(d) Includes the impact of special provisions of approximately $50.0 million for the termination of the Lockheed C-5 spare pylon program, the Valsan 727 re-engining program, an investigation by government agencies concerning production of parts and a provision for the closing of the Auburn plant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Fiscal 1992 Compared to Fiscal 1991."

(e) In the third quarter of fiscal 1993, the Company changed certain of its accounting principles as described in note (a) above. These changes required the Company to calculate the effect of the change in accounting principles on retained earnings as of the first day in the fiscal year of change.

(f) Excludes off-balance sheet financing. See "Capitalization."

(g) EBITDA is defined as earnings before the cumulative effect of the accounting changes, interest and other income, interest expense and taxes on income (benefit) and depreciation, amortization and the impact of the special provisions referred to in notes (b) and (c) above. EBITDA is presented here to provide additional information about the Company's ability to meet its future debt service, capital expenditure, and working capital requirements and should not be construed as substitute for or a better indicator of results of operations or liquidity than net income or cash flow from operating activities computed in accordance with generally accepted accounting principles.

(h) Includes capitalized interest; excludes additions to property, plant and equipment financed by industrial revenue bonds and capital leases.

(i) For purposes of determining the ratio of earnings to fixed charges, the term "earnings" represents income (loss) before cumulative effect of accounting changes, plus income tax (benefit) and fixed charges excluding capitalized interest. The term "fixed charges" represents interest expense, capitalized interest, amortization of debt issue expense and the portion of operating lease rental expense considered to be representative of an interest factor. Historical earnings were insufficient to cover fixed charges by $14,886 for the six months ended January 31, 1993 and $51,184 for fiscal 1993, $19,312 for fiscal 1992 and $9,604 for fiscal 1990.

(j) The Pro Forma Data to Reflect Accounting Changes (Unaudited), assumes the changes in the application of accounting principles for long-term programs and contracts adopted by the Company effective August 1, 1992, are applied retroactively. The pro forma amounts presented also reflect the retroactive application of SFAS No. 109, "Accounting for Income Taxes" to the periods presented--periods which predate both the Company's adoption of SFAS No. 109 and the release of that standard. Tax benefits arising pursuant to SFAS No. 109, "Accounting for Income Taxes," are allocated ratably over the pro forma restated periods. The pro forma restated effect of the Company's adoption of SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions" are not material and are not presented. The pro forma financial data should not be considered indicative of actual results that would have been achieved had the accounting changes adopted by the Company effective August 1, 1992 been in effect for the periods indicated and do not purport to indicate result of operations as of any future date or for any future period. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the "Consolidated Financial Statements of Rohr, Inc. and Subsidiaries" and the Notes thereto, included elsewhere in this Prospectus.

                            SIX MONTHS ENDED                  FISCAL YEAR ENDED JULY 31,
                            ------------------  ----------------------------------------------------------------
                            JAN. 30,  JAN. 31,
                              1994      1993       1993           1992           1991        1990        1989
                            --------  --------  ----------     ----------     ----------  ----------  ----------
   PRO FORMA INCOME
    STATEMENT DATA
    (UNAUDITED):
    Sales.................. $484,823  $626,004  $1,175,152     $1,279,656     $1,385,086  $1,078,712  $1,044,677
    Cost and Expenses......  439,719   594,568   1,133,040      1,242,240      1,321,792   1,092,150     996,313
    General and
     Administrative
     Expenses..............   13,446    22,467      43,800         53,002         49,288      49,784      41,651
                            --------  --------  ----------     ----------     ----------  ----------  ----------
    Operating Income
     (loss)................   31,658     8,969      (1,688)(c)    (15,586)(d)     14,006     (63,222)      6,713
    Interest Net...........   23,681    22,770      47,883         63,373         53,701      40,606      28,964
                            --------  --------  ----------     ----------     ----------  ----------  ----------
    Income (Loss) Before
     Taxes.................    7,977   (13,801)    (49,571)       (78,959)       (39,695)   (103,828)    (22,251)
    Tax (Benefit) on
     Income................      242    (5,286)    (18,990)       (42,688)       (16,797)    (45,359)    (13,571)
                            --------  --------  ----------     ----------     ----------  ----------  ----------
    Net Income (Loss)...... $  7,735  $ (8,515) $  (30,581)    $  (36,271)    $  (22,898) $  (58,469) $   (8,680)
                            ========  ========  ==========     ==========     ==========  ==========  ==========
    Pro Forma Ratio of
     Earnings to Fixed
     Charges...............     1.31x     0.40x       0.01x       (l)               0.30x    (l)            0.33x

(k) The calculation of pro forma EBITDA is shown below (unaudited):

                             SIX MONTHS ENDED          FISCAL YEAR ENDED JULY 31,
                             ----------------- ---------------------------------------------------
                             JAN. 30, JAN. 31,
                               1994     1993     1993         1992        1991     1990     1989
                             -------- -------- --------     --------    -------- --------  -------
   Operating Income, as Re-
    ported.................  $31,658  $ 8,969  $ (1,688)(c) $ 45,558(d) $100,578 $ 31,605  $75,044
    Less Changes in the Ap-
     plication of Account-
     ing Principles for
     Long-Term Programs and
     Contracts.............      --       --        --        61,144      86,572   94,827   68,331
                             -------  -------  --------     --------    -------- --------  -------
   Pro forma Operating In-
    come (Loss)............   31,658    8,969    (1,688)     (15,586)     14,006  (63,222)   6,713
   Add Depreciation and Am-
    ortization.............   11,693   12,648    25,578       27,855      27,721   27,040   24,836
                             -------  -------  --------     --------    -------- --------  -------
   Pro Forma Earnings......   43,351   21,617    23,890       12,269      41,727  (36,182)  31,549
   Add Special Provisions..      --       --     25,000       50,000         --       --       --
                             -------  -------  --------     --------    -------- --------  -------
   Pro Forma EBITDA........  $43,351  $21,617  $ 48,890     $ 62,269    $ 41,727 $(36,182) $31,549
                             =======  =======  ========     ========    ======== ========  =======

(l) Negative numbers as losses were incurred.
(m) The unaudited adjusted data to reflect the Offerings assumes the financial data has been adjusted for the effect of the Offerings and the corresponding repayment of the outstanding balance under the Revolving Credit Agreement and short-term bank debt as of the first day of each fiscal period and assumes no exercise of the Underwriter's over-allotment option.
(n) Ratio of earnings to fixed charges as adjusted to reflect the Offerings, reflect the issuance of the Senior Notes and the Convertible Subordinated Notes (assuming no exercise of the Underwriter's over-allotment option), and the application of the proceeds therefrom, as if the Offerings had been consummated as of the first day of each fiscal period. On such basis, earnings were insufficient to cover the pro forma fixed charges by $59,894 for fiscal 1993.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

  The following discussion and analysis presents management's assessment of material developments affecting the Company's results of operations, liquidity and capital resources for the three years ended July 31, 1993 and the six months ended January 30, 1994. These discussions should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto. Comparisons between periods may not be meaningful because of significant changes the Company made in certain of its accounting policies, effective August 1, 1992, as discussed in "--Accounting Changes," and the substantial provisions taken in the third quarters of fiscal 1992 and 1993.

  On certain long-term programs under which the Company sells spares directly to the airlines, the Company accounts for profit and loss under the program method of accounting. Under the program method of accounting, the quantity of units in the profit center includes existing and anticipated contracts and is predicated upon market forecasts, which have inherent uncertainties. Included within the program quantity are spares anticipated to be sold concurrent with production units which, as a percentage of total deliveries, increase as a program matures and historically have been sold at higher prices than production units. As spares and production units are both included in the program quantity, higher margins are reported in the early program years based upon anticipated production and spare orders in the future. Programs for which the Company uses the program method of accounting and for which spares are significant are as follows: V2500, CF6-80C, CFM56-5, A340 and MD-90. Market forecasts continue to support the reasonableness of the projected spares included in program quantities. See "Notes to Consolidated Financial Statements--Note 1b."

COMPANY OUTLOOK

  As a result of the slow down in the commercial aerospace industry and reductions in the Company's military and space programs (see "Risk Factors-- Industry Cycles; Current Business Outlook" and "Business--Markets"), the Company's revenues decreased approximately 8% from fiscal 1991 to fiscal 1992 and approximately 8% from fiscal 1992 to fiscal 1993. Revenues for the first six months of fiscal 1994 were approximately 23% less than for the comparable period in fiscal 1993. In response to these conditions, management has taken aggressive actions to increase competitiveness, improve earnings, maximize cash flow and reduce debt.

  The Company has reduced its workforce from a peak of approximately 12,100 at July 31, 1989, to approximately 6,500 at July 31, 1993, and 5,154 at January 30, 1994. The Company's new management has also focused on reducing the ratio of indirect employees to direct employees. From April 30, 1993 to January 30, 1994, this ratio improved from 1-to-2.0 to 1-to-2.6. Management has targeted a ratio of 1-to-2.8 by July 31, 1994. Management has also established a total overhead expense budget equal to 29% of sales for fiscal 1994, which compares to a high of 41% of sales in fiscal 1989 and 32% of sales for the 12 months ended January 30, 1994.

  To reduce excess capacity and to increase overall production efficiencies through higher utilization of its remaining facilities, the Company has closed its Auburn, Washington plant, is closing its Hagerstown, Maryland plant and has deferred completion of a new facility in Arkadelphia, Arkansas. The Company also has reduced capital expenditures from an average of $45 million per year over the last five fiscal years to a planned expenditure of $7 million in fiscal 1994. Average expenditures over the next four years are not expected to exceed $20 million per year.

  The Company has also increased its focus on its core business within the commercial aerospace industry--the design and manufacture of nacelle and pylon systems for large commercial aircraft. The Company intends to focus exclusively on these products and to be the low cost producer in this segment. The Company is currently in negotiations to sell two non-core businesses, its business jet product line and its overhaul and repair business. These two businesses generated approximately $35 million of revenue in fiscal 1993.

RESULTS OF OPERATIONS

 First Six Months Fiscal 1994 Compared to First Six Months Fiscal 1993

  Total sales for the first six months of fiscal year 1994 were $484.8 million, down $141.2 million or 22.6% from the first six months of fiscal year 1993. Commercial sales during the first six months of fiscal year 1994 were down compared to the same period of fiscal year 1993 due primarily to reductions in deliveries. Government sales for the comparative period declined due primarily to a reduction in the delivery rate on the Titan program. Commercial sales aggregated 88% and government sales 12% of the Company's total sales in the first six months of fiscal year 1994.

  Operating income increased to $31.7 million for the first six months of fiscal year 1994, up from $9.0 million for the same period of fiscal year 1993. A significant contributor was reduced general and administrative expenses which declined $9.1 million from $22.5 million for the first six months of fiscal 1993 to $13.4 million for the first six months of fiscal 1994. The decline was primarily the result of work force reductions and other ongoing cost cutting efforts. Fiscal 1994 results were adversely impacted by a reduction in sales volume on several programs. Fiscal 1993 results were impacted by losses on tooling and design efforts and cost problems related to certain programs, a loss on the 727 re-engining program, and $5 million for additional provisions related to various litigation uncertainties. Operating income in the first six months of fiscal year 1994 was also impacted by a less favorable follow-on contract on the Titan program.

  Net interest expense was $23.7 million for the first six months of fiscal year 1994 compared to $22.8 million for the same period last year. While total financings have declined, interest rates paid by the Company have increased primarily due to the replacement of certain variable rate financings with long-term fixed rate financing.

  Earnings for the first six months of fiscal year 1994 were a positive $7.7 million or 43 cents per share compared to a loss of $8.5 million or 48 cents per share (before the cumulative effect of the accounting change) for the same period last year. The Omnibus Budget Reconciliation Act, adopted in August 1993, increased federal tax rates, thus causing the deferred tax asset shown on the balance sheet to increase and taxes on income to decrease for the first six-months of fiscal year 1994. This resulted in a one time increase in net income of $2.8 million and earnings per share of 16 cents.

  The first six-months of fiscal year 1993 were additionally impacted by a loss of $223.9 million, net of taxes, or $12.52 per share, due to the cumulative effect for the changes in the application of accounting principles through July 31, 1992, adopted on a retroactive basis in the third quarter of fiscal year 1993.

 Additional Items

  The Company is still experiencing softness in orders by airlines for spare components, which caused the Company to revise its spares delivery forecast in the near term on certain programs. See "--Fiscal 1993 Compared with Fiscal 1992."

  The Company has notified its customer on the V2500 program that it has exercised its contractual right to terminate the contract in 1995 so the Company will not be required to accept orders under the current contract terms after mid-year 1995. The Company is discussing possible alternative contractual arrangements with its customer under which it would continue with the program. In addition, anticipated spares deliveries for the V2500 program have been revised downward in the near term and the Company now expects to incur the total loss previously booked on this program.

  The Company and its actuary are evaluating the extent to which the downsizing of personnel may necessitate the expensing of unamortized pension benefit past service costs related to the termination of employees. This evaluation and the recognition of its financial impact is expected to be complete by the end of the third quarter of fiscal 1994. See "Risk Factors--Underfunded Pension Plans."

 Fiscal 1993 Compared with Fiscal 1992

  Sales declined from $1,279.7 million in fiscal 1992 to $1,175.2 million in fiscal 1993. Commercial sales benefited from deliveries on the Airbus A340 program, and start-up of the MD-90 program. However, commercial sales in fiscal 1993 were negatively impacted by reductions in the delivery rate of large commercial aircraft. See "Risk Factors--Industry Cycles; Current Business Outlook" and "Business--Markets." Government sales for the comparable period declined due to events in the previous year, including the termination of the C-5 spare pylon program and completion of F-14 production deliveries. Commercial sales aggregated 87% and government sales 13% of total sales.

  Total general and administrative expenditures declined $9.2 million from $53.0 million in fiscal 1992 to $43.8 million in fiscal 1993. The decline was primarily the result of work force reductions, postponement of annual wage increases, and other ongoing cost cutting efforts. General and administrative expenses in fiscal 1993 were charged as a period expense. General and administrative expenditures for fiscal 1992 were, in part, inventoried and relieved through cost of sales as units were delivered. This change was made as part of the change in application of accounting principles discussed in "-- Accounting Changes."

  The Company reported an operating loss of $1.7 million for fiscal 1993 compared to an operating profit of $45.6 million for fiscal 1992. Fiscal 1993 operating income was negatively impacted by $39.9 million due to the change in application of accounting principles relating to long-term programs and contracts. See "--Accounting Changes." These changes will also continue to impact results negatively in the near term, but are expected to positively impact operating results in the long-term. Results for the year were also adversely affected by net provisions aggregating $25.0 million for plant closure, inventory obsolescence and other asset valuations, other costs related to the planned consolidation process, and various items of litigation. In addition, results reflect a reduction in anticipated sale of spare parts on the V2500, CF6-80C, CFM56-5 and A340 programs. The Company generally attributes recent reductions in spares sales to the surplus aircraft in the current market place. As a result of such surplus, aircraft deliveries have declined and the initial spares sold to support newly delivered aircraft have also declined. In addition, airlines are maintaining lower spares levels; the existence of surplus aircraft has reduced the need for spares supplies sufficient to keep an airline's entire fleet in operation. Also, improved production quality appears to have reduced spares requirements. In addition, fiscal 1993 results reflected increased costs associated with assembly labor performance and subcontractor changes on the PW300 program and certain out-of-production spare programs. Operating results in fiscal 1992 were adversely impacted by a number of special provisions approximating $50 million. Paramount was a provision for potential losses arising as a result of the government's termination for default of the C-5 spare pylon program. See "Notes to the Consolidated Financial Statements--
Note 8." Operating results for fiscal 1992 were also impacted by provisions relating to the Company's investment in the Valsan 727 re-engining program, which was negatively impacted by delayed implementation of U.S. noise regulations, and by provisions for closure of the Company's Auburn facility and future settlement of possible criminal and civil proceedings concerning certain government programs. In fiscal year 1992, operating results were also impacted by cost problems on certain "out-of production" spares programs.

  In fiscal 1993, the Company achieved better labor performance than in fiscal 1992. This is attributed, in part, to the generally higher seniority level of the Company's work force as a result of the Company's recent downsizing activities.

  Estimates of anticipated spare part sales were reduced on the McDonnell Douglas MD-90 program resulting in a decline of projected operating income from this program in future years. Negotiation of a new long-term agreement on the PW4000 program resulted in revised cash flow estimates that delayed recovery of the Company's investment on that program.

  Net interest expense was $47.9 million for the year ended July 31, 1993, as compared to $63.4 million for the same period the previous year. The 1992 period included a charge of $18.3 million during the third quarter of fiscal 1992 for interest cost attributed to the IRS audit adjustment to the Company's 1984 and 1985 federal tax returns. The 1993 period also includes interest expenses for income tax liabilities. Net of the interest for income tax liabilities, interest expense in 1993 was lower than in fiscal 1992 due to lower average borrowings and lower interest rates.

  Net loss was $254.5 million for the year ended July 31, 1993, as compared to income of $1.5 million for fiscal 1992, primarily as a result of the $224.0 million charge for the cumulative effect of the accounting changes described under "--Accounting Changes," the effect of the accounting change in 1993 of $39.9 million ($24.6 million after tax) and the $25.0 million ($15.4 million after tax) special provision.

  The net loss for the year ended July 31, 1993 is net of tax benefits totaling $158.0 million. These tax benefits offset existing deferred tax liabilities at July 31, 1992 and resulted in a net deferred tax asset of $103.0 million at July 31, 1993.

 Fiscal 1992 Compared With Fiscal 1991

  Commercial sales declined during fiscal 1992 compared to fiscal 1991 due to a reduction in deliveries on certain programs reflecting changing economic conditions and a reduction in sales resulting from a subcontractor delivering directly to the customer. Government sales declined due to the termination of the C-5 spare pylon program and the completion of F-14 production deliveries. Commercial sales aggregated 86% and government sales 14% of total sales compared to 80% and 20% for fiscal 1991.

  The Company reported an operating profit of $45.6 million for fiscal 1992 compared to an operating profit of $100.6 million for fiscal 1991. Fiscal 1992 operating results were adversely impacted by a number of third quarter special provisions approximating $50.0 million, plus approximately $5.5 million during the third quarter related to the state franchise tax effect of special charges. The special provisions included charges for the termination of the Lockheed C-5 spare pylon program, the Valsan 727 re-engining program, an investigation by government agencies concerning production of parts, and a provision for the closing of the Auburn plant. In addition, commercial programs during fiscal 1992 benefited from some improved pricing and, based on aircraft orders and options placed by airlines, an increase in the program quantity and spare part sales estimates for the General Electric CF6-80C and CFM International CFM56-5 nacelle programs, which were in turn offset by a reduction in sales volume. Government programs during fiscal 1992 continued to be adversely impacted by disruption from redefined acceptance criteria by the government. Also of significance was the completion of the F-14 production program and the benefit from improved cost performance at the Space division. The Company revised its overhead cost rates used in its program cost estimates to reflect a declining production base anticipated in future years.

  Fiscal 1992 operating results included an estimate of recovery on the KC-135 program for constructive change claims related to government redefined acceptance criteria. Fiscal 1991 operating results included an additional estimate of recovery on the Boeing E3/E6 program and an initial estimate of recovery on the Lockheed C-5 production and spare pylon programs related to government redefined acceptance criteria, as well as an estimate of recovery on the PW4000 program related to tooling and design change activity.

  Operating results were limited by the inability to achieve profitable results on several major programs. Among these were the V2500, MD-11 pylon and PW4000 programs, which have been impacted by delays and increased labor cost estimates for bonding and assembly operations plus tooling and design support services. An A320 order by United Airlines improved the market outlook for the V2500 program, although spares sales were still below original expectations delaying recovery of the Company's program investment. Negotiations on the PW4000 contract and the resolution of major design changes for the MD-11 program improved the financial status during the fourth quarter of fiscal 1992 of these major programs.

  Program estimates on the Airbus A340 nacelle program continued to be negatively influenced by delays in delivery of the initial program quantity, a reduction in anticipated spare part sales, increased start-up costs and higher than planned bonding and assembly costs. These revised estimates indicate a less than planned return in the future on investment for this program.

  Interest expense was increased $18.3 million during the third quarter of fiscal 1992 to reflect the interest cost of federal income tax adjustments. These tax adjustments have offset previously expected tax deductions, and the related interest income accrual. Interest on indebtedness was lower than for fiscal 1991 due to lower average borrowings and lower rates.

  An income tax benefit was recorded during fiscal 1992 as a result of the pretax loss. The benefit was higher than the amount computed at statutory tax rates due to additional benefits from tax planning items and, most importantly, utilization of tax reserves in connection with the federal income tax interest adjustment discussed above. The effective income tax rate, which is expressed as a ratio of tax expense to pretax income, was substantially higher in fiscal 1992 compared to fiscal 1991 because benefits from utilization of tax reserves and tax planning items increase the rate when there is a pretax loss.

LIQUIDITY AND CAPITAL RESOURCES

  For the first six months of fiscal year 1994, net cash provided by operating activities totaled $44.9 million compared with a use of cash of $35.6 million for the same period of the prior year. Net cash provided by operating activities was $78.7 million in fiscal 1993 and $110.3 million in fiscal 1992. In recent periods, net cash provided by operating activities included one-time receipts by the Company for design and tooling efforts and similar non-recurring tasks. Net cash from operating activities also included accelerated payments for delivered production hardware in the first six months of fiscal 1994, and the receipt of certain amounts that had been deferred pending aircraft certification in fiscal 1993 and 1992. Net cash provided by operations is subject to significant variations from period to period.

  The Company's total financings (balance sheet debt plus off-balance sheet financings) aggregated $587 million at January 30, 1994, down $56.9 million from July 31, 1993. Total indebtedness as reflected on the Company's balance sheet decreased by $48.2 million from $531.6 million on July 31, 1993 to $483.4 million on January 30, 1994. During the first six months of fiscal year 1994, the Company repaid its $35 million medium term note and made the annual $12.5 million principal payment on its 9.35% senior notes.

  The Company's liquidity has improved over the last year, primarily as a result of cash flow generated from operating activities. However, as a result of its credit rating and the financial community's concerns about the aerospace industry, the Company has generally been unable to utilize uncommitted and certain other credit facilities which historically have been available to it. Two letters of credit which secure certain of the Company's obligations will expire in April and July, 1994. The Company is seeking the renewal of both letters of credit in amounts expected to aggregate approximately $25 million. If the Company does not obtain renewals or substitute letters of credit, it will be required to use some portion of the existing availability under its Revolving Credit Agreement or to utilize a portion of its cash balances.

  On January 30, 1994, the Company had $50 million of borrowings under its committed Revolving Credit Agreement, no change from borrowings of $50 million on July 31, 1993. Upon completion of the Offerings, the Revolving Credit Agreement will be amended to provide for a three-year commitment and will contain revised financial covenants which were negotiated to permit the Offerings contemplated by this Prospectus and the expected increases in underfunded pension liabilities (which are discussed in greater detail below). See "Risk Factors--Underfunded Pension Plans" and "Description of Certain Financings."

  The Company is a party to a $60 million accounts receivable facility under which it sells receivables from specified customers on an on-going basis. As a result of the slow-down in the aerospace industry, the amount of outstanding receivables from these customers has fallen below levels which existed at the start of the facility. As a result, the Company has deposited cash collateral from time to time as required to support the facility and has withdrawn such cash when it is no longer required to be deposited. At January 30, 1994, the Company had $7 million of cash collateral on deposit.

  The Company is also a party to certain equipment leases and has granted the lessors a security interest in selected customer receivables to secure $10 million of obligations. If the parties who lease this equipment to the Company do not assign approximately one-half of their beneficial interests in the leased equipment to other parties by January 1995, the equipment lessors may require the Company to prepay up to $10 million of its equipment lease obligations.

  The Company's existing debt level reflects the substantial investments made by the Company in the late 1980s and early 1990s to design and begin production on several major long-term programs. Except for the MD-90, the Company has substantially completed the large investments required by these programs and most are now well into production. The industry is expected to introduce relatively few new programs in the next several years and, accordingly, the Company believes that its financing requirements for new programs have been reduced as compared to prior periods.

  At July 31, 1993, the underfunded status (excess of projected benefit obligations over plan assets) of the Company's defined benefit plans had increased to $65.6 million. This underfunded status resulted from a combination of factors including benefit increases, increased levels of early retirements, less than the actuarially-assumed returns on plan assets and a reduction in the discount rate used to calculate the present value of future pension plan liabilities for financial reporting purposes. Considering current interest rate levels, the Company anticipates reducing its discount rate to 7.5% for its fiscal year 1994 valuation from the 8.5% used for its 1993 valuation, which will substantially increase the Company's accrued pension benefit obligation. In addition, the Company has continued to experience a higher level of early retirements than actuarially anticipated which is also expected to significantly increase the accrued pension benefit obligation. The Company anticipates that the expected increases in the underfunded pension liabilities will approximate $75 million and will result in a charge to shareholders' equity estimated at $45 million and an estimated $30 million increase to the Company's deferred tax asset account. The Company and its actuary are also evaluating the extent to which the downsizing of personnel may necessitate the expensing of unamortized pension benefit past service costs related to terminated employees. This matter does not affect the underfunded status of the plans but would result in a charge to earnings. The evaluation of all of these items and the recognition of the related financial impact is expected to be completed by the end of the third quarter of fiscal 1994. See "Risk Factors-- Underfunded Pension Plans."

  The Company's required minimum annual contribution to its defined benefit plan, which is directly impacted by the plans' funded status, has increased from $15.3 million for calendar year 1992 to $19.0 million for calendar year 1993. The Company expects that IRS regulations will require it to increase its annual cash contributions to the Pension Plans for several years. These regulations are designed to substantially eliminate pension plan underfunding within five years. The Company expects to have sufficient liquidity to make these increased contributions.

  The Company's principal financing agreements have covenants pertaining to indebtedness (which is defined to include the underfunded pension liabilities), to shareholders' equity (which would be affected by any charge to equity caused by an increase in underfunded pension liabilities), and to the ratio of net income to fixed charges (which would be affected by any increase in pension expense). However, the Company and the lenders under these agreements have agreed on revised financial covenants to accommodate the financial effect of the pension issues described above. The revised financial covenants will become effective upon the sale of the Securities.

  On January 21, 1994, the Company announced that it had signed letters of intent to sell its business jet product line and certain assets of a wholly owned subsidiary, Rohr Aero Services, Inc. The revenue generated from these operations has approximated $35 million in each of the last two fiscal years. In preparation for the sale of the assets of Rohr Aero Services, Inc., the Company adjusted carrying values of assets downward by $0.7 million during the second quarter of fiscal 1994. In the aggregate, a net gain is anticipated upon sale of these assets. In March 1994, the purchaser of these two lines of business placed a $7.8 million deposit in escrow. One-half of this deposit is nonrefundable under certain circumstances. The Company is in the process of selling its Auburn, Washington plant (which was closed in fiscal year 1993) and is seeking to sell its Hagerstown, Maryland manufacturing facility which is excess to projected capacity needs.

  The Company's net inventory decreased to $412.2 million at January 30, 1994 from $439.7 million at July 31, 1993. Excess-over-average and production inventory declined reflecting the increased maturity of newer programs, the reduced sales volume and the efforts of management to control inventory levels through shorter lead times and just-in-time contracts. These reductions were partially offset by an increase in pre-production inventory, primarily in the MD-90 and A340 programs and in a new application of the V2500 program. The changes in the application of accounting principles adopted by the Company in fiscal 1993 substantially decreased net inventory from its level at July 31, 1992. See "--Accounting Changes" and "Notes to the Consolidated Financial Statements--Note 2."

  The Company's receivables decreased from $133.2 million on July 31, 1992 to $94.1 million at both July 31, 1993, and January 30, 1994, due to several large receipts by the Company for tooling, design changes and similar non-recurring tasks, as well as the receipt of certain amounts deferred pending aircraft certification. This decrease was net of a $45 million reduction in the receivables sales arrangement which, by itself, would have increased receivables by $45 million. See "Notes to the Consolidated Financial Statements--Note 3."

  Capital expenditures (including expenditures funded by industrial revenue bonds and capital leases) averaged $45 million per year over the past five fiscal years. Capital expenditures for property, plant and equipment totaled $2.9 million for the first six months of fiscal year 1994, down from $18.9 million in the first six months of fiscal year 1993. Capital expenditures in the first six months of fiscal year 1993 were higher due in large part to expenditures for new office and manufacturing facilities. In addition, the Company has substantially curtailed its previously planned capital expenditures for the balance of fiscal year 1994 in line with other cost cutting efforts and anticipates such expenditures will not exceed an average of $20 million per year over the subsequent four years. Given its substantial recent investments, the Company believes that the amount it plans to spend on capital expenditures over the next several years will be sufficient to meet the Company's production requirements.

  The Company's firm backlog, which includes the sales price of all undelivered units covered by customers' orders for which the Company has production authorization, was approximately $1.3 billion at January 30, 1994 compared to $1.4 billion at July 31, 1993. Approximately $0.4 billion of the $1.3 billion backlog is expected to be delivered in the remainder of fiscal year 1994. (Sales during any period include sales which were not part of backlog at the end of the prior period.) Customer orders in firm backlog are subject to rescheduling and/or termination for customer convenience; however, in certain cases the Company is entitled to an adjustment in contract amounts. The Company has an additional $2.7 billion in anticipated backlog, which represents the sales price of units which the Company expects that its customers will order under existing contracts and the Company will deliver within seven years.

  The Company believes that, after the completion of the Offerings, its principal sources of liquidity over the next several years will be cash flow from operations, available cash, borrowings under the Revolving Credit Agreement and the pending asset sales. Based upon current levels of operations and anticipated future business, the Company believes that these sources will be adequate to meet its anticipated requirements for working capital, capital expenditures and debt service during that period.

ENVIRONMENTAL MATTERS

  The Company has been identified as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), and under certain analogous state laws for the cleanup of contamination resulting from past disposal of hazardous substances at several sites to which the Company, among others, sent such substances in the past. CERCLA requires the cleanup of sites from which there has been a release or threatened release of hazardous substances, and authorizes the Environmental Protection Agency ("EPA") to take any necessary response actions at such sites, including ordering PRPs to cleanup or contribute to the cleanup of a Superfund site. Courts have interpreted CERCLA to impose strict, joint and several liability upon all persons liable for response cost.

  In June 1987, the U.S. District Court of Los Angeles, in U.S. et al, vs. Stringfellow, granted partial summary judgment against the Company and 14 other defendants on the issue of liability under CERCLA. On November 30, 1993, the special master released his "Findings of Fact, Conclusions of Law and Reporting Recommendations of the Special Master Regarding the State Share Fact Finding Hearing," allocating liability between the State of California and other parties. See "Legal and Environmental Proceedings--Stringfellow." The most recent estimate the Company has made of its liability, assuming the court order allocating substantial liability to the State of California is upheld, assuming the 1989 EPA estimate of total cleanup costs is not exceeded (although the EPA cautioned the actual costs could have a variation of 30% less or 50% higher than its estimate), and assuming tentative allocations among the Company and all other users of the site will approximate the final allocation of aggregate user liability, shows a Company expenditure ranging from $5 to $8 million over and above sums spent to date. This amount is within the sums accrued on the books of the Company for potential offsite environmental liability. However, the Company estimates further assume that the EPA selects a final remedial action of moderate technology and cost, rather than one of several more radical ones previously suggested, but apparently discarded at this point, by the EPA. The decision on the final remedial action is still being studied and may be made in 1994 or later.

  Expenditures by the Company for cleanup of this site during fiscal 1993 were not material, although cleanup costs for Stringfellow are expected to be approximately $1 million during fiscal 1994. From inception to July 31, 1993, the Company has expended approximately $2.5 million on cleanup costs for this site. Amounts within the above estimated $5 to $8 million range of future liability are expected to be paid for remedial work over the next several years under agreements and consent decrees entered into between the EPA, the Company and numerous other PRPs. Applicable law provides for continuing liability for future remedial work beyond these agreements and consent decrees, although the Company believes its reserves are adequate for its portion of such liability if all of the above assumptions are correct. The Company also has claims against its comprehensive general liability insurers for insurance reimbursement, for past and future costs, none of which has yet been recorded in the financial records of the Company except for sums actually paid in certain insurance settlements and certain legal fees which the insurers have been reimbursing. Based on the foregoing analysis, the Company believes that costs of remedial actions for the Stringfellow site will not have a material effect on the Company's financial condition, liquidity or results of operation.

  The Company is also involved in several other proceedings and investigations related to waste disposal sites and other environmental matters. The Company has made claims against its insurance carriers for certain of these items, and has received claims acknowledgment letters reserving the rights of such carriers. As in the case of the Stringfellow site, the insurers have alleged or may allege defenses to coverage, although no litigation has been commenced. It is difficult to estimate the ultimate level of environmental expenditures for these various other environmental matters due to a number of uncertainties at this early stage, including the complexity of the related laws and their interpretation, alternative cleanup technologies and methods, insurance and other recoveries, and in some cases the extent or uncertainty of the Company's involvement. See "Legal and Environmental Proceedings" for a more detailed discussion of the range of the Company's potential liability.

  During the year ended July 31, 1993, the Company expended, for the environmental items described above and also for other environmental matters (including environmental protection activities in the normal operation of its plants), a total of approximately $6 million. These expenditures covered various environmental elements, including hazardous waste treatment and disposal costs, environmental permits, environmental consultants, fines or donations (which were not material, either individually or in the aggregate) and environmental remediation (including Stringfellow), no significant part of which was capitalized. Assuming the usage of all of these various environmental elements remains substantially the same for fiscal 1994 as in fiscal 1993, which the Company anticipates, costs for these elements in fiscal year 1994 should be comparable to the expenditures for fiscal 1993, except for the indicated higher sum expected to be paid for Stringfellow remediation in fiscal 1994.

  Based upon presently available information, the Company believes that aggregate costs in relation to all environmental matters of the Company will not have a material adverse effect on the Company's financial condition, liquidity, results of operations or capital expenditures.

ACCOUNTING CHANGES

  In the third quarter of fiscal 1993, the Company changed certain elements of its application of accounting principles relating to long-term programs and contracts, effective August 1, 1992. As a result of these changes, certain costs previously carried in inventory for amortization over future deliveries are now being expensed. These costs include certain pre-certification costs, consisting primarily of tooling and design expenses in excess of negotiated contractual values, that are now expensed as identified. In addition, general and administrative costs that were previously capitalized are now being expensed as incurred. Following a thorough review of its accounting policies, the Company concluded there was a need, particularly in light of the current aerospace environment, to have financial results more closely reflect near-term program economics (cash flow and internal rate of return). As a result, these changes generally reduce the number of production units and spares used in the calculation of overall profit margins. While the previous methods of applying the Company's accounting principles were in accordance with generally accepted accounting principles (GAAP), the changed policies are preferable. The application of these policies produces program and contract estimates that are based on shorter delivery periods, allowing a better matching of revenues and expenses. The cumulative effect of these changes for the periods through July 31, 1992 was a charge of $219.7 million, net of income tax benefits of $136.3 million. The effect of these changes on the year ended July 31, 1993 was to increase the net loss before the cumulative effect of the changes in accounting principles by $24.6 million ($1.37 per average common share), net of income tax benefits of $15.3 million.

  In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," pro forma amounts are shown for net loss and net loss per average share of common stock for all prior periods presented. The pro forma amounts presented in the Consolidated Statements of Operations reflect the retroactive application of these accounting changes, net of income tax benefits (which were allocated ratably over the pro forma restated periods) for each period presented. Primarily as a result of these changes, excess-over-average inventory decreased from $323.7 million at July 31, 1992 to $75.4 million at July 31, 1993. Pre-production inventory also decreased from $258.4 million at July 31, 1992 to $181.0 million at July 31, 1993, primarily as a result of the accounting changes. See "Notes to the Consolidated Financial Statements--Note 4."

  In the third quarter of fiscal 1993, the Company also adopted, effective August 1, 1992, SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions." The accumulated post-retirement benefit obligation for active employees and retirees was recorded using the immediate recognition transition option. See "Notes to the Consolidated Financial Statements--Note 9b." This standard requires companies to accrue the expected cost of providing health care benefits to retired employees and their dependents during the employees' service periods. The Company previously charged the cost of providing these benefits on a pay-as-you-go basis. The cumulative effect of this change for the periods through July 31, 1992, was a charge of $4.3 million, net of income tax benefits of $2.7 million. The effect of the change on the year ended July 31, 1993 was not material.

  In the third quarter of fiscal 1993, the Company also adopted, effective August 1, 1992, SFAS No. 109, "Accounting for Income Taxes." See "Notes to the Consolidated Financial Statements--Note 6." The cumulative effect of this change for periods through July 31, 1992, was not material by itself. However, under this standard, the Company recorded a substantial net deferred tax asset as a result of the other changes in accounting principles and certain other charges recorded in the year ended July 31, 1993. See "Notes to the Consolidated Financial Statements--Note 6."

  The combined effect of adopting the new accounting changes for the year ended July 31, 1993 was a charge to net income of $24.6 million ($1.37 per average common share). The cumulative effect through July 31, 1992 of adopting the new accounting changes was a one-time charge of $224.0 million, net of income taxes ($12.50 per average common share), with a corresponding reduction in shareholders' equity. As a result of adopting the accounting changes, combined with the results of operations for the year ended July 31, 1993, the Company reported a loss of $254.5 million ($14.21 per average common share).

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 112, Employers' Accounting for Post-Employment Benefits. The new standard is effective for fiscal years beginning after December 15, 1993 and requires employers to recognize the obligation to provide post-employment benefits to former or inactive employees, their beneficiaries, and covered dependents, when certain conditions are met. The Company does not expect there to be a material adverse effect on its financial position or results of operations in the year of adoption.

INCOME TAXES

 First Six Months of Fiscal 1994

  The Company provided $3.1 million for income taxes during the first six months of fiscal year 1994, offset by a tax benefit of $2.8 million due to the change in federal tax rates under the Omnibus Budget Reconciliation Act of 1993. The Company's deferred tax asset of $102.6 million remained substantially unchanged from the amount at July 31, 1993 but is expected to increase by approximately $30 million due to increased pension liability by the end of fiscal year 1994. See "Risk Factors--Underfunded Pension Plans," "Risk Factors--Deferred Tax Asset" and "--Liquidity and Capital Resources." Based on currently available information, the Company believes that sufficient future taxable income will be generated to fully utilize the increased deferred tax asset. The Company's ability to utilize its deferred tax asset is discussed in greater detail below.

  The IRS has audited the Company's tax returns through fiscal 1985. In fiscal 1993, the IRS issued a Revenue Agent's Report challenging the Company's adoption in 1984 of the completed contract method of accounting ("CCMA"), the Company's tax deduction for funding liabilities related to a Voluntary Employee Benefit Association ("VEBA") and certain other matters. The Company filed a protest with the Appeals Office of the IRS and, subsequent to the end of the second quarter of fiscal 1994, the IRS conceded that the Company was entitled to use CCMA. The Company is negotiating a resolution of the remaining adjustment issues with the IRS. The Company believes that the resolution of these remaining issues will not have a material adverse effect on the Company and its financial position, even if the IRS were to prevail with respect to all of such issues.

 Fiscal 1993

  In the third quarter of fiscal 1993, the Company adopted, effective August 1, 1992, SFAS No. 109, "Accounting for Income Taxes." This standard requires the recognition of future tax benefits, predicated upon current tax law, attributable to tax credit carryforwards, temporary differences, and NOLs that will result in deductible amounts in the future. The value of the tax asset is effectively reduced through the establishment of a valuation allowance if, based on the weight of available evidence, it is "more likely than not" that some or all of the deferred tax asset will not be realized.

  When tax effected at July 31, 1993 tax rates, the Company's deductible temporary differences, tax credit carryforwards and NOLs result in a deferred tax asset of $103.0 million, consisting of $85.3 million for federal tax purposes and $17.7 million for state tax purposes. Based on tax rates in effect on July 31, 1993, the Company must generate approximately $271 million of future taxable income (net of $233 million of taxable income that the Company will report as a result of the automatic reversal of existing taxable temporary differences between asset and liability values for financial reporting and income tax purposes) prior to the expiration of the Company's NOLs in 2003 through 2008 for full realization of the net deferred tax asset. The Company believes it will be able to generate, on average, at least $27 million in net income for each of the next 10 years, in order to fully utilize the deferred tax asset (assuming all temporary differences between asset and liability values for financial reporting and income tax purposes reverse during that period). This level of net income would be $57.6 million in excess of reported fiscal 1993 net loss of $30.6 million before the effect of the accounting changes.

  The ultimate realization of the Company's deferred tax asset is dependent upon the generation of sufficient future taxable income during the available federal and state NOL carryforward periods. Although the Company has reported taxable losses during recent fiscal years primarily as a result of the significant non-recurring events described below, management expects that a sufficient level of taxable income will result in years subsequent to fiscal 1993 and prior to the expiration of the NOLs to realize the deferred tax asset recorded at July 31, 1993. The Company's long-term contracts and programs require long range sales and profit forecasts, but also provide the Company opportunities to generate future taxable income necessary to realize the deferred tax asset recorded. Following is a summary of the positive evidence which leads the Company to believe that a valuation allowance is not necessary, as it is more likely than not that the deferred tax assets will be realized:

  . During fiscal years 1990 through 1993, there were a number of highly unusual and unpredictable events and other industry factors that caused the Company to have poor financial results. These items are generally described below.

       The aerospace industry was experiencing unprecedented growth in the late 1980s and through 1991. The Company was required to deliver its products more rapidly and was involved in several new product development efforts for a number of engine nacelles and pylons. The Company added a significant number of engineers to handle design changes for new products under development, and experienced even greater engineering demands due mostly to difficulties in changing the PW4000 nacelle from the Airbus A300/A310 configuration to the new MD-11 configuration and in developing the MD-11 pylon.

       The Company's rapid expansion of its work force, introduction of new programs and start-up of satellite facilities were extremely disruptive and cost consuming. As the Company worked to produce initial units under new programs, a substantial portion of work was being performed by relatively inexperienced employees. Additionally, there were significant start-up costs in relocating production among facilities. The Company also experienced difficulties on its government programs as a result of disagreements over redefined acceptance criteria.

  . The conditions leading to an expanding work force, transfers to satellite plants and heavy use of engineers on new programs have drastically changed. Currently, the Company and the industry are in a downturn with orders being delayed and/or cancelled. The Company has been downsizing and will continue to do so in response to the market. Management has implemented and will continue to make significant cost reductions in response to the industry downturn in order to enhance overall profitability. Additionally, the Company should be able to utilize its resources in a more balanced and stable manner. Engineering needs have been drastically reduced as most of the programs that were in the development stage throughout the late 1980s and early 1990s have been introduced to the market. Significant design costs for new product development are not anticipated over the next several years.

  . The Company's direct sales of spare parts to the airlines are expected to increase as nacelle programs on which the Company sells spare parts directly to the airlines mature. Generally, the Company earns a higher margin on the direct sales of spare parts to airlines than it does on the sales of spare parts to prime contractors (for resale to the airlines). Prices for direct spare part sales are higher than prices for spare parts sold to prime contracts, in part, because of additional costs related to the technical and customer support activities provided to the airlines.

  . The Company's assets present significant opportunities to accelerate taxable income into the NOL carryforward period. Tax planning strategies such as leveraged lease transactions, the sale-leaseback of certain property, the revision of depreciation methods for tax purposes and reductions in foreign sales corporation commissions could generate taxable income of approximately $16 million, $32 million, $28 million and $35 million, respectively.

  The following table shows the taxable income that will need to be generated over the next 20 years in order to realize the deferred tax asset:

                                                 5-YEAR TIME INTERVAL
                                        ---------------------------------------
                                        1994-98 1999-2003 2004-08 2009 & BEYOND
                                        ------- --------- ------- -------------
                                             (DOLLAR AMOUNTS IN MILLIONS)
NOLs...................................   $ 0      $27     $159       $  0
Tax credits............................     0       14        8          0
Future deductible temporary differ-
 ences.................................     0        0        0        296
                                          ---      ---     ----       ----
    Total..............................   $ 0      $41     $167       $296
                                          ===      ===     ====       ====

  Future deductible temporary differences begin to reverse in fiscal 1994. Taxable income needed to realize the portion of the deferred tax asset related to future deductible temporary differences will need to be generated before the end of the 15-year period following the reversal of those temporary differences.

  The availability of the Company's NOLs may be limited under the Tax Reform Act of 1986 as a result of changes that may occur in the ownership of the Company's stock in the future, principally relating to a change in control. Management has considered this factor in reaching its conclusion that it is "more likely than not" that future taxable income will be sufficient to realize fully the deferred tax asset reflected on the Balance Sheet.

                                    BUSINESS

GENERAL

  The Company designs, develops, manufactures, sells and supports complete nacelle and pylon systems for large aircraft engines. The Company has over 50 years of experience in the aerospace industry and is the leading independent supplier of nacelle and pylon systems to the world's major commercial airframe and engine manufactures ("OEMs"). Rohr manages projects from the early design stage through production and systems integration to lifetime customer support. In addition, the Company has the right to provide customer and product support directly to approximately 145 airlines around the world, including on-site field services and the sale of spare parts.

  Nacelles are aerodynamic structures which surround and attach jet engines to aircraft. A nacelle system generally includes the nose cowl or inlet, fan cowl, nozzle systems, thrust reverser and engine build-up. Pylons (sometimes referred to as struts) are structures that attach the jet engines to the aircraft. Nacelle and pylon systems are highly engineered, critical to fuel efficiency and integral to all of the key interfaces between the jet engine and the airframe.

  The Company believes that it is competitively well-positioned in its core business. Management estimates that the Company supplied, by value, approximately 45% of the nacelle systems and 25% of the pylons for all large commercial aircraft produced worldwide in 1993, including products represented on the Boeing 737, 747, 757 and 767, the Airbus A300, A310, A320, A321, A330
and A340, and the McDonnell Douglas MD-80, and MD-11. The Company attributes its strong market position to its leading technologies, its focus on a narrow product line and its competitive cost structure. Management believes that this market position is protected by (i) long-term contracts including some life-of-program agreements, (ii) substantial costs for the airframe or engine OEMs to change supply sources, (iii) significant up-front design, development, tooling and certification costs which must be borne before production on a program may begin and (iv) a strong reluctance by airlines to support different nacelle systems manufactured by more than one supplier in their fleets.

MARKETS

 Commercial Airline Industry

  Commercial airlines' demand for new aircraft is highly dependent upon consumer demand for air travel, stability of fuel and ticket prices, replacement of older aircraft (which is influenced by the time required for, and the economics of, compliance with noise and maintenance regulations), the availability of temporarily deactivated aircraft, and the financial capabilities of the airlines and leasing companies to accept ordered aircraft and to exercise aircraft purchase options. Such demands and capabilities historically have been related to the stability and health of the United States and world economies. Since the production of aircraft can take up to two years, production in the aircraft manufacturing industry (including production by subcontractors such as the Company) can lag behind changes in the general economy.

  In 1990 through 1992, airlines' passenger capacity increased rapidly as the commercial aircraft industry produced record numbers of aircraft, peaking with 830 aircraft in 1991. During this same period, the United States and world economies experienced recession and slow growth, United States scheduled airlines reported operating losses averaging approximately $2 billion per year, while non-United States scheduled airlines reported significantly reduced profits. In 1991, United States and world airline passenger traffic decreased by 1.9% and 2.8%, respectively. This was the first year in the history of the industry that world airline passenger traffic had decreased. As a result of these conditions, orders for new aircraft slowed substantially and some existing orders and options for new commercial aircraft were cancelled or rescheduled to later dates.

  In 1993, United States scheduled airlines achieved approximately $1 billion of operating profit. In addition, world airline passenger traffic grew by 6.9% in 1992 and 4.5% in 1993. Industry analysts have predicted that worldwide airline passenger traffic will grow approximately 5% to 6% per year over the long-term.

  The following table sets forth the worldwide revenue passenger miles ("RPMs") and the percentage growth in RPMs, as reported in the March 1993 Boeing Current Market Outlook--World Market Demand and Airplane Supply Requirements, and the number of commercial aircraft (over 100 passengers), as reflected in Boeing World Jet Airplane Inventory Year-End 1992 (after adjustment for deliveries of aircraft to the military), delivered during each of the last 15 calendar years.

                                                                      COMMERCIAL
                                                                       AIRCRAFT
                                                            PERCENT    (OVER 100
                                               WORLD RPMS   GROWTH    PASSENGERS)
      YEAR                                    (IN BILLIONS) IN RPMS    DELIVERED
      ----                                    ------------- -------   -----------
      1979...................................     645.4      12.0%        407
      1980...................................     652.0       1.0         442
      1981...................................     662.4       1.6         431
      1982...................................     683.7       3.2         287
      1983...................................     714.9       4.6         320
      1984...................................     771.2       7.9         265
      1985...................................     831.1       7.8         346
      1986...................................     888.0       6.8         393
      1987...................................     983.9      10.8         418
      1988...................................    1061.2       7.9         511
      1989...................................    1097.6       3.4         563
      1990...................................    1165.7       6.2         671
      1991...................................    1133.6      (2.8)        830
      1992...................................    1211.8       6.9         785
      1993...................................    1298.7(a)    4.5(a)      628(b)

- --------
(a) Estimated by the Company based upon data for the first eight months of fiscal 1993 as reported by The Airline Monitor.
(b) Based upon Company estimates.

 Commercial Aircraft Manufacturing Industry

  As shown above, aircraft deliveries have been declining. The industry delivered 830 new commercial transport aircraft in 1991, 785 in 1992 and 628 in 1993. In response to the deferral and cancellation of orders from their customers, airframe and engine manufacturers have rescheduled future production levels, laid off workers, shortened employee work periods, and passed production slowdowns on to their suppliers, including the Company. Although aircraft order backlog remains relatively high, excess capacity currently exists in the airline industry due to the high number of deliveries in the early 1990s, unused aircraft which were previously delivered and the weakened condition of the airline industry. In connection with the current contraction in the commercial aircraft industry, subcontractors such as the Company have been experiencing pressures from their customers to reduce prices. The Company, in turn, is exerting similar pressure on its own suppliers to reduce prices and thus enable the Company to manufacture products at lower costs. The Company's commercial airline customers have also reduced their spare parts inventory levels. The Company expects that orders for and deliveries of commercial aircraft will continue to be affected through calendar 1995 by the adverse United States and world economic conditions which existed in recent periods.

 Government Sales

  The Company's government business is declining as a result of the completion of older production programs and, in the case of the Titan rocket motor casing program, reduced demand. Government business represented 12% of the Company's sales for the six months ended January 30, 1994, as compared to 13% in fiscal 1993, 14% in fiscal 1992 and 20% in fiscal 1991.

CONTRACTS

  Most of the Company's major commercial contracts establish a firm unit price, subject to cost escalation, over a number of years or, in certain cases, over the life of the related program. Life-of-program agreements generally entitle the Company to work as a subcontractor in the program during the entire period the customer produces its aircraft or engine. While the customer retains the right to terminate these long-term and life-of-program arrangements, there are generally significant costs for doing so.

  The Company's long-term contracts generally contain escalation clauses for revising prices based on published indices which reflect increases in material and labor costs. Furthermore, in almost all cases, when a customer orders production schedule revisions (outside of a range provided in the contract) or design changes, the contract price is subject to adjustment. These long-term contracts provide the Company with an opportunity to obtain increased profits if the Company can improve production efficiencies over time, and the potential for significant losses if it cannot produce the product for the agreed upon price.

  The Company's other commercial contracts generally provide a fixed price for a specified number of units which, in many cases, are to be delivered over a specified period of time. Under these contracts, prices are re-negotiated for each new order. As a result, the Company has the opportunity to negotiate price increases for subsequent units ordered if production costs are higher than expected. The Company's customers, however, may seek price reductions from the Company in connection with any new orders they place.

  On its longer-term contracts, the Company bases initial production prices on estimates of the average cost for a portion of the units which it and its customer believe will be ordered. Generally, production costs on initial units are substantially higher during the early years of a new contract or program, when the efficiencies resulting from learning are not yet fully realized, and decline as the program matures. Learning typically occurs on a program as tasks and production techniques become more efficient through repetition of the same manufacturing operation and as management implements actions to simplify product design and improve tooling and manufacturing techniques. If the customer orders fewer than the expected number of units within a specified time period, certain of the Company's contracts have repricing clauses which increase the prices for units that have already been delivered. However, other contracts do not include such repricing provisions and force the Company to bear certain market risks. The Company analyzed the potential market for the products under such contracts and agreed to prices based on its estimate of the average costs for the units it expected to deliver under the program.

  Many of the Company's contracts have provided for the recovery of a specified amount of nonrecurring, pre-production costs, consisting primarily of design and tooling costs. In some cases, a significant portion of such pre-production costs have been advanced by the customer. However, in negotiating some contracts, the Company has agreed to defer recovery of pre-production costs and instead to recover a certain amount of such costs with the sale of each production unit over an agreed number of production units plus spare equivalents. In addition, on some of these contracts, based on its analysis of the potential market for the products covered by such contracts, the Company agreed to amortize pre-production costs over a number of units which was larger than the anticipated initial fabrication orders without the protection of a repricing clause or guaranteed quantities of orders. On other commercial contracts, the Company receives advance payments with orders, or other progress or advance payments, which assist the Company in meeting its working capital requirements for inventories. In government contracts, the Company receives progress payments for both pre-production and inventory costs. To reduce its pre-production and inventory requirements and market risks, the Company has subcontracted substantial portions of several of its programs. See "--Subcontractors."

  In accordance with practices in the aircraft industry, most of the Company's commercial orders and contracts are subject to termination at the convenience of the customer and on many programs the tooling and design prepared by the Company are either owned by the customer or may be purchased by it at a nominal cost. The contracts generally provide, upon termination of firm orders, for reimbursement of costs incurred by the Company, plus a reasonable profit on the work performed. The costs of terminating an entire contract or program can be significantly greater for the customer than the costs of terminating specific firm orders. All of the Company's government contracts are subject to termination at the convenience of the government. In such a situation, the Company is entitled to recover the costs it incurred prior to termination, plus a reasonable profit on the work performed. If a government contract is terminated for default, the government's remedies against the Company are similar to those for breach of a commercial contract.

PRODUCTS

 General

  The Company designs and manufactures nacelle systems, nacelle components, pylons, non-rotating components for jet engines, and other components for commercial, military and business aircraft. A nacelle system generally includes the nose cowl or inlet, fan cowl, nozzle systems, thrust reverser and EBU. The nacelle houses electrical, mechanical, fluid and pneumatic systems together with various panels, firewalls and supporting structures; the aircraft engine (which is provided by the customer); and engine equipment such as electrical generators, starters, fuel pumps and oil coolers (which are purchased or customer-furnished). The Company also performs EBU by assembling nacelle systems and the related electrical, mechanical, fluid and pneumatic systems onto core aircraft engines.

                [Insert Picture of Propulsion System Components]

  During fiscal 1993, sales to the commercial (including business jets) and government (military and space) aerospace industries were approximately 87% and 13% of sales, respectively.

 Commercial

  The Company manufactures nacelle systems (including thrust reversers), nacelle components and related parts for commercial aircraft pursuant to the customer's design or to the Company's design based on the customer's specifications. In addition, beginning in approximately 1985, the Company expanded its role and became a systems integrator for nacelle systems on several programs, with responsibility for the integration and management of the design, tooling, manufacture and delivery of the complete nacelle system. Approximately 85% of the existing commercial aircraft fleet contain one or more Company products as part of their nacelle, thrust reverser or pylon systems.

  The following tables identify all of the large commercial aircraft currently in production or committed to production, list all of the engine options available on such aircraft, and identify with an "X" the components which the Company delivers on each aircraft and engine combination.

                          CURRENT NARROW-BODY AIRCRAFT

                                                    NACELLE
- -------------------------------------------------------------------------------------
                                             NOSE FAN  CORE NOZZLE      THRUST
           AIRCRAFT               ENGINE     COWL COWL COWL & PLUG EBU REVERSER PYLON
- -------------------------------------------------------------------------------------
  Boeing 737-3/4/500           CFM56-3        X    X    .
- -------------------------------------------------------------------------------------
  Boeing 737-700               CFM56-7        *    *    .
- -------------------------------------------------------------------------------------
  Boeing 757                   RB211-535           X    .     X           X       X
                               ------------------------------------------------------
                               PW2037                                             X
- -------------------------------------------------------------------------------------
  McDonnell Douglas MD-80/-87  JT8D-209/-217  X    X    .     .     X     X       X
- -------------------------------------------------------------------------------------
  McDonnell Douglas MD-90      V2500          X    X    .     X     X     X
- -------------------------------------------------------------------------------------
  Airbus A319                  CFM56-5        X    X    .     X     X     X
                               ------------------------------------------------------
                               V2500          X    X    .     X     X     X
- -------------------------------------------------------------------------------------
  Airbus A320                  CFM56-5        X    X    .     X     X     X
                               ------------------------------------------------------
                               V2500          X    X    .     X     X     X
- -------------------------------------------------------------------------------------
  Airbus A321                  CFM56-5        X    X    .     X     X     X
                               ------------------------------------------------------
                               V2500          X    X    .     X     X     X
- -------------------------------------------------------------------------------------
  British Aerospace BAe 146    ALF502
- -------------------------------------------------------------------------------------
  Fokker 100                   RR TAY

* The Company is negotiating with Boeing to supply these components under a directed procurement.
. This nacelle configuration does not contain this component.

                           CURRENT WIDE-BODY AIRCRAFT

                                             NACELLE
- ------------------------------------------------------------------------------
                                      NOSE FAN  CORE NOZZLE      THRUST
         AIRCRAFT            ENGINE   COWL COWL COWL & PLUG EBU REVERSER PYLON
- ------------------------------------------------------------------------------
  Boeing 747               CF6-80C     X    X    X
                           ---------------------------------------------------
                           PW4000
                           ---------------------------------------------------
                           RB211-524G                  X
- ------------------------------------------------------------------------------
  Boeing 767               CF6-80C     X    X    X
                           ---------------------------------------------------
                           PW4000
                           ---------------------------------------------------
                           RB211-524H                  X
- ------------------------------------------------------------------------------
  Boeing 777               GE90                        X
                           ---------------------------------------------------
                           PW4084
                           ---------------------------------------------------
                           TRENT 800
- ------------------------------------------------------------------------------
  Airbus A300              CF6-80C     X    X    X           X
                           ---------------------------------------------------
                           PW4000      X    X    .     X     X     X
- ------------------------------------------------------------------------------
  Airbus A310              CF6-80C     X    X    X           X
                           ---------------------------------------------------
                           PW4000      X    X    .     X     X     X
- ------------------------------------------------------------------------------
  Airbus A330              CF6-80E     X    X    X           X
                           ---------------------------------------------------
                           PW4168
                           ---------------------------------------------------
                           TRENT 700                   X
- ------------------------------------------------------------------------------
  Airbus A340              CFM56-5C2   X    X    .     X     X     X
- ------------------------------------------------------------------------------
  McDonnell Douglas MD-11  CF6-80C2    X    X    X           X             X
                           ---------------------------------------------------
                           PW4000      X    X    .     X     X     X       X

. This nacelle configuration does not contain this component.

Principal Programs
- ------------------
  The following descriptions provide more information on certain of the Company's major programs. For more detailed financial data (including the amounts of pre-production and excess-over average inventories at January 30,
1994) for certain programs, see "Notes to the Consolidated Financial Statements--Note 4."

                                      A340

  The Company's 1989 contract with CFM International, the manufacturer of the jet engine used on the Airbus A340, is a life-of-program contract. The Company has delivered 182 production units to CFM International through January 30, 1994. The Company's contract establishes prices for the entire contract period, subject to adjustment based on labor and material cost changes in the industry, for each nacelle delivered. If the Company does not recover a contractually specified amount of its nonrecurring costs by June 1997, CFM International will reimburse it for the unamortized portion of such costs (and, correspondingly, the Company will reimburse its subcontractors for the unamortized portions of their investments, to contractually specified amounts, in nonrecurring tooling and design). Although the contract provides for the recovery of recurring costs over 600 units, CFM International only guaranteed the recovery of such costs for the first 200 units. Accordingly, if the Company sells fewer than 600 units, it would not have manufactured enough units to bring its costs down to anticipated levels and in such case would not recover all of its recurring manufacturing costs. This is the only nacelle installed on the A340 aircraft. The Company acts as the systems integrator on this program and has subcontracted most of the A340 nacelle production to third parties. Generally, the Company's subcontractors have assumed the market risk associated with the failure to sell sufficient units to permit full recovery of all of their manufacturing costs if less than 600 units are delivered. The Company performs engine build-up for the CFM International engine used with this nacelle at its factory in Toulouse, France. The Company has the right to sell A340 nacelle spare parts directly to the airlines.

                                    CF6-80C

  Under the contract for the CF6-80C nacelle program entered in 1982 with General Electric, the Company supplies the nacelle system, excluding the thrust reverser, nozzle and plug, for installation with the General Electric CF6-80C engine on the Airbus A300 and A310 and the McDonnell Douglas MD-11. In total, the Company has delivered 1,499 production units through January 30, 1994. This is a life-of-program agreement, although General Electric retains the right to seek bids on the design and production of significantly modified CF6-80C components. In addition, since 1983, the Company has sold CF6-80C nacelle components directly to Boeing (under a license agreement with General Electric) for installation with General Electric engines on Boeing 747 and 767 aircraft. The Company's contract with Boeing runs through 1995; Boeing has an option to renew the contract at that time. The sales prices to General Electric and Boeing are established for the life of the program, subject to adjustment based on material and labor cost changes in the industry. The Company has the right to sell CF6-80C spare parts directly to the airlines. Although the Company subcontracts some portion of this contract, most of the production effort is performed by the Company.

                                     CFM56

  The Company acts as a systems integrator to provide the nacelle system to Airbus for the CFM International engine installed on the A320 and A321 aircraft and to be installed on the future A319 aircraft. Since entering the contract in 1984, the Company has delivered 626 production CFM56 nacelles through January 30, 1994. As on other programs in which the Company acts as systems integrator, the Company subcontracts a major portion of the CFM56 nacelle system effort to third parties. The Company also manufactures the inlet barrels for the nacelle. It also performs engine build-up for this engine and nacelle combination at its factory in Toulouse, France and intends to perform engine build-up for a version of this engine and nacelle combination at its factory in Hamburg, Germany. The Company's sales prices to Airbus are determined for a combined total of 2,000 units, subject to adjustment based on labor and material cost changes in the industry. The Company has the right to sell CFM56 nacelle system spare parts directly to airlines.

                                     MD-11

  Under its 1988 contract with McDonnell Douglas for the MD-11 pylon, the Company supplies the wing and tail pylons that attach the General Electric CF6-80C and Pratt & Whitney PW4000 nacelles onto the McDonnell Douglas MD-11 jumbo jet. In total, the Company has delivered 364 production units through January 30, 1994. The contract entitles the Company to supply the first 900 pylons (i.e. 300 shipsets) required by McDonnell Douglas. The contract establishes prices for the units to be delivered, subject to adjustment based on labor and material cost changes in the industry. On the basis of its market analysis of demand for the MD-11 aircraft, the Company accepted certain market risks with respect to the engineering, development and flight test costs on the MD-11 pylon program. The Company subcontracts the wing pylon structure and aerodynamic pylon fairings. The Company's subcontractor assumed the market risk associated with the pre-production costs for the subcontracted work. The Company produces the tail pylon structure, installs all electrical, hydraulic and pneumatic systems on the wing and tail pylons and provides pylon product support (including the sale of spare parts) directly to the airlines who purchase the MD-11.

                                     MD-90

  The Company acts as a systems integrator for the nacelle used with the International Aero Engines V2500 engine on the McDonnell Douglas MD-90, an aircraft currently undergoing flight certification. The Company has delivered only the initial certification units on this program. The first production units are scheduled for delivery in mid-1994. As with other programs on which it acts as a systems integrator, the Company subcontracts a substantial portion of the MD-90 nacelle effort to third parties, retaining production of the nozzle and other parts and engine build-up services. The Company's 1990 contract with International Aero Engines specifies that the Company shall be the sole source for the first 750 MD-90 nacelles. The Company's contract establishes prices, subject to adjustments based on labor and material cost changes in the industry, for MD-90 nacelles through the year 2010. This is the only engine and nacelle combination used on the MD-90. Based upon its analysis of the market for the MD-90, the Company accepted certain market risks in the contract for this nacelle. As a result, if the Company sells fewer MD-90 nacelles than it assumed for pricing purposes, it would not receive sufficient payments from International Aero Engines to offset its pre-production costs and would not receive retroactive price increases to compensate it for production costs on delivered units that are higher than expected average production costs over the life of the program. The Company's subcontractors on the MD-90 nacelle have assumed those market risks associated with pre-production and higher-than-average initial production costs on the components they manufacture. The Company has the right to sell MD-90 nacelle spare parts directly to the airlines.

                                     PW4000

  Under the PW4000 nacelle program, the Company produces substantially the entire nacelle system, including thrust reverser (except for the tail fan cowl for the MD-11, which is subcontracted). An existing contract was amended in 1985 to include this program, and the Company has delivered 556 production units to its customer, Pratt & Whitney, through January 30, 1994. The Company is currently developing design changes intended to result in cost savings on this program. The PW4000 nacelle is installed on the Airbus A300 and A310 and the McDonnell Douglas MD-11. The Company has the right to produce PW4000 nacelles through 2002 and has negotiated prices, subject to adjustment based on cost changes in the industry, through the 1,117th unit (or through the year 2002, if sooner). The contract provides for an equitable price adjustment if 500 units are not delivered after January 1993 and prior to December 31, 2002. The Company sells PW4000 spare parts to Pratt & Whitney, which remarkets them to the airlines.

                                   RB211-535

  Since entering a production contract with Rolls-Royce in 1978, the Company has delivered approximately 708 production units of the RB211-535 nacelle through January 30, 1994. The Company manufactures substantially all of the components under this program, which includes the fan cowl, nozzle and plug and thrust reverser for installation on Boeing 757 aircraft. Under the contract, the Company has the right to produce the nacelle through the earlier of January 2001 or the delivery of 1,000 units. The Company's contract gives it the right to compete to produce variations of RB211-535 nacelle components for installation on other aircraft. It is possible that the RB211-535 engine and nacelle may be installed as replacement equipment on the Tupolov 204 to improve its performance and efficiency. The Company's contract with Rolls-Royce establishes prices for the entire contract period, subject to adjustment based on labor and material cost changes in the industry. The Company has the right to sell RB211-535 nacelle spare parts directly to the airlines.

                                     V2500

  The Company also acts as a systems integrator on the nacelle it provides for the International Aero Engines V2500 engine. It subcontracts a major portion of the V2500 nacelle effort to third parties. The Company manufactures the thrust reverser inner fixed structure and the nozzle and plug, and performs engine build-up for this engine and nacelle combination at its factories in Toulouse, France and Hamburg, Germany. This engine and nacelle combination is installed on the Airbus A320 and A321 aircraft. Since entering the contract in 1985, the Company has delivered 327 production V2500 nacelles to International Aero Engines through January 30, 1994. The Company's sales prices to International Aero Engines are established for the entire contract period, subject to adjustment based on labor and material cost changes in the industry. Based upon its analysis of the market for this engine and nacelle combination, the Company accepted certain market risks in the contract for this nacelle. As a result, if the Company sells fewer V2500 nacelles than it assumed for pricing purposes, it may not receive sufficient payments from International Aero Engines to offset its pre-production costs (primarily tooling and design). In addition, the Company would have delivered units at prices below the expected average production costs over the life of the program and may not receive retroactive price increases on the delivered units to reflect their actual costs. The Company's subcontractors on the V2500 nacelle have assumed those market risks associated with pre-production and higher-than-average initial production costs for the components they manufacture. The contract, which was entered into in March of 1985, provides that it may be terminated by either party upon two years' written notice, but not earlier than ten years from the contract date. In accordance with that provision, the Company has notified International Aero Engines that it will not continue the program under the current contractual terms for orders received after mid-year 1995. The Company and International Aero Engines are discussing possible alternative contractual arrangements under which the Company would continue on this program. The Company has the right to sell V2500 nacelle spare parts directly to the airlines.

 Government (Military and Space)

  For military aircraft, the Company manufactures nacelles for the Lockheed Corporation ("Lockheed") C-130 propjet transport aircraft and nacelle components for re-engining of existing Boeing KC-135 military aerial refueling tankers. For the U.S. space program, the Company is delivering solid fuel rocket motor nozzles and insulated casings for boosters which are used on the Titan Space Launch Vehicle.

 Spare Parts

  The Company sells spare parts for both commercial and military aircraft, including those for aircraft in use but no longer in production. Such sales were approximately $227 million in fiscal 1991, $192 million in fiscal 1992, $169 million in fiscal 1993 and $66 million in the first six months of fiscal 1994. The Company generally attributes recent reductions in spares sales to the surplus aircraft in the current marketplace. As a result of such surplus, aircraft deliveries have declined and the initial spares sold to support newly delivered aircraft have also declined. In addition, airlines are maintaining lower spares levels; the existence of surplus aircraft has reduced the need for spares supplies sufficient to keep an airline's entire fleet in operation. Also, improved production quality appears to have reduced spares requirements.

  Historically, the Company has sold spare parts for commercial programs to airframe or engine manufacturers which then resold them to the end user. However, in recent years, under certain programs, the Company has acquired the right from its customers to sell spare parts directly to airlines (although on certain programs royalty payments to its customers are required). The contracts that grant these rights to the Company generally require that the Company provide technical and product support directly to the airlines. Thus, the Company has the right to provide customer and product support directly to approximately 145 airlines worldwide. The Company's direct sales of spare parts to the airlines are expected to increase in the future as nacelle programs on which the Company sells spare parts directly to the airlines mature and as the aircraft using those nacelles age. Generally, the Company earns a higher margin on the direct sale of spare parts to airlines than it does on the sale of spare parts to prime contractors (for resale to the airlines). Prices for direct spare part sales are higher than prices for spare parts sold to prime contractors, in part, because of additional costs related to the technical and customer support activities provided to the airlines. The Company's direct sales of spare parts as a percentage of total sales of spare parts were 48.7%, 36.6%, 27.4% and 18.8% in the first half of fiscal 1994 and in fiscal 1993, 1992 and 1991, respectively.

PROGRAM FUNDING

  The highly competitive nature of the aerospace market has required the Company to commit substantial financial resources, largely for working capital, to participate with its customers on certain long-term programs. Those working capital requirements consist primarily of nonrecurring pre-production costs such as design and tooling, recurring costs for inventories and accounts receivable.

  In some cases, a significant portion of the pre-production costs have been advanced by the customer. However, in negotiating some contracts, the Company has agreed to defer recovery of pre-production costs and instead to recover a certain amount of such costs with the sale of each production unit over an agreed number of production units plus spares equivalents. On some commercial contracts, the Company receives advance payments with orders, or other progress or advance payments, which assist the Company in meeting its working capital requirements for inventories. In government contracts, the Company receives progress payments for both pre-production and inventory costs. To reduce both its pre-production funding requirements and the build-up of program inventories, the Company has entered into agreements with subcontractors to provide a portion of the program funding needs and has subcontracted to these entities substantial portions of many of its programs. See "--Subcontractors." Advances and progress payments have varied in the past and are subject to change in the future based on changes in both commercial and government procurement practices and governmental regulations. Any future change could affect the Company's need for program funding.

  Accounts receivable balances vary in accordance with various payment terms and other factors including the periodic receipt of large payments from customers for reimbursement of nonrecurring costs or for amounts which had been deferred pending aircraft certification.

  Given the large number of major commercial aircraft programs introduced since 1985, and the present industry environment, the Company expects few new programs to be introduced within the next several years and, accordingly, the Company believes that its financing requirements for new programs have been reduced as compared to prior periods.

  The Company's primary sources of program funding have been funds generated from operations and borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

MANUFACTURING

  The Company's products are manufactured and assembled at its facilities in the United States and Europe by an experienced workforce. The Company considers its facilities and equipment generally to be in good operating condition and adequate for the purpose for which they are being used. In addition, it has a substantial number of raw material suppliers and numerous subcontractors to produce components, and in some cases, major assemblies.

  The Company has state-of-the-art capabilities, and one of the largest capacities in the aircraft industry, for metal and composite bonding of lightweight honeycomb panels used in its nacelles, pylons and thrust reversers. In its bonding process, the Company uses autoclaves (industrial ovens), which are up to 20 feet in diameter and 35 feet long, to cure adhesives and composites under controlled pressures up to 20 atmospheres and temperatures up to 850 degrees Fahrenheit. The Company also employs other heavy equipment, such as fluid forming presses which use highly pressurized oil to form sheet metal against single-sided dies at pressures up to 20,000 pounds per square inch and other traditional hydraulic forming equipment, to create the highly specialized parts used in its products. The Company uses state-of-the-art superplastic forming to heat metal until it is pliable and then to form it under gas pressure into a complex part; utilizes advanced laser cutting in a variety of applications; and has established modern assembly operations in its satellite plants.

  The Company's European final assembly sites, which are located adjacent to the Company's major European customer, Airbus, allow the Company to respond quickly to this customer's needs. The Company believes that these European sites provide it with advantages in obtaining certain contracts with Airbus because they allow the Company to perform a portion of the required work in Europe.

PRINCIPAL CUSTOMERS

  Rohr conducts substantial business with each of the three major commercial airframe manufacturers: Boeing, Airbus and McDonnell Douglas. In addition, Rohr conducts business with each of the major commercial jet engine manufacturers:
General Electric, Rolls-Royce, Pratt & Whitney, CFM International (a corporation jointly owned by General Electric and Societe Nationale d'Etude et de Construction de Moteurs d'Aviation) and International Aero Engines (a corporation owned by Rolls-Royce, Pratt & Whitney, Fiat Aviazione, SpA, Japanese Aero Engines Corporation and MTU Motoren und Turbinen Union Munchen
GmbH). With respect to government (military and spares) sales, the Company's major customers include Boeing, Lockheed, United Technologies Corporation (Chemical Systems Division) and the United States government.

  The Company's direct sales to its major customers, including related program spares, expressed as a percentage of total sales, during the following periods are summarized below:

                                                                 YEAR ENDED
                                          SIX MONTHS ENDED        JULY 31,
                                       ----------------------- ----------------
                                       JANUARY 30, JANUARY 31,
                                          1994        1993     1993  1992  1991
                                       ----------- ----------- ----  ----  ----
Pratt & Whitney.......................      17%         19%     17%   15%   16%
General Electric......................      16          12      14    12    12
International Aero Engines............      15           8       9     7     4
CFM International.....................       9           8       8     2    --
McDonnell Douglas.....................       8          13      11    18    14
Boeing................................       8          11      11    15    14
Rolls-Royce...........................       8           6       8     7     8
Lockheed..............................       4           2       3     3     3
Airbus Industrie......................       2           8       6     8    12
U.S. Government*......................       1           1       1     2     4
Grumman...............................       0           0       0     1     6
Other.................................      12          12      12    10     7
                                           ---         ---     ---   ---   ---
                                           100%        100%    100%  100%  100%

- --------
   * Total sales to the U.S. Government (including direct sales and indirect sales through prime contractors) accounted for 12%, 11%, 13%, 14% and 20% for the first six months in fiscal 1994 and 1993, and in fiscal 1993, 1992 and 1991, respectively.

  The Company's percentage of total sales by customer varies from period to period based upon the mix of products delivered in such periods.

  Commercial products sold by the Company to jet engine manufacturers are ultimately installed on aircraft produced by one of the three major commercial airframe manufacturers. Sales to foreign customers accounted for 23%, 25%, 25%, 22% and 21% for the first six months of fiscal 1994 and 1993, and for fiscal 1993, 1992 and 1991, respectively.

BACKLOG

  The Company's backlog is significant to its business because the production of most Company products involves a long lead time from order to shipment date. Firm backlog represents the sales price of all undelivered units for which the Company has fabrication authority. Firm backlog includes units ordered by a customer although the Company and the customer have not yet agreed upon a sales price. In such cases, the Company records in backlog an amount it believes (based upon all available information) is a reasonable price estimate. The Company also reports anticipated backlog, which represents the sales price of units which the Company expects (based upon all available information) that its customers will order under existing contracts and the Company will deliver within the next seven years.

  The Company's firm backlog at January 30, 1994, was approximately $1.3 billion, compared to $1.4 billion at July 31, 1993. Of such backlog, approximately $0.4 billion is scheduled for delivery on or before July 31, 1994, with the balance to be delivered in subsequent periods. A portion of the Company's expected sales from January 30, 1994, through July 31, 1994, is not included in firm backlog. Anticipated backlog approximated $2.7 billion at January 30, 1994 compared to $2.6 billion at July 31, 1993.

  All of the Company's firm and anticipated backlog is subject to termination or rescheduling at the customer's convenience. The Company's contracts generally provide for reimbursement of costs incurred, plus a reasonable profit on such costs, with respect to any firm orders that are terminated. Historically, it has been rare for a customer to cancel units in firm backlog because of its obligations to the Company with respect to such units and its obligations to suppliers of components other than nacelles and pylons, who frequently are producing concurrently components for use with the units ordered from the Company.

MARKET SHARE AND COMPETITION

  The Company believes that, based upon its estimates of market values, it supplied approximately 45% of the nacelle, thrust reverser and engine build-up products (approximately 70% excluding products produced by Boeing for its own aircraft), and over 25% of the jet engine pylons (approximately 90% excluding pylons produced by Boeing and a partner of Airbus for Boeing and Airbus aircraft, respectively), delivered to the commercial aircraft market in 1993. The Company's share of these market segments includes the value of products produced by the Company's subcontractors and is subject to fluctuation each year depending upon the mix of aircraft models delivered to customers. Approximately 85% of the existing commercial aircraft fleet contain one or more Company products on their nacelle, thrust reverser or pylon systems. The Company sells products and services to the three major commercial airframe manufacturers, to the five major jet engine manufacturers and, in the case of spare parts and certain product support services, to a substantial number of airlines. The Company's commercial products represented 87% of its business in the fiscal year ended July 31, 1993. Market discussions and references to aircraft production exclude consideration of the markets in the former U.S.S.R.

  Over the next several years, the Company expects its key subcontractors to produce components and, in some cases, major assemblies, representing approximately one-third of the value of the products and services to be delivered by the Company during such period. See "Subcontractors."

  The Company's principal competition is Boeing (which in addition to being a Company customer also manufactures nacelle systems and pylons for its own aircraft), other significant aerospace corporations who have development and production experience with respect to portions of the nacelle system and the companies to whom the Company has subcontracted various components and who could (and have) bid on contracts in competition with the Company. See "-- Subcontractors." Military aerospace contractors are also potential competitors, as excess capacity created by reductions in defense spending could cause some of these contractors to look to expand in commercial markets.

  The Company believes that its capabilities and technology, which range from research and development through component design and testing, flight certification assistance, component production and integration and airframe production line assistance, contribute significantly to its market position. The Company also believes that its contractual rights to participate on programs for long periods of time or, in some cases, over the life of programs also contribute to the maintenance of its market position. See "--Contracts."

  Even with respect to its shorter term contracts, the Company is very likely to continue working as a subcontractor for the prime contractors well beyond the end of the existing shorter term contracts. The Company has long standing relationships with all of its significant customers. The Company's continued participation on existing programs provides cost advantages to the prime contractors because it avoids the cost of disassembling, moving, reassembling and recalibrating the customized tooling used to manufacture aerospace products which would be necessary if a program were transferred to a new subcontractor at the end of a short-term contract. In addition, the delays inherent in such transfer are likely to disrupt the prime contractor's own production schedule as the flow of deliveries from the subcontractor is interrupted during the transfer. It is also generally more expensive for a new subcontractor to begin producing products in the middle of an existing program than it is for the Company to continue producing the required products. A new subcontractor's employees must learn program specific tasks with which the Company's employees will already be familiar. See "Contracts." As a result of all of these factors, it is very unusual for a prime contractor to shift a major aerospace subcontract from one manufacturer to another at the end of a short-term contract.

  Competitive factors include price, quality of product, design and development capability, ability to consistently achieve scheduled delivery dates, manufacturing capabilities and capacity, technical expertise of employees, the desire or lack thereof of airframe and engine manufacturers to produce certain components in-house, and the willingness, and increasingly the ability, of the Company and other nacelle manufacturers to accept financial and other risks in connection with new programs.

RESEARCH AND DEVELOPMENT

  The Company's research and development activities are designed to improve its existing products and manufacturing processes, to enhance the competitiveness of its new products, and to broaden the Company's aerospace product base.

  Most of its product development is funded through regular production contracts. The Company developed the world's first all composite nacelle and its large cascade thrust reverser technology under such contracts. The Company also performs self-funded research and development through which it developed proprietary products which control noise and prevent ice formation on nacelles.

  The Company seeks research and development contracts from the U.S. government and from commercial customers in targeted areas of interest such as composite materials and advanced low-cost processing and joining of new materials. From time to time, the Company also enters into joint research and development programs with its customers, such as its existing laminar flow nacelle study, which seeks to significantly reduce the aerodynamic drag of nacelles and thereby reduce fuel consumption.

PATENTS AND PROPRIETARY INFORMATION

  The Company has obtained patents and developed proprietary information which it believes provide it with a competitive advantage. For example, the Company holds patents on the DynaRohr family of honeycomb sound attenuation structures, the state-of-the-art RohrSwirl system which prevents ice formation on the leading edges of nacelles and bonding processes for titanium and other metals. In addition, the Company has developed proprietary information covering such matters as nacelle design, sound attenuation, bonding of metallic and advanced composite structures, material specifications and manufacturing processes. The Company protects this information through invention agreements and confidentiality agreements with its employees and other third parties. Although the Company believes that its patents and proprietary information allow it to produce superior products, it also believes that the loss of any such patent or disclosure of any item of proprietary information would not have a material adverse effect on the Company.

RAW MATERIALS AND SUPPLIERS

  The principal raw materials used by the Company are sheet, plate, rod, bar, tubing, and extrusions made of aluminum, steel, Inconel and titanium; electrical wire; rubber; adhesives; and advanced composite products. The principal purchased components are aircraft engine equipment, custom machined parts, sheet metal details, and castings and forgings. All of these items are procured from commercial sources. Supplies of raw materials and purchased parts historically have been adequate to meet the requirements of the Company. However, from time to time, shortages have been encountered, particularly during high industry production and demand. While the Company endeavors to assure the availability of multiple sources of supply, there are many instances in which, either because of a customer requirement or the complexity of the item, the Company may rely on a single source. The failure of any of these single source suppliers or subcontractors to meet the Company's needs could seriously delay production on a program. The Company monitors the delivery performance, product quality and financial health of its critical suppliers, including all of its single source suppliers. Over the last ten years, which includes the period from 1987 through 1991 when the Company's sales grew rapidly, there have been occasions of periodic, short-term delays from suppliers, but none of these delays has had a material adverse effect on the Company or its ability to deliver products to its customers.

SUBCONTRACTORS

  Both to reduce the burden and risk of program investments, and also in some cases to participate in foreign programs, the Company has subcontracted the design, development and production of substantial portions of several of its major contracts to other foreign and domestic corporations. In return, those companies provided a portion of the investment and assumed a portion of the risk associated with various of the Company's contracts. See "--Products-- Commercial," "--Market Share and Competition" and "--Program Funding."

  The Company's performance and ultimate profitability on these programs is dependent on the performance of its subcontractors, including the timeliness and quality of their work, as well as the ability of the Company to monitor and manage its subcontractors.

EMPLOYEES

  At January 30, 1994, the Company had approximately 5,150 full-time employees, of whom approximately 1,710 were represented by the International Association of Machinists and Aerospace Workers, and approximately 190 were represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America. Collective bargaining agreements between the Company and these labor unions expire on February 11, 1996 and October 29, 1995, respectively. The Company considers its relationship with its employees generally to be satisfactory.

PROPERTIES

  All owned and leased properties of the Company are generally well maintained, in good operating condition, and adequate and sufficient for the Company's business. The Company's properties are substantially utilized; however, due to the downturn in the aerospace industry, the Company has excess manufacturing capacity. All significant leases (except for leases associated with industrial revenue bond financings) are renewable at the Company's option on substantially similar terms, except for increases of rent which must be negotiated in some cases. See "Notes to the Consolidated Financial Statements--Note 8."

  The following table sets forth the location, principal use, approximate size and acreage of the Company's major production facilities. Those which are owned by the Company and it subsidiaries are owned free of material encumbrances, except as noted below:

                                              OWNED                  LEASED
                                     ----------------------- -----------------------
                                     APPROXIMATE             APPROXIMATE
                           TYPE OF   SQUARE FEET APPROXIMATE SQUARE FEET APPROXIMATE
                         FACILITY(1) OF FACILITY   ACREAGE   OF FACILITY   ACREAGE
                         ----------- ----------- ----------- ----------- -----------
Alabama
  Fairhope(2)(3)........   A,B          123,000      70.6          --        --
  Foley(2)..............   A,B          341,000     163.7          --        --
Arkansas
  Arkadelphia(4)........   A,B          225,000      65.2          --        --
  Heber Springs(2)......   A,B          161,000      70.5          --        --
  Sheridan(2)...........   A,B          155,000      79.4          --        --
California
  Chula Vista...........   A,B,C,D    2,789,000      98.5      215,000      78.4
  Moreno Valley.........   A,B,C        244,000      37.5          --        --
  Riverside.............   A,B,C,D    1,150,000      75.3      152,000      15.1
France
  Toulouse/St. Martin...   A,B          132,000       7.0       18,000       3.2
  Toulouse/Gramont(2)...   A,B          170,000      23.0          --        --
Germany
  Hamburg...............   A,B           28,000       5.3          --        --
Maryland
  Hagerstown(3)(5)......   A,B          423,000      56.8        6,200       --
Texas
  San Marcos............   A,B          169,000      55.0          --        --
Washington
  Auburn(3)(6)..........   A,B           87,000      23.8          --        --
                                      ---------     -----      -------      ----
  Approximate Totals....              6,197,000     831.6      391,200      96.7
                                      =========     =====      =======      ====

- --------
(1) The letters indicated for each location describe the principal activities conducted at that location: A-Office; B-Manufacturing; C-Warehouse; and D-Research and Testing.
(2) Subject to a capital lease.
(3) The Company is in the process of selling or seeking to sell this facility.
(4) The completion of construction of this facility has been deferred.
(5) The Company has announced that it will close this facility.
(6) The Company has closed this facility.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

  The names, ages and positions of the directors and officers of the Company are set forth below:

NAME                         AGE                    POSITION
- ----                         ---                    --------
James J. Kerley.............  71 Chairman of the Board
Robert H. Rau...............  57 President, Chief Executive Officer and Director
Wallace Barnes..............  68 Director
Wallace W. Booth............  71 Director
Prof. Eugene E. Covert......  68 Director
Wayne M. Hoffman............  71 Director
Dr. D. Larry Moore..........  57 Director
Robert M. Price.............  63 Director
Dr. William P. Sommers......  60 Director
Dr. Jack D. Steele..........  69 Director
John R. Johnson.............  56 Senior Vice President, Programs and Support
Graydon A. Wetzler..........  52 Senior Vice President, Operations
Richard W. Madsen...........  55 Vice President, General Counsel and Secretary
Alvin L. Majors.............  53 Vice President and Controller
Ronald M. Miller............  49 Vice President and Treasurer

  MR. KERLEY became Chairman of the Board, Chief Executive Officer and Chief Financial Officer on January 7, 1993. On April 19, 1993, he relinquished the title of Chief Executive Officer and on October 31, 1993, he relinquished the title of Chief Financial Officer when he ceased being an employee of the Company. He chairs the Finance Committee of the Company's Board of Directors, is a member of its Nomination and Management Succession Committee, and, as the non-employee Chairman of the Board, serves on all other committees of the Board as an ad-hoc, non-voting, member. He retired as Vice Chairman of Emerson Electric Company, St. Louis, Missouri, at the end of 1985, and from its Board of Directors in February 1987, positions he had held since September 1981. He also served as the Chief Financial Officer at Emerson Electric Company from September 1981 to March 1984 and as the Chief Financial Officer of Monsanto Company from September 1971 to August 1981. He has served on the Board of Directors of approximately 25 publicly held companies during his career and currently serves as a director of Sterling Chemicals, Inc.; Kellwood Company; ESCO Electronics Corporation, Borg Warner Automotive, Inc. and DTI Industries, Inc. He has been a director of Rohr since October 1980, and previously served as a director from June 1976 to February 1980.

  MR. RAU was elected President and Chief Executive Officer of the Company in April 1993. Prior to joining the Company, Mr. Rau was an Executive Vice President of Parker Hannifin Corporation and for the past ten years served as President of the Parker Bertea Aerospace segment of Parker Hannifin. Parker Bertea designs and produces a broad line of hydraulic, fuel and pneumatic systems and components for commercial, military and general aviation aircraft. He joined Parker Hannifin in 1969, and held positions in finance, program management and general management. Mr. Rau has extensive experience in the aerospace industry. In addition, Mr. Rau is a member of the Board of Governors of the Aerospace Industries Association. He was appointed a director of the Company in April 1993.

  MR. BARNES has been the Chairman of Barnes Group Inc. since March 1977, was Chief Executive Officer from 1977 to 1991, and served as President of that company from 1964 to 1977. Barnes Group, headquartered in Bristol, Connecticut, is a publicly traded Fortune 500 company with three groups involved in automotive maintenance and repair parts, precision springs and custom metal parts, and aerospace components for gas turbine engines. He was appointed a director of the Company in February 1989. He is also a director of Aetna Life & Casualty Co., Loctite Corporation, Rogers Corp., and BGI. He serves on the Audit and Ethics Committee of the Company's Board of Directors, its Compensation and Benefits Committee and its Technology Committee.

  MR. BOOTH retired as Chairman of the Board of Ducommun Incorporated, Los Angeles, California, in December 1988. From June 1978 until July 1988 he served as Chairman of the Board, President and Chief Executive Officer and a director of that company. Mr. Booth has been a director of Rohr since February 1982. He is also a director of Litton Industries, Inc.; First Interstate Bank of California; and Navistar International Corporation. He is a Trustee of the University of Chicago. Mr. Booth is also a director of the Children's Bureau Foundation of Southern California. He serves on the Compensation and Benefits Committee of the Company's Board of Directors and its Finance Committee.

  PROFESSOR COVERT has been a Professor in the Department of Aeronautics and Astronautics of the Massachusetts Institute of Technology, Cambridge, Massachusetts, since 1968, and from 1985 to 1990, he served as Department Head. Professor Covert is also a consultant to a number of major corporations as well as to agencies of the United States and foreign governments. He is a director of Allied-Signal Corp. and Physical Sciences, Inc., and a member of the American Institute of Aeronautics and Astronautics. He has been a director of Rohr since December 1986, and serves on the Audit and Ethics Committee of the Company's Board of Directors and its Technology Committee.

  MR. HOFFMAN is the former Chairman of Tiger International, Inc., and Flying Tiger Line, Los Angeles, California, having served in those positions beginning in September 1967 until his retirement in March 1986. Between March 1978 and August 1985, he also served as Chief Executive Officer and from August 1973 to August 1985, he served as President of Tiger International, Inc. He is also a director of SunAmerica, Inc., and trustee of Aerospace Corporation. He has been a director of Rohr since December 1982, and serves on the Audit and Ethics Committee of the Company's Board of Directors and its Nomination and Management Succession Committee.

  DR. MOORE has been the President and Chief Operating Officer of Honeywell, Inc., a provider of electronic automation and control systems located in Minneapolis, Minnesota, since April 1993. From December 1990, until assuming his current position, he served as Executive Vice President and Chief Operating Officer of that company. Dr. Moore has been employed by Honeywell, Inc., since December 1986 having also served as President of its Space Aviation Division. Dr. Moore was appointed a director of the Company on December 7, 1991. He is also a director of Honeywell, Inc.; the General Aviation Manufacturing Association; the Aerospace Industries Association; the National Association of Manufacturers; and Abbott Northwestern Hospital in Minneapolis, Minnesota. He serves on the Finance Committee of the Company's Board of Directors and its Nomination and Management Succession Committee.

  MR. PRICE has been a business consultant to a number of major American corporations since January 1990, when he retired as Chairman of Control Data Corporation (now renamed Ceridian), Minneapolis, Minnesota. He was named President and Chief Operating Officer of Control Data Corporation in 1980, and Chairman and Chief Executive Officer in 1986, continuing as President until 1988. He is also a director of International Multifoods, Premark International, and Public Service Co. of New Mexico. Additionally, he is a Chairman of the Alpha Center for Public and Private Initiatives and serves on the boards of the Minnesota Opera, the Minneapolis United Way, and the Duke University's Fuqua School of Business Board of Visitors. He was appointed a director of the Company on June 7, 1991. He serves on the Compensation and Benefits Committee of the Company's Board of Directors and its Technology Committee.

  DR. SOMMERS has served as the President and Chief Executive Officer of SRI International since January 1994. SRI International is one of the world largest contract research firms, employing more than 2,000 professionals engaged in research in areas including engineering, science and technology, business and policy. Prior to joining SRI International, Dr. Sommers was Executive Vice President of Iameter, Inc., a firm specializing in health care quality and cost control. From 1973 until joining Iameter in 1972, he served as a Senior Vice President, director and member of the Office of the Chairman of Booz.Allen & Hamilton, Inc., San Francisco, California, having served in other senior management positions with that firm since 1963. Dr. Sommers has extensive experience as a management consultant to some of the world's largest technology-based manufacturing and service firms. He was appointed a director of the Company on September 9, 1992. He is a member of the board of trustees of the Kemper Mutual Funds and a director of Therapeutic Discovery Corp. He serves on the Finance Committee of the Company's Board of Directors and its Technology Committee.

  DR. STEELE is the former Chairman, Board Services Division, Korn Ferry International, Los Angeles, California, a position he assumed in June 1987. From 1975 to 1986, he was the Dean, School of Business Administration, University of Southern California, Los Angeles, California. He has held professorships at Texas Tech University, the University of Kansas, Stanford University, and Harvard University. He is an author in the marketing and business fields and a consultant to a number of major American corporations. He is also a director of Glendale Federal Bank; Storage Properties, Inc.; and Public Storage, Inc. He has been a director of Rohr since December 1976, and serves on the Finance Committee of the Company's Board of Directors and its Nomination and Management Succession Committee.

  MR. JOHNSON has served as Senior Vice President, Programs and Support since March 1, 1993. Prior to that and since April 1982, he has served in other senior management positions. He joined the Company in September 1979.

  MR. WETZLER has served as Senior Vice President, Operations since January 1994. Prior to that and since April 1986, he has served as Vice President of Technology, Assembly Plant Operations and Information Systems at various times. He has been an employee of the Company since 1979.

  MR. MADSEN has served as Vice President, General Counsel and Secretary since December 5, 1987. Prior to that and since August 1979, he served as Secretary and Corporate Counsel and has been an employee of the Company since 1974.

  MR. MAJORS has served as Vice President and Controller (Chief Accounting Officer) since May 1989. Prior to that and since December 1987, he served as the Company's Controller. Prior to that and since 1971, he has served in other senior management positions. He has been an employee of the Company since 1971.

  MR. MILLER has served as Vice President and Treasurer since May 1989. Prior to that and since December 1987, he served as the Company's Treasurer and has been an employee of the Company since February 1969.

                      LEGAL AND ENVIRONMENTAL PROCEEDINGS

C-5 LITIGATION

  During fiscal year 1992, the U.S. Air Force filed a termination notice for alleged default under the C-5 spare pylon contract, and the Company then commenced the appeal process to convert the termination to one for convenience of the government. Contemporaneously, the Company filed a notice of breach of contract with the government on the C-5 spare pylon contract. The Company also filed a variety of actions before the Armed Services Board of Contract Appeals ("ASBCA") requesting payment of sums owed the Company due to the government's imposition of redefined acceptance criteria under the C-5 pylon program and the KC-135 re-engining program. The Company also recorded special provisions for this matter in prior periods.

  Following the end of the Company's fiscal 1994 second quarter, the Company and the U.S. Air Force settled all of these disputes. The most significant aspects of this settlement were:

    (1) The C-5 spare pylon contract will be converted to termination for government convenience, and the Company will retain approximately $27.3 million of unliquidated progress payments previously made by the U.S. Air Force.

    (2) The Company will retain most of the C-5 spare pylon work-in-process and raw material inventories.

    (3) The Company will provide a warranty on certain, specified C-5 pylon panels which will end for each panel seven years after the original delivery date for such panel to the Air Force. The original delivery dates for the warranted panels range from 1989 to 1991. The Company has established a reserve for this warranty obligation.

U.S. ATTORNEY INVESTIGATION

  Contemporaneously with the C-5 settlement with the U. S. Air Force discussed above, the Company and the United States Attorney for the Central District of California settled the civil aspects of an investigation, which had been on-going since 1990, concerning the production of parts, the recording of information which is a part of that production process, and the testing practices utilized by the Company on many programs. The Company cooperated fully in the investigation and does not believe there was any adverse effect on the safety or utilization of its products. The Company recorded special provisions in prior periods reflecting its assessment of the ultimate costs which it believed would be incurred. Under this settlement the Company will pay $4 million to the U.S Attorney's office. In connection with these settlements, a recently unsealed qui tam lawsuit filed by former employees against the Company on behalf of the U.S. Government with respect to certain of the activities that had been under investigation has been dismissed with prejudice. The criminal aspects of this matter are pending a pre-sentencing report to a judge in the U.S. District Court in Los Angeles. The Company's plea of making eight false statements, under which it has agreed to pay approximately $3.7 million, is conditioned upon judicial approval of the settlement agreement. In connection with this matter, the Company is also engaged in discussions with government officials who have the discretion to temporarily suspend or to debar the Company from entering into government contracts in the future. The discussions are designed to demonstrate that the Company is a presently-responsible contractor and that it should be entitled to continue to be eligible to receive additional governmental contracts.

RECEIVABLES AND INVENTORIES

  Accounts receivable and inventories include estimated recoveries on constructive change claims the Company has asserted against the United States Navy with respect to the F-14 and E3/E6 programs because of costs the Company incurred as a result of government imposed redefined acceptance criteria. Management believes that the amounts reflected in the financial statements are a reasonable estimate of the amount for which these matters will be settled. The resolution of these matters may take several years. See "Notes to the Consolidated Financial Statements--Note 3." The Company is vigorously pursuing these claims and believes, based on currently available information, that the ultimate resolution will not have a material adverse effect on the financial position or results of operations of the Company.

STRINGFELLOW SITE

  In June 1987, the U.S. District Court of Los Angeles, in U. S. et al. vs. Stringfellow (United States District Court for the Central District of California, Civil Action No. 83-2501 (JMI)), granted partial summary judgment against the Company and 14 other defendants on the issue of liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). This suit alleges that the defendants are jointly and severally liable for all damage in connection with the Stringfellow hazardous waste disposal site in Riverside County, California. In June 1989, a federal jury and a special master appointed by the federal court found the State of California also liable for the cleanup costs. On November 30, 1993, the special master released his "Findings of Fact, Conclusions of Law and Reporting Recommendations of the Special Master Regarding the State Share Fact Finding Hearing." In it, he allocated liability between the State of California and other parties. As this hearing did not involve the valuation of future tasks and responsibilities, the order did not specify dollar amounts of liability. The order, phrased in percentages of liability, recommended allocating liability on the CERCLA claims as follows: 65% to the State of California and 10% to the Stringfellow entities, leaving 25% for the generator/counterclaimants (including the Company) and other users of the site (or a maximum of up to 28% depending on the allocation of any Stringfellow entity orphan share). On the state law claims, the special master recommended a 95% share for the State of California, and 5% for the Stringfellow entities, leaving 0% for the generator/counterclaimants. The special master's finding is subject to a final decision and appeal. The Company and other defendants for the Stringfellow site, which include numerous companies with assets and equity significantly larger than the Company, are jointly and severally liable for the cleanup. Notwithstanding this, CERCLA liability is sometimes allocated among hazardous waste generators who used a waste disposal site based on the volume of hazardous substances they disposed at the site. The Company is the second largest generator of wastes by volume disposed at the site, although it and certain other generators have argued the final allocation of cleanup costs among generators should not be determined solely by volume. The largest volume generator of wastes disposed at the Stringfellow site has indicated it is significantly dependent on insurance to fund its share of any cleanup costs, and that it is in litigation with certain of its insurers. The Company and the other generators of wastes disposed at the Stringfellow site, which include numerous companies with assets and equity significantly greater than the Company, are jointly and severally liable for the share of cleanup costs for which the generators, as a group, may ultimately be responsible. The Company intends to continue to vigorously defend this matter and believes, based upon currently available information, that the ultimate resolution will not have a material adverse effect on the financial position or results of operations of the Company.

  The Company has claims against its comprehensive general liability insurers for reimbursement of its cleanup costs at the site. These claims are the subject of separate litigation, although the insurers nevertheless are paying substantially all of the Company's costs of defense in the CERCLA and State actions against the generators of wastes disposed at the site. Certain of these insurance policies have pollution exclusion clauses which are being argued as a defense and the insurers are alleging various other defenses to coverage. The Company has entered settlements with some of the insurance carriers and is engaged in settlement discussions with certain others. The Company intends to continue to vigorously defend this matter and believes, based upon currently available information, that the ultimate resolution will not have a material adverse effect on the financial position, liquidity or results of operations of the Company.

SEC INQUIRY

  In 1990, the Division of Enforcement of the Securities and Exchange Commission (the "Enforcement Division") began conducting an informal inquiry regarding various Company production programs, program and contract estimates at completion and related accounting practices. Following the filing of a registration statement with the Commission, the Company received on August 17, 1993, and shortly thereafter responded to, a request for documents from the Enforcement Division concerning its decision to change its accounting practices relating to long-term programs and contracts, and its previous practice of capitalizing pre-certification and certain general and administrative costs. There have been no further comments from the Enforcement Division since that date. The Enforcement Division's request for documents indicated that the inquiry "should not be construed as an indication by the Commission or its staff that any violation of the law has occurred; nor should it be considered a reflection on any person, entity, or security." The Company cooperated fully with the Enforcement Division's requests and cannot predict the ultimate result of the inquiry or its impact, if any, on the Company. The Company has been advised by the Division of Corporation Finance of the Commission that because the Company's use of program accounting is based in significant part on practices which it believes are generally followed and/or accepted, rather than on the basis of authoritative literature, the Staff is not in a position presently to object or concur with the Company's utilization of such accounting method. The Staff informed the Company last August that it intends to survey practice and conduct other inquiries regarding generally accepted practices relating to long-term contracts and program accounting. The Company has not received any indication from the Commission of the likely outcome of this survey. By declaring effective the Registration Statement of which this Prospectus is a part, the Commission is not passing upon the adequacy or accuracy of the information contained herein including, without limitation, the appropriateness of the Company's accounting methods and practices.

MARYLAND CONSENT ORDER

  In December 1989, the Maryland Department of the Environment ("MDE") served the Company with a Letter and Consent Order No. CO-90-093. The Consent Order calls for investigation and remediation of chemicals detected in soil and ground water at the Company's bonding facility in Hagerstown, Maryland. The Company and MDE subsequently negotiated a mutually acceptable Consent Order under which the Company has developed a work plan to determine the nature and extent of the pollution at the bonding plant. The Company had acquired the bonding plant from Fairchild Industries, Inc. ("Fairchild"), in September 1987 and Fairchild had agreed to retain responsibility for and to indemnify the Company against any claims and fees in connection with any hazardous materials or pollutants released into the environment at or near the bonding plant or any other property before the closing date of the sale. In October 1990, after initially-unsuccessful negotiations with Fairchild, the Company filed a lawsuit in the United States District Court for the Central District of California requesting, among other things, a declaration that it is entitled to indemnification under the Purchase and Sale Agreement for the costs associated with conducting the work requested by MDE. On March 11, 1993, the Company and Fairchild executed a settlement agreement pursuant to which Fairchild substantially reimbursed the Company for past costs relating to environmental investigations at the bonding plant. The parties agreed to dismiss the lawsuit and agreed on a procedure to perform the work required under the MDE Consent Order. Based on currently available information, the Company believes that the resolution of this matter will not have a material adverse effect on the financial position or results of operation of the Company.

PROPOSITION 65 MATTERS

  On March 23, 1992, a Deputy Attorney General for the State of California advised the Company that it may be subject to suit pursuant to Proposition 65 on the basis of data contained in a health risk assessment ("HRA") of the Company's Chula Vista facility conducted pursuant to the Air Toxics Hot Spots Act, also known as California Assembly Bill AB-2588. Proposition 65 requires manufacturers who expose any person to a chemical resulting in an increased risk of cancer to issue a clear and reasonable warning to such person and imposes substantial penalties for non-compliance. AB-2588 requires manufacturers to inventory their air emissions and to submit an HRA to assess and quantify health risks associated with those emissions. On April 9, 1993, representatives of the Company met with the Deputy

Attorney General to discuss this matter and agreed to supply certain requested data to the government. The Company is presently working on the procedures required to produce this data. Based on currently available information, the Company believes that the resolution of this matter will not have a material adverse effect on the financial position or results of operation of the Company.

RIO BRAVO SITE

  In January 1993, the Department of Toxic Substances Control of the State of California Environmental Protection Agency ("DTSC") notified the Company and approximately 25 other individuals and companies that the DTSC expected a payment of approximately $1.1 million within thirty days of its notice. The demand for payment, which is joint and several, was for expenses allegedly incurred by DTSC personnel in the oversight of the cleanup of the Rio Bravo deep injection well disposal site in Shafter, California. The cleanup is currently being conducted by a group of cooperating potentially responsible parties ("PRPs"), including the Company ("the Cooperating PRPs"). The DTSC advised that failure to pay said sum within the specified time limit would result in a referral of the matter to its legal office for collection. The Company was further advised that it could submit objections to this action by contacting DTSC's Cost Recovery Unit. In February 1993, the Cooperating PRP group wrote to DTSC and advised them, among other things, of the Cooperating PRPs' continuing efforts at the site and suggested that DTSC seek recovery of the oversight funds from the non-cooperating PRPs. Since the demand of the DTSC was joint and several, and would arguably cover all generators including the non-cooperating PRPs, none of the $1.1 million demanded by the DTSC has been allocated to the Cooperating PRPs. Some PRPs estimate the potential cost of cleanup to be approximately $7 million and the Company's share (based on estimated, respective volumes of discharge into such site by all generators, all of which cannot now be known with certainty) could approximate $450,000. The Company and other PRPs could face joint and several liability for the entire amount of clean-up costs, regardless of Cooperating PRP or non-cooperating PRP status. Based on currently available information, the Company believes that the resolution of this matter will not have a material adverse effect on the financial position or results of operation of the Company.

CHATHAM SITE

  The Company previously reported that the DTSC informed the Company and approximately 100 other individuals and companies that DTSC considered the recipients to be potentially PRPs liable for cleanup at the Chatham Brothers Barrel Yard Site located in Escondido, California (the "Chatham Site"). By letter dated April 13, 1993, DTSC again notified the Company that it believed the Company was one of a number of companies who were liable for the cleanup of the Chatham Site. After a thorough review of the Company's records and information possessed by DTSC, and interviews of present and former Company employees, the Company remains convinced that it has no relationship whatsoever with the Chatham Site and, therefore, is not liable for the cleanup of that site. In addition, the Company has discussed this matter with a group of PRPs for the Chatham Site and has indicated its lack of involvement with the site. If the Company fails to persuade DTSC that it is not a PRP with regard to the Chatham Site, the Company could face joint and several liability for the amounts involved. The potential cost of cleanup for the Chatham Site is estimated by some PRPs to be approximately $30 million. If suit is filed against the Company, the Company intends to defend vigorously this matter. Based on currently available information, the Company believes that the resolution of this matter will not have a material adverse effect on the financial position or results of operation of the Company.

SCAQMD COMPLIANCE

  The Company's Riverside, California facility is working along with the California Aerospace Group ("CAG") to meet the South Coast Air Quality Management District ("SCAQMD") compliance deadline for adhesive bonding primers. The deadline for compliant primers was originally January 1, 1992. It has been extended and is now set for January 1, 1997. The Company and the CAG continue to work with manufacturers of adhesive bonding primers to see if a compliant primer can be developed and tested, and although no compliant primers currently exist, five potential candidates have been identified for extensive testing. The Company believes the ultimate resolution of the matter will not have a material adverse impact on the financial condition or results of operations of the Company.

CASMALIA SITE

  During the third quarter of fiscal year 1993, Region IX of the United States Environmental Protection Agency ("EPA") named the Company as a first-tier generator of hazardous wastes that were transported to the Casmalia Resources Hazardous Waste Management Facility (the "Casmalia Site") in Casmalia, California. Approximately 80 other companies and individuals have also been identified as first-tier generators. First-tier generators are the top 82 generators by volume of waste disposed of at the Casmalia Site. The size of this group was chosen by the EPA. The EPA has given the first-tier generators a list of work-related elements needing to be addressed in a good faith offer to investigate and remediate the site. The first-tier generators believe a collaborative approach early in the site cleanup and closure process offers all parties an opportunity to help determine a technical course of action at this site before the EPA has made final decisions on the matter. The Company has joined approximately 49 other companies in the Casmalia Resources Site Steering Committee which recently made a good faith offer to the EPA. The Company could be found jointly and severally liable for the total amount of cleanup cost. The Company does not yet know the ability of all other PRPs at this site, which include companies of substantial assets and equity, to fund their allocable share. Some PRPs have made preliminary estimates of cleanup costs at this site of approximately $60 to $70 million and the Company's share (based on estimated, respective volumes of discharge into such site by all generators, all of which cannot now be known with certainty) could approximate $1,750,000. Based on currently available information, the Company believes that the resolution of this matter will not have a material adverse effect on the financial position or results of operation of the Company.

CHULA VISTA SITE

  From time to time, various environmental regulatory agencies request that the Company conduct certain investigations on the nature and extent of pollution, if any, at its various facilities. For example, such a request may follow the spill of a reportable quantity of certain chemicals. At other times, the request follows the removal, replacement or closure of an underground storage tank pursuant to applicable regulations. At present, the Company's Chula Vista facility is conducting certain investigations pursuant to discussions with the San Diego County Department of Health Services, Hazardous Materials Management Division and the San Diego Regional Water Quality Control Board. The Company intends to cooperate fully with the various regulatory agencies.

GENERAL

  In addition to the litigation discussed above, from time to time the Company is a defendant in lawsuits involving claims based on the Company's alleged negligence or strict liability as a manufacturer in the design or manufacture of various products and also claims based upon environmental protection laws. The Company believes that in those types of cases now pending, or in claims known by the Company to be asserted against it whether or not reduced to a legal proceeding, it either has no material liability or any such liability is adequately covered by its reserves or its liability insurance, subject to certain deductible amounts. The Company is aware that various of its insurers may assert, and in some such cases have asserted, that their insurance coverage does not provide protection against punitive damages in any specific lawsuit. While there can be no assurances that the Company will not ultimately be found liable for material punitive damages, the Company does not now believe that it has an exposure to any material liability for punitive damages.

                       DESCRIPTION OF CERTAIN FINANCINGS

  The following is a summary of certain terms of the Company's principal financing agreements, effective on the Closing Date of the sale of the Securities. For more complete information regarding these agreements, reference is made to the definitive agreements, copies of which have been filed as exhibits to the registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") and which are incorporated by reference herein.

REVOLVING CREDIT AGREEMENT

  Effective upon the completion of the Offerings, the Company's unsecured Revolving Credit Agreement with a group of banks will provide the following loan commitments during the indicated periods:

      PERIOD                                                         COMMITMENT
      ------                                                        ------------
      Through October 24, 1995..................................... $110 million
      October 25, 1995 to April 24, 1996........................... $100 million
      April 25, 1996 to October 24, 1996........................... $ 90 million
      October 25, 1996 to April 24, 1997........................... $ 80 million

  This Revolving Credit Agreement is immediately available for borrowing (or to support the issuance of up to $30 million of letters of credit). Borrowings under this agreement incur interest at an annual rate equal to one of the following at the Company's option: (1) prime rate plus 0% to 2.25%; (2) London Interbank Offered Rate plus 0.75% to 3.25%; (3) or a Domestic Money Market Bid Rate plus 0.875% to 3.375%; or (4) competitive bid. The weighted average interest rate for borrowings under this credit agreement was 5.22% per annum during the second quarter of fiscal 1994. The agreement provides a facility fee payable on a monthly basis, at the rate of 0.35% to 0.75% on each lender's total commitment. The specific interest rate and facility fee payable at any time is based upon the Company's credit rating and various other factors.

  Effective upon the completion of the Offerings, the Revolving Credit Agreement will require the Company to maintain Consolidated Tangible Net Worth (as defined) of $125 million plus 50% of positive consolidated net income beginning on August 1, 1994. At January 30, 1994, the Company's Consolidated Tangible Net Worth was $184.6 million. Consolidated Tangible Net Worth is expected to decrease in the third quarter of fiscal 1994 in connection with anticipated increases in the Company's underfunded pension liabilities. See "Risk Factors--Underfunded Pension Plans." The agreement will also require the Company to maintain a ratio of Consolidated Net Income Available for Fixed Charges for each period of 365 days to Fixed Charges (each as defined) for such period, after completion of the offering, at least equal to the following:

                                                                         MINIMUM
      PERIOD                                                              RATIO
      ------                                                             -------
      Through July 31, 1994............................................. 1.40:1
      August 1, 1994 through July 31, 1995.............................. 1.55:1
      August 1, 1995 through July 31, 1996.............................. 1.90:1
      August 1, 1996 and thereafter..................................... 2.00:1

  For purposes of this test, Consolidated Net Income Available for Fixed Charges is calculated without regard to the cumulative effect through May 2, 1993, of the accounting changes adopted by the Company effective August 1, 1992, and $38 million of provisions and charges taken by the Company in the third quarter of fiscal 1993. For the 365-day period ended at January 30, 1994, the Company's ratio of Consolidated Net Income Available for Fixed Charges to Fixed Charges was 2.04:1.

  Effective upon the completion of the Offerings, the Revolving Credit Agreement will also require the Company to maintain a ratio of Debt (as defined) to Consolidated Tangible Net Worth not to exceed the following:

                                                                         MAXIMUM
      PERIOD                                                              RATIO
      ------                                                             -------
      Through July 31, 1994............................................. 5.60:1
      August 1, 1994 through July 31, 1995.............................. 5.00:1
      August 1, 1995 through July 31, 1996.............................. 4.10:1
      August 1, 1996 and thereafter..................................... 3.20:1

In calculating this ratio, Debt includes the Company's underfunded pension liabilities, but does not include the Company's off-balance sheet financings. See "Capitalization." At January 30, 1994, the Company's ratio of Debt to Consolidated Tangible Net Worth was 2.82:1.

  Other covenants in the Revolving Credit Agreement prohibit the Company from adding collateral to or otherwise supporting its existing debt, accelerating the maturity of such debt, or revising any covenant or other term of such debt to make it materially more restrictive for the Company or any of its subsidiaries.

9.35% SENIOR NOTES DUE 2000 AND 9.33% SENIOR NOTES DUE 2002

  The Company's 9.35% senior notes due 2000 mature on January 29, 2000 and require principal payments of $12.5 million in January of each year until repaid. The Company's 9.33% senior notes due 2002 mature on December 15, 2002 and require principal payments of approximately $8.9 million in December of each year commencing in 1996 until repaid. With respect to each of these issues of senior notes, the Company may make principal prepayments at its option, which may include a premium for yield adjustment. The holders of these notes can require the Company to purchase the remaining principal amount of the respective notes, plus accrued interest and premium for yield adjustment, in the event of certain changes in control or ownership of the Company. A covenant in the agreements governing these two issuances of senior notes prohibits the Company from amending its Revolving Credit Agreement to reduce the amount or availability of the bank's commitment to lend to the Company under such agreement. Other covenants in these senior note agreements are substantially similar to the covenants in the Revolving Credit Agreement.

9.25% SUBORDINATED DEBENTURES

  The Company's 9.25% subordinated debentures mature in 2017. These debentures are subject to mandatory annual sinking-fund payments of $7.5 million beginning March 1998. The Company may redeem an additional $15 million on each sinking-fund date. The subordinated debentures are redeemable at the Company's option, at 106.5% of the outstanding principal amount at May 2, 1993, declining annually to 100.5% in 2006, plus accrued interest. However, no such redemption may be effected prior to March 1997, directly or indirectly, from borrowed money having an interest cost of less than 9.25% per annum. These debentures will be subordinated to the Senior Notes and pari passu with the Convertible Subordinated Notes.

7% CONVERTIBLE SUBORDINATED DEBENTURES

  The Company's 7% convertible subordinated debentures mature in 2012. These debentures are convertible prior to maturity, unless previously redeemed, at a conversion price of $43 per share, subject to adjustment under certain conditions. The debentures are redeemable at the option of the Company, in whole or in part, at a redemption price of 102.8% declining annually to 100.7% in 1996, together with accrued interest to the date of redemption. Annual sinking-fund payments of 5% of the aggregate principal amount of the debentures originally issued are to be applied to the redemption of debentures at 100% of principal amount plus accrued interest, commencing October 1998. The Company has the option of delivering repurchased debentures to the sinking-fund in lieu of cash. The mandatory sinking-fund is calculated to retire 70% of the aggregate principal amount of the debentures originally issued prior to maturity. The debentures are subordinated to all existing or future senior debt of the Company and rank on equal terms with the Company's outstanding 9.25% subordinated debentures due 2017. These debentures will be subordinated to the Senior Notes and pari passu with the Convertible Subordinated Notes.

ACCOUNTS RECEIVABLE FACILITY

  The Company is a party to an accounts receivable facility under which it sells all of its accounts receivable from specified customers through a subsidiary to a trust on an on-going basis. Investors purchased beneficial interests in the trust for $60 million, which was paid indirectly to the Company for the accounts receivable initially transferred to the trust. The Company sells additional accounts receivable through its subsidiary to the trust to maintain the investor's beneficial interest at $60 million. The Company's subsidiary holds the residual beneficial interest in the trust. Under the arrangement, the Company acts as an agent for the trust by performing all record keeping and collection functions with respect to the accounts receivable that have been sold. The investors' beneficial interest in the trust is reflected as a decrease in accounts receivable. The cost associated with the sale of accounts receivable under the facility is 7.57% per year (calculated as a percentage of the investors' $60 million beneficial interest) and is reflected as a reduction in sales. As a result of the slow-down in the aerospace industry, the amount of outstanding receivables owned by the trust has fallen below levels which existed at the start of the facility. If the outstanding receivables owned by the trust fall below levels required to support the investors' $60 million beneficial interest in the trust, the Company may deposit certain receivables collections and the proceeds of receivables sales in a reserve fund or may allow receivables collections to reduce the investors' interest in the trust. From time to time the Company has deposited amounts into the reserve fund and has withdrawn such amounts when they are no longer required to be deposited. The Company does not believe any changes in the receivables facility resulting from a decrease in the total amount of receivables sold to the trust or in the outstanding receivables balance will have a material adverse effect on the Company's liquidity or financial condition.

SALE-LEASEBACK TRANSACTIONS

  The Company is also a party to a group of sale-leaseback transactions pursuant to which it sold furniture and certain significant items of the equipment utilized in its manufacturing processes for approximately $52.3 million and leased such furniture and equipment back from the investors who purchased it. The Company has granted the equipment lessors a security interest in all of the Company's accounts receivable from a particular customer and/or cash securing $10 million of obligations. At January 30, 1994, the balance of these accounts receivable was $15.8 million. The security interest will be released at such time as the existing equipment lessors assign approximately one-half of their beneficial interests in the leased equipment. If such assignments do not occur by January 1995, the existing equipment lessors may apply the collateral against the Company's then remaining lease obligations. The Company's leases are treated as operating leases for financial reporting purposes. The costs of the lease transactions average approximately 6.8% annually over the term of the leases (calculated as a percentage of the $52.3 million sales price of the leased furniture and equipment). The agreements governing the equipment lease transactions contain the same consolidated tangible net worth, fixed charge coverage ratio and debt to consolidated tangible net worth ratio covenants as are in the Revolving Credit Agreement. The agreements governing these transactions permit the Company to purchase the investors' interest in the equipment before the investors can repossess upon a default by the Company, subject to certain time limitations. The investors' repossession of any substantial portion of such equipment would have a material adverse effect on the Company's ability to meet its production contract commitments.

                          DESCRIPTION OF SENIOR NOTES

  The Senior Notes will be issued under an indenture to be dated as of       ,
1994 (the "Indenture") between the Company and       , as trustee (the
"Trustee"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The Senior Notes will be subject to all such terms, and Holders of the Senior Notes are referred to the Indenture and the TIA for a statement of such terms. The following is a summary of important terms of the Senior Notes and does not purport to be complete. Reference should be made to all provisions of the Indenture, including the definitions therein of certain terms and all terms made a part of the Indenture by reference to the TIA. Certain definitions of terms used in the following summary are set forth under "--Certain Definitions" below.

  As used in this section, the "Company" means Rohr, Inc., but not any of its Subsidiaries, unless the context requires otherwise.

GENERAL

  The Senior Notes will be general unsecured senior obligations of the Company,
will mature on             , 2003 (the "Maturity Date"), and will be limited to
an aggregate principal amount of $100,000,000. The Senior Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form. The Senior Notes are exchangeable and transfers thereof will be registrable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.

  The Senior Notes will accrue interest at a rate of    % per annum from
         , 1994, or from the most recent interest payment date to which interest has been paid or duly provided for, and accrued and unpaid interest
will be payable semi-annually on      and      of each year beginning
         , 1994. Interest will be paid to the Person in whose name each Senior
Note is registered at the close of business on the      or      immediately
preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed. Interest on overdue principal and (to the extent permitted by law) on
overdue installments of interest will accrue at a rate equal to    % per annum.

  Initially, the Trustee will act as paying agent and registrar of the Senior Notes. The Company may change any paying agent and registrar without notice.

OPTIONAL REDEMPTION

  The Senior Notes will be subject to redemption at any time on or after
         , 1999, and prior to maturity at the option of the Company, in whole or in part, for cash on not less than 30 days', nor more than 60 days', prior written notice, mailed by first class mail to each holder at its last address as it appears in the register of the Senior Notes, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest to the date fixed for redemption, if redeemed during the
twelve-month period beginning on            of each year indicated below:

      YEAR                                                      REDEMPTION PRICE
      ----                                                      ----------------
      1999.....................................................           %
      2000.....................................................           %
      2001 and thereafter......................................     100.00%

  If less than all of the Senior Notes are to be redeemed, the Trustee will select the Senior Notes to be redeemed by lot or pro rata or by any other method that the Trustee considers fair and appropriate.

The Trustee may select for redemption a portion of the principal of any Senior Note that has a denomination larger than $1,000. Senior Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The Trustee will make the selection from Senior Notes outstanding and not previously called for redemption.

  Provisions of the Indenture that apply to Senior Notes called for redemption also apply to portions of Senior Notes called for redemption. If any Senior
Note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a Senior Note that is redeemed in part only, the Company will execute and the Trustee will authenticate and deliver to the holder a new Senior Note equal in principal amount to the unredeemed portion of the Senior Note surrendered. On and after the redemption date, unless the Company shall default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Senior Notes or portions thereof called for redemption and for which funds have been set apart for payment.

  The Company's Revolving Credit Agreement and certain of its other principal financing agreements limit the Company's ability to redeem or to otherwise repurchase the Senior Notes and other future agreements governing Indebtedness of the Company may provide the same. See "Description of Certain Financings."

CHANGE OF CONTROL

  Following a Change of Control (as defined below), the Company shall comply with each of the procedures set forth in the Indenture in respect of such event, and pursuant to the Indenture shall make an offer (a "Change of Control Offer") to purchase all Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such purchase. Each such offer to purchase shall be made as of a date (the "Change of Control Offer Date") promptly after (but in no event later than three business days after) the first business day which is sixty days following the applicable Change of Control, and shall remain open until the close of business on a date (the "Change of Control Payment Date") which is at least 20 business days following such Change of Control Offer Date. The Company shall deliver notice of any Change of Control, specifying the applicable Change of Control Offer Date and Change of Control Payment Date, to each holder of Senior Notes not less than 30 days nor more than 45 days before the applicable Change of Control Payment Date.

  If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Senior Notes that the Company would be required to redeem.

  In addition, in the event of any Change of Control, the Company may not, and may not permit any of its Subsidiaries to, purchase, redeem or otherwise acquire any Indebtedness subordinated or junior to the Senior Notes pursuant to any analogous provisions relating to such Indebtedness on or prior to the payment in full in cash or Cash Equivalents of all Senior Notes, together with accrued and unpaid interest thereon, with respect to which the Change of Control Offer was accepted.

  "Change of Control" means the occurrence of one or more of the following events (whether or not approved by the Board of Directors of the Company): (a) an event or series of events by which any Person or other entity or group of Persons or other entities acting in concert as determined in accordance with
Section 13(d) of the Exchange Act, whether or not applicable (a "Group of Persons"), together with its or their Affiliates and Associates shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger or otherwise (i) be or become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act, whether or not applicable) of 50% or more of the combined voting power of the then outstanding Voting Stock of the Company or
(ii) have the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of the Company or other equivalent governing body thereof, (b) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture), (c) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors of the Company (together with any new directors whose election or appointment by the Board of Directors of the Company or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors of the Company then still in office who either were members of the Board of Directors of the Company at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Company then in office, or (d) the direct or indirect sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the property or assets of the Company to any Person or Group of Persons together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture).

  None of the provisions relating to a redemption upon a Change of Control is waivable by the Board of Directors of the Company or the Trustee. In the event that the Company were required to purchase outstanding Senior Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The occurrence of a Change of Control would constitute an event of default under the Revolving Credit Agreement and the agreements governing the Company's 9.33% Senior Notes and 9.35% Senior Notes, and would permit the holders of that Indebtedness to declare all amounts outstanding thereunder to be immediately due and payable. Also, in the event of a Change of Control, the Company would be required to make an offer to purchase all Convertible Subordinated Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such purchase. On January 30, 1994, after giving pro forma effect to the Offerings and the use of proceeds therefrom (assuming no exercise of the Underwriters over-allotment option), there would have been $157.8 million outstanding of Pari Passu Indebtedness (excluding the Senior Notes). See "Capitalization." The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control redemption feature of the Senior Notes, but would increase the amount of Indebtedness outstanding at such time.

  Failure by the Company to redeem the Senior Notes when required constitutes an Event of Default with respect to the Senior Notes. See "--Events of Default."

  If an offer is made to redeem Senior Notes as a result of a Change of Control, the Company will be required to comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

  The Change of Control redemption feature of the Senior Notes may in certain circumstances make more difficult or discourage a takeover of the Company and thus the removal of incumbent management. The Change of Control redemption feature is not, however, the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

CERTAIN COVENANTS

  The Indenture will contain, among others, the covenants set forth below. There can be no assurance that these covenants would afford the holders of the Senior Notes any protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect the holders of the Senior Notes.

 Limitation on Indebtedness

  The Company shall not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness, unless (a) no Default or Event of Default shall have occurred and be continuing at the time of the proposed incurrence thereof or shall occur as a result of such proposed incurrence thereof and (b) after giving effect to such proposed incurrence, the Company's Consolidated Fixed Charge Coverage Ratio would be greater than 2.0-to-1.0 on or prior to July 31, 1995, 2.25-to-1.0 on or prior to July 31, 1997 and 2.5-to-1.0 on or after August 1, 1997.

 Limitation on Subsidiary Indebtedness and Preferred Stock

  The Company shall not permit any Subsidiary to, directly or indirectly, incur any Indebtedness or issue any Preferred Stock other than: (a) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary of the Company, provided that (i) such Indebtedness is not subordinated to any other Indebtedness of such Subsidiary and (ii) any subsequent issuance or transfer of Capital Stock of a Wholly Owned Subsidiary of the Company (the "Obligee Subsidiary") to whom a Subsidiary of the Company is indebted (the "Obligor Subsidiary") that results in such Obligee Subsidiary ceasing to be a Wholly Owned Subsidiary of the Company or any subsequent transfer of such Indebtedness or Preferred Stock of such Obligor Subsidiary by such Obligee Subsidiary (other than to the Company or another Wholly Owned Subsidiary of the Company) shall be deemed in each case to be the incurrence of such Indebtedness or the issuance of such Preferred Stock by each Obligor Subsidiary owing to or issued to, as the case may be, such Obligee Subsidiary to the extent outstanding as of such date; (b) Indebtedness or Preferred Stock of a Subsidiary of the Company which represents the assumption by such Subsidiary of Indebtedness or Preferred Stock of another Subsidiary of the Company in connection with a merger of such Subsidiaries, provided that no Subsidiary of the Company or any successor (by way of merger or otherwise) thereto existing on the Issue Date may assume or otherwise become responsible for any Indebtedness or Preferred Stock of an entity which is not a Subsidiary of the Company on the Issue Date except to the extent that such Subsidiary would otherwise be permitted to incur such Indebtedness or Preferred Stock as provided under this "--Limitation on Subsidiary Indebtedness and Preferred Stock" covenant; (c) Indebtedness or Preferred Stock of any corporation (other than a corporation that has acquired, directly or indirectly, assets from the Company) existing at the time such corporation becomes a Subsidiary of the Company, provided that (i) such Indebtedness or Preferred Stock was not incurred or issued as a result of or in connection with or in anticipation of such corporation becoming a Subsidiary of the Company and (ii) immediately after giving effect to such corporation becoming a Subsidiary of the Company (as if such Indebtedness and Preferred Stock were incurred and issued on the first day of the Reference Period) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Limitation on Indebtedness" above (assuming a market rate of interest with respect thereto);
(d) Indebtedness and Preferred Stock of any Subsidiary of the Company, provided that (i) immediately after giving effect thereto (as if the incurrence or issuance thereof occurred on the first day of the Reference Period) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Limitation on Indebtedness" above (assuming a market rate of interest with respect thereto), and (ii) the total of the aggregate principal amount of the Indebtedness and the aggregate liquidation value of Preferred Stock proposed to be issued and incurred by such Subsidiary plus the total of the aggregate principal amount of Indebtedness and the aggregate liquidation value of Preferred Stock incurred and issued by all Subsidiaries of the Company under this clause (d) does not exceed, when added to Indebtedness of the Company incurred under clause (f) of the definition of "Permitted Indebtedness," 10% of Consolidated Net Worth; (e) Permitted Indebtedness incurred by any Subsidiary of the Company under clauses (a) and (g) of the definition of "Permitted Indebtedness"; or (f) Indebtedness or Preferred Stock that is Permitted Refinancing Indebtedness incurred or issued to Refinance any Indebtedness or Preferred Stock incurred or issued by a Subsidiary of the Company prior to the Issue Date or in accordance with the Indenture.

 Limitation on Restricted Payments

  The Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of such proposed Restricted Payment, and on a pro forma basis immediately after giving effect thereto:

    A. no Default or Event of Default has occurred and is continuing;

    B. the aggregate amount expended for all Restricted Payments subsequent to the Issue Date, would not exceed the sum of:

      (1) (a) 50% of aggregate Consolidated Net Income of the Company (or if such Consolidated Net Income is a loss, minus 100% of such loss)
    earned on a cumulative basis during the period beginning on        ,
    1994 and ending on the last date of the Company's fiscal quarter immediately preceding such proposed Restricted Payment minus (b) 100% of the amount of any write-downs, write-offs, other negative valuations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income of the Company during such period; plus

      (2) 100% of the aggregate Net Equity Proceeds received by the Company from any Person (other than from a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding (a) any Qualified Capital Stock of the Company paid as a dividend on any Capital Stock of the Company or of any of its Subsidiaries or as interest on any Indebtedness of the Company or of any of its Subsidiaries, (b) the issuance of Qualified Capital Stock upon the conversion of, or in exchange for, any Capital Stock of the Company or of any of its Subsidiaries and (c) any Qualified Capital Stock of the Company with respect to which the purchase price thereof has been financed directly or indirectly using funds (i) borrowed from the Company or from any of its Subsidiaries, unless and until and to the extent such borrowing is repaid or (ii) contributed, guaranteed or advanced by the Company or by any of its Subsidiaries (including, without limitation, in respect of any employee stock ownership or benefit plan)); and

    C. The Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Limitation on
    Indebtedness" above (assuming a market rate of interest with respect thereto).

  The foregoing provisions of this covenant will not prevent: (a) the payment of any dividend within 60 days after the date of its declaration if at such date of declaration the payment of such dividend would comply with the provisions set forth above, provided that (i) such dividend will be deemed to have been paid as of its date of declaration for the purposes of this covenant and (ii) at the time of payment of such dividend no other Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the purchase, redemption, retirement or acquisition of any shares of Capital Stock of the Company or of any Subsidiary or any Indebtedness of the Company that is subordinated to the Senior Notes solely with or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company and neither such purchase, redemption, retirement or acquisition nor the proceeds of any such sale will be included in any computation made under clause (B)(2) above, or (c) the making of a Permitted Payment. The amounts expended pursuant to clauses (a) and (c) of this paragraph will be included in computing the amounts available for Restricted Payments for purposes of the immediately preceding paragraph.

  For purposes of this covenant a distribution to holders of the Company's Capital Stock of (a) shares of Capital Stock of any of its Subsidiaries or (b) other assets of the Company or of any of its Subsidiaries, without, in either case, the receipt of equivalent consideration therefor shall be deemed to be the equivalent of a cash dividend equal to the excess of the Fair Market Value of the shares or other assets being so distributed at the time of such distribution over the consideration, if any, received therefor; provided that the Company may grant shares of Capital Stock to its directors, officers or employees pursuant to any director, officer or employee benefit plan or agreement without any amount attributable to such grant being considered a cash dividend hereunder.

 Limitation on Sale of Assets

  The Company will not, and will not permit any of its Subsidiaries to, consummate any Asset Sale unless such Asset Sale is for at least Fair Market Value and at least 85% of the consideration therefrom received by the Company or such Subsidiary is in the form of cash or Cash Equivalents.

  Following any Asset Sale, an amount equal to the Net Cash Proceeds of such Asset Sale shall be applied by the Company or such Subsidiary within 365 days of the date of the Asset Sale, at its election, to either: (a) the payment of Pari Passu Indebtedness in an amount equal to such payment with a concurrent reduction in the commitment related to such Pari Passu Indebtedness, if applicable, provided any Net Cash Proceeds which are applied on such pro rata basis to reduce Indebtedness under the Revolving Credit Agreement shall result in a permanent reduction of the borrowing availability thereunder; or (b) to make any Permitted Program Investment or any investment in capital assets usable in the Company's or its Subsidiaries' lines of business or in an asset or business in the same line of business as the Company; or (c) a combination of payment and investment permitted by the foregoing clauses (a) and (b). On the earlier of (A) the 366th day after the date of an Asset Sale or (B) such date as the Board of Directors of the Company or of such Subsidiary determines (as evidenced by a written resolution of said Board of Directors) not to apply an amount equal to the Net Cash Proceeds relating to such Asset Sale as set forth in the immediately preceding sentence (each of (A) and (B), an "Asset Sale Offer Trigger Date"), an amount equal to the aggregate amount of Net Cash Proceeds which have not been applied on or before such Asset Sale Offer Trigger Date as permitted in clauses (a), (b) and (c) of the immediately preceding sentence (each an "Asset Sale Offer Amount") shall be applied by the Company or such Subsidiary to all holders of Pari Passu Indebtedness on a pro rata basis to purchase or pay-down such Pari Passu Indebtedness, which shall include making an offer (the "Asset Sale Offer") to purchase for cash promptly after, but in no event more than three business days after, a business day not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date, from all holders on a pro rata basis that amount of Senior Notes equal to the Asset Sale Offer Amount at a price equal to 100% of the principal amount of the Senior Notes to be repurchased, plus accrued and unpaid interest thereon to the date of repurchase. Notwithstanding the foregoing, if an Asset Sale Offer Amount is less than $10 million, the application of such Asset Sale Offer Amount to an Asset Sale Offer may be deferred until such time as such Asset Sale Offer Amount plus the aggregate amount of all Asset Sale Offer Amounts arising subsequent to such Asset Sale Offer Trigger Date from all Asset Sales by the Company and its Subsidiaries aggregates at least $10 million, at which time the Company or such Subsidiary shall apply all Asset Sale Offer Amounts that have been so deferred to make an Asset Sale Offer (the first date the aggregate of all such deferred Asset Sale Offer Amounts is equal to $10 million or more shall be deemed to be an "Asset Sale Offer Trigger Date").

  In the event of the transfer of substantially all (but not all) of the property and assets of the Company as an entirety to a Person in a transaction permitted under "--Merger, Consolidation, Etc." below, the successor Person shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

  Each Asset Sale Offer will be mailed to the record holders as shown on the register of holders of the Senior Notes, with a copy to the Trustee, within ten days following the Asset Sale Offer Trigger Date, and shall comply with each of the procedures for notice set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, holders may elect to tender their Senior Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender Senior Notes in an amount exceeding the Asset Sale Offer Amount, Senior Notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered). An Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

  If an offer is made to repurchase the Senior Notes pursuant to an Asset Sale Offer, the Company will and will cause its Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

  Any event which would require the Company or a Subsidiary to offer to purchase Senior Notes after an Asset Sale would constitute an event of default under the Revolving Credit Agreement and the agreements governing the Company's 9.35% Senior Notes and 9.33% Senior Notes, and would permit the holders of that indebtedness to declare all amounts outstanding thereunder to be immediately due and payable.

  The Company's and the Subsidiaries' ability to repurchase the Senior Notes in an Asset Sale Offer may also be restricted or otherwise limited by the terms of other then-existing borrowing agreements and by the Company's financial position.

 Limitation on Liens

  The Company may not, and may not permit any of its Subsidiaries to, voluntarily or involuntarily, create, incur, or assume any Liens upon any of their respective properties or assets, whether owned on the Issue Date or acquired thereafter, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, securing any Indebtedness of the Company or of any of its Subsidiaries other than, without duplication: (a) Liens granted by the Company securing Indebtedness of the Company that is incurred in accordance with the indenture and that is Pari Passu Indebtedness; provided that the Senior Notes are secured on an equal and ratable basis to such Liens, (b) Liens granted by the Company securing Indebtedness of the Company incurred in accordance with the Indenture and that is subordinated to the Senior Notes; provided that the Senior Notes are secured by Liens ranking prior to such Liens, (c) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date, (d) Permitted Liens, (e) Liens relating to other Indebtedness and Sale-Leaseback Financings in an aggregate amount not to exceed 5% of the Company's Consolidated Net Worth, (f) Liens in respect of Acquired Indebtedness incurred by the Company in accordance with "--Limitation on Indebtedness" above and in respect of Acquired Indebtedness incurred by a Subsidiary of the Company in accordance with clause (d) of "--Limitation on Subsidiary Indebtedness and Preferred Stock" above, provided that the Lien in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness by the Company or by one of its Subsidiaries and such Lien and the Acquired Indebtedness were not incurred by the Company or any of its Subsidiaries or by the Person being acquired or from whom the assets are proposed to be acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or by one of its Subsidiaries, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or of one of its Subsidiaries, (g) Liens granted by a corporation, which Liens are in existence at the time such corporation becomes a Subsidiary of the Company, provided that (1) the Indebtedness related thereto is incurred by the Company in accordance with the Indenture and (2) such Liens were not created by such corporation in connection with or in anticipation of such corporation becoming a Subsidiary of the Company, and (h) Liens in respect of New Indebtedness that is Permitted Refinancing Indebtedness incurred to Refinance any of the Indebtedness set forth in clauses (a), (b),
(c), (e), (f) and (g) above, provided that such Liens in respect of such New Indebtedness are no less favorable to the holders of the Senior Notes than the Liens in respect of the Indebtedness being Refinanced and such Liens in respect of New Indebtedness do not extend to or cover any properties or assets of the Company or of any of the Company's Subsidiaries other than the property or assets that secured the Indebtedness being Refinanced.

 Limitation on Sale and Leaseback Financing

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction, provided that the Company (and not a Subsidiary of the Company) may enter into such sale and leaseback transaction if (a) with respect to any such transaction involving the incurrence of Capitalized Lease Obligations, the Company could have (i) incurred Indebtedness in an amount equal to debt relating to such sale and leaseback transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant entitled "--Limitation on Indebtedness" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant entitled "--Limitation on Liens," (b) the proceeds of such sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of such sale and leaseback transaction and (c) the Company shall apply or cause to be applied the proceeds of such transaction in compliance with the covenant entitled "--Limitation on Sale of Assets."

 Limitation on Payment Restrictions Affecting Subsidiaries

  The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become (after the Issue Date) subject to or allow to become effective any consensual encumbrance or restriction of any kind
(a) on the ability of any such Subsidiary to (i) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by the Company or by any of its Subsidiaries, or make payments on any Indebtedness owed to the Company or to any of its Subsidiaries, (ii) make loans or advances to the Company or to any of its Subsidiaries or (iii) transfer any of their respective property or assets to the Company or to any of its Subsidiaries or (b) on the ability of the Company or any of its Subsidiaries to receive or retain any such (i) dividends, payments or distributions, (ii) loans or advances or (iii) transfer of property or assets, except for such encumbrances or restrictions existing under or by reason of (1) customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Company or of any of its Subsidiaries,
(2) applicable law, (3) reasonable covenants set forth in the agreements governing the formation of a joint venture otherwise permitted by this Indenture, (4) Acquired Indebtedness incurred in accordance with this Indenture, provided that such encumbrance or restriction in respect of such Acquired Indebtedness is not applicable to any Person, or the property of any Person, other than the Person, or the property of the Person, so acquired and that such Acquired Indebtedness was not incurred by the Company or any of its Subsidiaries or by the Person being acquired in connection with or anticipation of such acquisition, (5) with respect to clause (a)(iii) and (b)(ii) above, purchase money obligations for property acquired in the ordinary course of business, (6) Indebtedness outstanding immediately after the Issue Date (as in effect on the Issue Date), (7) the Revolving Credit Agreement as in effect on the Issue Date or (8) any new Indebtedness that is Permitted Refinancing Indebtedness incurred to Refinance any of the Indebtedness set forth in clauses
(4), (5) and (6) above to the extent such encumbrance or restriction in respect of the New Indebtedness is no less favorable to the holders of the Senior Notes and no more restrictive than such encumbrances or restrictions contained in the Indebtedness being Refinanced as of the date of such Refinancing and do not extend to or cover any other Person or the property of any other Person other than the Person in respect of whom such encumbrance or restriction relating to the Indebtedness being Refinanced applied.

 Limitation on Transactions with Affiliates

  The Company shall not, nor shall the Company permit any of its Subsidiaries to, (a) sell, lease, transfer or otherwise dispose of any of its property or assets to, (b) purchase any property or assets from, (c) make any Investment in or (d) enter into or amend any contract, agreement or understanding with or for the benefit of, any Affiliate of the Company or of any Subsidiary of the Company (an "Affiliate Transaction"), other than Affiliate Transactions that, in its reasonable judgment are necessary or desirable for the Company or such Subsidiary in the conduct of its business and that (i) a majority of the members of the Board of Directors of the Company reasonably and in good faith determines are in the best interests of the Company or such Subsidiary and (ii) are on terms (which terms are in writing) that are fair and reasonable to the Company or the Subsidiary and that are no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's length transaction by the Company or such Subsidiary from an unaffiliated party, as determined reasonably and in good faith by the Board of Directors of the Company, provided that if the Company or any Subsidiary of the Company enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $10 million such Affiliate Transaction shall, prior to the consummation thereof, have been approved by a majority of the disinterested directors of the Company (or by a majority of the disinterested directors on any committee of director's authorized to consider such matter; provided that the delegation of such matter to such committee has been approved by a majority of disinterested directors of the Company), and, provided further, that with respect to any such transaction or series of related transactions that involve an aggregate value of more than $20 million the Company or such Subsidiary shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness to itself of such transaction or series of related transactions from a financial point of view from an Independent Financial Advisor and file the same with the Trustee. The foregoing restriction shall not apply to (x) any transaction between Wholly Owned Subsidiaries of the Company, or between the Company and any Wholly Owned Subsidiary of the Company if such transaction is not otherwise prohibited by the terms of the Indenture and (y) any Restricted Payment made in accordance with "--Limitation on Restricted Payments" above. Notwithstanding the foregoing, the term "Affiliate Transaction" shall not include any contract, agreement or understanding with or for the benefit of, or a plan for the benefit of, any or all employees of the Company or its Subsidiaries (in their capacity as such) that has been approved by the Company's Board of Directors or a disinterested committee thereof, or a stock issuance to directors pursuant to plans approved by stockholders of the Company.

REPORTS

  So long as any Senior Note is outstanding, the Company shall file with the Commission and, within 15 days after it files them with the Commission, file with the Trustee and thereafter promptly mail or promptly cause the Trustee to mail to the holders of the Senior Notes at their addresses as set forth in the register of the Senior Notes, copies of the annual reports and of the information, documents and other reports which the Company is required to file with Commission pursuant to Section 13 or 15(d) of the Exchange Act or which the Company would be required to file with the Commission if the Company then had a class of securities registered under the Exchange Act. In addition, the Company shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustee no later than the date such materials are mailed or made available to the Company's stockholders, and thereafter mailed promptly to the holders of the Senior Notes at their addresses as set forth in the register of Senior Notes.

MERGER, CONSOLIDATION, ETC.

  The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person or adopt a Plan of Liquidation unless: (a) either (i) the Company shall be the surviving or continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or in the case of a Plan of Liquidation, or the Person to which all or substantially all of the assets of the Company have been transferred (1) shall be a corporation organized and validly existing under the laws of the United

States or any State thereof or the District of Columbia and (2) shall expressly assume, by supplemental indenture executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Senior Notes and the performance of every covenant of the Senior Notes and the Indenture on the part of the Company to be performed or observed;
(b) immediately after giving effect to such transaction and the assumption contemplated by clause (2) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company (in the case of clause (i) of the foregoing clause (a)) or such Person (in the case of clause (ii) thereof) (i) shall have a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments relating to such transaction) equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (ii) shall be able to incur (assuming a market rate of interest with respect thereto) at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under "--Limitation on Indebtedness" above, provided that in determining the "Consolidated Fixed Charge Coverage Ratio" of the resulting transferee or surviving Person, such ratio shall be calculated as if the transaction (including the incurrence of any Indebtedness or Acquired Indebtedness) occurred on the first day of the Reference Period; (c) immediately before and after giving effect to such transaction and the assumption contemplated by clause (a)(ii)(2) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default or Event of Default shall have occurred and be continuing; (d) the Company or such Person shall have delivered to the Trustee
(i) an officers' certificate and an opinion of counsel (which may be in-house counsel of the Company), each stating that such consolidation, merger, conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and
(ii) a certification from the Company's independent certified public accountants stating that the Company has made the calculations required by clause (b) above in accordance with the terms of the Indenture; and (e) neither the Company nor any Subsidiary of the Company nor such Person, as the case may be, would thereupon become obligated with respect to any Indebtedness (including Acquired Indebtedness), nor any of its property or assets subject to any Lien, unless the Company or such Subsidiary or such Person, as the case may be, could incur such Indebtedness (including Acquired Indebtedness) or create such Lien under the Indenture (giving effect to such Person being bound by all the terms of the Indenture).

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  Upon any such consolidation, merger, sale, assignment, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Senior Notes.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture:

    a. default in the payment of principal of, or premium, if any, on, the Senior Notes when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of the Company to repurchase the Senior Notes on the date required pursuant to "--Certain

  Covenants--Limitation on Sale of Assets" above or following a Change of Control or failure to make any optional redemption payment when due, or

    b. default in the payment of any installment of interest on the Senior Notes when due (including any interest payable in connection with any optional redemption payment) and continuance of such default for more than 30 days, or

    c. failure to observe, perform or comply with any of the provisions described under "--Change of Control," "--Certain Covenants--Limitation on Liens," "--Certain Covenants--Limitation on Sale of Assets" and "--Merger, Consolidation, Etc." above, or

    d. default (other than default set forth in clauses (a), (b) and (c) above) in the performance of, or breach of, any other covenant or warranty of the Company in the Indenture or the Senior Notes and failure to remedy such default or breach within a period of 45 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Senior Notes; or

    e. (i) failure to pay at maturity or default in the obligation to pay when due the principal of, interest on, or any other payment obligation on one or more classes of Indebtedness (other than the Senior Notes) of the Company or of any Subsidiary of the Company, whether such Indebtedness exists on the Issue Date or shall be incurred thereafter, having, individually or in the aggregate, an outstanding principal amount of $15 million or more or (ii) one or more classes of Indebtedness (other than the Senior Notes) of the Company or of any Subsidiary of the Company, whether such Indebtedness exists on the Issue Date or shall be incurred thereafter, having individually or in the aggregate an outstanding principal amount of $15 million or more, is declared due and payable prior to its stated maturity; or

    f. entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any Subsidiary of the Company or any of their respective property or assets in an aggregate amount in excess of $15 million and that are not covered by insurance written by third parties, which judgments or orders have not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof; or

    g. certain events of bankruptcy, insolvency or reorganization involving the Company or any material Subsidiary of the Company.

  If an Event of Default (other than an Event of Default specified in clause
(g) above) occurs and is continuing, then and in every such case the Trustee, by written notice to the Company, or the holders of not less than 25% in aggregate principal amount of the then outstanding Senior Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Senior Notes then outstanding to be due and payable and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Senior Notes to the contrary. If an Event of Default specified in clause (g) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Senior Notes then outstanding will automatically become due and payable without any declaration or other act on the part of the Trustee or any holder of Senior Notes.

  Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of Senior Notes, unless such holders have offered to the Trustee an indemnity satisfactory to it against any loss, liability or expense. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Senior Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the

Trustee. If a Default or Event of Default occurs and is continuing and is known to the Trustee, the Indenture requires the Trustee to mail a notice of Default or Event of Default to each holder of Senior Notes within 60 days of the occurrence of such Default or Event of Default, provided, however, that the Trustee may withhold from such holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or interest on the Senior Notes) if it determines that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may rescind any acceleration of the Senior Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Senior Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The holders of a majority in aggregate principal amount of the Senior Notes then outstanding may, on behalf of the holders of all the Senior Notes, waive any past Default or Event of Default under the Indenture and its consequences, except Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (other than the non-payment of principal of and premium, if any, and interest on the Senior Notes which has become due solely by virtue of an acceleration which has been duly rescinded, as provided above), or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all holders of Senior Notes.

  Under the Indenture, two officers of the Company are required to provide a certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. In addition, for each fiscal year, the Company's independent certified public accountants are required to certify to the Trustee that they have reviewed the terms of the Indenture and the Senior Notes as they relate to accounting matters and whether, during the course of their audit examination, any Default or Event of Default has come to their attention, and specifying the nature and period of existence of any such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

  The Indenture (including the terms and conditions of the Senior Notes) may be modified or amended by the Company and the Trustee, without the consent of the holders of any Senior Notes, for the purposes of (a) adding to the covenants of the Company for the benefit of the holders of Senior Notes; (b) surrendering any right or power conferred upon the Company; (c) evidencing the succession of another Person to the Company and the assumption by such successor of the covenants and obligations of the Company thereunder and in the Senior Notes as permitted by the Indenture; (d) curing any ambiguity or correcting or supplementing any defective provision contained in the Indenture; or (e) making any changes in any other provisions of the Indenture which the Company and the Trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Senior Notes.

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Senior Notes, to enter into any supplemental indenture for the purpose of adding, changing or eliminating any of the provisions of the Indenture, or of modifying in any manner the rights of the holders under the Indenture, provided that no such supplemental indenture may without the consent of the holder of each outstanding Senior Note affected thereby: (a) reduce the amount of Senior Notes whose Holders must consent to an amendment or waiver; (b) reduce the rate of, or extend the time for payment of, interest, including defaulted interest, on any Senior Note; (c) reduce the principal of or premium on or change the fixed maturity of any Senior Note or alter the redemption provisions with respect thereto; (d) make the principal of, or premium, if any, or interest on, any Senior Note payable in money other than as provided for in the Indenture and the Senior Notes; (e) waive continuing default in the payment of the principal of or premium, if any, or interest on, or redemption or repurchase payment with respect to, any Senior Notes, including, without limitation, a continuing failure to make payment when required upon a Change of Control or after an Asset Sale Offer Trigger Date; (f) affect the ranking of the Senior Notes; (g) after the Company's obligation to purchase the Senior Notes arises under the Indenture amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale Offer Trigger Date or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers; or (h) make any change in provisions relating to waivers of defaults, the ability of holders to enforce their rights under the Indenture or the matters discussed in these clauses (a) through (h).

DEFEASANCE

  The Indenture will provide that the Company may terminate its obligations under the Senior Notes and the Indenture if: (a) all Senior Notes previously authenticated and delivered have been delivered to the Trustee for cancellation or the Company has paid all sums payable by it thereunder, or (b) the Company has irrevocably deposited or caused to be deposited with the Trustee or the Paying Agent and conveyed all right, title and interest for the benefit of the holders of such Senior Notes, under the terms of an irrevocable trust agreement form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of such holders for that purpose, money (in U.S. currency) or United States government obligations maturing as to principal and interest in such amounts and at such times as are sufficient without consideration of any reinvestment of such interest to pay principal of, premium, if any, and interest on such outstanding Senior Notes to maturity, provided that, among other things, the Company shall have delivered to the Trustee (x) either (i) a ruling directed to the Trustee received from the IRS to the effect that the holders of such Senior Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under the defeasance provision of the Indenture and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (ii) an opinion of counsel to the same effect as the ruling described in the clause (i) above accompanied by a ruling to that effect published by the IRS, unless there has been a change in the applicable Federal income tax law since the date of the Indenture such that a ruling from the IRS is no longer required, and (y) an opinion of counsel to the effect that, after the passage of 90 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. Certain obligations of the Company under the Indenture or the Senior Notes, including the payment of interest and principal, shall remain in full force and effect until such Senior Notes have been paid in full.

GOVERNING LAW

  The Indenture will provide that the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

THE TRUSTEE

  The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

  The Indenture and the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the TIA it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  "Accounting Changes" means the accounting changes adopted by the Company effective as of August 1, 1992, as described in the Company's Form 10-Q filed with the Commission for the third fiscal quarter of 1993.

  "Acquired Indebtedness" of any specified Person means Indebtedness of any other Person and its Subsidiaries existing at the time such other Person merged with or into or became a Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person including, without limitation, Indebtedness of such other Person and its Subsidiaries incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Subsidiaries being merged with or into or becoming a Subsidiary of such specified Person or (b) such acquisition by the specified Person.

  "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be, or any Person who beneficially owns, directly or indirectly, 10% or more of the equity interests of the referent Person or warrants, options or other rights (exercisable within 90 days) to acquire or hold more than 10% of any class of equity interests of the referent Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, neither the Agent nor the lenders party to the Revolving Credit Agreement nor other holders of notes evidencing the Company's Pari Passu Indebtedness nor any of their respective Affiliates shall be deemed to be an Affiliate of the Company or a Subsidiary of the Company.

  "Asset Sale" means any sale, lease, transfer, exchange or other disposition in excess of $500,000 (or series of related sales, leases, transfers, exchanges or dispositions), including, without limitation, dispositions pursuant to merger, consolidation or sale and leaseback transactions, of (a) shares of Capital Stock of a Subsidiary of the Company (pro-rated to the extent of the Company's interest therein), whether by such Subsidiary or another Person, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Subsidiary of the Company or (c) any other property or assets of the Company (pro-rated to the extent of the Company's interest therein), or of any Subsidiary of the Company (pro-rated to the extent of the Company's interest therein), outside the ordinary course of business of the Company or such Subsidiary (each referred to for purposes of this definition as a "disposition") by the Company or by any of its Subsidiaries (other than (a) dispositions by the Company to a Wholly Owned Subsidiary of the Company or by a Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company, (b) sales or other dispositions of inventory in the ordinary course of business, (c) any disposition of properties or assets that is consummated in accordance with the provisions of "--Merger, Consolidation, Etc." above, (d) any disposition of any account receivable pursuant to the Pooling and Servicing Agreement not in excess of $60 million, (e) dispositions by the Company or any Subsidiary of the Company of the business jet product line, the overhaul and repair business, the Hagerstown, Maryland plant and the Auburn, Washington plant, in each case, including related assets and (f) the disposition by the Company or any Subsidiary of the Company of interests owned on the Issue Date in two trusts which own an Airbus A300 aircraft and a McDonnell Douglas DC10 aircraft, respectively).

  "Associate" of, or a Person "associated" with, any person, means (a) any trust or other estate in which such Person has a beneficial interest of at least 50% or as to which such Person serves as trustee or in a similar fiduciary capacity and (b) any relative or spouse of such Person, or any member of the immediate family of such Person's spouse, who has the same home as such person.

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or security, the quotient obtained by dividing (a) the sum of the product of (i) the number of years from such date to the date of each successive scheduled principal or redemption payment of such Indebtedness or security multiplied by (ii) the amount of such principal or redemption payment by (b) the sum of all such principal or redemption payments.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, including each class of Common Stock or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

  "Capitalized Lease Obligation" means any obligation under a lease that is required to be classified and accounted for as capital lease obligation under GAAP and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

  "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc., (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million, (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above and (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

  "Change of Control" has the meaning assigned to it under "--Change of Control."

  "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of any Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (a) the aggregate amount of EBITDA of such Person for the four full fiscal quarters ending on or immediately prior to the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to (b) the aggregate Consolidated Fixed Charges of such Person for such Four Quarter Period. For purposes of this definition, if the Transaction Date occurs prior to the first anniversary of the Issue Date, EBITDA and Consolidated Fixed Charges shall be calculated, in the case of the Company, after giving effect on a pro forma basis as if the issuance of the Securities and the application of the net proceeds therefrom occurred on the first day of the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to
(x) the incurrence or retirement, as the case may be, of any Indebtedness (including Acquired Indebtedness) of such Person or of any of its Subsidiaries during the Four Quarter Period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation, as if such incurrence or retirement, as the case may be, occurred on the first day of the Reference Period and (y) the EBITDA during the Reference Period attributable to any acquired or divested Person, business, property or asset (provided that with respect to any such acquisition, only to the extent the EBITDA of such Person is otherwise includable in the referent Person's EBITDA) as if such transaction occurred on the first day of the Reference Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (i) interest on Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; (ii) if interest on any Indebtedness actually incurred on the Transaction Date may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the entire Reference Period; and (iii) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Protection Agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Interest Expense and (b) the product of (i) the amount of all dividend requirements, whether in cash or otherwise (except dividends payable in shares of Common Stock) paid, accrued or scheduled to be paid or accrued during such period multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such Person (as reflected in the audited consolidated financial statements of such Person for the most recently completed fiscal year).

  "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, including all amortization of original issue discount, the interest component of Capitalized Lease Obligations, net cash costs under all Interest Rate Protection Agreements (including amortization of fees), all capitalized interest, the interest portion of any deferred payment obligations for such period and cash contributions to any employee stock ownership plan to the extent such contributions are used by such employee stock ownership plan to pay interest or fees to any Person (other than the referent Person or one of its Wholly Owned Subsidiaries) in connection with loans incurred by such employee stock ownership plan to purchase capital stock of the referent Person, but net of any amortization of any debt issuance costs. If the Person for whom this calculation is being made or any of its Subsidiaries directly or indirectly guarantees Indebtedness of a third person, the calculation shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or Subsidiary of such Person had directly incurred or to otherwise assumed such guaranteed Indebtedness as of the first day of the Reference Period.

  "Consolidated Net Income" means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP consistently applied, provided that the net income of any other Person (other than a Subsidiary) in which the referent Person or any Subsidiary of the referent Person has a joint interest with a third party (which interest does not cause the net income of such other Person to be consolidated into the net income of the referent Person in accordance with
GAAP) shall be included only to the extent of the lesser of (a) such net income that has been actually received by the referent Person or Wholly Owned Subsidiary of the referent Person in the form of cash dividends or similar cash distributions (subject to, in the case of a dividend or other distribution to a Wholly Owned Subsidiary of the referent Person, the limitations set forth in clause (i)(1) of the next proviso hereof) or (b) the net income of such other Person (which in no event shall be less than zero); provided further that there shall be excluded (i)(1) the net income (but not loss) of any Subsidiary of the referent Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary and (2) the net income of any Person acquired in a pooling of interests transaction accrued prior to the date it became a Subsidiary of the referent Person; (ii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; (iii) any gain (but not loss), net of any related provisions for taxes, realized upon the sale or to other disposition (including, without limitation, dispositions pursuant to Sale-Leaseback Financings) of any property or assets which are not sold or otherwise disposed of in the ordinary course of business and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person; (iv) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of the referent Person; (v) any extraordinary gain (but not extraordinary loss) net of any related provision for taxes on any such extraordinary gain and any one time gains or losses (including, without limitation, those resulting from litigation settlements and those related to the adoption of new accounting standards), realized by the referent Person or any of its Subsidiaries during the period for which such determination is made;
(vi) any amounts paid or accrued as dividends on Preferred Stock of such Person or Preferred Stock of any Subsidiary of such Person; (vii) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued); and (viii) in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

  "Consolidated Net Worth" of a Person at any date means the Consolidated Stockholders' Equity of such Person less (a) the amount of any gain resulting, directly or indirectly, from the extinguishment, retirement or repurchase of any Indebtedness of such Person or of any of its Subsidiaries, (b) any revaluation or other write-ups subsequent to the Issue Date in the book value of any asset owned by such Person or a Consolidated Subsidiary and (c) any amounts attributable to the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of such Person or of any of its Subsidiaries. Notwithstanding any of the foregoing, net deferred income tax assets recorded in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), shall be calculated without regard to any valuation allowance with respect to such net deferred tax asset recorded by the Company in accordance with SFAS 109.

  "Consolidated Stockholders' Equity" as of any date means with respect to any Person the amount by which the assets of such Person and of its Subsidiaries on a consolidated basis exceed (a) the total liabilities of such Person and of its Subsidiaries on a consolidated basis plus
(b) any redeemable Preferred Stock (including Disqualified Capital Stock) of such Person or any redeemable Preferred Stock (including Disqualified Capital Stock) of any Subsidiary of such Person issued to any Person other than to such Person or to a Wholly Owned Subsidiary of such Person, in each case determined in accordance with GAAP.

  "Consolidated Subsidiary" of any Person means a Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

  "Consolidated Tax Expense" means, with respect to any Person for any period, the aggregate of the U.S. Federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Consolidated Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP, other than taxes (either positive or negative) attributable to extraordinary, unusual or nonrecurring gains or losses, or taxes attributable to Asset Sales.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Subsidiaries against fluctuations in currency values to or under which the Company or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Capital Stock" means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the first anniversary of the Maturity Date of the Senior Notes or is convertible into or exchangeable for debt securities at the option of the holder thereof at any time prior to such Maturity Date.

  "EBITDA" for any Person means for any period for which it is to be determined the sum of, without duplication, the amounts for such period, taken as a single accounting period, of (a) Consolidated Net Income of such Person for such period, plus (b) only to the extent Consolidated Net Income has been reduced thereby, (i) Consolidated Tax Expense of such Person paid or accrued in accordance with GAAP for such period, (ii) Consolidated Interest Expense of such Person for such period, (iii) depreciation and amortization expenses (including, without limitation, amortization of capitalized debt issuance costs) and other similar non-cash expenses (other than any non-cash expense which requires the accrual of or a reserve for cash charges for any future period and excluding any non-cash charge constituting an extraordinary item of loss) of such Person and its Consolidated Subsidiaries for such period, (iv) in the case of the Company, for any 12-month period that includes the third quarter of fiscal 1993, without duplication, the cumulative effect through May 2, 1993 of the Accounting Changes; less (c) (i) the amount of consolidated non-cash items increasing Consolidated Net Income of such Person for such period and (ii) the amount of all cash payments made by such Person and its Consolidated Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining EBITDA for such period or any prior period, all as determined on a consolidated basis in conformity with GAAP consistent with those principles applied in the preparation of the audited financial statements of such Person and its Consolidated Subsidiaries on the Issue Date; provided that if a Person has any Subsidiary that is not a Wholly Owned Subsidiary, EBITDA of such Person shall be reduced by an amount equal to (1) the Consolidated Net Income of such Subsidiary for such period multiplied by (2) the quotient of (A) the number of shares of outstanding Common Stock of such Subsidiary not owned on the last day of such period by such Person or by any Wholly Owned Subsidiary of such Person that is not subject to any encumbrance or restriction on the payment of dividends to such Person divided by (B) the total number of shares of outstanding Common Stock of such Subsidiary on the last day of such period.

  "Existing Indebtedness" has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

  "Fair Market Value" or "fair value" means, with respect to any asset or property or Capital Stock, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed, willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a written resolution of said Board of Directors (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee, provided that if the aggregate non-cash consideration to be received by the Company or any of its Subsidiaries from any Asset Sale shall exceed $10,000,000 then Fair Market Value shall be determined by an Independent Financial Advisor.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable" and "incurring" shall have meanings correlative to the foregoing), provided that the accrual of interest (whether such interest is payable in cash or in kind) and the accretion of original issue discount shall not be deemed an incurrence of Indebtedness, provided, further that (a) any Indebtedness or Disqualified Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Subsidiary (whether by merger, consolidation, acquisition or otherwise) of the Company shall be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary of the Company and (b) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall be deemed to be an incurrence of Indebtedness unless such amendment, modification or waiver does not (i) increase the principal or premium thereof or interest rate thereon (including by way of original issue discount), (ii) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed, (iii) if such Indebtedness is subordinated to the Senior Notes, modify or affect, in any manner adverse to the holders, such subordination, (iv) if the Company is the obligor thereon, provide that a Subsidiary of the Company not already an obligor thereon shall be an obligor thereon or (v) violate, or cause the Indebtedness to violate, the provisions described under "--Certain Covenants--Limitation on Liens" and "-- Certain Covenants--Limitation on Payment Restrictions Affecting Subsidiaries" above.

  "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication, (a) any liability, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),
(ii) evidenced by a note, bond, debenture or similar instrument (including a purchase money obligation) or (iii) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property; (b) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (c) all obligations for the reimbursement of obligations in respect of any letter of credit issued and drawn from time to time for such Person's account (except that the stated amount of any undrawn letter of credit issued for the account of the Company in support of Indebtedness of any Subsidiary of the Company shall for all purposes of this Indenture be Indebtedness of the Company), and all obligations of such Person in respect of any banker's acceptance or similar credit transaction entered into in the ordinary course of business; (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not cash Indebtedness is assumed by such Person or is not otherwise such Person's legal liability, provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount such Indebtedness secured by such Lien or the Fair Market Value of the assets or property securing such Lien; (e) all Indebtedness of others guaranteed (including all dividends of other Persons the payment of which is guaranteed), directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; (f) all Disqualified Capital Stock issued by such Person (other than, in the case of a Subsidiary of the referent Person, such Disqualified Capital Stock owned by the referent Person or by any Wholly Owned Subsidiary of the referent Person, provided that if any Wholly Owned Subsidiary of the referent Person shall cease to be a Wholly Owned Subsidiary of the referent Person or shall transfer such Disqualified Capital Stock (other than to the referent Person or another Wholly Owned Subsidiary of the referent Person) the date on which such Wholly Owned Subsidiary so ceases to be a Wholly Owned Subsidiary of the referent Person or so transfers such Disqualified Capital Stock shall be deemed to be the issuance of such Disqualified Capital Stock by the Subsidiary issuer thereof) with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; and (g) all obligations under Currency Agreements and Interest Rate Protection Agreements other than those entered into for the purpose of protection against risk of currency fluctuations affecting the Company in its ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

  "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

  "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person or any of its Subsidiaries against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the Issue Date or becomes a party or a beneficiary thereafter.

  "Investment" by any Person means (a) any direct or indirect loan, advance or other extension of credit or capital contribution to (by means of transfers of cash or other property (valued at the Fair Market Value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise), (b) any direct or indirect purchase or acquisition of Capital Stock, bonds, notes, debentures, or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness), (c) any direct or indirect guarantee or assumption of the Indebtedness of any other Person and (d) all other items that would be classified as investments (including, without limitation, purchases of assets outside of the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

  "Issue Date" means the date on which the Senior Notes are originally issued under the Indenture.

  "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, including any Sale-Leaseback Financing, any option or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction other than to reflect ownership by a third party of property leased to the referent Person or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).

  "Maturity Date" means        , 2003.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (a) reasonable third-party brokerage commissions and other reasonable third-party fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all taxes as a result of such Asset Sale computed without regard to the consolidated results of operations of the Company and its Subsidiaries, taken as a whole, (c) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that was incurred in accordance with the Indenture and that either (i) is secured by a Lien incurred in accordance with the Indenture on the property or assets sold or (ii) is required to be paid as a result of such sale, in each case to the extent actually repaid in cash and (d) appropriate amounts to be provided by the Company or any Subsidiary of the Company as a reserve against liabilities associated with such Asset Sale, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles as then in effect. For purposes of this definition and "--Certain Covenants--Limitation on Sale of Assets," "cash" means U.S. dollars or such money as is freely and readily convertible into U.S. dollars.

  "Net Equity Proceeds" means (a) in the case of any sale by the Company of Qualified Capital Stock of the Company, the aggregate net proceeds received by the Company, after payment of expenses, commissions and the like incurred in connection therewith, whether such proceeds are in cash or in other property (valued as determined reasonably and in good faith by the Board of Directors of the

Company, as evidenced by a written resolution of said Board of Directors, at the Fair Market Value thereof at the time of receipt) and (b) in the case of any exchange, exercise, conversion or surrender of any outstanding Indebtedness of the Company or any Subsidiary for or into shares of Qualified Capital Stock of the Company, the amount of such Indebtedness (or, if such Indebtedness was issued at an amount less than the stated principal amount thereof, the accrued amount thereof as determined in accordance with generally accepted accounting principles as then in effect) as reflected in the consolidated financial statements of the Company prepared in accordance with generally accepted accounting principles as then in effect as of the most recent date next preceding the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder of such Indebtedness of the Company or to any Wholly Owned Subsidiary of the Company upon such exchange, exercise, conversion or surrender) and less any and all payments made to the holders of such Indebtedness, and all other expenses incurred by the Company in connection therewith), in the case of each of clauses (a) and (b) to the extent consummated after the Issue Date, provided that the exchange, exercise, conversion or surrender of any Indebtedness outstanding on the Issue Date which is subordinated (whether pursuant to its terms or by operation of law) to the Senior Notes shall not be or be deemed to be included in Net Equity Proceeds.

  "New Indebtedness" has the meaning set forth in the definition of Permitted Refinancing Indebtedness.

  "Pari Passu Indebtedness" means the Senior Notes and any Indebtedness under the Company's Revolving Credit Agreement, its 9.33% Senior Notes, its 9.35% Senior Notes, and any Permitted Refinancing Indebtedness relating thereto.

  "Permitted Indebtedness" means, without duplication, (a) Indebtedness of the Company and its Subsidiaries remaining outstanding immediately after the Issue Date (as in effect on the Issue Date) after giving effect to the consummation of the transactions described in the Prospectus under "Use of Proceeds" above;
(b) $100 million of Indebtedness of the Company evidenced by or arising under the Revolving Credit Agreement; (c) Indebtedness of the Company evidenced by or arising under the Senior Notes and the Indenture; (d) Permitted Refinancing Indebtedness incurred by the Company or by any of its Subsidiaries; (e) unsecured Indebtedness of the Company to a Wholly Owned Subsidiary of the Company, provided that (i) any Indebtedness of the Company to a Wholly Owned Subsidiary of the Company shall be evidenced by an intercompany promissory note that is subordinated in right of payment to the payment and performance of the Company's obligations under the Indenture and the Senior Notes and (ii) any subsequent issuance or transfer of Capital Stock of a Wholly Owned Subsidiary of the Company (the "Creditor Subsidiary") that results in such Creditor Subsidiary ceasing to be a Wholly Owned Subsidiary of the Company or any subsequent transfer of Indebtedness owing from the Company to such Creditor Subsidiary (other than a transfer to another Wholly Owned Subsidiary of the Company) shall be deemed in each case to constitute the incurrence of Indebtedness by the Company to the extent of any such Indebtedness then outstanding; (f) Indebtedness of the Company [and its Subsidiaries] in an aggregate principal amount not to exceed, when added to Indebtedness and Preferred Stock of Subsidiaries of the Company incurred under clause (d) of "Certain Covenants--Limitation on Subsidiary Indebtedness and Preferred Stock" above, 10% of Consolidated Net Worth of the Company, provided, however, that no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of such Indebtedness; and (g) Indebtedness (1) of the Company or of any Subsidiary of the Company in respect of performance bonds, bankers' acceptances and surety or appeal bonds provided in the ordinary course of business, (2) of the Company under Currency Agreements and Interest Rate Protection Agreements that are related to payment obligations of the Company otherwise permitted under the Indenture, provided that in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the obligations of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder and (3) of the Company or of any Subsidiary of the Company arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or of any of its Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition effected in accordance with the Indenture of any business, assets or Subsidiary of the Company (other than guarantees or similar credit support of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary of the Company for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Company or by any of its Subsidiaries in connection with such disposition.

  "Permitted Investments" means (a) investments held in the form of cash and Cash Equivalents; (b) Investments in any Wholly Owned Subsidiary of the Company by the Company or by any other Wholly Owned Subsidiary of the Company provided that (i) any Indebtedness evidencing an Investment in a Wholly Owned Subsidiary of the Company shall not be subordinated or junior to any other Indebtedness or other obligation of such Wholly Owned Subsidiary and (ii) such Investment shall only be a Permitted Investment so long as any such Wholly Owned Subsidiary in which the Investment has been made or which has made such Investment remains a Wholly Owned Subsidiary of the Company; (c) Investments, not exceeding $20 million at any one time in excess of Investments made as Restricted Payments, in joint ventures, partnerships or Persons that are not Wholly Owned Subsidiaries of the Company that are made solely for the purpose of acquiring or furthering businesses related to the Company's business; (d) Investments of the Company and its Subsidiaries arising as a result of any Asset Sale otherwise complying with the terms of the Indenture, provided that for each Asset Sale the maximum aggregate amount of Investments permitted under this clause (d) shall not exceed 15% of the total consideration received for such Asset Sale by the Company or any Subsidiary of the Company; (e) Investments in the Company by any Subsidiary of the Company, provided that any Indebtedness evidencing such Investment is subordinated to the Senior Notes and (f) Investments (other than loans or advances to actual or potential customers or suppliers that are not made as part of the purchase or sale of goods or services by the Company or any of its Subsidiaries) made from time to time by the Company or any Subsidiary in the ordinary course of business and consistent with practices in the industry of the Company.

  "Permitted Liens" means (a) Liens for taxes, assessments and governmental charges or levies (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet subject to penalties for non-payment or are being contested in good faith by appropriate proceedings and for which adequate reserves, if required, have been established or other provisions have been made in accordance with GAAP; (b) statutory mechanics', workmen's, materialmen's, operators', warehousemen's, repairmen's and bankers' liens, and similar Liens imposed by law and arising in the ordinary course of business for sums which are not overdue by more than 15 days or, if so overdue, are being contested in good faith by appropriate proceedings and for which adequate reserves, if required, have been established or other provisions have been made in accordance with GAAP; (c) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use; (d) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with (or made to secure reinsurance obligations of the Company or any of its Subsidiaries incurred in connection with its or their obligations with respect to) workers' compensation, unemployment insurance and other types of social security; (e) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (f) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the

Company or of any of its Subsidiaries; (g) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Issue Date, provided that (1) any such Lien is created solely for the purpose of securing Indebtedness (other than Permitted Indebtedness) (A) that is incurred in accordance with "Certain Covenants--Limitation on Indebtedness" or "Certain Covenants--Limitation on Subsidiary Indebtedness and Preferred Stock" above to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 365 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (B) that is Permitted Refinancing Indebtedness to Refinance any Indebtedness previously so secured, (2) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (3) any such Lien shall not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than such item of property or assets and any improvements on such item; (h) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company or of any of its Subsidiaries; (i) Liens encumbering property or assets to secure repayment of advances, deposits or progress or partial payments by a customer of the Company or of any of its Subsidiaries relating to such property or assets; (j) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (k) Liens in favor of the Company or any Wholly Owned Subsidiary of the Company; (l) Liens securing any real property or other assets of the Company or of any Subsidiary of the Company in connection with the financing of industrial revenue and similar bond facilities and related obligations or of any equipment of other property designed primarily for the purpose of air or water pollution control, provided that any such Lien on such facilities, equipment or other property shall not apply to any other property or assets of the Company or of such Subsidiary of the Company; (m) Liens arising from the rendering of a final judgment or order against the Company or any Subsidiary of the Company that does not give rise to an Event of Default; (n) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (p) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business securing Indebtedness under Interest Rate Protection Agreements and Currency Agreements and forward contracts, options, futures contracts, futures options or fluctuations in the price of commodities; (q) Liens on sales of receivables; and (r) Liens in favor of the Trustee arising under the Indenture.

  "Permitted Payments" means, so long as no Default or Event of Default shall have occurred and be continuing or would result as a consequence thereof, (a) the prepayment, acquisition, retirement or decrease of Indebtedness of the Company that is subordinated (whether pursuant to its terms or by operation of law) to the Senior Notes that is prepaid, acquired, decreased or retired (i) by conversion into or in exchange for Qualified Capital Stock of the Company or
(ii) in exchange for or with or out of the net cash proceeds of the substantially concurrent sale (other than by the Company to a Subsidiary of the Company) of Permitted Refinancing Indebtedness; (b) travel advances to employees of the Company or any Subsidiary in the ordinary course of the Company's business; (c) loans to employees (other than travel advances) not to exceed $500,000 in the aggregate at any one time outstanding; (d) any purchases, redemptions, acquisitions, cancellations or other retirement for value of shares of Capital Stock of the Company or of any Subsidiary of the Company, options on any such shares or related stock appreciation rights or similar securities held by officers, directors or employees or former officers or employees (or their estates or beneficiaries under their estates) and which were issued pursuant to any stock option plan (or other director, officer or employee benefit plan or agreement), upon death, disability, retirement, termination of employment or pursuant to the terms of such plan or agreement and which in the aggregate do not exceed $1,000,000 in any fiscal year; (e) the purchase, at a price of not more than $.05 per right, of any rights issued or issuable pursuant to currently existing or future rights plan of the Company, provided that such purchase shall not exceed $3 million in the aggregate; or (f) the retirement of shares of the Company's Capital Stock in exchange for or out of the proceeds of a substantially concurrent sale (other than a sale to a Subsidiary of the Company) of other shares of its Capital Stock (other than Disqualified Capital Stock).

  "Permitted Program Investment" means an investment in design, engineering, tooling or similar costs related to a program undertaken by the Company in the ordinary course of its business.

  "Permitted Refinancing Indebtedness" means Indebtedness of the Company or of any of the Company's Subsidiaries or Preferred Stock of a Subsidiary of the Company, the net proceeds of which are used to Refinance outstanding Indebtedness of the Company or of any of the Company's Subsidiaries that was outstanding as of the Issue Date or incurred in accordance with the Indenture or Preferred Stock of a Subsidiary of the Company that was outstanding as of the Issue Date or issued in accordance with the Indenture, provided that (a) if the Indebtedness (including the Senior Notes) being Refinanced (the "Existing Indebtedness") is pari passu with or subordinated to the Senior Notes, then such Indebtedness Refinancing the Existing Indebtedness (the "New Indebtedness") shall be pari passu with or subordinated to, as the case may be, the Senior Notes at least to the same extent and in the same manner as the existing Indebtedness is to the Senior Notes, (b) such New Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Existing Indebtedness, (c) such New Indebtedness has an Average Life at the time such New Indebtedness is proposed to be incurred that is equal to or greater than the Average Life of the Existing Indebtedness as of the date of such proposed Refinancing, (d) such New Indebtedness is in an aggregate principal amount (or, if such New Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount outstanding under the Existing Indebtedness on the date of the proposed Refinancing thereof (or if the Existing Indebtedness was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP as of the date of such proposed Refinancing), (e) with respect to such Preferred Stock of the Company's Subsidiaries, Preferred Stock issued in exchange for or the proceeds of which are used to Refinance such existing Preferred Stock of a Subsidiary ("New Preferred Stock") shall have (i) a Stated Maturity no earlier than the Stated Maturity of the Preferred Stock being exchanged or Refinanced, (ii) an Average Life at the time such New Preferred Stock is proposed to be incurred that is equal to or greater than the Average Life of the Preferred Stock to be exchanged or Refinanced as of the date of such proposed exchange or Refinancing and (iii) a liquidation value no greater than the liquidation value of the Preferred Stock to be exchanged or Refinanced as of the date of such proposed exchange or Refinancing and (f) if such Existing Indebtedness is Indebtedness solely of the Company, such New Indebtedness will only be permitted if it is Indebtedness solely of the Company.

  "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

  "Plan of Liquidation" means a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company otherwise than as an entirety or substantially as an entirety and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all or the remaining assets of the Company to holders of Capital Stock of the Company.

  "Pooling and Servicing Agreement" means the Pooling and Servicing Agreement dated as of December 23, 1992, among the Company, the Company's Wholly Owned Subsidiary RI Receivables, Inc. and Bankers Trust Company, as trustee on behalf of the Certificateholders (as defined therein), and any extension, renewal, modification, restatement or replacement thereof (in whole or in part), and as the same may be amended, supplemented or otherwise modified from time to time.

  "Preferred Stock" means the Capital Stock of any Person (other than the Common Stock of such Person) of any class of classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

  "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act.

  "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock, and includes rights and other securities issuable under the Company's Amended and Restated Rights Agreement, dated as of April 6, 1990, between the Company and The First National Bank of Chicago, as Rights Agent, as such agreement may be amended or supplemented from time to time.

  "Reference Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

  "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Restricted Payment" means (a) the declaration or payment of any dividend or the making of any other distribution, including any dividend or distribution made in connection with the merger or consolidation of the Company (whether in any such case in cash, securities or other property or assets of the Company or of any of its Subsidiaries), on the Company's or any of its Subsidiaries' Capital Stock, or to the holders of the Company's or any of its Subsidiaries' Capital Stock, whether outstanding on the Issue Date or thereafter, or to any Affiliate of the Company (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or of such Subsidiary (subject to the last paragraph of the covenant described under "Certain Covenants--Limitation on Restricted Payments") and other than any dividend or distribution declared or paid by any Wholly Owned Subsidiary of the Company); (b) the making of any Investment by the Company or any of its Subsidiaries in any Person other than Permitted Investments; (c) any purchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company or of any of its Subsidiaries or of any Affiliate of the Company or any other securities of a direct or indirect parent of the Company, whether outstanding on the Issue Date or thereafter, or any warrants, rights or options to purchase or acquire shares of the Capital Stock of the Company or of any of its Subsidiaries or of any Affiliate of the Company, whether outstanding on the Issue Date or thereafter, held by any Person other than the Company or one of its Wholly Owned Subsidiaries, other than through the issuance in exchange therefor solely of Qualified Capital Stock of the Company or of such Subsidiary; or (d) the prepayment, acquisition, decrease or retirement for value prior to maturity, scheduled repayment or scheduled sinking fund payment of any Indebtedness of the Company that is subordinated (whether pursuant to its terms or by operation of law) to the Senior Notes, in each case to the extent not contained within the definition of "Permitted Payments." The dollar amount of any non-cash dividend or distribution by the Company or any of its Subsidiaries on the Company's, any Subsidiary's or any of the Company's Affiliate's Capital Stock shall be equal to the Fair Market Value of such dividend or distribution at the time of such dividend or distribution.

  "Sale-Leaseback Financing" means an arrangement with any Person providing for the leasing by the Company or a Subsidiary of the Company of any property which is to be sold or transferred by the Company or any Subsidiary of the Company to such Person after the Issue Date.

  "Stated Maturity" means, with respect to any security or Indebtedness, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

  A "Subsidiary" of a Person means (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

  "Wholly Owned Subsidiary" means, with respect to any Person, any subsidiary of such Person all the outstanding shares of Capital Stock (other than directors' qualifying shares, if applicable) of which are owned directly by such Person or another Wholly Owned Subsidiary of such Person.

                      DESCRIPTION OF CONCURRENT FINANCING

CONVERTIBLE SUBORDINATED NOTES

  In connection with the Offering, the Company is concurrently offering, pursuant to a separate prospectus, the Convertible Subordinated Notes which
will mature on         , 2004. The Convertible Subordinated Notes are
convertible at the option of the holder thereof at any time prior to maturity, unless previously redeemed, into shares of Common Stock of the Company, at a
conversion price of $     per share, subject to adjustment in certain events.
On April 8, 1994, the last reported sale price for the Common Stock on the New York Stock Exchange (symbol: RHR) was $9.125 per share. The Convertible Subordinated Notes are redeemable at the option of the Company, in whole or in
part, at any time on and after        , 1998 at the prices specified in the
Convertible Subordinated Notes, plus accrued interest. The Convertible Subordinated Notes do not provide for any sinking fund. Upon a change of control, the holders of the Convertible Subordinated Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Convertible Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Convertible Subordinated Notes will be general unsecured obligations of the Company and will be subordinate in right of payment to all existing and future Senior Indebtedness (as defined in the Indenture governing the Convertible Subordinated Notes) of the Company and pari passu in right of payment with all existing and future Subordinated Indebtedness (as defined in such indenture.)

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") between the Company and the Underwriter, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the principal amount of the Senior Notes set forth below:

                                                                PRINCIPAL AMOUNT
      UNDERWRITER                                               OF SENIOR NOTES
      -----------                                               ----------------
      Salomon Brothers Inc.....................................   $100,000,000

  In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase the entire principal amount of the Senior Notes offered hereby if any Senior Notes are purchased.

  The Company has been advised by the Underwriter that it proposes to offer the Senior Notes directly to the public at the initial public offering price set forth on the cover of this Prospectus and to certain dealers at such price less
a concession of not more than   % of the principal amount of the Senior Notes.
The Underwriter may allow, and such dealers may reallow, a concession not in
excess of   % of the principal amount of the Senior Notes. After the initial public offering of the Senior Notes, the public offering price and such concessions may be changed.

  The Company does not intend to list the Senior Notes on any national securities exchange. The Underwriter has indicated that it intends to make a market in the Senior Notes, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and any market-making may be discontinued at any time at the sole discretion of the Underwriter without notice. Accordingly, no assurance can be given that any market for the Senior Notes will develop, or, if any such market develops, as to the liquidity of such market. See "Risk Factors--Absence of Public Market for the Securities."

  The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriter may be required to make in respect thereof.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of the Securities will be passed upon for the Company by Gibson, Dunn & Crutcher, San Diego, California, and for the Underwriter by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

  The financial statements and the related financial statement schedules as of July 31, 1993 and 1992 and for each of the three years in the period ended July 31, 1993, included and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche, independent auditors, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                          ROHR, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Financial Statements:
  Independent Auditors' Report                                            F-2
  Consolidated Balance Sheets--January 30, 1994, July 31, 1993 and 1992   F-3
  Consolidated Statements of Operations--For the Six Months Ended January
   30, 1994 and January 31, 1993 and the Years Ended July 31, 1993, 1992
   and 1991                                                               F-4
  Consolidated Statements of Shareholders' Equity--For the Six Months
   Ended January 30, 1994 and the Years Ended July 31, 1993 and 1992      F-5
  Consolidated Statements of Cash Flows--For the Six Months Ended January
   30, 1994 and January 31, 1993 and for the Years Ended July 31, 1993,
   1992 and 1991                                                          F-6
  Notes to Consolidated Financial Statements                              F-7

                          INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF ROHR, INC.:

  We have audited the accompanying consolidated balance sheets of Rohr, Inc. and its subsidiaries as of July 31, 1993 and July 31, 1992, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rohr, Inc. and its subsidiaries as of July 31, 1993 and July 31, 1992, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1993, in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the consolidated financial statements, in fiscal year 1993 the Company changed certain elements in the application of accounting principles relating to long-term programs and contracts and changed its method of accounting for income taxes and for post-retirement benefits other than pensions.

Deloitte & Touche

San Diego, California
September 17, 1993
(March 28, 1994 as to Notes 7 and 8)

                          ROHR, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS EXCEPT FOR SHARE DATA)

                  ASSETS                                      JULY 31,
                  ------                     JAN. 30,   ----------------------
                                               1994        1993        1992
                                            ----------- ----------  ----------
                                            (UNAUDITED)
Cash and short-term investments............  $  28,768  $   42,186  $   21,122
Accounts receivable........................     94,126      94,140     133,153
Inventories:
  Work-in-process..........................    516,483     560,139     972,003
  Raw materials, purchased parts and sup-
   plies...................................     29,051      32,575      42,549
  Less customers' progress payments and ad-
   vances..................................   (133,380)   (152,976)   (181,575)
                                             ---------  ----------  ----------
  Inventories--net.........................    412,154     439,738     832,977
Prepaid expenses and other current assets..     15,539      16,861      21,118
Deferred tax asset.........................     13,723      13,654         --
                                             ---------  ----------  ----------
    Total Current Assets...................    564,310     606,579   1,008,370
Property, Plant and Equipment..............    499,388     496,452     531,239
  Less accumulated depreciation and amorti-
   zation..................................   (268,539)   (257,407)   (260,956)
                                             ---------  ----------  ----------
  Property, plant and equipment--net.......    230,849     239,045     270,283
Investment in Leases.......................     37,735      38,233      39,446
Deferred Tax Asset.........................     88,915      89,348         --
Other Assets...............................     45,757      44,581      45,859
                                             ---------  ----------  ----------
                                             $ 967,566  $1,017,786  $1,363,958
                                             =========  ==========  ==========
   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
Trade accounts and other payables..........  $ 155,691  $  166,916  $  162,638
Salaries, wages and benefits...............     33,955      38,623      67,194
Taxes on income............................        --          --       30,247
Short-term debt............................        --          --       20,000
Current portion of long-term debt..........     16,211      50,719      27,517
                                             ---------  ----------  ----------
    Total Current Liabilities..............    205,857     256,258     307,596
Long-Term Deferred Taxes on Income.........        --          --       43,458
Long-Term Debt.............................    467,214     480,889     525,077
Pension and Post-Retirement Obligations....     69,246      63,040      25,785
Other Obligations..........................     35,020      35,356      13,176
Commitments and Contingencies (Note 8)
Shareholders' Equity:
  Preferred stock, $1 par value per share,
   10 million shares authorized, none is-
   sued....................................        --          --          --
  Common stock, $1 par value per share, au-
   thorized 50,000,000 shares; issued and
   outstanding 18,017,930, 17,995,866 and
   17,833,076 shares, respectively.........     18,018      17,996      17,833
  Additional paid-in capital...............    102,541     102,312     101,261
  Retained earnings........................     82,976      75,241     329,772
  Minimum pension liability adjustment.....    (13,306)    (13,306)        --
                                             ---------  ----------  ----------
    Total Shareholders' Equity.............    190,229     182,243     448,866
                                             ---------  ----------  ----------
                                             $ 967,566  $1,017,786  $1,363,958
                                             =========  ==========  ==========

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                          ROHR, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                           SIX MONTHS ENDED          YEAR ENDED JULY 31,
                          -------------------  ----------------------------------
                          JAN. 30,  JAN. 31,
                            1994      1993        1993        1992        1991
                          -------- ----------  ----------  ----------  ----------
                              (UNAUDITED)
Sales...................  $484,823 $  626,004  $1,175,152  $1,279,656  $1,385,086
Costs and Expenses......   439,719    594,568   1,133,040   1,223,931   1,275,269
General and
 Administrative
 Expenses...............    13,446     22,467      43,800      10,167       9,239
                          -------- ----------  ----------  ----------  ----------
Operating Income (Loss).    31,658      8,969      (1,688)     45,558     100,578
Interest Income.........       520        405         928       3,666       1,119
Interest Expense........    24,201     23,175      48,811      67,039      54,820
                          -------- ----------  ----------  ----------  ----------
Income (Loss) Before
 Taxes and Cumulative
 Effect of
 Accounting Changes.....     7,977    (13,801)    (49,571)    (17,815)     46,877
Taxes (Benefit) on
 Income.................       242     (5,286)    (18,990)    (19,270)     16,360
                          -------- ----------  ----------  ----------  ----------
Income (Loss) Before
 Cumulative Effect of
 Accounting Changes.....     7,735     (8,515)    (30,581)      1,455      30,517
Cumulative Effect
 Through July 31, 1992,
 of Accounting Changes,
 Net of Taxes...........       --    (223,950)   (223,950)        --          --
                          -------- ----------  ----------  ----------  ----------
Net Income (Loss).......  $  7,735 $ (232,465) $ (254,531) $    1,455  $   30,517
                          ======== ==========  ==========  ==========  ==========
Net Income (Loss) per
 Average Share of Common
 Stock:
  Income (Loss) Before
   Cumulative Effect of
   Accounting Changes...  $   0.43 $    (0.48) $    (1.71) $     0.08  $     1.74
  Cumulative Effect
   Through July 31, 1992
   of Accounting
   Changes, Net of
   Taxes................       --      (12.52)     (12.50)        --          --
                          -------- ----------  ----------  ----------  ----------
Net Income (Loss).......  $   0.43 $   (13.00) $   (14.21) $     0.08  $     1.74
                          ======== ==========  ==========  ==========  ==========
Pro forma amounts
 assuming the changes in
 the application of
 accounting principles
 for
 long-term programs and
 contracts are applied
 retroactively
 (unaudited):
  Net (Loss)............                       $  (30,581) $  (36,271) $  (22,898)
  Net (Loss) per Average
   Share of Common
   Stock................                       $    (1.71) $    (2.05) $    (1.31)

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                          ROHR, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                      MINIMUM
                                   COMMON STOCK ADDITIONAL            PENSION
                                    PAR VALUE    PAID-IN   RETAINED  LIABILITY
                                    $1 A SHARE   CAPITAL   EARNINGS  ADJUSTMENT
                                   ------------ ---------- --------  ----------
Balance at August 1, 1991.........   $17,497     $ 95,587  $328,317   $    --
  Common stock issued to employee
   benefit plans..................       319        4,995
  Stock plans activity............        17          679
  Net income......................                            1,455
                                     -------     --------  --------   --------
Balance at July 31, 1992..........    17,833      101,261   329,772        --
  Common stock issued to employee
   benefit plans..................        67          673
  Stock plans activity............        96          378
  Net loss........................                         (254,531)
  Minimum Pension Liability
   Adjustment (See Note 9a).......                                     (13,306)
                                     -------     --------  --------   --------
Balance at July 31, 1993..........    17,996      102,312    75,241    (13,306)
  Stock plans activity............        22          229
  Net Income......................                            7,735
                                     -------     --------  --------   --------
Balance at Jan. 30, 1994
 (unaudited)......................   $18,018     $102,541  $ 82,976   $(13,306)
                                     =======     ========  ========   ========



The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                          ROHR, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                             SIX MONTHS ENDED        YEAR ENDED JULY 31,
                            -------------------  -----------------------------
                            JAN. 30,  JAN. 31,
                              1994      1993       1993       1992      1991
                            --------  ---------  ---------  --------  --------
                                (UNAUDITED)
Operating Activities:
 Net Income (loss)......... $  7,735  $(232,465) $(254,531) $  1,455  $ 30,517
 Adjustments to reconcile
  net income (loss) to net
  cash provided by (used
  in) operating
  activities:
   Cumulative effect of
    accounting changes--net
    of taxes...............      --     223,950    223,950       --        --
   Depreciation and
    amortization...........   11,693     12,648     25,578    27,855    27,721
   Changes due to
    (increase) decrease in
    operating assets:
     Accounts receivable...    6,998    (34,527)    84,013    53,174   (38,791)
     Net inventories.......   27,584      9,954     34,447     5,990   (31,122)
     Prepaid expenses and
      other assets.........    1,322      8,106      4,514    10,910    (2,392)
   Changes due to increase
    (decrease) in operating
    liabilities:
     Trade accounts and
      other payables.......  (11,817)   (13,848)   (17,478)   27,362   (47,757)
     Taxes on income and
      deferred taxes.......      364     (9,717)   (29,432)  (20,816)   (2,684)
   Other...................    1,049        328      7,607     4,412     1,738
                            --------  ---------  ---------  --------  --------
Net Cash Provided by (Used
 in) Operating Activities..   44,928    (35,571)    78,668   110,342   (62,770)
                            --------  ---------  ---------  --------  --------
Investing Activities:
 Proceeds from sale-lease-
  back transactions........      --      52,247     52,247       --        --
 Purchase of property,
  plant and equipment......   (2,949)   (18,878)   (27,536)  (62,933)  (32,383)
 Other, including
  investment in leases.....     (390)    (2,522)    (1,180)   21,789    13,528
                            --------  ---------  ---------  --------  --------
Net Cash Provided by (Used
 in) Investing Activities..   (3,339)    30,847     23,531   (41,144)  (18,855)
                            --------  ---------  ---------  --------  --------
Financing Activities:
 Issuance of 9.33% senior
  notes....................      --      62,000     62,000       --        --
 Annual principal payment
  on 9.35% senior notes....  (12,500)   (12,500)   (12,500)      --        --
 Issuance (repayment) of
  medium-term notes........  (35,000)   (10,000)   (10,000)   (5,000)   50,000
 Net short-term borrowings
  (repayments).............      --       5,000    (20,000)  (57,000)   17,000
 Long-term borrowings
  under revolving credit
  agreement................   81,000     80,000     90,000   300,000   180,000
 Repayment of borrowings
  under revolving credit
  agreement................  (81,000)   (50,000)  (120,000) (290,000) (150,000)
 Repayment of other long-
  term borrowings..........     (649)   (18,712)   (36,387)  (11,890)  (11,883)
 Net repayment of
  receivable and
  equivalents..............      --     (45,000)   (45,000)  (15,000)      --
 Proceeds from cash values
  in insurance policies....      --         --       9,984       --        --
 Cash collateral for
  receivables sales
  program..................   (6,984)       --         --        --        --
 Stock contributions to
  employee benefit plans...      --         741        741     5,314       --
 Repurchase of common
  stock on open market.....      --         --         --        --     (3,375)
 Other.....................      126         11         27       (58)      (77)
                            --------  ---------  ---------  --------  --------
Net Cash Provided by (Used
 in) Financing Activities..  (55,007)    11,540    (81,135)  (73,634)   81,665
                            --------  ---------  ---------  --------  --------
Increase (Decrease in Cash
 and Short-Term
 Investments...............  (13,418)     6,816     21,064    (4,436)       40
Cash and Short-Term
 Investments, Beginning of
 Period....................   42,186     21,122     21,122    25,558    25,518
                            --------  ---------  ---------  --------  --------
Cash and Short-Term
 Investments, End of
 Period.................... $ 28,768  $  27,938  $  42,186  $ 21,122  $ 25,558
                            ========  =========  =========  ========  ========
Supplemental Cash Flow
 Information:
 Cash paid for interest,
  net of amounts
  capitalized.............. $ 21,353  $  20,422  $  47,758  $ 53,936  $ 81,914
 Cash paid (refunded) for
  income taxes.............     (178)     4,392      9,802     2,243    19,501
 Non-Cash Investing and
  Financing Activities:
   Sale of receivables.....                         60,000              20,000
   Repurchase of
    receivables or
    inventory equivalents..                       (105,000)            (20,000)

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

                          ROHR, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     FOR THE SIX-MONTH PERIODS ENDED JANUARY 30, 1994 AND JANUARY 31, 1993,

          (UNAUDITED) AND THE YEARS ENDED JULY 31, 1993, 1992 AND 1991

  The consolidated balance sheets of the Company as of July 31, 1993 and 1992 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended July 31, 1993, 1992 and 1991 have been audited by Deloitte & Touche, independent auditors. The consolidated balance sheet as of January 30, 1994, the consolidated statements of operations and statements of cash flows for the six-month periods ended January 30, 1994, and January 31, 1993, and the consolidated statement of shareholders' equity for the six-month period ended January 30, 1994, are unaudited but reflect all adjustments (including normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods. In the third quarter of fiscal 1993, the Company changed, effective August 1, 1992, certain elements in the application of accounting principles relating to long-term programs and contracts, as described in Note 2--Accounting Changes. The Summary of Significant Accounting Policies (Note 1) reflects the changed accounting policies in effect on August 1, 1992.

  Financial results for interim periods are not necessarily indicative of results to be expected for the full year and, particularly in light of the accounting policy changes referred to above and the substantial provisions taken in the third quarters of fiscal 1992 and fiscal 1993, a comparison of the interim periods may not be meaningful.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Principles of Consolidation

  The consolidated statements include the accounts of Rohr, Inc. and all subsidiaries ("Company"). Total assets and sales of foreign subsidiaries are not significant.

  Certain reclassifications have been made to prior years to conform to current year presentation.

 b. Sales and Earnings

  The Company follows the guidelines of Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts" (the contract method of accounting) for certain commercial and all governmental contracts, except that the Company's contract accounting policies differ from the recommendations of SOP 81-1 with respect to the treatment of general and administrative costs (prior to the accounting change described in Note 2) and with respect to revisions of estimated profits on contracts which revisions are included in earnings by the Company under the reallocation method rather than the cumulative catch-up method recommended by SOP 81-1. Contract accounting generally places limitations on the combining of contracts and prohibits the anticipation of future contracts in determining the contract profit center. Approximately one-half of the Company's sales during the fiscal year 1993 are accounted for using the contract method of accounting. In the third quarter of fiscal 1993, the Company made significant changes, effective August 1, 1992, to certain elements of its application of accounting principles relating to its long-term contracts as described in Note 2.

  Several major commercial programs, under which spares and technical product support are sold directly to airlines, are accounted for under the program method of accounting, a method which existed in practice for many years prior to the issuance of SOP 81-1. Guidelines for use of program accounting have been developed in practice and are not codified by authoritative accounting literature. This method

                          ROHR, INC. AND SUBSIDIARIES
of accounting is followed by relatively few public companies in a limited number of industries. It applies in situations where the economics of producing and marketing the program product extend beyond the initial production order. The most significant differences from contract accounting are that (1) the quantity of units included in the profit center under program accounting includes existing and anticipated contracts, and (2) program units may be sold to more than one customer. The Company uses program accounting in those circumstances where it is able to make reasonably dependable estimates of (1) the value of anticipated production units and spares sales in future contracts,
(2) the length of time to produce and sell those additional production units and spares, and (3) the production costs and selling prices associated with such units and spares. Typically, the Company applies program accounting on programs for which the Company is responsible for total systems integration and continuing product support. The Company initially adopted the program method of accounting in 1988 in response to the changing characteristics of its contracting environment.

  Profit is estimated based on the difference between total estimated revenue and total estimated cost of a contract or program and is recognized evenly as a uniform percentage of sales value on all remaining units to be delivered. Current revenue does not anticipate higher or lower future prices, but includes units delivered at actual sales prices. A constant contract or program margin is achieved by deferring or accelerating a portion of the average unit cost on each unit delivered. Cost includes the estimated cost of the pre-production effort (primarily tooling and design), plus the cost of manufacturing both a specified number of production units and, under the program method of accounting, those spares which are expected to be delivered concurrently with such production units. The specified number of production units used to establish the profit margin is predicated upon market forecasts and does not exceed the lesser of those quantities assumed in original program pricing or those quantities which the Company now expects to deliver in the periods assumed in original program pricing. The number of units used to estimate profit margin is increased when firm orders exceed the number of units used for pricing purposes (a firm order authorizes the Company to commence production). Spares, as a percentage of total deliveries, increase as a program matures and historically have been sold at higher prices than production units. This higher price reflects, in part, additional costs related to technical and customer support activities.

  Under both the contract and program methods of accounting, the Company's sales are primarily under fixed-price contracts, many of which contain escalation clauses and require delivery of products over several years. Sales and profits on each contract or program are recognized primarily in accordance with the percentage-of-completion method of accounting, using the units-of-delivery method. Revisions of estimated profits on contracts or programs are included in earnings by the reallocation method, which spreads the change in estimate over current and future deliveries. Any anticipated losses on contracts or programs are charged to earnings when identified.

  Both the contract and program methods of accounting involve the use of various estimating techniques to project estimated costs at completion. These estimates involve various assumptions and projections relative to the outcome of future events. Paramount are assumptions relative to labor performance and anticipated future labor rates, and projections relative to material and overhead costs. These assumptions involve various levels of expected performance improvements. The Company reevaluates its estimates quarterly for all significant contracts and programs. Changes in estimates are reflected in the current and future periods.

  Included in sales are amounts arising from contract terms that provide for invoicing a portion of the contract price at a date after delivery. Also included are: negotiated values for units delivered; and

                          ROHR, INC. AND SUBSIDIARIES
anticipated price adjustments for contract changes, claims, escalation, and estimated earnings in excess of billing provisions resulting from the percentage-of-completion method of accounting. Certain contract costs are estimated based on the learning curve concept discussed in Note 1c.

 c. Inventories

  Inventories of raw materials, purchased parts and supplies are stated at the lower of average cost or estimated realizable value. Inventoried costs on long-term contracts and programs include certain pre-production costs, consisting primarily of tooling and design costs, and production costs, including applicable overhead. As the production costs for early units are charged to work-in-process inventory at an actual unit cost in excess of the estimated average cost for all units projected to be delivered over the entire contract or program, a segment of inventory described as the excess of production costs over estimated average unit cost (and referred to as excess-over-average inventory) is created. Generally, excess-over-average inventory, which may include production (but not pre-production) cost over-runs, builds during the early years of the contract or program when the efficiencies resulting from learning are not yet fully realized and declines as the program matures. Under the learning curve concept, an estimated decrease in unit labor hours is assumed as tasks and production techniques become more efficient through repetition of the same manufacturing operation and through management action such as simplifying product design, improving tooling, purchasing new capital equipment, improving manufacturing techniques, etc. For programs under the program method of accounting, excess-over-average inventory also builds until sales of spares, as a percentage of total sales, equal or exceed the percentage used for the overall profit margin calculation.

  Inventoried costs are reduced by the estimated average cost of deliveries computed as a uniform percentage of sales value.

  In the event that work-in-process inventory plus estimated costs to complete a specific contract or program exceeds the anticipated remaining sales value of such contract or program, such excess is charged to current earnings, thus reducing inventory to estimated realizable value.

  In accordance with industry practice, costs in inventory include amounts relating to programs and contracts with long production cycles, much of which is not expected to be realized within one year.

  See Note 2, which describes certain changes in the application of accounting principles and the effect of such changes on inventories.

 d. Property, Plant and Equipment

  Property, plant and equipment is recorded at cost or, in the case of assets under capital leases, the lower of the present value of minimum lease payments or fair market value. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the various classes of assets or, in the case of capitalized leased assets, over the lease term if shorter. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated and any resulting gain or loss is reflected in income.

 e. Pension and Health Plans

  Pension costs include current costs plus the amortization of transition assets over periods up to 14 years. The Company funds pension costs in accordance with plan and legal requirements. The Company adopted, effective August 1, 1992, the provisions of Statement of Financial Accounting Standards
(SFAS) No. 106, "Employers' Accounting for Post-Retirement Benefits other than Pensions." This standard requires the Company to accrue the expected cost of subsidizing an employee's post-retirement health care benefits during the employee's service period. See Note 9b.

                          ROHR, INC. AND SUBSIDIARIES

 f. Research and Development

  Research and development costs incurred for the development of proprietary products are expensed as incurred. These costs have not been material to operations during the periods presented. Design efforts performed under contract generally consist of the adaptation of an existing capability to a particular customer need and are accounted for as an element of contract costs. These design efforts do not fall within the definition of Research and Development as defined in SFAS No. 2, "Accounting for Research and Development Costs."

 g. Income Taxes

  The Company adopted, effective August 1, 1992, the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are recognized based upon temporary differences between financial statement and tax bases of assets and liabilities using presently enacted tax rates. See Note 6.

 h. Net Income Per Average Share of Common Stock

  Net income per share was determined by dividing net income by the weighted average number of common shares and common share equivalents outstanding during the year. The assumed conversion of the Company's convertible debentures was anti-dilutive. As a result, only primary earnings per share is presented in the Company's Consolidated Statements of Operations.

 i. Cash Flows

  For purpose of the statement of cash flows, the Company considers all investments and highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 j. Industry Segments

  The Company considers itself to operate in one significant industry segment.

NOTE 2--ACCOUNTING CHANGES

 a.Introduction

  In the third quarter of fiscal year 1993, the Company changed, effective August 1, 1992, certain elements in the application of accounting principles relating to long-term programs and contracts. In addition, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions," and SFAS No. 109, "Accounting for Income Taxes." Each change requires that the Company calculate the effect of the change in accounting principles on retained earnings as of the first day in the fiscal year of change. These changes do not affect the Company's cash flow. Each of these changes is discussed separately below.

  Prior year financial statements have not been restated to apply the provisions of adopting these standards.

 b. Long-term Contracts

  In fiscal 1993, the Company changed certain elements of its application of accounting principles relating to long-term programs and contracts, effective August 1, 1992. Certain costs previously carried in inventory for amortization over future deliveries will now be expensed. These costs include certain

                          ROHR, INC. AND SUBSIDIARIES
pre-certification costs, consisting primarily of tooling and design expenses in excess of negotiated contractual values, that will now be expensed as identified. In addition, prior to the accounting change, general and administrative expenses were expensed as period charges, except for (1) such expenses that were clearly related to production in accordance with Accounting Research Bulletin No. 43 and had contractual revenue coverage and (2) other amounts charged to commercial programs which did not have a material impact upon the results of operations. The financial result of capitalizing these latter amounts of general and administrative expense was not material due to the offsetting impact upon operations resulting from their inclusion as an element of total costs for purposes of determining contract and program gross margins. Following a thorough review of its accounting policies, the Company concluded there was a need, particularly in light of the current aerospace environment, to have financial results more closely reflect near-term program economics (cash flow and internal rate of return). As a result, these changes will generally reduce the number of production units and spares used in the calculation of overall profit margins. While the previous methods of applying the Company's accounting principles were in accordance with generally accepted accounting principles (GAAP), the changed policies are preferable. The application of these policies produces program and contract estimates that are based on shorter delivery periods, allowing a better matching of revenues and expenses. The cumulative effect of these changes for the periods through July 31, 1992, was a charge of $219.7 million, net of income tax benefits of $136.3 million. The effect of these changes on the year ended July 31, 1993, was to increase the net loss before the cumulative effect of the changes in accounting principles by $24.6 million ($1.37 per average common share), net of income tax benefits of $15.3 million.

  In accordance with Accounting Principles Board Opinion No. 20, "Accounting Changes," pro forma amounts are shown for net loss and net loss per average share of common stock for all prior periods presented. The pro forma amounts presented in the Consolidated Statements of Operations reflect the retroactive application of these accounting changes, net of income tax benefits (which were allocated ratably over the pro forma restated periods) for each period presented. Primarily as a result of these changes, excess-over-average inventory decreased from $323.7 million at July 31, 1992 to $75.4 million at July 31, 1993. Pre-production inventory also decreased from $258.4 million at July 31, 1992 to $181.0 million at July 31, 1993 primarily as a result of the accounting changes. See Note 4.

 c. Post-Retirement Benefits Other Than Pensions

  The Company adopted, effective August 1, 1992, SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other than Pensions." The accumulated post-retirement benefit obligation for active employees and retirees was recorded using the immediate recognition transition option. See Note 9b. This standard requires companies to accrue the expected cost of providing health care benefits to retired employees and their dependents during the employees' service periods. The Company previously charged the cost of providing these benefits on a pay-as-you-go basis. The cumulative effect of this change for the periods through July 31, 1992 was a charge of $4.3 million, net of income tax benefits of $2.7 million. The effect of the change on the year ended July 31, 1993 was not material.

 d. Income Taxes

  The Company also adopted, effective August 1, 1992, SFAS No. 109, "Accounting for Income Taxes." See Note 6. The cumulative effect of this change for periods through July 31, 1992 was not material by itself. However, under this standard, the Company recorded a substantial deferred tax asset as a result of the other changes in accounting principles and certain other charges recorded in the year ended July 31, 1993. See Note 6.

                          ROHR, INC. AND SUBSIDIARIES

 e. Effect of Changes

  The cumulative effect of the changes described in this Note 2, as of August 1, 1992 and the effect of the changes on net loss before the cumulative effect of the changes in accounting principles on the year ended July 31, 1993 were as follows ($ in millions except per share data):

                                CUMULATIVE EFFECT AT      EFFECT ON THE YEAR
                                   AUGUST 1, 1992         ENDED JULY 31, 1993
                              ------------------------- ------------------------
                                          (LOSS) PER               (LOSS) PER
                                NET    AVERAGE SHARE OF  NET    AVERAGE SHARE OF
                              (LOSS)     COMMON STOCK   (LOSS)    COMMON STOCK
                              -------  ---------------- ------  ----------------
Change in application of
 accounting principles
 relating to long-term
 programs and contracts--net
 of taxes...................  $(219.7)     $(12.26)     $(24.6)      $(1.37)
Post-retirement benefits
 other than pensions--net of
 taxes......................     (4.3)        (.24)        --           --
                              -------      -------      ------       ------
                              $(224.0)     $(12.50)     $(24.6)      $(1.37)
                              =======      =======      ======       ======

  The cumulative effect of adopting SFAS No. 109, "Accounting for Income Taxes," for periods through July 31, 1992 and the effect on the year ended July 31, 1993 was not material by itself. However, under this standard, the Company recorded a substantial deferred tax asset as a result of the other changes in accounting principles and certain other charges recorded in the year ended July 31, 1993. See Note 6. Quarterly earnings for 1993 have been restated as if the changes occurred at August 1, 1992.

NOTE 3--ACCOUNTS RECEIVABLE

  Accounts receivable, which relate primarily to long-term programs and contracts, consist of the following (in thousands):

                                                                   JULY 31,
                                                    JAN. 30,   ----------------
                                                      1994      1993     1992
                                                   ----------- ------- --------
                                                   (UNAUDITED)
Amount billed.....................................   $49,962   $40,628 $ 62,405
Recoverable costs and accrued profit on units
 delivered but not billed.........................     9,474    13,436   20,903
Recoverable costs and accrued profit on progress
 completed but not billed.........................       499       810    3,273
Unrecovered costs and estimated profit subject to
 future negotiations..............................    34,191    39,266   46,572
                                                     -------   ------- --------
                                                     $94,126   $94,140 $133,153
                                                     =======   ======= ========

  "Recoverable costs and accrued profit on units delivered but not billed" represent revenue recognized on contracts for amounts not billable to customers at the balance sheet date. This amount principally represents delayed payment terms along with escalation and repricing predicated upon deliveries and final payment after acceptance. Some of these recoverable costs are expected to be billed and collected in the normal course of business beyond one year.

                          ROHR, INC. AND SUBSIDIARIES

  "Recoverable costs and accrued profit on progress completed but not billed" represent revenue recognized on contracts based on the percentage-of-completion method of accounting and is anticipated to be billed and collected in accordance with contract terms, which may be longer than one year.

  "Unrecovered costs and estimated profit subject to future negotiations" consist of contract tasks completed for which a final price has not been negotiated with the customer. Amounts in excess of agreed upon contract prices are recognized when it is probable that the claim will result in additional contract revenue and the amounts can be reliably estimated. Included in this amount at January 30, 1994, July 31, 1993 and 1992 are estimated recoveries on constructive change claims related to government imposed redefined acceptance criteria on the Grumman F-14, Boeing E3/E6, and the Boeing KC-135 and Lockheed C-5 production programs. Management believes that amounts reflected in the financial statements, which in the aggregate are very substantial, are reasonable estimates of the ultimate settlements. The resolution of these items may take several years.

  The Company entered into an arrangement on December 23, 1992 under which it sells receivables through a subsidiary to a trust on an ongoing basis. Investors' beneficial interests in the trust are reported as a reduction to accounts receivable. Under the arrangement, the Company acts as an agent for the trust by performing all record keeping and collection functions with respect to the receivables that have been sold. At January 30, 1994 and July 31, 1993 the investors held a $60 million beneficial interest in the receivables transferred to the trust. The Company's subsidiary holds the remaining beneficial interest in the trust which fluctuates in value depending upon the amount of receivables owned by the trust from time to time. At July 31, 1993 the Company's subsidiary had a 9 percent beneficial interest in the trust and a zero percent interest at January 30, 1994. The Company has deposited cash collateral as required to support the facility and has withdrawn such cash when it is no longer required to be deposited. At January 30, 1994, the Company had $7 million of cash collateral on deposit. At July 31, 1992 and July 31, 1991 the investor in a now terminated predecessor facility held a $105 million and $120 million interest in Company receivables, respectively. The cost associated with the sales of receivables under the current facility is
7.57 percent per year. The costs and those of the predecessor facility, all of which have been reflected as a reduction in sales values, were $2.4 million, $5.3 million, $7.0 million, and $9.2 million for the six months ended January 30, 1994 and in fiscal years 1993, 1992 and 1991, respectively.

 Sales

  The Company's direct sales to major customers including related program spares, expressed as a percentage of total sales, during the following periods are summarized as follows:

                                                                    YEAR ENDED
                                                SIX MONTHS ENDED     JULY 31,
                                                ----------------- ----------------
                                                JAN. 30, JAN. 31,
                                                  1994     1993   1993  1992  1991
                                                -------- -------- ----  ----  ----
                                                   (UNAUDITED)
Pratt & Whitney................................    17%      19%    17%   15%   16%
General Electric...............................    16       12     14    12    12
International Aero Engines.....................    15        8      9     7     4
CFM International..............................     9        8      8     2     0
McDonnell Douglas..............................     8       13     11    18    14
Boeing.........................................     8       11     11    15    14
Rolls Royce....................................     8        6      8     7     8
Lockheed.......................................     4        2      3     3     3
Airbus Industrie...............................     2        8      6     8    12
U.S. Government................................     1        1      1     2     4
Grumman........................................     0        0      0     1     6
Other..........................................    12       12     12    10     7

                          ROHR, INC. AND SUBSIDIARIES

  Total sales to the U.S. Government (including direct sales and indirect sales through prime contractors) accounted for 12%, 11%, 13%, 14% and 20% for the six months ended January 30, 1994, and January 31, 1993, and for fiscal years 1993, 1992 and 1991, respectively.

  Commercial products sold by the Company to jet engine manufacturers are ultimately installed on aircraft produced by the major commercial airframe manufacturers, Airbus, Boeing and McDonnell Douglas. Sales to foreign customers accounted for 23%, 25%, 25%, 22% and 21% of total sales for the first six months of fiscal 1994 and 1993 and for fiscal years 1993, 1992 and 1991, respectively. Of the total sales 22%, 23%, 23%, 19% and 20% were to Europe for the first six months of fiscal 1994 and 1993 and for fiscal years 1993, 1992 and 1991, respectively.

NOTE 4--INVENTORIES

  Work-in-process inventories, which relate primarily to long-term contracts and programs as of January 30, 1994, are summarized as follows (in thousands, except quantities):

(Table and Notes are Unaudited)

                                                                AIRCRAFT ORDER
                                    COMPANY ORDER STATUS           STATUS(3)             WORK-IN-PROCESS INVENTORY
                               ------------------------------- ------------------  --------------------------------------
                                             AS OF 1/30/94      AS OF 12/31/93
                                 FIRM    --------------------- ------------------                        EXCESS
                     PROGRAM   UNFILLED            FISCAL YEAR UNFILLED  UNFILLED                PRE-     OVER
PROGRAM            QUANTITY(1) ORDERS(2) DELIVERED COMPLETE(7)  ORDERS   OPTIONS   PRODUCTION PRODUCTION AVERAGE  TOTAL
- -------            ----------- --------- --------- ----------- --------  --------  ---------- ---------- ------- --------
A340
 nacelle(4)(6)...      117         28        45       1997        95        74      $ 15,409   $ 63,794  $ 7,386 $ 86,589
PW4000 nacelle
 for the
 A300/A310 and
 MD-11(4)........      422         28       251       2000        51        72        27,397      6,920   19,898   54,215
MD-90(4)(6)......      451         11         3       2006        77       102         8,478     69,518    3,885   81,881
V2500 nacelle for
 the A320/
 A321(4)(6)......      270         62       163       1997       155       198        25,245     22,068        0   47,313
CF6-80C nacelle
 for the 747/
 767, MD-11 and
 for the A300/
 A310(5)(6)......      694        117       577       1996       302       319        31,143      2,809   19,915   53,867
CFM56-5 nacelle
 for the A320/
 A321(5)(6)......      435        122       313       1999       150       145        23,121      2,723    4,535   30,379
MD-11(4)(6)......      200         39       121       1997        60       127         6,549          0        0    6,549
PW300(4)(6)......      164         63        76       1997        40(8)      0(8)      3,910      8,489        0   12,399
Others...........                                                                    118,769     23,032    1,490  143,291
                                                                                    --------   --------  ------- --------
Balance at Janu-
 ary 30, 1994....                                                                   $260,021   $199,353  $57,109 $516,483
                                                                                    ========   ========  ======= ========

- --------
(1) Represents the number of aircraft used to obtain average unit cost. Spares (which are not included in this quantity) anticipated to be delivered concurrently with the production units for the above aircraft are also used in calculating average unit cost. Total spares sales value used in calculating average unit cost at January 30, 1994 were $91,734 on the A340, $324,803 on the PW4000, $381,503 on the MD-90, $110,764 on the V2500,
    $154,007 on the CF6-80C, $255,179 on the CFM56-5 and $16,986 on the MD-11.
    Total spares sales value sold as of January 30, 1994 were $18,667 on the A340, $193,633 on the PW4000, $0 on the MD-90, $63,196 on the V2500,
    $112,295 on the CF6-80C, $113,219 on the CFM56-5 and $13,814 on the MD-11.
(2) Represents the number of aircraft for which the Company has firm unfilled nacelle orders.

                          ROHR, INC. AND SUBSIDIARIES

(3) Represents the aircraft order status as announced by the aircraft manufacturers for the related aircraft and engine option. The Company's orders frequently are less than the announced orders shown above.

(4) Program quantity represents initial program quantities and does not exceed the lesser of those quantities assumed in original program pricing or those quantities which the Company now expects to deliver in the periods assumed in original program pricing. The Company does not have orders for all of these units at this time.

(5) Program quantity represents initial plus follow-on program quantities. The Company has firm orders for all of these units.

(6) Programs accounted for in accordance with the program method of accounting.

(7) The year presented for each program or contract represents the fiscal year in which the final production and spares units included in the program quantity are expected to be delivered.

(8) Aircraft order status as of July 31, 1993, subsequent order data not available.

  Work-in-process inventories, which relate primarily to long-term contracts and programs as of July 31, 1993, are summarized as follows (in thousands, except quantities):

                                                               AIRCRAFT ORDER
                                   COMPANY ORDER STATUS           STATUS(3)
                              ------------------------------- -----------------
                                            AS OF 7/31/93       AS OF 6/30/93          WORK-IN-PROCESS INVENTORY
                                        --------------------- ----------------- ---------------------------------------
                                FIRM                                                                   EXCESS
                    PROGRAM   UNFILLED            FISCAL YEAR UNFILLED UNFILLED               PRE-      OVER
PROGRAM           QUANTITY(1) ORDERS(2) DELIVERED COMPLETE(7)  ORDERS  OPTIONS  PRODUCTION PRODUCTION AVERAGE   TOTAL
- -------           ----------- --------- --------- ----------- -------- -------- ---------- ---------- -------- --------
A340
 nacelle(4)(6)...     124         38        35       1997       107       65     $ 24,611   $ 57,181  $  4,443 $ 86,235
PW4000 nacelle
 for the
 A300/A310 and
 MD-11(4)........     422         47       234       2002        79       71       45,808          0    33,623   79,431
MD-90(4)(6)......     454          8         3       2006        77      102        4,670     63,180     4,169   72,019
V2500 nacelle
 for the A320/
 A321(4)(6)......     291         52       139       1998       187      202       45,385     18,235         0   63,620
CF6-80C nacelle
 for the 747/
 767, MD-11 and
 A300/
 A310(5)(6)......     647        105       542       1995       368      358       26,204      8,701    25,162   60,067
CFM56-5 nacelle
 for the A320/
 A321(5)(6)......     390         79       311       1997       183      175       18,741      4,593     3,535   26,869
MD-11(4)(6)......     200         47       113       1998        74      143       12,612          0     1,642   14,254
PW300(4)(6)......     193         63        64       1997        40        0        5,897      7,918         0   13,815
Others...........                                                                 119,858     21,180     2,791  143,829
                                                                                 --------   --------  -------- --------
Balance at July
 31, 1993........                                                                $303,786   $180,988  $ 75,365 $560,139
                                                                                 ========   ========  ======== ========
Balance at July
 31, 1992........                                                                $389,904   $258,416  $323,683 $972,003
                                                                                 ========   ========  ======== ========

- --------
(1) Represents the number of aircraft used to obtain average unit cost. Spares (which are not included in this quantity) anticipated to be delivered concurrently with the production units for the above aircraft are also used in calculating average unit cost. Total spares sales value used in calculating average unit cost at July 31, 1993 were $91,734 on the A340, $325,151 on the PW4000, $417,588 on the MD-90, $143,550 on the V2500,
    $152,664 on the CF6-80C, $190,601 on the CFM56-5 and $16,474 on the MD-11.
    Total spares sales value sold as of July 31, 1993 were $13,989 on the A340, $181,083 on the PW4000, $0 on the MD-90, $51,998 on the V2500, $103,553 on
    the CF6-80C, $108,856 on the CFM56-5 and $12,282 on the MD-11.
(2) Represents the number of aircraft for which the Company has firm unfilled nacelle orders.

                          ROHR, INC. AND SUBSIDIARIES

(3) Represents the aircraft order status as announced by the aircraft manufacturers for the related aircraft and engine option. The Company's orders frequently are less than the announced orders shown above.
(4) Program quantity represents initial program quantities and does not exceed the lesser of those quantities assumed in original program pricing or those quantities which the Company now expects to deliver in the periods assumed in original program pricing. The Company does not have orders for all of these units at this time.
(5) Program quantity represents initial plus follow-on program quantities. The Company has firm orders for all of these units.
(6) Programs accounted for in accordance with the program method of accounting.
(7) The year presented for each program or contract represents the fiscal year in which the final production and spares units included in the program quantity are expected to be delivered.

  The Company's inventories at July 31, 1993 have been significantly reduced as a result of the changes in the application of accounting principles for long-term programs and contracts, effective August 1, 1992. See Note 2b.

  On certain long-term programs, the Company has agreed to recover pre-production costs (primarily tooling and design) over an expected number of deliveries, including spare parts. The number of deliveries over which production costs are to be amortized is predicated upon initial pricing agreements and does not exceed the Company's overall assessment of the market for that program.

  Excess-over-average inventory represents the cost of in-process and delivered units less, for each such unit, the current estimated average cost of the units in the program. Recovery of these inventoried costs assumes (i) certain production efficiencies, (ii) the sale of the program quantity used in estimating the profit margin, (iii) a specified allocation of sales among production units and spare units, and (iv) the attainment of an estimated spares margin that is substantially higher than the margin of production units. Spares prices are higher than production unit prices, in part, due to additional costs related to technical and customer support activities. If these program assumptions are not attained, then substantial amounts of unrecoverable costs may be charged to expense in subsequent periods.

  To the extent that a forward loss is encountered on a program, the amount of such loss is offset against the inventory of such program (until such inventory has been depleted). The loss is offset first against excess-over-average, followed by pre-production, then production.

  Contractual terms on certain programs provide varying levels of recovery commitments for specified amounts of pre-production costs. Certain programs also provide for the repricing of units in the event that less than a specified quantity is sold, which allows for recovery of additional excess-over-average inventory in such circumstances. The Company, in turn, has provided certain subcontractors with similar recovery commitments and repricing provisions on these programs.

  The excess of deferred program costs over the total costs allocated to units in process and delivered (less recoveries from customers due to repricing provisions) that would not be recovered based on existing firm orders as of July 31, 1993 was $6.6 million on the A340, $72.0 million on the MD-90, $9.6 million on the V2500 and $7.9 million on the PW300 and, as of January 30, 1994, was $2.3 million on the A340, $81.9 million on the MD-90, $7.2 million on the V2500 and $8.5 million on the PW300.

                          ROHR, INC. AND SUBSIDIARIES

  The Company uses forward contracts to manage its exchange risk on a portion of its purchase commitments from vendors of aircraft components denominated in foreign currencies and to manage its exchange risk for sums paid to its French subsidiary for services. The extent to which the Company utilizes forward contracts varies and depends upon management's evaluation of current and projected foreign currency exchange rates, but the Company does not acquire forward contracts in excess of its current hedging requirements. At January 30, 1994 and July 31, 1993, $25 million and $34 million, respectively, of foreign exchange contracts were outstanding to purchase foreign currencies. The foreign exchange contracts generally have maturities which do not exceed 12 months. Gains and losses on contracts which hedge specific foreign currency denominated commitments are not recognized currently but are included in the determination of profit or loss on the contract or program to which they relate. The Company believes that the credit risk from these instruments is minimal as the contracts are placed with highly reputable financial institutions.

  As described in Note 2, effective August 1, 1992, the Company changed accounting principles and began expensing certain general and administrative expenses as incurred; these expenses were previously inventoried. Amounts charged to inventories as incurred (prior to the accounting change, effective August 1, 1992), for general and administrative expenses were $42.8 million and $40.0 million for the years ending July 31, 1992 and 1991. Included in work-in-process inventories at July 31, 1992 and 1991 were general and administrative costs aggregating $36.1 and $30.9 million, respectively. These costs were estimated assuming that they bear the same relationship to total general and administrative costs incurred during the year as the ending inventory bears to total costs charged to inventory during the year.

NOTE 5--PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following (in thousands):

                                                               JULY 31,
                                               JAN. 30,   --------------------
                                                 1994       1993       1992
                                              ----------- ---------  ---------
                                              (UNAUDITED)
Land.........................................  $  25,152  $  24,833  $  24,883
Buildings....................................    208,329    188,643    143,809
Machinery and equipment......................    253,153    251,298    295,627
Construction in progress.....................     12,754     31,678     66,920
                                               ---------  ---------  ---------
                                                 499,388    496,452    531,239
Less accumulated depreciation and amortiza-
 tion........................................   (268,539)  (257,407)  (260,956)
                                               ---------  ---------  ---------
Property, plant & equipment--net.............  $ 230,849  $ 239,045  $ 270,283
                                               =========  =========  =========

  Included in the above categories are assets recorded under capital leases totaling $50.5 million, at January 30, 1994, and July 31, 1993 and 1992.

NOTE 6--TAXES ON INCOME

  The Company changed, effective August 1, 1992, its method of accounting for income taxes from the provisions of APB No. 11 "Accounting for Income Taxes" to the provisions of SFAS No 109 "Accounting for Income Taxes." The cumulative effect from the adoption of this standard for periods through July 31, 1992 was not material by itself. However, under this standard, the Company recorded a substantial deferred tax asset as a result of the adoption of the other changes in accounting principles and certain other charges recorded in the year ended July 31, 1993.

                          ROHR, INC. AND SUBSIDIARIES

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(b) operating loss and tax credit carryforwards.

  The components of the Company's deferred tax asset reflect the tax effects of the Company's temporary differences, tax credit carryforwards and net operating loss carryforwards (NOLs) at July 31, 1993. The components of the Company's deferred tax asset are listed below (in thousands):

      Current:
        Inventories................................................... $ 11,557
        Employee benefits.............................................    6,885
        State taxes...................................................   (4,788)
                                                                       --------
        Net deferred tax asset--current............................... $ 13,654
                                                                       ========
      Long-term:
        Depreciation.................................................. $ 31,872
        Deferred gain on sale/leaseback...............................    9,201
        Minimum pension liability adjustment..........................    8,259
        Net operating loss carryforward...............................   73,053
        Tax credit carryforward.......................................    7,949
        Investment in leases..........................................  (41,237)
        Other--net....................................................      251
                                                                       --------
        Net deferred tax asset--long-term............................. $ 89,348
                                                                       ========

  The Company has federal NOLs totaling approximately $186 million at July 31, 1993, which expire in the years 2003 through 2008.

  When tax effected at the rates in effect July 31, 1993, the net deductible temporary differences, tax credit carryforwards, and NOLs result in a deferred tax asset of $103.0 million, consisting of $85.3 million for federal tax purposes and $17.7 million for state tax purposes. As of January 30, 1994 and July 31, 1993, based upon rates in effect on such dates, approximately $286 million and $271 million of future taxable income, respectively, is required prior to expiration of the Company's NOLs and credits for full realization of the deferred tax asset as of those dates. The Company believes that its expected future taxable income will be sufficient for full realization of the deferred tax asset.

  During fiscal 1993, a tax benefit of $8.2 million was provided for the charge recorded as a reduction to shareholders' equity for the additional minimum liability for the pension plan. See Note 9a.

  The provision (benefit) for taxes on income is comprised of the following (in thousands):

                                                     LIABILITY
                                                      METHOD    DEFERRED METHOD
                                                     ---------  -----------------
                                                                    JULY 31,
                                                     JULY 31,   -----------------
                                                       1993       1992     1991
                                                     ---------  --------  -------
      Currently Payable:
        Federal income taxes........................ $    400   $  3,500  $ 1,100
        Foreign income taxes........................    1,000      1,700      600
        State income taxes..........................      --       2,300    1,200
      Deferred:
        Federal income taxes........................  (16,420)   (23,000)  10,760
        State income taxes..........................   (3,970)    (3,770)   2,700
                                                     --------   --------  -------
                                                     $(18,990)  $(19,270) $16,360
                                                     ========   ========  =======

                          ROHR, INC. AND SUBSIDIARIES

  The deferred portion of the federal income tax provision (benefit) is comprised of the following (in thousands):

                                                             DEFERRED METHOD
                                                             -----------------
                                                                 JULY 31,
                                                             -----------------
                                                               1992     1991
                                                             --------  -------
Contract profit and loss recognition........................ $   (400) $14,200
Employee benefits...........................................    5,900   (2,900)
Depreciation................................................   (8,400)  (9,700)
California franchise tax....................................      500   (1,400)
General and administrative expenses.........................    2,300      800
Provision for estimated losses and expenses.................  (19,800)   1,000
Pre-production costs........................................      --      (400)
Rate differences............................................   (1,100)    (280)
Utilization of reserves previously provided for tax
 assessments................................................   (9,800)
Offset of loss and credit carryforwards against deferred
 taxes......................................................   (3,100)  (1,100)
Utilization of loss and credit carryforwards................   18,600   18,100
Leveraged leasing...........................................   (7,900)  (8,600)
Other items--net............................................      200    1,040
                                                             --------  -------
                                                             $(23,000) $10,760
                                                             ========  =======

  The difference between the income tax provision (benefit) computed at the federal statutory rate and the actual tax provision (benefit) is accounted for as follows (in thousands):

                                                   LIABILITY
                                                    METHOD    DEFERRED METHOD
                                                   ---------  -----------------
                                                                  JULY 31,
                                                   JULY 31,   -----------------
                                                     1993       1992     1991
                                                   ---------  --------  -------
Taxes (benefit) computed at the federal statutory
 tax rate......................................... $(16,854)  $ (6,100) $15,900
Increase (reduction) resulting from:
  State income taxes, net of federal tax benefit..   (2,617)      (500)   2,600
  Leveraged leasing...............................              (1,300)  (1,900)
  Tax-exempt income from Foreign Sales
   Corporation....................................                (700)
  Rate differences................................              (1,100)    (280)
  Utilization of reserves previously provided for
   tax assessments................................              (9,800)
  Other...........................................      481        230       40
                                                   --------   --------  -------
                                                   $(18,990)  $(19,270) $16,360
                                                   ========   ========  =======

  As a result of applying SFAS No. 109, and after effecting the other changes in accounting principles adopted by the Company, effective August 1, 1992, the Company has recognized the future tax effects attributable to deductible temporary differences, NOLs and tax credit carryforwards for financial statement purposes. Thus, under the provisions of SFAS No. 109, the Company has recorded a $19.0 million income tax benefit on the net loss for the year ended July 31, 1993 and a $139.0 million income tax benefit on the cumulative effect of accounting changes at a 38.3 percent effective tax rate.

  The Company's effective tax rate on its net loss was 108 percent for the year ended July 31, 1992 primarily as a result of the utilization of reserves previously provided for tax assessments. Net deferred tax liabilities, reduced by loss and credit carryforwards, approximating $34.5 million and $40.6 million are included in Taxes on Income in the Consolidated Balance Sheets at July 31, 1992 and 1991, respectively.

                          ROHR, INC. AND SUBSIDIARIES

  The Internal Revenue Service (IRS) has completed its examination of fiscal years 1984 and 1985 and proposed additional taxes of $36.6 million, excluding interest. The most significant adjustments involve the Company's adoption in fiscal 1984 of the completed contract method of accounting for tax purposes (which was conceded by the IRS subsequent to the second quarter of fiscal 1994) and the timing of deductions for employee benefit payments. The Company intends to vigorously protest the proposed adjustments through the IRS appeals process. Based upon all the information available to it, the Company believes that the resolution of this matter will not have a material effect on the financial position or results of operations of the Company.

  The Company has provided $3.1 million for income taxes during the six months ended January 30, 1994, offset by a tax benefit of $2.8 million due to the change in federal tax rates under the Omnibus Budget Reconciliation Act of 1993. The Company's deferred tax asset of $102.6 million remains substantially unchanged from the amount at July 31, 1993 but is expected to increase due to increased pension liability by the end of fiscal 1994.

NOTE 7--INDEBTEDNESS

  The maturity schedule of the Company's indebtedness, which includes debt and capital lease obligations, is summarized as follows (in thousands):

                                                     SCHEDULED MATURITIES
                           TOTAL AT               FISCAL YEAR ENDED JULY 31,                 TOTAL AT JULY 31,
                           JAN. 30,   ------------------------------------------------------ ------------------
                             1994      1994    1995     1996     1997     1998    THEREAFTER   1993      1992
                          ----------- ------- -------  -------  -------  -------  ---------- --------  --------
                          (UNAUDITED)
Short-Term Debt.........                                                                               $ 20,000
Current portion of Long-
 Term Debt..............   $ 16,211   $50,719                                                $ 50,719    27,517
Long-Term Debt:
 Medium-Term Notes......          0                                                                      35,000
 Revolving Credit.......     50,000                    $50,000                                 50,000    80,000
 9.35% Senior Notes.....     62,500           $12,500   12,500  $12,500  $12,500   $ 25,000    75,000    87,500
 9.33% Senior Notes.....     62,000                               8,850    8,850     44,300    62,000
 Other Debt.............     17,858               914      337      293      255     16,604    18,403    18,448
                           --------           -------  -------  -------  -------   --------  --------  --------
                            192,358            13,414   62,837   21,643   21,605     85,904   205,403   220,948
Capital Leases..........     14,154             1,849    1,762    1,674    1,588      8,395    15,268    76,876
 Less Imputed Interest..     (4,298)             (837)    (754)    (672)    (591)    (1,928)   (4,782)  (37,829)
 Direct Finance Leases..          0                        --                                                82
                           --------           -------  -------  -------  -------   --------  --------  --------
                              9,856             1,012    1,008    1,002      997      6,467    10,486    39,129
Subordinated Debentures:
 9 1/4%, maturing in
  2017..................    150,000                                        7,500    142,500   150,000   150,000
 7%, maturing in 2012...    115,000                                                 115,000   115,000   115,000
                           --------                                      -------   --------  --------  --------
                            265,000                                        7,500    257,500   265,000   265,000
                           --------                                      -------   --------  --------  --------
   Total Long-Term Debt.    467,214            14,426   63,845   22,645   30,102    349,871   480,889   525,077
                           --------   ------- -------  -------  -------  -------   --------  --------  --------
   Total Indebtedness...   $483,425   $50,719 $14,426  $63,845  $22,645  $30,102   $349,871  $531,608  $572,594
                           ========   ======= =======  =======  =======  =======   ========  ========  ========

  The Company's total financing includes: indebtedness, shown in the table above; the receivables sales program, in the amount of $60 million, which is reported as a reduction to accounts receivable (see Note 3); and two sale-leaseback transactions, accounted for as operating leases, through which the Company raised $52.3 million in fiscal 1993. The sale leaseback transactions resulted in a gain of $20.7 million which was deferred and is being amortized over the terms of the lease. The Company's total financings were $587.0 million, $643.9 million and $677.6 million at January 30, 1994, July 31, 1993 and July 31, 1992, respectively. These amounts exclude undrawn commitments under the revolving credit agreement.

                          ROHR, INC. AND SUBSIDIARIES

  The Company's unsecured revolving credit agreement with a group of banks provides a total loan commitment of $150 million, reduced annually by $50 million in April of each of 1994 through 1996. This revolving credit agreement consists of a bank line, of which a portion is immediately available for borrowing (or to support the issuance of up to $8.5 million of letters of credit), and the balance can be made available at the end of any month. Borrowings under this credit agreement incur interest at an annual rate equal to one of the following at the Company's option: (1) prime rate plus 0% to 2.25%; (2) London Interbank Offered Rate plus 0.75% to 3.25%; (3) or a Domestic Money Market Bid Rate plus 0.875% to 3.375%; or (4) competitive bid. The interest rate at January 30, 1994 and July 31, 1993 was approximately 5.3% and 4.9%, respectively. The agreement provides for a facility fee, payable on a monthly basis at the rate of 0.35 to 0.75 of 1% on each lender's total commitment. The specific interest rate and facility fee payable at any time is based upon the Company's credit rating and the amount drawn under the credit agreement.

  The Company's 9.35% Senior Notes mature in 2000 and require principal payments of $12.5 million in January of each year until repaid. The Company's 9.33% Senior Notes mature in 2002 and require principal payments of approximately $8.9 million in December of each year, beginning in 1996, until repaid. With respect to each of these two Senior Note transactions, the Company can make principal prepayments at its option, which may include a premium for yield adjustment. The note holders can require the Company to purchase the remaining principal amount of the notes plus accrued interest and premium for yield adjustment in the event of certain changes in control or ownership of the Company.

  The Company's 9 1/4 percent subordinated debentures mature in 2017. These debentures are subject to mandatory annual sinking-fund payments of $7.5 million beginning March 1998. The Company may redeem an additional $15 million on each sinking-fund date. The subordinated debentures are redeemable at the Company's option, at 106.5 percent of the outstanding principal amount at July 31, 1993, 106.01% at March 1, 1994, declining annually to 100.5 percent in 2006, plus accrued interest. However, no such redemption may be effected prior to March 1997, directly or indirectly, from borrowed money having an interest cost of less than 9 1/4 percent per annum.

  The Company's 7 percent convertible subordinated debentures mature in 2012. These debentures are convertible prior to maturity, unless previously redeemed, at a conversion price of $43 per share, subject to adjustment under certain conditions. The debentures are redeemable at the option of the Company, in whole or in part, at a redemption price of 102.8 percent declining annually to
100.7 percent in 1996, together with accrued interest to the date of redemption. Annual sinking-fund payments of 5 percent of the aggregate principal amount of the debentures originally issued are to be applied to the redemption of debentures at 100 percent of principal amount plus accrued interest, commencing October 1998. The Company has the option of delivering repurchased debentures to the sinking-fund in lieu of cash. The mandatory sinking-fund is calculated to retire 70 percent of the debentures prior to maturity. The debentures are subordinated to all existing or future senior debt of the Company and rank on equal terms with the Company's outstanding 9 1/4 percent subordinated debentures due 2017.

  The Company's medium term note, which was privately placed with a bank, was paid in October, 1993. In fiscal 1993, the Company's debt relating to the Foley, Alabama, Industrial Revenue Bonds totaling $5.3 million was removed from the balance sheet as a result of the Company's deposit of U.S. Government securities in an irrevocable trust. The principal and interest of the securities deposited with the trustee were sufficient to fund the scheduled principal and interest payments of the debt. Subsequent to July 31, 1993, the debt was extinguished in exchange for the securities deposited.

                          ROHR, INC. AND SUBSIDIARIES

Several of the Company's principal financing agreements contain financial covenants that require it to maintain specified levels of Consolidated Tangible Net Worth (as defined), specified ratios of Consolidated Net Income Available for Fixed Charges (as defined) to Fixed Charges (as defined), and specified ratios of Debt to Consolidated Tangible Net Worth (as defined). Effective upon the sale of the Securities, these covenants require a Consolidated Tangible Net Worth of $125 million plus 50% of positive consolidated net income; a ratio of Consolidated Net Income Available for Fixed Charges (as defined) to Fixed Charges (as defined) of 1.40 to 1 through July 31, 1994, 1.55 to 1 from August 1, 1994 through July 31, 1995, 1.90 to 1 from August 1, 1995 through July 31, 1996, and 2.00 to 1 thereafter; and a ratio of Debt to Consolidated Tangible Net Worth (as defined) of 5.60 to 1 through July 31, 1994, 5.00 to 1 from August 1, 1994 through July 31, 1995, 4.10 to 1 from August 1, 1995 through July 31, 1996, and 3.20 to 1 thereafter. The Company's principal financing agreements also contain other restrictions, including restrictions on indebtedness, liens, lease obligations, mergers, sales of assets, investments and capital expenditures. If the Company were to breach a covenant in any of its principal financing agreements, the lenders under such agreement could, at their option, accelerate the maturity of the debt evidenced by such agreement. In addition, any such default (or, in some cases, an acceleration after the occurrence of such a default) would cause defaults under cross-default provisions (or cross-acceleration provisions) in other Company financing agreements.

NOTE 8--COMMITMENTS AND CONTINGENCIES

  Minimum rental commitments under operating leases with non-cancelable terms of more than one year as of January 30, 1994 and July 31, 1993 are as follows (in thousands):

                                                             JAN. 30,   JULY 31,
                                                               1994       1993
                                                            ----------- --------
                                                            (UNAUDITED)
      1994--Six Months.....................................   $ 5,700   $   --
      1994--Year...........................................       --     11,500
      1995.................................................     9,300     8,700
      1996.................................................     7,200     6,700
      1997.................................................     6,400     6,200
      1998.................................................     5,700     6,000
      Thereafter...........................................    23,200    23,400
                                                              -------   -------
                                                              $57,500   $62,500
                                                              =======   =======

  Generally, leases have provisions for rent escalation based on inflation. Certain leases provide for options to renew with substantially similar terms (except negotiable rent increases). The total expense under all operating leases was approximately $6.7 million, $7.7 million, $15.9 million, $15.3 million and $14.9 million for the first six months of fiscal 1994 and 1993 and for fiscal years 1993, 1992 and 1991, respectively.


  During fiscal year 1992, the U.S. Air Force filed a termination notice for alleged default under the C-5 spare pylon contract, and the Company then commenced the appeal process to convert the termination to one for convenience of the government. Contemporaneously, the Company filed a notice of breach of contract with the government on the C-5 spare pylon contract. The Company also filed a variety of actions before the Armed Services Board of Contract Appeals ("ASBCA") requesting payment of sums owed the Company due to the government's imposition of redefined acceptance criteria under the C-5 pylon program and the KC-135 re-engining program. The Company also recorded special provisions for this matter in prior periods.

                          ROHR, INC. AND SUBSIDIARIES

  Following the end of the Company's fiscal 1994 second quarter, the Company and the U.S. Air Force settled all of their disputes as well as certain constructive change claims of the Company against the U.S. Air Force for which estimated revenues were included in the accounts receivable of the Company at July 31, 1993. (See Note 3 Accounts Receivable). The most significant aspects of this settlement were:

(1) The C-5 spare pylon contract will be converted to termination for government convenience. The Company will retain approximately $27.3 million of unliquidated progress payments previously made by the U.S. Air Force.

(2) The Company will retain most of the C-5 spare pylon work-in-process and raw material inventories.

(3) The Company will provide a warranty on certain, specified C-5 pylon panels. This will end seven years after the original delivery date of each applicable panel to the Air Force. The original delivery dates for the warranted panels range from 1989 to 1991. The Company has established a reserve for this warranty obligation.

  Contemporaneously with the settlement with the U.S. Air Force, the Company and the United States Attorney for the Central District of California settled the civil aspects of an investigation, which had been ongoing since 1990, concerning the production of parts, the recording of information which is a part of that production process, and the testing practices utilized by the Company on many programs. The Company cooperated fully in the investigation and does not believe there was any adverse effect on the safety or utilization of its products. The Company recorded special provisions in prior periods reflecting its assessment of the ultimate costs which it believed would be incurred. Under this settlement the Company will pay $4 million to the U.S. Attorney's office. In connection with these settlements, a recently unsealed qui tam lawsuit filed by former employees against the Company on behalf of the U.S. Government with respect to certain of the activities that had been under investigation has been dismissed with prejudice. The criminal aspects of this matter are pending a pre-sentencing report to a judge in the U.S. District Court in Los Angeles. The Company's plea of making eight false statements under which it has agreed to pay approximately $3.7 million, is conditioned upon judicial approval of the settlement agreement. In connection with this matter, the Company is also engaged in discussions with government officials who have the discretion to temporarily suspend or to debar the Company from entering into government contracts in the future. The discussions are designed to demonstrate that the Company is a presently-responsible contractor and that it should be entitled to continue to be eligible to receive additional governmental contracts.

  In June 1987, the U.S. District Court of Los Angeles, in U.S. et al, vs. Stringfellow, granted partial summary judgment against the Company and 14 other defendants on the issue of liability under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). This suit, along with related lawsuits, alleges that the defendants are jointly and severally liable for all damage in connection with the Stringfellow hazardous waste disposal site in Riverside County, California. In June 1989, a federal jury and a special master appointed by the federal court found the State of California also liable for the cleanup costs. On November 30, 1993, the special master released his "Findings of Fact, Conclusion of Law and Reporting Recommendations of the Special Master Regarding the State Share Fact Finding Hearing". In it, he allocates liability between the State of California and other parties. As this hearing did not involve the valuation of future tasks and responsibilities, the order did not specify dollar amounts of liability. The order, phrased in percentages of liability, recommended allocating liability on the CERCLA claims as follows: 65% to the State of California and 10% to the Stringfellow entities, leaving 25% to the generator/counter claimants (including the Company) and other users of the site (or a maximum of up to 28% depending on the allocation of any Stringfellow entity orphan share). On the state law claims, the special master recommended a 95% share for the State of California, and 5%

                          ROHR, INC. AND SUBSIDIARIES
for the Stringfellow entities, leaving 0% for the generator/counterclaimants. This special master's recommendation is subject to a final decision and appeal. The Company is the second largest generator of wastes by volume disposed at the site, although it and certain other generators have argued the final allocation of cleanup costs among generators should not be determined solely by volume. The largest volume generator of wastes disposed at the Stringfellow site has indicated it is significantly dependent on insurance to fund its share of any cleanup costs, and that it is in litigation with certain of its insurers. The Company and the other generators of wastes disposed at the Stringfellow site, which include numerous companies with assets and equity significantly greater than the Company, are jointly and severally liable for the share of cleanup costs for which the generators, as a group, ultimately are found to be responsible.

  The Company has claims against its comprehensive general liability insurers for reimbursement of its cleanup costs at the site. These claims are the subject of separate litigation, although the insurers nevertheless are paying substantially all of the Company's costs of defense in the EPA and State action against the generators of wastes disposed at the site. Certain of these insurance policies have pollution exclusion clauses which are being argued as a defense and the insurers are alleging various other defenses to coverage. The Company has entered settlements with some of the insurance carriers and is engaged in settlement discussions with certain others. The Company intends to continue to vigorously defend this matter and believes, based upon currently available information, that the ultimate resolution will not have a material adverse effect on the financial position, liquidity, or results of operations of the Company.

  The Company is also involved in several other proceedings and investigations related to environmental protection matters. It is difficult to estimate the ultimate level of environmental expenditures due to a number of uncertainties, including the complexity of the related laws and their interpretation, alternative cleanup technologies and methods, insurance and other recoveries, and in some cases, the extent and uncertainties of the Company's involvement. However, the Company has heard of very preliminary estimates of cleanup costs for the Rio Bravo, Chatham Brothers and Casmalia waste disposal sites as approximately $7 million, $30 million and $70 million, respectively, and the Company's share (based on estimated, respective volumes of discharges into such sites by all generators, all of which cannot now be known with certainty) could approximate $450,000 for the Rio Bravo site, $0 for the Chatham Brothers site (based on the Company's belief that it never used that site), and $1,750,000), for the Casmalia site. The Company does not yet know about the ability of other waste generators using the Casmalia and Rio Bravo sites to fund their allocable share, and the Company could be found jointly or severally liable with all waste generators using such sites. The Company has made claims against its insurance carriers for certain of these items, and has received claims acknowledgment letters reserving the rights of such carriers. The insurers have alleged or may allege various defenses to coverage, although no litigation has been commenced. Based upon presently available information, the Company believes that capital expenditures and costs of remedial actions in relation to these other matters will not have a material adverse effect on the financial position or results of operations of the Company.

  In 1990, the Division of Enforcement of the Securities and Exchange Commission (the "SEC") began conducting an informal inquiry regarding various Company production programs, program and contract estimates at completion and related accounting practices. Following the filing of a registration statement with the SEC, the Company received on August 17, 1993, and shortly thereafter responded to, a request for documents from the SEC Division of Enforcement concerning its decision to change its accounting practices relating to long-term programs and contracts, and its previous practice of capitalizing pre-certification and certain general and administrative costs. There have been no further comments from the SEC Division of Enforcement since that date.

                          ROHR, INC. AND SUBSIDIARIES

  The Company is involved as plaintiff or defendant in various other legal and regulatory actions and inquiries incident to its business, none of which are believed by management to have a material adverse effect on the financial position or results of operations of the Company.

  Included in trade accounts and other payables at January 30, 1994 and July 31, 1993 and 1992 are allowances aggregating $50.4 million, $49.8 million and $19.3 million, respectively, for plant closure, other costs related to the planned downsizing process and various items of litigation.

NOTE 9--EMPLOYEE BENEFIT PLANS

 a. Pension Plans

  The Company has non-contributory pension plans covering substantially all of its employees. Benefits for the salaried employees' plan are based on salary and years of service, while those for the hourly employees' plan are based on negotiated benefits and years of service. The Company has historically made contributions to an independent trust for the minimum funding requirements of these plans under IRS regulations. In addition, the Company has unfunded supplemental retirement plans.

  Pension expense consists of the following components (in thousands):

                                                       YEAR ENDED JULY 31,
                                                    ---------------------------
                                                      1993      1992     1991
                                                    --------  --------  -------
Service cost....................................... $ 12,250  $  8,123  $ 6,873
Interest cost on projected benefit obligation......   34,601    32,260   29,376
Actual gain on plan assets.........................  (29,379)  (40,344) (30,716)
Net amortization and deferral......................    1,605    13,356    1,912
                                                    --------  --------  -------
Pension expense.................................... $ 19,077  $ 13,395  $ 7,445
                                                    ========  ========  =======

  An amendment to the hourly employees' pension plan, reflecting increased benefits resulting from union negotiations, accounted for approximately $.6 million of additional pension expense in fiscal 1993 and approximately $2.3 million of additional pension expense in fiscal 1991. An amendment to the salaried employees' retirement plan accounted for approximately $3.6 million of additional pension expense in fiscal 1992. Pension expense for the first six months of fiscal 1994 and 1993 was $7.1 million and $7.5 million, respectively.

                          ROHR, INC. AND SUBSIDIARIES

  The following table summarizes the funded status of these plans and the amounts recognized in the Consolidated Balance Sheets (in thousands):

                                                                JULY 31,
                                                           --------------------
                                                             1993       1992
                                                           ---------  ---------
      Actuarial present value of benefit obligations:
        Vested...........................................  $ 413,460  $ 372,714
        Non-vested.......................................     18,483     16,982
                                                           ---------  ---------
      Accumulated benefit obligation.....................    431,943    389,696
      Effect of projected future salary increases........     10,145     13,036
                                                           ---------  ---------
      Projected benefit obligation for service rendered
       to date...........................................    442,088    402,732
      Plan assets at fair value, primarily stocks, bonds,
       other fixed income obligations and real estate....    376,474    346,883
                                                           ---------  ---------
      Plan assets less than projected benefit obligation.    (65,614)   (55,849)
      Unrecognized net loss..............................     46,140     29,594
      Unrecognized net asset from initial application of
       SFAS No. 87 being recognized over plans' average
       remaining service life............................    (18,202)   (21,130)
      Unrecognized prior service cost....................     38,353     36,740
      Additional minimum liability.......................    (58,550)   (34,164)
                                                           ---------  ---------
      Pension liability recognized in the Consolidated
       Balance Sheet.....................................  $ (57,873) $ (44,809)
                                                           =========  =========

  At July 31, 1993, the Company's additional minimum liability was in excess of the unrecognized prior service costs and net transition obligation and recorded as a reduction of $13.3 million to shareholders' equity, net of tax benefits of $8.2 million, in accordance with SFAS No. 87, "Employers' Accounting for Pensions". The remaining portion of the additional minimum liability of $37.0 million was recorded as intangible assets and additional minimum pension liability and included in Other Assets and Pension and Post-Retirement Obligations respectively, in the Consolidated Balance Sheets.

  The weighted average discount rate used in determining the present value of the projected benefit obligation was 8.5 percent at July 31, 1993 and 8.75 percent for fiscal 1992. For compensation based plans, the rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation and service cost was based upon an experience-related table and approximated 5.5 percent on current salaries through January 1, 1994, in accordance with plan terms. The expected long-term rate of return on plan assets was 9 percent for the periods presented.

  The Company also has certain defined contribution plans covering most employees. Expenses for these plans amounted to $0.9 million, $2.1 million, $3.4 million, $6.7 million and $9.7 million in the first six months of fiscal 1994 and 1993 and fiscal years 1993, 1992 and 1991, respectively.

 b. Post-retirement Benefit Obligations Other Than Pensions

  The Company has a retirement health care program that pays a specified fixed amount to supplement the medical insurance payments made by retirees who are under age 65 and their spouses and covered dependents. Eligibility for and the amount of the supplement provided by the Company is based on age and years of service. The program requires deductibles and employee contributions.

                          ROHR, INC. AND SUBSIDIARIES

  The Company, effective August 1, 1992, adopted the provisions of SFAS No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions" using the immediate recognition transition option. See Note 2. This standard requires recognition, during an employee's service with the Company, of the cost of his or her retiree health care benefits. The Company recognized the accumulated post-retirement benefit obligation for past service cost as a one-time charge to earnings (the transition obligation) as of August 1, 1992 of $4.3 million, net of income tax benefit of $2.7 million ($.24 per average share of common stock). In fiscal 1993, 1992 and 1991, the Company's cost of providing post-retirement health care benefits was $2.0 million, $2.9 million and $2.0 million, respectively, excluding the cumulative effect of adopting SFAS No. 106. The costs of health care benefits is provided largely under a self-insured plan, which is scheduled for termination on January 1, 1994. The effect of adopting the new standard on net periodic post-retirement benefit expense for the year ended July 31, 1993 was not material. The accumulated post-retirement benefit obligation was determined using a weighted average discount rate of 8.5 percent. The plan is unfunded. Each year the Company funds the benefits paid.

  SFAS No. 106 requires disclosure of the effect on the Company's accumulated post-retirement benefit obligation, and net periodic post-retirement benefit cost, using the assumption that the health care cost trend will increase by 1 percent each year. This disclosure is not applicable because the Company is not affected by future health care cost trends since its obligation is to pay a fixed amount as a health care supplement for retirees entitled to this benefit.

  Net periodic post-retirement benefit cost for the year ended July 31, 1993, included the following components (in thousands):

      Service cost--benefits attributed to service during the period....... $196
      Interest cost on accumulated post-retirement benefit obligation......  549
                                                                            ----
      Net periodic post-retirement benefit cost............................ $745
                                                                            ====

  The liability for post-retirement health care benefits at July 31, 1993, included the following components (in thousands):

      Accumulated post-retirement benefit obligation:
        Retirees........................................................ $2,749
        Fully eligible active plan participants.........................    376
        Other active plan participants..................................  2,929
                                                                         ------
      Liability for post-retirement health care benefits................ $6,054
                                                                         ======

  Net periodic post-retirement health care benefit cost for the six months ended January 30, 1994 and January 31, 1993 was $317 and $373, respectively. Liability for post-retirement health care benefits was $5,602 and $6,290, respectively.

 c. Post-Employment Benefits

  The Financial Accounting Standards Board has issued SFAS No. 112, Employers' Accounting for Post-Employment Benefits. The new standard is effective for fiscal years beginning after December 15, 1993 and requires employers to recognize the obligation to provide post-employment benefits to former or inactive employees, their beneficiaries, and covered dependents when certain conditions are met. The Company does not expect there to be a material adverse effect on the financial position or result of operations in the year of adoption.

                          ROHR, INC. AND SUBSIDIARIES

NOTE 10--SHAREHOLDERS' EQUITY

  Under the terms of the Company's debt covenants of its loan agreements (See
Note 7), no portion of retained earnings is available for payment of cash dividends until after July 9, 1995. Thereafter, the Company may pay cash dividends in an amount not to exceed 50 percent of net income for the period beginning August 1, 1995.

  The Company's 1989 Stock Incentive Plan provides that qualified employees are eligible to receive stock options and various other stock-based awards. Subject to certain adjustments, the plan provides that up to 2,500,000 shares of common stock may be sold or issued under the plan. As a result of previous option grants under this plan, 381,431, 371,281 and 377,147 stock options and other stock-based awards remained available for grant at January 30, 1994, July 31, 1993 and 1992, respectively. The plan has no specific termination date except that Incentive Stock Options may not be granted after July 31, 1999. The terms and conditions of the stock-based awards are determined by a Committee of the Board of Directors on each grant date and may include provisions for the exercise price, expiration, vesting, restriction on sale and forfeiture, as applicable. Restricted shares purchased under this plan are subject to restrictions on sale or disposal, which lapse in varying installments from one to 10 years. During fiscal 1992, 6,000 restricted shares were purchased at a price of $1.00 per share. During fiscal 1993, 115,000 restricted shares were purchased by grantees and 21,300 restricted shares were repurchased from grantees, in each case at a price of $1.00 per share. During the six months ended January 30, 1994, 20,000 stock bonus awards were granted at no cost to the recipient.

  The Company's 1982 Stock Option Plan, under which no future options will be granted, provided for the issuance of non-qualified stock options at the market price of the Company's common stock at the date of grant. The options become exercisable in installments from one to two years after date of grant and expire 10 years from date of grant.

  The Company has a director stock plan under which non-employee directors are automatically granted, on the first business day following the annual meeting of shareholders, an option to purchase 1,000 shares of common stock. The option exercise price is equal to the fair market value of the stock on the date the option is granted. Options granted under the plan generally becomes exercisable six months after the date of grant and expire 10 years from the date of grant. Subject to certain adjustments, the plan provides that up to 100,000 shares of common stock may be sold or issued under the plan. As a result of previous option grants under the plan, 50,000, 59,000 and 69,000 stock options remained available for grant at January 30, 1994, July 31, 1993 and 1992, respectively.

  The Company also has a stock compensation plan for non-employee directors pursuant to which the Company will issue or deliver to each such director, in partial consideration for the services rendered by such director during the Company's prior fiscal year, 250 shares of the Company's common stock, subject to certain adjustments. The shares will be issued or delivered on the date of the first meeting of the Board that occurs after the end of each fiscal year.

  In May 1993, in connection with certain amendments to the financial covenants of its principal financing agreements, the Company issued warrants to certain lenders. The warrants are exercisable for 600,000 shares of common stock at $9.00 per share and expire in seven years.

  Under the various stock option plans, outstanding options for 1,771,342, 1,671,947 and 1,113,910 shares of common stock were exercisable as of January 30, 1994, July 31, 1993 and 1992, respectively. Activity in these stock option plans for the three years and six months ended January 30, 1994 is summarized as follows:

                          ROHR, INC. AND SUBSIDIARIES

                                                  OPTIONS      OPTION PRICE
                                                 ---------  -------------------
Balance Outstanding at August 1, 1991........... 1,331,420  $12.500   - $31.625
  Granted....................................... 1,548,803   10.625   -  22.125
  Relinquished..................................   (16,760)  16.500   -  31.625
  Forfeited.....................................   (33,600)  12.000   -  22.125
  Exercised.....................................   (34,000)  12.000   -  19.375
                                                 ---------  -------------------
Balance Outstanding at July 31, 1992............ 2,795,863  $10.625   - $31.625
  Granted.......................................   155,000    8.875   -  11.375
  Relinquished..................................   (30,880)  16.500   -  31.625
  Forfeited.....................................  (254,134)  10.625   -  22.125
                                                 ---------  -------------------
Balance Outstanding at July 31, 1993............ 2,665,849  $ 8.875   - $31.625
  Granted.......................................    29,000        0   -   8.875
  Bonus Stock Award.............................   (20,000)       0
  Relinquished..................................   (17,955)  16.500   -  31.625
  Forfeited.....................................   (30,150)  10.625   -  22.125
                                                 ---------  -------------------
Balance Outstanding at January 30, 1994 (Unau-
 dited)......................................... 2,626,744  $ 8.875   - $31.625
                                                 =========  ===================

  The Company's stockholder rights plan generally entitles the holder of each right to purchase one one-hundredths of a share of Series C preferred stock, $1 par value, from the Company for $100, subject to adjustment. A right is included with, and attaches to, each share of common stock issued and expires on August 25, 1996 and is redeemable by the Company. The rights become exercisable and separate from the common stock under certain circumstances generally when a person or group of affiliated or associated persons has acquired or obtained the right to acquire 15 percent or more of the Company's outstanding voting stock or has made a tender offer to acquire 15 percent or more of such voting stock. Under certain circumstances, each right would entitle the holder to purchase a certain number of the Company's common stock at one-half of fair market value.

  Authorized, unissued shares of common stock were reserved for the following:

                                                                  JULY 31,
                                                  JAN. 30,   -------------------
                                                    1994       1993      1992
                                                 ----------- --------- ---------
                                                 (UNAUDITED)
Various stock plans.............................  3,058,175  3,096,130 3,242,010
Conversion of subordinated debentures...........  2,674,418  2,674,418 2,674,418
Warrants........................................    600,000    600,000       --
                                                  ---------  --------- ---------
                                                  6,332,593  6,370,548 5,916,428
                                                  =========  ========= =========

                                   (PICTURES)

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Incorporation of Certain Documents by Reference...........................    3
Available Information.....................................................    3
Prospectus Summary........................................................    4
Risk Factors..............................................................   12
Financing Plan............................................................   17
Use of Proceeds...........................................................   18
Capitalization............................................................   19
Selected Consolidated Financial and Operating Data........................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Business..................................................................   35
Directors and Executive Officers of the Company...........................   52
Legal and Environmental Proceedings.......................................   55
Description of Certain Financings.........................................   60
Description of Senior Notes...............................................   63
Description of Concurrent Financing.......................................   89
Underwriting..............................................................   90
Legal Matters.............................................................   90
Experts...................................................................   90
Index to Financial Statements.............................................  F-1

$100,000,000


ROHR, INC.


   % SENIOR NOTES DUE 2003


                                     [LOGO OF ROHR]



- ----------------------------------
SALOMON BROTHERS INC
- ---------------------------------------

PROSPECTUS

DATED            , 1994

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                             SUBJECT TO COMPLETION
                                 APRIL 13, 1994
PROSPECTUS
$50,000,000
ROHR, INC.                                                      [LOGO OF ROHR]
  % CONVERTIBLE SUBORDINATED NOTES DUE 2004

The   % Convertible Subordinated Notes due 2004 (the "Convertible Subordinated
Notes") are being issued by Rohr, Inc. ("Rohr" or the "Company") and will
mature on          , 2004. The Convertible Subordinated Notes are convertible at the option of the holder thereof at any time prior to maturity, unless previously redeemed, into shares of Common Stock of the Company, at a
conversion price of $     per share, subject to adjustment in certain events.
On          , 1994, the last reported sale price for the Common Stock on the
New York Stock Exchange (symbol: RHR) was $    per share.

The Convertible Subordinated Notes are redeemable at the option of the Company,
in whole or in part, at any time on and after          , 1998, at the
redemption prices specified herein, plus accrued interest. The Convertible Subordinated Notes do not provide for any sinking fund. Upon a Change of Control (as defined), the holders of the Convertible Subordinated Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Convertible Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

In connection with the offering of the Convertible Subordinated Notes (the "Offering"), the Company is concurrently offering, pursuant to a separate prospectus (together with the Offering, the "Offerings"), $100 million
aggregate principal amount of its   % Senior Notes due 2003 (the "Senior Notes"
and, together with the Convertible Subordinated Notes, the "Securities"). See "Description of Concurrent Financing."

The Convertible Subordinated Notes will be general unsecured obligations of the Company and will be subordinate in right of payment to all existing and future Senior Indebtedness (as defined) of the Company and pari passu in right to payment with all existing and future Subordinated Indebtedness (as defined). The Convertible Subordinated Notes will be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. As of January 30, 1994, after giving effect to the Offerings and the anticipated use of the proceeds therefrom, the Company would have had approximately $256.8 million of Senior Indebtedness outstanding and the indebtedness and other liabilities of the Company's subsidiaries would have been approximately $32.7 million. Application will be made to list the Convertible Subordinated Notes on the New York Stock Exchange.

AN INVESTMENT IN THE CONVERTIBLE SUBORDINATED NOTES INVOLVES A SIGNIFICANT DEGREE OF RISK. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CONVERTIBLE SUBORDINATED NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                                              PRICE TO  UNDERWRITING PROCEEDS TO
                                              PUBLIC(1) DISCOUNT     COMPANY (2)
Per Note.....................................       %          %            %
Total (3).................................... $          $            $

- --------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from    , 1994 to the date of delivery.
(2) Before deducting expenses payable by the Company, estimated at $    .
(3) The Company has granted to the Underwriter a 30-day option to purchase up to $7,500,000 principal amount of the Convertible Subordinated Notes on the same terms as the Convertible Subordinated Notes offered hereby to cover over allotments, if any. If all such additional Convertible Subordinated
    Notes are purchased by the Underwriter, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $    , $    , and
    $    , respectively.

The Convertible Subordinated Notes are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Convertible Subordinated Notes will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of The
Depository Trust Company on or about    , 1994.

_____________________
SALOMON BROTHERS INC
- ---------------------------------------------------------

The date of this Prospectus is     , 1994.

                                [ALTERNATE PAGE]
  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CONVERTIBLE SUBORDINATED NOTES AND THE COMPANY'S COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET, OR THE NEW YORK STOCK EXCHANGE, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Rohr pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and made a part hereof:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1993;

    (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended October 31, 1993 and January 30, 1994; and

    (3) The description of the Company's Common Stock contained in the Registration Statement on Form 8-B, File No. 1-3801.

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such document.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER OF CONVERTIBLE SUBORDINATED NOTES, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO: ROHR, INC., ATTN.: SHAREHOLDER SERVICES, P.O. BOX 878, CHULA VISTA, CALIFORNIA 91912-0878, (619) 691-2808.

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected, without charge, and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the following regional offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and The Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

                                [ALTERNATE PAGE]

                                  THE OFFERING

Issue.......................  $50,000,000 principal amount of   % Convertible
                              Subordinated Notes due 2004, assuming no exercise of the Underwriter's over-allotment option.

Maturity....................            , 2004.

Interest Payment Dates......             and            of each year,
                              commencing           , 1994.

Conversion..................  The Convertible Subordinated Notes, unless previously redeemed, are convertible at the
                              option of the holder at any time prior to
                              maturity into shares of Common Stock at a
                              conversion price of $     per share, subject to
                              adjustment upon the occurrence of certain events. See "Description of Notes--Conversion."

Optional Redemption.........  The Convertible Subordinated Notes are
                              redeemable, at the Company's option, in whole or
                              from time to time in part, on and after      ,
                              1998, at the redemption prices specified herein, plus accrued interest. See "Description of Notes--Optional Redemption."

Ranking.....................  The Convertible Subordinated Notes will be general unsecured obligations of the Company, ranking subordinate in right of payment to all existing and future Senior Indebtedness and pari passu with all Subordinated Indebtedness (as defined). The Convertible Subordinated Notes will also be effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries. As of January 30, 1994, after giving effect to the Offerings and the anticipated use of the proceeds therefrom, the Company would have had approximately $256.8 million of Senior Indebtedness outstanding and the indebtedness and other liabilities of the Company's subsidiaries would have been approximately $32.7 million at such date.

Change of Control...........  In the event of a Change of Control, the Company will be required, subject to certain conditions and limitations, to offer to purchase all Convertible Subordinated Notes then outstanding at a purchase price equal to 101% of the aggregate principal amount of the Convertible Subordinated Notes plus accrued and unpaid interest to the date of purchase. There can be no assurance that the Company will have sufficient cash to pay the Change of Control purchase price in the event that a Change of Control occurs. See "Description of Notes--Change of Control."

Sale of Assets..............  The Company may be required, subject to certain conditions and limitations, to offer to purchase certain of the Convertible Subordinated Notes at 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, in the

                                [ALTERNATE PAGE]
                              event of an Asset Sale (as defined). See
                              "Description of Notes--Limitation on Sale of Assets."

Use of Proceeds.............  Proceeds from the sale of the Convertible
                              Subordinated Notes and, to the extent necessary, the Senior Notes, will be used to repay all outstanding amounts under the Company's Revolving Credit Agreement. The remaining net proceeds of the Offerings will be used for general corporate purposes. See "Use of Proceeds."

Risk Factors................  An investment in the Convertible Subordinated
                              Notes involves a significant degree of risk. For a discussion of certain material factors to be considered by potential investors, see "Risk Factors."

Listing.....................  The Common Stock of the Company is listed (symbol
                              RHR) on the New York Stock Exchange and the
                              Pacific Stock Exchange. It is also listed on The Stock Exchange in London. Application will be made to list the Convertible Subordinated Notes on the New York Stock Exchange.

Concurrent Offering.........  The Company is concurrently offering, pursuant to a separate prospectus, $100 million in aggregate principal amount of Senior Notes. See "Description of Concurrent Financing." The sale of the Convertible Subordinated Notes will be conditioned on the simultaneous sale of the Senior Notes.

                                [ALTERNATE PAGE]
                                  RISK FACTORS

  An investment in the Securities involves a significant degree of risk. A prospective investor should consider carefully all of the information contained in this Prospectus before deciding whether to purchase the Securities and, in particular, should consider the following:

HIGH LEVERAGE; DEBT SERVICE REQUIREMENTS

  The Company is highly leveraged. At January 30, 1994, after giving pro forma effect to the sale of the Securities and the repayment of certain indebtedness with a portion of the estimated net proceeds of the Offerings, the Company would have had consolidated total financings of approximately $687.0 million (including $583.4 million of indebtedness and $103.6 million of off-balance sheet sale-leaseback and accounts receivable financings and assuming no exercise of the Underwriter's over-allotment option) and $123.1 million of cash. See "Capitalization" and "Use of Proceeds." At January 30, 1994, the Company's shareholders' equity was approximately $190.2 million, which does not reflect certain anticipated charges to shareholders' equity in connection with the Company's underfunded pension plans. In addition, at January 30, 1994, the Company had a $102.6 million net deferred tax asset recorded in accordance with SFAS No. 109, "Accounting for Income Taxes." See "--Deferred Tax Assets" and "--Underfunded Pension Plans."

  The Company has reported net income for each of the last three fiscal quarters. On a pro forma basis, however, after giving effect to the accounting changes adopted by the Company effective August 1, 1992, the Company would have reported losses for each of the last five fiscal years and its pro forma earnings would have been insufficient to cover fixed charges for each of such fiscal years. See "Selected Consolidated Financial and Operating Data." The Company's ability to make interest payments on the Securities and its other financing obligations depends upon its future financial performance, including earnings and cash flow from operations. On an adjusted basis, after giving effect to the issuance of the Securities and the application of the proceeds therefrom (assuming no exercise of the Underwriter's over-allotment option), earnings (pre-tax income plus fixed charges) would have been $59.9 million less than the adjusted fixed charges (which represent interest expense, capitalized interest, amortization of debt issue expense and the portion of operating lease rental expense considered to be representative of an interest factor) in fiscal 1993. For the six months ended January 30, 1994, however, adjusted earnings would have been $2.7 million greater than adjusted fixed charges. Available cash flow to service debt could be adversely affected by certain pension funding requirements. See "--Underfunded Pension Plans." The degree to which the Company is leveraged could have important consequences to holders of the Securities, including the following: (1) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (2) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness; and (3) the Company's leverage may make it more vulnerable to future economic downturns and may limit its ability to withstand competitive pressures. Based upon current levels of operations and anticipated future business, the Company believes that cash flow from operations together with available cash, borrowings under the Revolving Credit Agreement and other sources of liquidity, will be adequate to meet the Company's anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNDERFUNDED PENSION PLANS

  The Company has substantial obligations related to its defined benefit pension plans (the "Pension Plans"). As of July 31, 1993, the Company's actuaries have determined that the Pension Plans were underfunded by $65.6 million on an ongoing plan basis. This underfunding resulted from a combination of factors, including benefit increases, increased levels of early retirement, less than actuarially-

                                [ALTERNATE PAGE]
assumed returns on plan assets and a reduction in the discount rate used to calculate the present value of future liabilities of the Pension Plans for financial reporting purposes. The Company is currently assessing certain additional decisions and actions affecting the Pension Plans. It is anticipated that the unfunded liabilities with respect to the Pension Plans will be increased by approximately $75 million on an ongoing basis due to an anticipated reduction in the discount rate used to calculate the present value of future liabilities under the Pension Plans from 8.5% to 7.5% and to a higher-than-previously-expected level of early retirements. As a result of the anticipated increase in the unfunded liabilities, the Company expects to take a direct charge to shareholders' equity estimated at $45 million and to increase its deferred tax account by approximately $30 million. In addition, the Company and its actuaries are evaluating the extent to which the downsizing of personnel may necessitate the expensing of certain unamortized pension benefit past service costs related to the terminated employees. This would not increase the underfunded status of the Pension Plans, but would result in an additional charge to earnings for financial statement purposes. The Company expects that the evaluation of the above described items and the recognition of the financial impact will be completed by the end of the third quarter of fiscal 1994. Concurrent with the consummation of the Offerings, the financial covenants in several of the Company's principal financing agreements will be amended to accommodate the anticipated impact of these matters on its reported financial results. See "Description of Certain Financings."

  IRS regulations will require the Company to increase its contribution to the Pension Plans. Consistent with these IRS requirements it is the Company's current intention to have the Pension Plans fully funded within approximately five years. The Company's minimum cash contributions to its Pension Plans, based on current IRS regulations, are therefore expected to increase from the current level of approximately $17 million in fiscal 1994 to an average of approximately $35 million per year in fiscal years 1995, 1996 and 1997 and to decline thereafter. The Company expects to have sufficient liquidity to make these contributions. See Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, minimum cash contributions for these years may increase as a result of legislation which has been introduced in Congress. The prospects for the passage of such legislation are uncertain.

  The calculation of the amount of underfunding of the Pension Plans for financial reporting and IRS minimum funding purposes assumes continued employment with projections for retirements, mortality, resignations and discharges and also includes assumptions relating to the discount rate, plan asset value and other matters. The Company and its actuaries review these assumptions on a regular basis. If it were to become necessary to make additional reductions in the discount rate, or to make certain other changes in the existing assumptions, the Pension Plans' liabilities and underfunded status might be increased. Such changes could adversely affect the Company because of the increase in recorded liabilities, decreases in shareholders' equity and increases in IRS minimum funding requirements.

INDUSTRY CYCLES; CURRENT BUSINESS OUTLOOK

  The commercial aerospace industry is a cyclical business and the demand by commercial airlines for new aircraft is highly dependent upon a variety of factors, which historically have been related to the stability and health of the United States and world economies. The industry typically lags behind the general economic cycle because it can take up to two years to manufacture an aircraft. Although the United States economy entered a period of slow growth and recession in 1989 and 1990, the aerospace industry made record deliveries of large commercial aircraft, by revenue, during these years. In fact, aircraft deliveries continued to grow through 1991 and only decreased slightly in 1992.

  In 1990 through 1992, United States scheduled airlines suffered record operating losses of more than $2 billion per year. Non-United States scheduled airlines also reported significantly reduced profits during this period. As a result of the losses incurred by the airlines, the high levels of debt incurred to purchase new aircraft and the excess capacity within the commercial airline sector, airlines and leasing

                                [ALTERNATE PAGE]
companies deferred existing orders for new aircraft to an unprecedented extent and, to a lesser degree, canceled such orders. All of the Company's major customers received numerous requests for deferrals and cancellations from the airlines and leasing companies and have slowed their aircraft delivery rates. In response to the deferrals and cancellations from their customers, airframe and engine manufacturers reacted by rescheduling future production levels, laying off workers and passing production slow-downs on to their customers, including the Company. The large number of aircraft delivered over the last several years has created an excess capacity in the air carrier system, as evidenced by the fact that a substantial number of new and used aircraft are currently inactive. Reactivated aircraft could replace or postpone new aircraft deliveries in the future. The Company expects that orders from and deliveries of large commercial aircraft will continue to be affected through calendar 1995 by the adverse United States and world economic conditions which have existed in recent periods. It appears, however, that the health of the airline industry is improving. In calendar 1993, United States scheduled airlines reported operating income of approximately $1 billion. There can be no assurance that the improved operating health of the commercial airlines will continue or that deliveries of large commercial aircraft will not continue to be affected beyond 1995.

  In connection with the current contraction in the commercial aircraft industry, subcontractors such as Rohr have been experiencing pressures from their customers to reduce prices. The Company, in turn, is exerting similar pressure on its own suppliers to reduce prices and thus enable the Company to manufacture products at lower costs. There can be no assurance that such reductions in prices by Rohr's suppliers will be achieved. See "Business-- Markets."

RECOVERY OF PROGRAM INVESTMENTS

  The development of a new aircraft, or a variation of an existing aircraft, requires significant investments for pre-production costs such as design and engineering, tooling, testing and certification. Competitive pressures forced suppliers such as the Company to bear a significant amount of the cost and investment risk associated with the large number of new programs under development in the 1980s. During this period, the Company also experienced substantial production inventory increases as it began to produce and deliver products under new programs.

  In response to these competitive market pressures, the Company agreed on several of its significant contracts to finance a substantial portion of its pre-production costs, with such costs to be recovered ratably as a specified number of units, including spare equivalents, are sold. As a result of these agreements, the Company's inventory included $199.4 million of capitalized pre-production costs at January 30, 1994. See "Notes to the Consolidated Financial Statements--Note 4." On some of these contracts, the prime contractor has agreed to pay the Company for a portion of its pre-production costs if a specified number of units is not sold by an agreed upon date or if the contract is terminated before the specified number of units is delivered. However, on other programs, the Company agreed, based upon its market analysis, to amortize its pre-production costs over a specified number of units without receiving such reimbursement protections from its customer if the specified number of units is not sold. Based on its analysis of the demand for specific products, the Company has also agreed on certain programs to a unit price which may not be profitable, even after recovery of pre-production costs, if fewer units are sold than the Company assumed for pricing purposes. If the Company's market analysis with respect to these programs is incorrect, the Company could incur substantial losses with respect to these programs. See "Business--Contracts." "Business--Program Funding," and "Notes to the Consolidated Financial Statements--Notes 1.c and 4."

DEFERRED TAX ASSET

  SFAS No. 109, "Accounting for Income Taxes," requires businesses to recognize possible future tax benefits if it is "more likely than not" that the tax benefits will be realized. Under this standard, on January 30, 1994, the Company had a net deferred tax asset of $102.6 million, consisting of $85.4 million for federal tax purposes and $17.2 million for state tax purposes. (This net deferred tax asset is anticipated to increase by an additional $30 million in the third quarter of the current fiscal year as a result of an increase in the Company's underfunded pension liabilities.) Based on current tax rates, the Company must generate approximately $286 million of future taxable income (net of $240 million of

                                [ALTERNATE PAGE]
taxable income that the Company will report as a result of the automatic reversal of existing taxable temporary differences between asset and liability values for financial reporting and income tax purposes) prior to the expiration of the Company's net operating loss carryforwards ("NOLs") in 2003 through 2008 for full realization of the net deferred tax asset. After the anticipated third quarter increase in the net deferred tax asset, the amount of future taxable income the Company must generate will be approximately $360 million. As with its other assets, the Company will regularly re-evaluate the value of its net deferred tax asset. If the Company were to determine that full realization of this asset is no longer "more likely than not," it would be required to reduce the value of the asset by establishing a valuation allowance. Such an allowance would reduce the Company's earnings in the relevant period and, if it causes a loss in such period, would reduce shareholders' equity. In addition, reductions in state or federal tax rates, or limitations on the use of NOLs, as well as adjustments resulting from any audit of the Company's tax returns, could reduce the value of the Company's net deferred tax asset, again affecting earnings and shareholders' equity. See "--Underfunded Pension Plans," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Income Taxes" and "Notes to the Consolidated Financial Statements--Note 6."

RESTRICTIVE COVENANTS

  The Company's major financing agreements, as amended effective upon the completion of the Offerings, require it to maintain specified financial covenants, including a minimum Consolidated Tangible Net Worth (as defined in such agreements to include the Company's net deferred tax asset), a minimum ratio of Consolidated Net Income Available for Fixed Charges to Fixed Charges (as defined in such agreements) and a maximum ratio of Debt (as defined in such agreements to include the Company's underfunded pension liabilities) to Consolidated Tangible Net Worth (each as defined in such agreements). Covenants in these agreements also impose additional requirements on the Company, including restrictions on its ability to create liens, enter into leases, engage in mergers, consolidations and acquisitions, sell assets, declare and pay dividends, acquire company securities, and change the nature of its business. A failure by the Company to maintain such financial ratios or to comply with the restrictions contained in its Revolving Credit Agreement or other financing agreements could result in a default thereunder, which in turn could cause such indebtedness (and by reason of cross-default provisions, other indebtedness) to become immediately due and payable, and would prevent the Company from drawing any further amounts under its Revolving Credit Agreement. As a result, any such default could have a material adverse effect on the Company and its ability to make principal and interest payments on the Securities. See "Description of Certain Financings" and "Description of Concurrent Financing."

ENVIRONMENTAL MATTERS

  As an international aerospace manufacturing corporation, the Company is subject to foreign, federal, state and local laws and regulations that limit the discharge of pollutants into the air, soil and water and establish standards for the treatment, storage and disposal of hazardous wastes. As a result,

                                [ALTERNATE PAGE]
the Company is involved from time to time in administrative and judicial proceeding and inquiries related to environmental matters. These include several currently pending matters. The Company does not believe that its environmental risks are materially different from those of comparable manufacturing companies. Nevertheless, the Company cannot provide assurances that environmental issues will not adversely affect the Company's operations and financial condition in the future. Environmental risks are generally excluded from coverage under the Company's current insurance policies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal and Environmental Matters."

LIMITED CUSTOMER BASE

  The Company conducts substantial business with each of the three major commercial airframe manufacturers: The Boeing Company ("Boeing"), Airbus Industrie ("Airbus") and McDonnell Douglas Corporation ("McDonnell Douglas"). In addition, the Company conducts business with each of the major commercial jet engine manufacturers: General Electric Company ("General Electric"), Rolls-Royce, plc ("Rolls-Royce"), United Technologies Corporation ("Pratt & Whitney"), CFM International, Inc. (a corporation jointly owned by General Electric and Societe Nationale d'Etude et de Construction de Moteurs d'Aviation; "CFM International"), and International Aero Engines AG (a corporation owned by Rolls-Royce, Pratt & Whitney, Fiat Aviazione, SpA, Japanese Aero Engines Corporation and MTU Motoren-und Turbinen-Union Munchen GmbH; "International Aero Engines"). Commercial products sold by the Company to jet engine manufacturers are installed ultimately on aircraft produced by one of the three major commercial airframe manufacturers. The Company's financial condition and operations could be materially adversely affected if one or more of its major customers were to reduce operations materially, shift a significant amount of work from the Company or cease conducting operations. See "Business."

COMPETITION

  The Company's principal competition is Boeing (which, in addition to being a customer, also manufactures nacelle systems and pylons for its own aircraft), other significant aerospace companies who have development and production experience with respect to portions of the nacelle system and the companies to whom the Company has subcontracted various components and who could (and have) bid on contracts in competition with the Company. See "Business-- Subcontractors." Military aerospace contractors are also potential competitors, as excess capacity created by reductions in defense spending could cause some of these contractors to look to expand in commercial markets.

  Because of recent reductions in demand in the aircraft manufacturing industry, excess production capacity exists in the market for a number of the Company's principal products. While the Company has a significant share of the market for commercial aircraft nacelles and pylons, there can be no assurance that the Company can maintain its share of the market at existing levels. See "Business-- Market Share and Competition."

REDUCED GOVERNMENT SALES

  Government (military and space) sales accounted for approximately 12% of the Company's total sales in the six months ended January 30, 1994, and 13% in the fiscal year ended July 31, 1993. The Company expects that the percentage of Company revenues attributable to government sales will continue to decline in future years. The production rate for the Titan rocket motor casing program, which accounted for 5.9% of revenues in fiscal 1993, is expected to decline substantially in response to market demand. In addition, another company's alternative technology casing approach may allow it to become a leading competitor in the market for this product in the future. The Company's military sales are primarily associated with older programs which are being phased out of production.

RANKING OF THE CONVERTIBLE SUBORDINATED NOTES

  The Convertible Subordinated Notes will be general unsecured obligations of the Company ranking subordinated in right of payment to all existing and future Senior Indebtedness of the Company (as defined) and pari passu with all Subordinated Indebtedness (as defined), including the Company's 9.25% subordinated debentures, due in 2017, and its 7% convertible subordinated debentures, due in 2012. The Convertible Subordinated Notes will also be effectively subordinated to all indebtedness and

                                [ALTERNATE PAGE]
other liabilities of Company's subsidiaries. As of January 30, 1994, after giving effect to the Offerings and the anticipated proceeds therefrom (and assuming no exercise of the Underwriter's over-allotment option), approximately $256.8 million of Senior Indebtedness and the indebtedness and all other liabilities of the Company's subsidiaries would have been approximately $32.7 million. In addition, the Company had $103.6 million of off-balance sheet sale-leaseback and accounts receivable financings then outstanding. See "Capitalization" and "Description of the Convertible Subordinated Notes-- Subordination."

  In the event of any bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay the obligations under the Convertible Subordinated Notes only after all Senior Indebtedness of the Company, and any other secured or priority claims, including secured claims relating to the Company's underfunded pension liabilities, as discussed below, have been paid in full. See "--Underfunded Pension Plans" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." After such payments, there may not be sufficient assets remaining to pay amounts then outstanding under the Convertible Subordinated Notes and the Company's other subordinated obligations. In addition, the assets of the Company's subsidiaries will be available to creditors of the Company only after such subsidiaries' obligations are satisfied in full.

  Certain rights of the Pension Benefit Guaranty Corporation (the "PBGC") could also affect the Company in connection with any such bankruptcy, liquidation or reorganization. In general, the PBGC (an agency of the federal government) guarantees certain benefits provided under defined benefit plans, such as the Company's Pension Plans. If a plan is terminated (by either the sponsor or the PBGC) and the sponsor of such plan does not pay the guaranteed benefits, the PBGC will pay those benefits and then seek recovery of all unfunded benefits from any company which contributes to such a plan and certain of its affiliates. If the PBGC has a right to such a recovery, it also has a statutory lien on all assets of such companies, up to a maximum of 30% of the net worth of all companies liable for such amounts. Any claim in excess of the PBGC's secured claim would be a general unsecured claim. The actuarial assumptions used by the PBGC in assessing funding liabilities reflect a termination of the plan rather than continued funding by the plan sponsor. This may result in a substantially greater liability for benefits under the Company's Pension Plans than is reflected in actuarial valuations for such plans prepared on an ongoing basis.

ABSENCE OF PUBLIC MARKET FOR THE SECURITIES

  The Securities comprise new issues of securities for which there is currently no public market. Although application will be made to list the Convertible Subordinated Notes on the New York Stock Exchange, there can be no assurance that an active trading market will be developed or sustained or that Convertible Subordinated Notes will be able to be resold at or above the public offering price as a result of prevailing interest rates, the market for similar securities, the performance of the Company and other factors.

                                 FINANCING PLAN

  The Company has adopted a financing plan to enhance its liquidity, extend the maturity of its Revolving Credit Agreement and improve its financial flexibility. To meet these objectives, the Company is offering the Senior Notes and the Convertible Subordinated Notes and, effective upon the completion of the Offerings, amending its Revolving Credit Agreement and certain of its other principal financing agreements.

  Upon completion of the Offering, the Company's existing unsecured Revolving Credit Agreement will be amended to provide for an extended three-year term. As part of this amendment, the principal

                                [ALTERNATE PAGE]
financial covenants in the Revolving Credit Agreement will be modified to provide the Company with greater financial flexibility and to eliminate the previous requirement that the Company sell additional subordinated debt. For a summary of the principal covenants to be contained in the amended Revolving Credit Agreement, see "Description of Certain Financings--Revolving Credit Agreement."

  The Company will also amend, effective upon the completion of the Offerings, the financial covenants in the agreements governing its existing 9.35% and 9.33% Senior Notes in substantially the same manner as the financial covenants in the Revolving Credit Agreement. For a summary of the principal covenants contained in such agreements, see "Description of Certain Financings--9.35% Senior Notes due 2000 and 9.33% Senior Notes due 2002."

                                USE OF PROCEEDS

  The Company intends to use all of the net proceeds of the Convertible Subordinated Notes offering and, to the extent necessary, a portion of the net proceeds of the Senior Notes offering to repay, on the date of issuance of the Securities, all of the amounts outstanding under the Company's Revolving Credit Agreement. This repayment will not reduce the lenders' three-year commitment under that agreement. The Revolving Credit Agreement will have an initial availability of $110 million. As of February 28, 1994, the Company had $60 million borrowed under its Revolving Credit Agreement. The Company intends to use the remaining net proceeds for general corporate purposes. For additional information concerning the term, interest rate and other provisions of the Revolving Credit Agreement, see "Description of Certain Financings--Revolving Credit Agreement."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Common Stock is listed on the New York, Pacific and London Stock Exchanges. The following table sets forth for the fiscal periods indicated, the high and low sales prices of the Common Stock on the Composite Tape, as reported by the National Quotation Bureau, Incorporated:

                                                                 HIGH     LOW
                                                                ------  -------
      1992
       First Quarter........................................... $26     $19 3/8
       Second Quarter..........................................  24 1/4  18 1/2
       Third Quarter...........................................  21 5/8  14 1/4
       Fourth Quarter..........................................  15 1/8   9 3/8
      1993
       First Quarter...........................................  12 7/8  10 1/8
       Second Quarter..........................................  13 1/8   9 1/4
       Third Quarter...........................................  12 1/2   8 5/8
       Fourth Quarter..........................................  10 1/4   6 1/2
      1994
       First Quarter...........................................   8 3/4   6 3/4
       Second Quarter..........................................  11 1/2   7 1/8
       Third Quarter(1)........................................  11 1/8   8 1/2

- --------
(1) Through April 8, 1994, on which date the last reported sale price on the Composite Tape was $9.125 per share.

  At February 28, 1994, there were approximately 4,855 shareholders of record holding the Company's Common Stock.

                                [ALTERNATE PAGE]

  The Company has not paid cash dividends on its Common Stock since October 1975. Under the terms of several of the Company's principal financing agreements, the Company may not pay cash dividends on its Common Stock until after July 9, 1995. Thereafter, the Company may pay cash dividends in an amount not to exceed 50% of consolidated net income earned since August 1, 1995. The Company's current policy is to retain earnings for use in its business rather than to pay cash dividends on its Common Stock. Future dividends on the Common Stock will depend on business and financial conditions, earnings and other factors and are subject to declaration by the Company's Board of Directors at its discretion.

                                [ALTERNATE PAGE]

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  The Common Stock of the Company has a par value of $1 per share. Subject to the preferential dividend rights of the Preferred Stock (no shares of which are currently outstanding), the holders of Common Stock may from time to time receive out of assets legally available therefor dividends as and when declared by the Board of Directors. Several of the Company's principal financing agreements contain a covenant restricting the Company's right to pay dividends on, and to redeem, retire or acquire, its stock. See "Dividends and Price Range of Common Stock."

  Each share of Common Stock entitles the holder thereof to one vote, except that in any election of directors votes may be cumulated. The directors of the Company are divided into three classes and at each annual meeting of stockholders only one of these classes is subject to election. The board presently consists of ten directors, of whom three are subject to election at the annual meeting in 1994 and each three years thereafter, three at the annual meeting in 1995 and each three years thereafter and four at the annual meeting in 1996 and each three years thereafter. The division of the directors into three classes may make a proposed takeover of the Company which is not supported by the incumbent directors more difficult to achieve than if the directors constituted a single class.

  In the event of a proposed merger or consolidation with, or a sale of assets to, a company which itself, or with its affiliates, owns or controls 5% or more of the outstanding Common Stock of the Company, an affirmative vote of three-fourths of the total outstanding voting stock is required unless such merger, consolidation or sale of assets was approved by the Board of Directors prior to the acquisition of such 5% of Common Stock by such company or its affiliates. This provision is in the Restated Certificate of Incorporation, as amended (the "Certificate"), and the provisions for cumulative voting and a three-class Board of Directors may only be changed by a three-fourths vote of the total outstanding voting stock. Similarly, before the Company may enter into a merger or consolidation with, sell a substantial part of its assets to, or agree to certain other transactions with a company which itself, or with its affiliates, beneficially owns 10% or more of the Company's outstanding voting stock, the transaction must be approved by a three-fourths vote of the total outstanding voting stock and by a majority of the outstanding voting stock which is not beneficially owned by the other company and its affiliates; provided, however, that the voting requirements described in this sentence do not apply if the proposed transaction is approved by a majority of the continuing directors, as defined in the Certificate, or certain other provisions are met.

PREFERRED STOCK

  The Certificate authorizes the Company to issue multiple classes of Preferred Stock, the substantive rights of which are to be fixed by the directors. The Board of Directors can authorize, without stockholder approval, the issuance of Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of Common Stock.

SHAREHOLDER RIGHTS PLAN

  The Company has adopted a shareholder rights plan, and on August 15, 1986, declared a dividend distribution of one purchase right for each outstanding share of Common Stock of the Company to shareholders of record at the close of business on August 26, 1986. The Company has issued one purchase right with each share of Common Stock issued after August 26, 1986, and subject to the expiration of the rights in 1996, will issue one such right for each share of Common Stock issued upon conversion of the Convertible Subordinated Notes. Each right generally entitles the holder thereof to purchase one one-hundredth of a preferred share from the Company for $100, subject to adjustment. Such preferred stock purchase rights, which expire on August 25, 1996 and are redeemable by the

                                [ALTERNATE PAGE]
Company, become exercisable and separated from the Common Stock under certain circumstances generally related to the acquisition (or the right to acquire) by a person or group of affiliated persons of 15% or more of the Company's outstanding Common Stock or where such a person or group has made a tender offer to acquire 15% or more of such stock. Under certain additional circumstances, each right would entitle the holder to purchase a certain number of shares of the Company's Common Stock at one-half of the Common Stock's fair market value.

  The provisions discussed above may make it more difficult for a third party to acquire control of the Company or could discourage such a party from attempting to acquire control.

GENERAL

  Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders shall be distributed ratably among the holders of Common Stock at the time outstanding, subject to the preferential rights of any series of Preferred Stock of the Company then outstanding. The Common Stock has no preemptive, conversion or redemption rights, and when fully paid is not subject to assessment.

  The outstanding Common Stock of the Company is listed on the New York Stock Exchange, the Pacific Stock Exchange and The Stock Exchange in London.

  The transfer agent and registrar for the Common Stock is the First Chicago Trust Co. of New York.

                                [ALTERNATE PAGE]
                              DESCRIPTION OF NOTES

  The Convertible Subordinated Notes will be issued under an indenture to be
dated as of                , 1994 (the "Indenture") between the Company and
               , as trustee (the "Trustee"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Convertible Subordinated Notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the Indenture. The Convertible Subordinated Notes will be subject to all such terms, and holders of the Convertible Subordinated Notes are referred to the Indenture and the TIA for a statement of such terms. The following is a summary of important terms of the Convertible Subordinated Notes and does not purport to be complete. Reference should be made to all provisions of the Indenture, including the definitions therein of certain terms and all terms made a part of the Indenture by reference to the TIA. Certain definitions of terms used in the following summary are set forth under "--Certain Definitions" below.

  As used in this section, the "Company" means Rohr, Inc., but not any of its subsidiaries, unless the context requires otherwise.

GENERAL

  The Convertible Subordinated Notes will be general unsecured subordinated
obligations of the Company, will mature on            , 2004, and will be
limited to an aggregate principal amount of $50,000,000 (assuming no exercise of the Underwriter's over-allotment option). The Convertible Subordinated Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in fully registered form. The Convertible Subordinated Notes are exchangeable and transfers thereof will be registrable without charge therefor, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.

  The Convertible Subordinated Notes will accrue interest at a rate of   % per
annum from            , 1994, or from the most recent interest payment date to
which interest has been paid or duly provided for, and accrued and unpaid
interest will be payable semi-annually on           and              of each
year beginning            , 1994. Interest will be paid to the Person in whose
name each Convertible Subordinated Note is registered at the close of business
on the       or       immediately preceding the relevant interest payment date.
Interest will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed. Interest on overdue principal and (to the extent permitted by law) on overdue installments of interest will
accrue at a rate equal to   % per annum.

  Initially, the Trustee will act as paying agent and registrar of the Convertible Subordinated Notes. The Company may change any paying agent and registrar without notice.

CONVERSION

  The Holders of Convertible Subordinated Notes will have the right, exercisable at any time prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into
shares of Common Stock at a conversion price of $      per share of Common
Stock, subject to adjustment as described below (the "Conversion Price"), except that if a Convertible Subordinated Note is called for redemption, the conversion right will terminate at the close of business on the fifth business day immediately preceding the date fixed for redemption (unless the Company defaults in making the redemption payment when due, in which case the conversion right will terminate at the close of business on the date such default is cured). Upon conversion, no adjustment or payment will be made for interest or dividends, but if any holder of a Convertible Subordinated Note surrenders a Convertible Subordinated Note for conversion after the close of business on the record date for the

                                [ALTERNATE PAGE]
payment of an installment of interest and prior to the opening of business on the next interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to such registered holder. In such event, such Convertible Subordinated Note, when surrendered for conversion, must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the portion so converted.

  No fractional shares will be issued upon conversion but a cash payment will be made for any fractional interest.

  The Conversion Price is subject to adjustment upon the occurrence of certain events, including (a) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock; (b) the subdivision, combination or reclassification of the outstanding Common Stock; (c) the issuance to all or substantially all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then current market price per share, as defined in the Indenture; (d) the distribution of shares of Capital Stock of the Company (other than Common Stock) to all holders of Common Stock, evidences of indebtedness or other assets (excluding dividends in cash); and (e) the distribution to all or substantially all holders of Common Stock of rights or warrants to subscribe for securities (other than those referred to in clause
(c) above). In the event of a distribution to all or substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's Capital Stock (other than those referred to in clause (c) above), the Company may, instead of making an adjustment in the Conversion Price, make proper provision so that each holder of a Convertible Subordinated Note who converts such Convertible Subordinated Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted. No adjustment of the Conversion Price will be made for cash dividends.

  If the Company reclassifies or otherwise changes its outstanding Common Stock, or consolidates with or merges into or transfers or leases all or substantially all its assets to any Person, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Convertible Subordinated Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of Convertible Subordinated Notes would have owned immediately after the transaction if the holders had converted the Convertible Subordinated Notes immediately before the effective date of the transaction.

SUBORDINATION

  The Convertible Subordinated Notes will be subordinate and junior in right of payment to all "Senior Indebtedness" of the Company to the extent and in the manner set forth below. The Indenture will define "Senior Indebtedness" generally as all present or future indebtedness of the Company created, incurred, assumed or, except to the extent described below, guaranteed (to the extent of the guarantee) by the Company (and all renewals, modifications, extensions or refundings thereof), together with all other obligations owing in connection therewith, including principal, interest (including post-petition interest), fees, costs, expenses and indemnities, unless the instrument under which such indebtedness is created, incurred, assumed or guaranteed provides that such indebtedness is not senior or superior in right of payment to the Convertible Subordinated Notes and excluding certain existing subordinated indebtedness of the Company as described below. Senior Indebtedness shall not include "Subordinated Indebtedness," which shall include (a) any indebtedness of the Company owing to any of its subsidiaries, (b) any indebtedness of the Company or guarantees of indebtedness by the Company which by its terms or the terms of the instrument creating or evidencing it expressly provides that such indebtedness or guarantee is subordinated in right of payment to any other indebtedness of the Company, (c) Capitalized Lease Obligations (as defined in this section), (d) indebtedness in respect of

                                [ALTERNATE PAGE]
any the Pooling and Servicing Agreement and (e) the Company's 9.25% Subordinated Debentures due 2017 or its 7% Convertible Subordinated Debentures due 2012.

  By reason of such subordination, in the event of a liquidation or dissolution of the Company or a bankruptcy, reorganization, insolvency, receivership or other similar proceeding or upon assignment for the benefit of creditors relating to the Company or its property, or a marshalling of assets or liabilities of the Company, upon any distribution of assets (a) holders of Senior Indebtedness will be entitled to be paid all obligations owing in respect thereof in full in cash or Cash Equivalents (as defined in this section) before payments may be made on or in respect of the Convertible Subordinated Notes and (b) the holders of Convertible Subordinated Notes (or the Trustee on their behalf) will be required to pay over their share of any such distribution directly to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full in cash or Cash Equivalents, except, in each case, that Holders of Convertible Subordinated Notes may receive securities that are subordinated at least to the same extent as the Convertible Subordinated Notes are to Senior Indebtedness ("Other Subordinated Securities").

  In the event of any acceleration of the Convertible Subordinated Notes, the holders of any Senior Indebtedness then outstanding shall be entitled to payment in full of all amounts due on or in respect of such Senior Indebtedness before the Holders of the Convertible Subordinated Notes are entitled to receive any payment or distribution in respect thereof.

  The Company may not make any payment on or in respect of the Convertible Subordinated Notes and may not acquire any Convertible Subordinated Notes for cash or property (other than Other Subordinated Securities) if (a) a default in the payment of any principal of or other obligations with respect to Designated Senior Indebtedness (as defined below) has occurred and is continuing beyond any applicable grace period or (b) a default, other than a payment default, on Designated Senior Indebtedness has occurred and is continuing that then permits holders of the Designated Senior Indebtedness to accelerate the maturity of such indebtedness and the Trustee receives a notice of the default from the agent under the Revolving Credit Agreement, or such other person permitted to give such notice under the Indenture, requesting that payment on or in respect of the Convertible Subordinated Notes be prohibited. Notwithstanding the foregoing, and so long as the terms of the Indenture otherwise permit such payment, the Company may resume payments in respect of the Convertible Subordinated Notes upon the earlier of (x) the date upon which the default is cured or waived or (y) in the case of a default referred to in (a) above, 179 days pass after notice is received (a "Payment Blockage Period"). Only one Payment Blockage Period may be commenced within any consecutive 365-day period with respect to the Convertible Subordinated Notes. "Designated Senior Indebtedness" will be defined in the Indenture to mean (i) Senior Indebtedness of the Company permitted by the terms of the Indenture to be incurred under any institutional credit agreement and (ii) any such other Senior Indebtedness currently outstanding or permitted by the terms of the Indenture to be incurred, in one or more substantially concurrent issuances on substantially similar terms, the aggregate principal amount of which is $50 million or more. Neither the Trustee nor the holders of the Convertible Subordinated Notes are required to give notice to any holders of Senior Indebtedness (or their representatives) prior to acceleration of the obligations evidenced by the Convertible Subordinated Notes.

  Although the Convertible Subordinated Notes rank pari passu in right of payment to the Company's 9.25% Subordinated Debentures due 2017 and its 7% Convertible Subordinated Debentures due 2012, such indebtedness may be entitled to receive principal and interest payments at a time when such payments would be blocked in respect of the Convertible Subordinated Notes, unless the holders of the Convertible Subordinated Notes accelerate the maturity of the obligations owing on the Convertible Subordinated Notes.

  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company, whether in cash, property or securities (other than Other Subordinated Securities), shall be

                                [ALTERNATE PAGE]
received by the Trustee or the holders of Convertible Subordinated Notes at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such holders, as the case may be, to the holders of the Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full in cash and Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

  As a result of these subordination provisions, in the event of a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or a marshalling of assets or liabilities of the Company, holders of Convertible Subordinated Notes may receive ratably less than other creditors.

  There are no restrictions in the Indenture on the creation of additional Senior Indebtedness (or any other indebtedness) and, under certain circumstances, the incurrence of significant amounts of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Convertible Subordinated Notes.

OPTIONAL REDEMPTION

  The Convertible Subordinated Notes may be redeemed at the option of the
Company, in whole or from time to time in part, on and after            , 1998,
on not less than 30 nor more than 60 days' prior written notice to the holders thereof by first class mail, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest to the date fixed for redemption, if redeemed during the twelve-month period beginning of each year indicated below:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      1998...........................................................       %
      1999...........................................................       %
      2000...........................................................       %
      2001...........................................................       %
      2002...........................................................       %
      2003...........................................................       %
      2004...........................................................    100%

  If less than all the Convertible Subordinated Notes are to be redeemed, the Trustee will select Convertible Subordinated Notes for redemption pro rata or by lot or by any other method that the Trustee considers fair and appropriate. The Trustee may select for redemption a portion of the principal of any Convertible Subordinated Note that has a denomination larger than $1,000. Convertible Subordinated Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. The Trustee will make the selection from Subordinated Notes outstanding and not previously called for redemption.

  Provisions of the Indenture that apply to Convertible Subordinated Notes called for redemption also apply to portions of Convertible Subordinated Notes called for redemption. If any Convertible Subordinated Note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a Convertible Subordinated Note that is redeemed

                                [ALTERNATE PAGE]
in part only, the Company will execute and the Trustee will authenticate and deliver to the holder a new Convertible Subordinated Note equal in principal amount to the unredeemed portion of the Convertible Subordinated Note surrendered. On and after the redemption date, unless the Company shall default in the payment of the redemption price, interest will cease to accrue on the principal amount of the Convertible Subordinated Notes or portions thereof called for redemption and for which funds have been set apart for payment.

  The Company's Revolving Credit Agreement and certain of its other principal financing agreements limit the Company's ability to redeem or to otherwise repurchase the Convertible Subordinated Notes and other future agreements governing indebtedness of the Company may provide the same. See "Description of Certain Financings."

CHANGE IN CONTROL

  Following a Change of Control (as defined below), the Company shall comply with each of the procedures set forth in the Indenture in respect of such event, and pursuant to the Indenture shall make an offer (a "Change of Control Offer") to purchase all Convertible Subordinated Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such purchase. Each such offer to purchase shall be made as of a date (the "Change of Control Purchase Date") promptly after (but in no event later than three business days after) the first business day which is sixty days following the applicable Change of Control, and shall remain open until the close of business on a date (the "Change of Control Payment Date") which is at least 20 business days following such Change of Control Purchase Date. The Company shall deliver notice of any Change of Control, specifying the applicable Change of Control Purchase Date and Change of Control Payment Date, to each holder of Convertible Subordinated Notes not less than 30 days nor more than 45 days before the applicable Change of Control Payment Date.

  If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all Convertible Subordinated Notes that the Company would be required to redeem.

  "Change of Control" means the occurrence of one or more of the following events (whether or not approved by the Board of Directors of the Company): (a) an event or series of events by which any Person or other entity or group of Persons or other entities acting in concert as determined in accordance with
Section 13(d) of the Exchange Act, whether or not applicable (a "Group of Persons"), together with its or their affiliates and Associates shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger or otherwise (i) be or become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-5 under the Exchange Act, whether or not applicable) of 50% or more of the combined voting power of the then outstanding Voting Stock of the Company or (ii) have the ability to elect, directly or indirectly, a majority of the members of the Board of Directors of the Company or other equivalent governing body thereof,
(b) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture), (c) individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors of the Company (together with any new directors whose election or appointment by the Board of Directors of the Company or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the members of the Board of Directors of the Company then still in office who either were members of the Board of Directors of the Company at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Company then in office or (d) the direct or indirect sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the property or assets of the Company to any Person or Group

                                [ALTERNATE PAGE]
of Persons together with any affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture).

  None of the provisions relating to a redemption upon a Change of Control is waivable by the Board of Directors of the Company or the Trustee. In the event that the Company is required to purchase outstanding Convertible Subordinated Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The occurrence of a Change of Control would constitute an event of default under the Revolving Credit Agreement and the agreements governing the Company's 9.33% Senior Notes and 9.35% Senior Notes, and would permit the holders of that indebtedness to declare all amounts outstanding thereunder to be immediately due and payable. Also, in the event of a Change of Control, the Company would be required to make an offer to purchase all Senior Notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of such purchase. On January 30, 1994, after giving pro forma effect to the Offerings and the use of proceeds thereof (assuming no exercise of the Underwriter's over-allotment option), there would have been $256.8 million outstanding of Senior Indebtedness. See "Capitalization." The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control redemption feature of the Convertible Subordinated Notes, but would increase the amount of indebtedness outstanding at such time. The rights of the holders of Convertible Subordinated Notes to receive the Change of Control purchase price for the Convertible Subordinated Notes or any other amount due on the Convertible Subordinated Notes are subordinated to the rights of the holders of Senior Indebtedness (including the Revolving Credit Agreement, the 9.33% Senior Notes, the 9.35% Senior Notes and the Senior Notes) in the manner set forth in the Indenture. See "--Subordination" and "--Events of Default."

  Failure by the Company to redeem the Convertible Subordinated Notes when required constitutes an Event of Default with respect to the Convertible Subordinated Notes. If such an Event of Default resulted in a default under any Senior Indebtedness of the Company, the right of the holders to receive the Change of Control purchase price (whether at the Change of Control Payment Date or upon acceleration) or any other amounts due on acceleration of the Convertible Subordinated Notes would be subordinated to the rights of the holders of Senior Indebtedness of the Company. See "--Events of Default."

  If an offer is made to redeem Convertible Subordinated Notes as a result of a Change of Control, the Company will be required to comply with all tender offer rules under state and Federal securities laws, including, but not limited to,
Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

  The Change of Control redemption feature of the Convertible Subordinated Notes may in certain circumstances make more difficult or discourage a takeover of the Company and thus the removal of incumbent management. The Change of Control redemption feature is not, however, the result of management's knowledge of any specific effort to obtain control of the Company by means of merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

LIMITATIONS ON SALE OF ASSETS

  The Company will not, and will not permit any of its subsidiaries to, consummate any Asset Sale (as defined in this section) unless such Asset Sale is for at least Fair Market Value and at least 85% of the consideration therefrom received by the Company or such subsidiary is in the form of cash or Cash Equivalents.

                                [ALTERNATE PAGE]
  Following any Asset Sale, an amount equal to the Net Cash Proceeds of such Asset Sale shall be applied by the Company or such subsidiary within 365 days of the date of the Asset Sale, at its election, to either (a) the payment of Senior Indebtedness provided, however, any Net Cash Proceeds which are applied to reduce indebtedness under the Revolving Credit Agreement shall result in a permanent reduction in the borrowing availability thereunder; or (b) to make any Permitted Program Investment or to any other investment in capital assets usable in the Company's or its subsidiaries' lines of business or in an asset or business in the same line of business as the Company; or (c) a combination of payment and investment permitted by the foregoing clauses (a) and (b). On the earlier of (x) the 366th day after the date of an Asset Sale or (y) such date as the Board of Directors of the Company or of such subsidiary determines (as evidenced by a written resolution of said Board of Directors) not to apply an amount equal to the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (a), (b) and (c) of the immediately preceding sentence (each of (x) and (y), an "Asset Sale Offer Trigger Date"), an amount equal to the aggregate amount of Net Cash Proceeds which have not been applied on or before such Asset Sale Offer Trigger Date as permitted in clauses (a), (b) and (c) of the immediately preceding sentence (each an "Asset Sale Offer Amount") shall be applied by the Company or such subsidiary to make an offer (an "Asset Sale Offer") to purchase for cash promptly after, but in no event more than three business days after, a business day not less than 30 nor more than 60 days following the applicable Asset Sale Offer Trigger Date, from all holders on a pro rata basis that amount of Convertible Subordinated Notes equal to the Asset Sale Offer Amount at a price equal to 100% of the principal amount of the Convertible Subordinated Notes to be repurchased, plus accrued and unpaid interest thereon to the date of repurchase. Notwithstanding the foregoing, if an Asset Sale Offer Amount is less than $10 million, the application of such Asset Sale Offer Amount to an Asset Sale Offer may be deferred until such time as such Asset Sale Offer Amount plus the aggregate amount of all Asset Sale Offer Amounts arising subsequent to such Asset Sale Offer Trigger Date from all Asset Sales by the Company and its subsidiaries aggregates at least $10 million, at which time the Company or such subsidiary shall apply all Asset Sale Offer Amounts that have been so deferred to make an Asset Sale Offer (the first date the aggregate of all such deferred Asset Sale Offer Amounts is equal to $10 million or more shall be deemed to be an "Asset Sale Offer Trigger Date").

  In the event of the transfer of substantially all (but not all) of the property and assets of the Company as an entirety to a Person in a transaction permitted under "--Merger and Consolidation" below, the successor Person shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

  Each Asset Sale Offer will be mailed to the record holders as shown on the register of holders of the Convertible Subordinated Notes, with a copy to the Trustee, within ten days following the Asset Sale Offer Trigger Date, and shall comply with each of the procedures for notice set forth in the Indenture. Upon receiving notice of the Asset Sale Offer, holders may elect to tender their Convertible Subordinated Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender Convertible Subordinated Notes in an amount exceeding the Asset Sale Offer Amount, Convertible Subordinated Notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered). An Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

  If an offer is made to repurchase the Convertible Subordinated Notes pursuant to an Asset Sale Offer, the Company will and will cause its subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

  Any event which would require the Company or a subsidiary to offer to purchase Convertible Subordinated Notes after an Asset Sale would constitute an event of default under the Revolving Credit Agreement and the agreements governing the Company's 9.35% Senior Notes and 9.33% Senior

                                [ALTERNATE PAGE]
Notes, and would permit the holders of that indebtedness to declare all amounts outstanding thereunder to be immediately due and payable. The rights of the holders of the Convertible Subordinated Notes to receive the Asset Sale Offer Amount or any other amount due on the Convertible Subordinated Notes is subordinated to the rights of the holders of Senior Indebtedness (including indebtedness under the Revolving Credit Agreement, the 9.35% Senior Notes and the 9.33% Senior Notes) in the manner set forth in the Indenture. See "-- Subordination" and "--Events of Default."

  The Company's and its subsidiaries' ability to repurchase the Convertible Subordinated Notes in an Asset Sale Offer may also be restricted or otherwise limited by the terms of other then-existing borrowing agreements and by the Company's financial position.

REPORTS

  So long as any Convertible Subordinated Note is outstanding, the Company shall file with the Commission and, within 15 days after it files them with the Commission, file with the Trustee and thereafter promptly mail or promptly cause the Trustee to mail to the holders of the Convertible Subordinated Notes at their addresses as set forth in the register of the Convertible Subordinated Notes, copies of the annual reports and of the information, documents and other reports which the Company is required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act or which the Company would be required to file with the Commission if the Company then had a class of securities registered under the Exchange Act. In addition, the Company shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustee no later than the date such materials are mailed or made available to the Company's stockholders, and thereafter mailed promptly to the holders of the Convertible Subordinated Notes at their addresses as set forth in the register of Convertible Subordinated Notes.

MERGER AND CONSOLIDATION

  Under the terms of the Indenture, the Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person or adopt a Plan of Liquidation unless: (a) either (i) the Company shall be the surviving or continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires by conveyance, transfer or lease the properties and assets of the Company substantially as an entirety or, in the case of a Plan of Liquidation, the Person to which all or substantially all of the assets of the Company have been transferred (1) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and
(2) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Convertible Subordinated Notes and the performance of every covenant of the Convertible Subordinated Notes and the Indenture on the part of the Company to be performed or observed; (b) immediately after giving effect to such transaction and the assumption contemplated by clause (2) above (including giving effect to any indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company (in the case of clause (2) of the foregoing clause (a)) or such Person (in the case of clause (ii) thereof) shall have a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments relating to such transaction) equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (c) immediately before and after giving effect to such transaction and the assumption contemplated by clause (a)(i)(2) above (including giving effect to any indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred and be continuing; and (d) the Company or such Person shall have delivered to the Trustee (i) an officers' certificate and an opinion of counsel (which counsel may be in-house counsel of the Company), each stating that such consolidation, merger,

                                [ALTERNATE PAGE]
conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (ii) a certification from the Company's independent certified public accountants stating that the Company has made the calculations required by clause (b) above in accordance with the terms of the Indenture.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  Upon any such consolidation, merger, sale, assignment, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such sale, assignment, conveyance, lease or transfer is made will succeed to, and be substituted for, and any exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Convertible Subordinated Notes.

EVENTS OF DEFAULT

  The following are the Events of Default under the Indenture:

    a. default in the payment of principal of, or premium, if any, on the Convertible Subordinated Notes when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of the Company to repurchase the Convertible Subordinated Notes on the date required pursuant to "--Limitation on Sale of Assets" above or following a Change of Control or failure to make any optional redemption payment when due, whether or not any such payment is prohibited by the provisions described under "--Subordination" above, or

    b. default in the payment of any installment of interest on the Convertible Subordinated Notes when due (including any interest payable in connection with any optional redemption payment) and continuance of such default for more than 30 days, whether or not such payment is prohibited by the provisions described under "--Subordination" above, or

    c. failure of the Company to observe, perform or comply with any of the provisions described under "--Change of Control," "--Limitation on Sale of Assets" "--Merger and Consolidation" above, or

    d. default (other than a default set forth in clauses (a), (b) and (c) above) in the performance of, or breach of, any other covenant or warranty of the Company in the Indenture or the Convertible Subordinated Notes and failure to remedy such default or breach within a period of 45 days after written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Convertible Subordinated Notes, or

    e. (i) failure to pay at maturity or default in the obligation to pay when due the principal of, interest on, or any other payment obligation when due on one or more classes of indebtedness (other than the Convertible Subordinated Notes) of the Company or of any subsidiary of the Company, whether such indebtedness exists on the Issue Date or shall be incurred thereafter, having, individually or in the aggregate, an outstanding principal amount of $15 million or more or (ii) one or more classes of indebtedness (other than the Convertible Subordinated Notes) of the Company or of any subsidiary, whether such Indebtedness exists on the Issue Date or shall be incurred thereafter, having, individually or in the aggregate, an outstanding principal amount of $15 million or more, is declared due and payable prior to its stated maturity, or

                                [ALTERNATE PAGE]
    f. the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any subsidiary of the Company or any of their respective property or assets in an aggregate amount in excess of $15 million and that are not covered by insurance written by third parties, which judgments or orders have not been vacated, discharged, satisfied or stayed pending appeal within 60 days from the entry thereof, or

    g. certain events of bankruptcy, insolvency or reorganization involving the Company or any material subsidiary of the Company.

  If an Event of Default (other than an Event of Default specified in clause
(g) above) occurs and is continuing, then and in every such case the Trustee, by written notice to the Company, or the holders of not less than 25% in aggregate principal amount of the then outstanding Convertible Subordinated Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on, all the Convertible Subordinated Notes then outstanding to be due and payable, and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Convertible Subordinated Notes to the contrary, but subject to the provisions limiting payment described in "-- Subordination." If any Event of Default specified in clause (g) above occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on, the Convertible Subordinated Notes then outstanding will automatically become due and payable, subject to the prior payment in full of all Senior Indebtedness of the Company, without any declaration or other act on the part of the Trustee or any holder of Convertible Subordinated Notes.

  Holders of the Convertible Subordinated Notes may not enforce the Indenture or the Convertible Subordinated Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee an indemnity satisfactory to it against any loss, liability or expense. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Convertible Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustees or exercising any trust or power conferred on the Trustee. If a Default or Event of Default occurs and is continuing and is known to the Trustee, the Indenture requires the Trustee to mail a notice of Default or Event of Default to each holder of Convertible Subordinated Notes within 60 days of the occurrence of such Default or Event of Default, provided, however, that the Trustee may withhold from such holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of, or premium, if any, or interest on the Convertible Subordinated Notes) if it determines that withholding notice is in their interest. The holders of a majority in aggregate principal amount of the Convertible Subordinated Notes then outstanding by notice to the Trustee may rescind any acceleration of the Convertible Subordinated Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Convertible Subordinated Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

  The holders of a majority in aggregate principal amount of the Convertible Subordinated Notes then outstanding may, on behalf of the holders of all the Convertible Subordinated Notes, waive any past Default or Event of Default under the Indenture and its consequences, except Default in the payment of principal of or premium, if any, or interest on the Convertible Subordinated Notes (other than the non-payment of principal of and premium, if any, and interest on the Convertible Subordinated Notes which has become due solely by virtue of an acceleration which has been duly rescinded as provided above) or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all holders of Convertible Subordinated Notes.

                                [ALTERNATE PAGE]

  Under the Indenture, two officers of the Company are required to provide a certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. In addition, for each fiscal year, the Company's independent certified public accountants are required to certify to the Trustee that they have reviewed the terms of the Indenture and the Convertible Subordinated Notes as they relate to accounting matters and whether, during the course of their audit examination, any Default or Event of Default has come to their attention, and specifying the nature and period of existence any such Default or Event of Default.

AMENDMENT, SUPPLEMENT AND WAIVER

  The Indenture (including the terms and conditions of the Convertible Subordinated Notes) may be modified or amended by the Company and the Trustee, without the consent of the holder of any Convertible Subordinated Notes, for the purposes of (a) adding to the covenants of the Company for the benefit of the holders of Convertible Subordinated Notes; (b) surrendering any right or power conferred upon the Company; (c) providing for conversion rights of holders of Convertible Subordinated Notes in the event of consolidation, merger or sale of all or substantially all of the assets of the Company; (d) evidencing the succession of another Person to the Company and the assumption by such successor of the covenants and obligations of the Company thereunder and in the Convertible Subordinated Notes as permitted by the Indenture; (e) reducing the Conversion Price, provided that such reduction will not adversely affect the interests of holders of Convertible Subordinated Notes in any material respect; or (f) curing any ambiguity or correcting or supplementing any defective provision contained in the Indenture, or making any other changes in the provisions of the Indenture which the Company and the Trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of Convertible Subordinated Notes in any material respect.

  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Convertible Subordinated Notes, to enter into any supplemental indenture for the purpose of adding, changing or eliminating any of the provisions of the Indenture, or of modifying in any manner the rights of the holders under the Indenture, provided that no such supplemental indenture may without the consent of the holder of each outstanding Convertible Subordinated Note affected thereby: (a) reduce the amount of Convertible Subordinated Notes whose holders must consent to an amendment or waiver; (b) reduce the rate of, or extend the time for payment of, interest, including defaulted interest, on any Convertible Subordinated Note;
(c) reduce the principal of or premium on or change the fixed maturity of any Convertible Subordinated Note or alter the redemption provisions with respect thereto; (d) make the principal of, or premium, if any, or interest on, any Convertible Subordinated Note payable in money other than as provided for in the Indenture and the Convertible Subordinated Notes; (e) waive continuing default in the payment of the principal of or premium, if any, or interest on, or redemption or repurchase payment with respect to, any Convertible Subordinated Notes, including, without limitation, a continuing failure to make payment when required upon a Change of Control or after an Asset Sale Offer Trigger Date; (f) affect the ranking of the Convertible Subordinated Notes; (g) after the Company's obligation to purchase the Convertible Subordinated Notes arises under the Indenture amend, modify or change the obligation of the Company to make or consummate a Change of Control Offer in the event of a Change of Control or an Asset Sale Offer in the event of an Asset Sale Offer Trigger Date or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers; (h) modify the provisions of the Indenture relating to conversion of or subordination of the Convertible Subordinated Notes in a manner adverse to the holders thereof; or
(i) make any change in provisions relating to waivers of defaults, the ability of holders to enforce their rights under the Indenture or the matters discussed in these clauses (a) through (i).

                                [ALTERNATE PAGE]
  An amendment to the Indenture may not adversely affect the rights under the subordination provisions thereof of the holders of any issue of Senior Indebtedness (including the Senior Notes) without the consent of such holders.

DEFEASANCE

  The Indenture will provide that the Company may terminate its obligations under the Convertible Subordinated Notes and the Indenture if: (a) all Convertible Subordinated Notes previously authenticated and delivered have been delivered to the Trustee for cancellation or the Company has paid all sums payable by it thereunder, or (b) the Company has irrevocably deposited or caused to be deposited with the Trustee or the paying agent and conveyed all right, title and interest for the benefit of the holders of such Convertible Subordinated Notes, under the terms of an irrevocable trust agreement form and substance satisfactory to the Trustee, as trust funds in trust solely for the benefit of such holders for that purpose, money (in U.S. currency) or United States government obligations maturing as to principal and interest in such amounts and at such times as are sufficient without consideration of any reinvestment of such interest to pay principal of, premium, if any, and interest on such outstanding Convertible Subordinated Notes to maturity, provided that, among other things, the Company shall have delivered to the Trustee (x) either (i) a ruling directed to the Trustee received from the IRS to the effect that the holders of such Convertible Subordinated Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under the defeasance provision of the Indenture and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised or (ii) an opinion of counsel to the same effect as the ruling described in the clause (i) above accompanied by a ruling to that effect published by the IRS, unless there has been a change in the applicable Federal income tax law since the date of the Indenture such that a ruling from the IRS is no longer required, and (y) an opinion of counsel to the effect that, after the passage of 90 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. Certain obligations of the Company under the Indenture or the Convertible Subordinated Notes, including the payment of interest and principal, shall remain in full force and effect until such Convertible Subordinated Notes have been paid in full.

GOVERNING LAW

  The Indenture will provide that the Convertible Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law.

THE TRUSTEE

  The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. In case an Event of Default shall occur (and shall not be cured) and holders of the Convertible Subordinated Notes have notified the Trustee, the Trustee will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Convertible Subordinated Notes, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

  The Indenture and the TIA will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee

                                [ALTERNATE PAGE]
will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest (as described in the TIA), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  "Acquired Indebtedness" of any specified Person means indebtedness of any other Person and its subsidiaries existing at the time such other Person merged with or into or became a subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person including, without limitation, indebtedness of such other Person and its subsidiaries incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Subsidiaries being merged with or into or becoming a Subsidiary of such specified Person or (b) such acquisition by the specified Person.

  "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be, or any Person who beneficially owns, directly or indirectly, 10% or more of the equity interests of the referent Person or warrants, options or other rights (exercisable within 90 days) to acquire or hold more than 10% of any class of equity interests of the referent Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing. Notwithstanding the foregoing, neither the Agent nor the lenders party to the Revolving Credit Agreement nor other holders of notes evidencing the Company's Senior Indebtedness nor any of their respective Affiliates shall be deemed to be an Affiliate of the Company or a subsidiary of the Company.

  "Asset Sale" means any sale, lease, transfer, exchange or other disposition (or series of related sales, leases, transfers, exchanges or dispositions) in excess of $500,000, including, without limitation, dispositions pursuant to merger, consolidation or sale and leaseback transactions of (a) shares of Capital Stock of a subsidiary of the Company (pro-rated to the extent of the Company's interest therein), whether by such subsidiary or another Person, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any subsidiary of the Company or (c) any other property or assets of the Company (pro-rated to the extent of the Company's interest therein) or of any subsidiary of the Company (pro-rated to the extent of the Company's interest therein), outside the ordinary course of business of the Company or such subsidiary (each referred to for purposes of this definition as a "disposition") by the Company or by any of its subsidiaries (other than (i) dispositions by the Company to a wholly owned subsidiary of the Company or by a subsidiary of the Company to the Company or to a wholly owned subsidiary of the Company, (ii) sales or other dispositions of inventory, (iii) any disposition of properties or assets in connection with a Sale-Leaseback Financing or that is consummated in accordance with the provisions of "--Merger and Consolidation" above, (iv) any disposition of any account receivable pursuant to the Pooling and Servicing Agreement not in excess of $60 million,
(v) dispositions by the Company or any subsidiary of the Company of the business jet related product line, the overhaul and repair business, the Hagerstown, Maryland plant and the Auburn, Washington plant, in each case including related assets and (vi) the disposition by the Company or any subsidiary of the Company of interests owned on the Issue Date in two trusts which own an Airbus A300 aircraft and a McDonnell Douglas DC10 aircraft, respectively).

  "Associate" of, or a person "associated" with, any Person, means (a) any trust or other estate in which such Person has a beneficial interest of at
least   % or as to which such Person serves as trustee or in a similar fiduciary capacity and (b) any relative or spouse of such Person, or any member of the immediate family of such Person's spouse, who has the same home as such Person.

                                [ALTERNATE PAGE]
  "Capital Stock" means, with respect to any Person, any and all shares, interests, participation, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person's capital stock, including each class of Common Stock or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

  "Capitalized Lease Obligation" means any obligation under a lease that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc., (d) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United State of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250 million, (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualification specified in clause (d) above and (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses
(a) through (e) above.

  "Common Stock" of any Person means any and all shares, interests or other participation in, and other equivalents (however designated and whether voting or non-voting) of any Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

  "Consolidated Net Worth" of a Person at any date means the Consolidated Stockholders' Equity for such Person less (a) the amount of any gain resulting, directly or indirectly, from the extinguishment, retirement or repurchase of any indebtedness of such Person or any of its subsidiaries, (b) any revaluation or other write-ups subsequent to the Issue Date in the book value of any asset owned by such Person or a Consolidated Subsidiary and (c) any amounts attributable to the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of such Person or of any of its subsidiaries. Notwithstanding any of the foregoing, net deferred income tax assets recorded in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"), shall be calculated without regard to any valuation allowance with respect to such net deferred tax asset recorded by the Company in accordance with SFAS 109.

  "Consolidated Stockholders' Equity" as of any date means with respect to any Person the amount by which the assets of such Person and of its subsidiaries on a consolidated basis exceed (a) the total liabilities of such Person and of its subsidiaries on a consolidated basis plus (b) any redeemable Preferred Stock of such Person or any redeemable Preferred Stock of any of such Person issued to any Person other than to such Person or to a wholly owned subsidiary of such Person, in each case determined in accordance with GAAP.

                                [ALTERNATE PAGE]
  "Consolidated Subsidiary" of any Person means a subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be accounted for by such Person as a consolidated subsidiary.

  "Default" means any event that is, or after notice of passage of time or both would be, an Event of Default.

  "Event of Default" has the meaning set forth under "--Events of Default" herein.

  "Fair Market Value" or "fair value" means, with respect to any asset or property or Capital Stock, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed, willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a written resolution of said Board of Directors (certified by the Secretary or Assistant Secretary of the Company) delivered to the Trustee, provided that if the aggregate non-cash consideration to be received by the Company or any of its subsidiaries from any Asset Sale shall exceed $10,000,000 then Fair Market Value shall be determined by an Independent Financial Advisor.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

  "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

  "Issue Date" means the date on which the Convertible Subordinated Notes are originally issued under the Indenture.

  "Maturity Date" means        , 2004.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (a) reasonable third-party brokerage commissions and other reasonable third-party fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (b) provisions for all taxes as a result of such Asset Sale computed without regard to the consolidated results of operations of the Company and its Subsidiaries, taken as a whole, (c) payments made to repay indebtedness or any other obligation outstanding at the time of such Asset Sale that was incurred in accordance with the Indenture and that either (i) is secured by a Lien incurred in accordance with the Indenture on the property or assets sold or (ii) is required to be paid as a result of such sale, in each case to the extent actually repaid in cash and (d) appropriate amounts to be provided by the Company or any subsidiary of the Company as a reserve against liabilities associated with such Asset Sale, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles as then in effect. For purposes of this definition and "-- Limitations on Sales of Assets" "cash" means U.S. dollars or such money as is freely and readily convertible into U.S. dollars.

                                [ALTERNATE PAGE]

  "Permitted Program Investment" means an investment in design, engineering, tooling or similar costs related to a program undertaken by the Company in the ordinary course of its business.

  "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

  "Plan of Liquidation" means a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the Company to holders of Capital Stock of the Company.

  "Pooling and Servicing Agreement" means the Pooling and Servicing Agreement dated as of December 23, 1992, among the Company, the Company's wholly owned Subsidiary, R.I. Receivables, Inc. and Bankers Trust Company, as trustee on behalf of the Certificateholders (as defined therein) and any extension, renewal, modification, restatement or replacement thereof (in whole or in part), and as the same may be amended, supplemented or otherwise modified from time to time.

  "Preferred Stock" means the Capital Stock of any Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

  "Sale-Leaseback Financing" means an arrangement with any Person, providing for the leasing by the Company or a Subsidiary of the Company after the Issue Date of any property which is to be sold or transferred by the Company or any Subsidiary of the Company to such Person.

  "subsidiary" of a Person means (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person or (b) any other Person (other than a corporation) in which such Person, one or more subsidiaries of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors or other governing body of such Person.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a summary of the federal income tax consequences expected to result to holders of the Convertible Subordinated Notes from the purchase, ownership and disposition of the Convertible Subordinated Notes. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders.

                                [ALTERNATE PAGE]

  The following summary of federal income tax consequences is based on current law and is for general information only. The tax treatment of a holder of Convertible Subordinated Notes may vary depending upon his or her particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH PURCHASER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF PURCHASING, HOLDING AND DISPOSING OF THE CONVERTIBLE SUBORDINATED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

STATED INTEREST

  A holder of a Convertible Subordinated Note will be required to report as income for federal income tax purposes interest earned on a Convertible Subordinated Note in accordance with the holder's method of tax accounting. A holder of a Convertible Subordinated Note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues, while a cash basis holder must include interest in income when cash payments of interest are received (or made available for receipt).

TAX CONSEQUENCES OF A CONVERSION

  A holder of Convertible Subordinated Notes should not recognize gain or loss on the conversion of the Convertible Subordinated Notes into Common Stock except with respect to cash, if any, received in lieu of fractional shares. To the extent the Convertible Subordinated Notes converted are subject to accrued market discount, the amount of the accrued market discount will carry over to the Common Stock acquired on conversion and will be treated as interest income on disposition of that Common Stock. The holding period of the Common Stock received upon conversion of Convertible Subordinated Notes will include the period during which the Convertible Subordinated Notes were held (provided the Convertible Subordinated Notes were capital assets in the hands of the holder prior to conversion), and the holder's aggregate tax basis in that Common Stock will be equal to his or her tax basis in the Convertible Subordinated Notes so converted (less the portion of such tax basis allocable to fractional shares of Common Stock). A holder of Convertible Subordinated Notes will recognize taxable gain or loss on cash received in lieu of fractional shares of Common Stock equal to the difference between the amount of cash received and the portion of the holder's tax basis in the Convertible Subordinated Notes attributable to those fractional shares. Such gain or loss should be capital gain or loss so long as the converted Convertible Subordinated Notes constitute capital assets in the holder's hands and provided the receipt of the cash is not essentially equivalent to a dividend.

  Adjustments in the Conversion Price of the Convertible Subordinated Notes made pursuant to the anti-dilution provisions thereof to reflect taxable distributions of cash or property to holders of Common Stock may result in constructive distributions to holders of Convertible Subordinated Notes that could be taxable to them as dividends pursuant to Section 305 of the Code.

MARKET DISCOUNT

  Purchasers of Convertible Subordinated Notes should be aware that the tax consequences of holding and disposing of Convertible Subordinated Notes may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined de minimis exception, if a holder of a debt instrument purchases it for an amount less than its stated redemption price at maturity (which, in the case of a Convertible Subordinated Note, should equal its principal amount) (the difference being "market discount") and thereafter recognizes gain upon a disposition, full or partial redemption or gift of the debt instrument (or the Common Stock into which it was converted), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. The market discount rules also provide that a holder who acquires a debt

                                [ALTERNATE PAGE]
instrument at a market discount (and who does not elect to include such market discount in income on a current basis) may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of such debt instrument in a taxable transaction.

  The Convertible Subordinated Notes provide that they may be redeemed, in whole or in part, before maturity. If some or all of the Convertible Subordinated Notes are redeemed in part, each holder of a Convertible Subordinated Note acquired at a market discount would be required to treat the principal payment as ordinary interest income to the extent of any accrued market discount on such Convertible Subordinated Note.

  A holder of a debt instrument acquired at a market discount may elect to have market discount accrue on a constant interest rate basis (as opposed to a straight line basis). In addition, a holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of a Convertible Subordinated Note elects to include market discount in income as the market discount accrues, the foregoing rules with respect to the recognition of ordinary income on a sale or certain other dispositions of such Convertible Subordinated Note and the deferral of interest deductions on indebtedness related to such Convertible Subordinated Note would not apply, and the accrued market discount will be added to the holder's basis in such Convertible Subordinated Note.

AMORTIZABLE BOND PREMIUM

  Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess, to the extent it is not attributable to the conversion feature of the obligation, may constitute "amortizable bond premium" that the holder may elect to amortize under the constant interest rate method and deduct over the period from his or her acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his or her tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

  In the case of a debt instrument, such as a Convertible Subordinated Note, that may be redeemed at a premium prior to maturity, an earlier redemption date of the debt instrument is treated as the maturity date of the debt instrument and the amount of bond premium is determined by treating the amount payable on such redemption date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium for the period prior to the earlier call date than the method described in the preceding paragraph. If a holder of a debt instrument is required to amortize and deduct bond premium by reference to a certain redemption date, the debt instrument will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the debt instrument will be treated as reissued on such date for the amount so payable. If a debt instrument purchased at a premium is redeemed prior to its maturity, a purchaser who has elected to deduct bond premium may deduct any loss as an ordinary loss in the taxable year of redemption to the extent of any remaining unamortized bond premium.

  The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult his or her tax advisor as to the consequences of the treatment of such bond premium as an offset to interest income for federal income tax purposes.

DISPOSITION OF CONVERTIBLE SUBORDINATED NOTES OR COMMON STOCK

  In general, a holder of a Convertible Subordinated Note (or the Common Stock into which it was converted) will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable

                                [ALTERNATE PAGE]
disposition of the Convertible Subordinated Note or Common Stock measured by the difference between (i) the amount of cash and the fair market value of property received and (ii) the holder's tax basis in the Convertible Subordinated Note or Common Stock (as increased by any market discount previously included in income and decreased by any amortizable bond premium deducted over the term of the Convertible Subordinated Note). Subject to the market discount and amortizable bond premium rules discussed above, any such gain or loss will generally be long-term capital or loss, provided the Convertible Subordinated Notes or Common Stock were capital assets in the hands of the holder and had been held for more than one year. As stated above, the holding period of Common Stock generally will include the holding period of the Convertible Subordinated Note that was converted into such Common Stock.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  A holder of Convertible Subordinated Notes or Common Stock may be subject to backup withholding at the rate of 31% with respect to interest paid on, dividends paid on and gross proceeds from the sale of the Convertible Subordinated Notes and Common Stock unless (a) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of Convertible Subordinated Notes or Common Stock who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.

  The Company will report to the holders of the Convertible Subordinated Notes and Common Stock and the IRS the amount of any "reportable payments" (including any interest paid on the Convertible Subordinated Notes) and any amount withheld with respect to the Convertible Subordinated Notes and Common Stock during the calendar year.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PURCHASER OF CONVERTIBLE SUBORDINATED NOTES SHOULD CONSULT HIS OR HER TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR HER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE SUBORDINATED NOTES.

                      DESCRIPTION OF CONCURRENT FINANCING

SENIOR NOTES DUE 2003

  In connection with the offering, the Company is concurrently offering, pursuant to a separate prospectus, the Senior Notes which will mature on
          , 2003. Interest on the Senior Notes is payable semiannually, on
           and             of each year, commencing          , 1994. The Senior
Notes are redeemable at the option of the Company, in whole or in part, at any
time on and after            , 1999, at the redemption prices specified in the
Senior Notes, plus accrued interest. The Senior Notes do not provide for any sinking fund. Upon a Change of Control, the holders of the Senior Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any part of the Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The Senior Notes will be general unsecured obligations of the Company, senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all other indebtedness of the Company.

                                [ALTERNATE PAGE]
                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), among the Company and the Underwriter, the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase, the principal amount of the Convertible Subordinated Notes set forth below:

                                                              PRINCIPAL AMOUNT
                                                               OF CONVERTIBLE
          UNDERWRITER                                        SUBORDINATED NOTES
          -----------                                        ------------------
      Salomon Brothers Inc..................................    $50,000,000

  In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will be obligated to purchase the entire principal amount of the Convertible Subordinated Notes offered hereby if any Convertible Subordinated Notes are purchased.

  The Company has been advised by the Underwriter that it proposes to offer the Convertible Subordinated Notes directly to the public at the initial public offering price set forth on the cover of this Prospectus and to certain dealers at such price less a concession of not more than % of the principal amount of the Convertible Subordinated Notes. The Underwriter may allow, and such dealers
may reallow, a concession not in excess of   % of the principal amount of the
Convertible Subordinated Notes. After the initial public offering of the Convertible Subordinated Notes, the public offering price and such concessions may be changed.

  The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities, including liabilities under the Security Act, or contribute to payments that the Underwriter may be required to make in respect thereof.

  Except for certain exceptions pertaining to certain employee benefit plans, the Company has agreed that it will not, for a period of 180 days after the date on which the Underwriting Agreement is executed, directly or indirectly, offer to sell, sell, grant any option for the sale of or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any shares of Common Stock, or any right or option to acquire any such shares or securities or to register for sale under the Securities Act any such shares or securities. Sales by the Company to the Underwriter are exempt from such restriction.

  Application will be made to list the Convertible Subordinated Notes on the New York Stock Exchange. However, no assurance can be given that any market for the Securities will develop. See "Risk Factors--Absence of Public Market for the Securities."

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of the Securities will be passed upon for the Company by Gibson, Dunn & Crutcher, San Diego, California, and for the Underwriter by Latham & Watkins, Los Angeles, California.

                                [ALTERNATE PAGE]
                                    EXPERTS

  The financial statements and the related financial statement schedules as of July 31, 1993 and 1992 and for each of the three years in the period ended July 31, 1993, included and incorporated by reference in this Prospectus, have been audited by Deloitte & Touche, independent auditors, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   (PICTURES)

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Incorporation of Certain Documents by Reference...........................
Available Information.....................................................
Prospectus Summary........................................................
Risk Factors..............................................................
Financing Plan............................................................
Use of Proceeds...........................................................
Price Range of Common Stock and Dividends.................................
Capitalization............................................................
Selected Consolidated Financial and Operating Data........................
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................
Business..................................................................
Directors and Executive Officers of the Company...........................
Legal and Environmental Proceedings.......................................
Description of Certain Financings.........................................
Description of Capital Stock..............................................
Description of Notes......................................................
Certain Federal Income Tax Consequences...................................
Description of Concurrent Financing.......................................
Underwriting..............................................................
Legal Matters.............................................................
Experts...................................................................
Index to Financial Statements.............................................  F-1

  $50,000,000

  ROHR, INC.

    % CONVERTIBLE
  SUBORDINATED
  NOTES DUE 2004


                                     [LOGO OF ROHR]


- -------------------------------------
  SALOMON BROTHERS INC
  -----------------------------------------

  PROSPECTUS

  DATED            , 1994

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

             Registration Fee.................  $54,311
             NASD Fee.........................   16,250
             Exchange Listing Fees............
             Blue Sky Fees and Expenses*......   13,000
             Printing and Engraving Expenses*.
             Legal Fees and Expenses*.........
             Accounting Fees and Expenses*....
             Trustee's Fees and Expenses*.....
             Rating Agency Fees*..............
             Miscellaneous*...................
                                                -------
                 Total Expenses...............  $
                                                =======

- --------
*  Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and employees of domestic or foreign corporations under certain circumstances and subject to certain limitations. Article VII of Registrant's By-Laws contains a provision for indemnification involving them because of their positions with the Company, including judgments or amounts paid in settlement of claims brought by or in the right of the Company. In addition to maintaining directors' and officers' liability insurance, the Company has entered into indemnity agreements with certain of its directors and officers comparable to the directors' and officers' liability insurance previously maintained by the Company. The form of these agreements has been approved by the Company's board of directors and stockholders.

ITEM 16. EXHIBITS

  The following exhibits are filed as part of this Registration Statement.

     1.1  Proposed Form of Underwriting Agreement.
     4.1  Indenture, including proposed form of Note.*
          Opinion of Gibson, Dunn & Crutcher as to legality of securities being
     5.    registered.*
          Consent of Gibson, Dunn & Crutcher (included in their opinion filed
     23.1  as Exhibit 5).*
     23.2 Consent of Deloitte & Touche
     24.  Power of Attorney (included on page II-3 hereof).
     25.1 Statement of eligibility on Form T-1 of Trustee.*
     25.2 Statement of eligibility on Form T-1 of Trustee.*

- --------
*  To be filed by amendment.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to Section 145 of the Delaware General Corporation Law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHULA VISTA, STATE OF CALIFORNIA, ON THE 12TH DAY OF APRIL, 1994.

                                          ROHR, INC.

                                                    /s/ J. J. KERLEY
                                          By: _________________________________
                                                       J. J. Kerley
                                                   Chairman of the Board

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J. J. KERLEY and R. W. MADSEN, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitutions, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, before and after the effective date thereof, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
          /s/ R. H. RAU              Director, Chief Executive         April 12, 1994
- ------------------------------------  Officer, President and
             R. H. Rau                Chief Financial Officer

        /s/ J. J. KERLEY             Director and Chairman of the      April 12, 1994
- ------------------------------------  Board
            J. J. Kerley

        /s/ A. L. MAJORS             Vice President and                April 12, 1994
- ------------------------------------  Controller
            A. L. Majors

       /s/ WALLACE BARNES             Director                         April 12, 1994
- ------------------------------------
           Wallace Barnes

      /s/ WALLACE W. BOOTH           Director                          April 12, 1994
- ------------------------------------
          Wallace W. Booth

      /s/ EUGENE E. COVERT           Director                          April 12, 1994
- ------------------------------------
          Eugene E. Covert

      /s/ WAYNE M. HOFFMAN           Director                          April 12, 1994
- ------------------------------------
          Wayne M. Hoffman

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ D. LARRY MOORE            Director                          April 12, 1994
- ------------------------------------
           D. Larry Moore

       /s/ ROBERT M. PRICE           Director                          April 12, 1994
- ------------------------------------
          Robert M. Price

     /s/ WILLIAM P. SOMMERS          Director                          April 12, 1994
- ------------------------------------
         William P. Sommers

                                     Director                                  , 1994
- ------------------------------------
           Jack D. Steele

                    GRAPHIC MATERIAL CROSS-REFERENCE PAGE


    THE INSIDE FRONT COVER SHOWS THE FOLLOWING:

      Nacelle with cowl doors open.

      Commercial aircraft on take-off.

      Nacelle on wing in flight.

      Worker preparing nose cowl inlet for installation.

      United Airlines 737 aircraft.



    THE INSIDE BACK COVER SHOWS THE FOLLOWING:

      Mechanics providing on-site field service on commercial aircraft engine.

      Mechanics installing systems on commercial aircraft engines.

      Rear view of commercial aircraft engine nacelle system.

      Commercial aircraft in flight.

      Time lapse picture of mechanic actuating thrust reverser.

      Aircraft in line for take-off.



    PAGE 39:

      THIS ILLUSTRATION SHOWS THE PROPULSION SYSTEM COMPONENTS